Exhibit 10.1

Execution Copy

SECOND AMENDED AND RESTATED LOAN AGREEMENT

By and Among:

CH FUNDING, LLC

As the Borrower,

ATLANTIC ASSET SECURITIZATION LLC

As an Issuer,

LA FAYETTE ASSET SECURITIZATION LLC

As an Issuer,

FALCON ASSET SECURITIZATION COMPANY LLC

As an Issuer,

YC SUSI TRUST

As an Issuer,

CHARTA, LLC,

As an Issuer,

BARTON CAPITAL LLC

As an Issuer,

LIBERTY STREET FUNDING CORP.

As an Issuer,

CALYON NEW YORK BRANCH

As a Bank, a Managing Agent and as the Administrative Agent,

LLOYDS TSB BANK PLC

As a Bank,

BANK OF AMERICA, N.A.

As a Bank and as a Managing Agent,

JPMORGAN CHASE BANK, N.A.

As a Bank and as a Managing Agent,

CITIBANK, N.A.

As a Bank,

CITICORP NORTH AMERICA, INC.

As a Managing Agent,

SOCIETE GENERALE

As a Bank and as a Managing Agent

THE BANK OF NOVA SCOTIA

As a Bank and as a Managing Agent

and

DHI MORTGAGE COMPANY, LTD.

As the Servicer.

Dated as of June 30, 2006

i

3.5.	Collateral Reporting.	63
3.6.	Take-Out Commitment and Hedge Reporting.	63
3.7.	Servicer Monthly Reporting.	63

ARTICLE IV CONDITIONS PRECEDENT		64
4.1.	Initial Borrowings under this Agreement.	64
4.2.	All Borrowings.	66
4.3.	All Disbursements of Funds.	67

ARTICLE V REPRESENTATIONS AND WARRANTIES		67
5.1.	Representations of the Borrower and the Servicer.	67
5.2.	Additional Representations of the Borrower.	70
5.3.	Additional Representations and Warranties of the Servicer.	72
5.4.	Survival of Representations.	73

ARTICLE VI AFFIRMATIVE COVENANTS		73
6.1.	Financial Statements and Reports.	74
6.2.	Taxes and Other Liens.	76
6.3.	Maintenance.	76
6.4.	Further Assurances.	76
6.5.	Compliance with Laws.	76
6.6.	Insurance.	77
6.7.	Accounts and Records.	77
6.8.	Right of Inspection.	77
6.9.	Notice of Certain Events.	78
6.10.	Performance of Certain Obligations.	78
6.11.	Use of Proceeds; Margin Stock.	79
6.12.	Notice of Default.	79
6.13.	Compliance with Transaction Documents.	79
6.14.	Compliance with Material Agreements.	79
6.15.	Operations and Properties.	79
6.16.	D.R. Horton Credit Rating.	80
6.17.	Take-Out Commitments.	80
6.18.	Collateral Proceeds.	80
6.19.	Environmental Compliance.	80
6.20.	Closing Instructions.	80

6.21.	Special Affirmative Covenants Concerning Collateral.	80
6.22.	Entity Separateness.	81
6.23.	MERS Designated Mortgage Loans.	82
6.24.	Electronic Tracking Agreement.	82

ARTICLE VII NEGATIVE COVENANTS		82
7.1.	Limitations on Mergers and Acquisitions.	82
7.2.	Fiscal Year.	83
7.3.	Business.	83
7.4.	Use of Proceeds.	83
7.5.	Actions with Respect to Collateral.	83
7.6.	Liens.	84
7.7.	Employee Benefit Plans.	84
7.8.	Change of Principal Office.	84
7.9.	No Commercial, A&D, Etc. Loans.	85
7.10.	Maximum Leverage.	85
7.11.	Indebtedness.	85
7.12.	Deposits to Collection Account.	85
7.13.	Transaction Documents.	85
7.14.	Distributions, Etc.	85
7.15.	Articles of Organization.	86
7.16.	Net Income.	86
7.17.	Tangible Net Worth.	86

ARTICLE VIII EVENTS OF DEFAULT		86
8.1.	Nature of Event.	86
8.2.	Default Remedies.	93
8.3.	Paydowns.	94
8.4.	Waivers of Notice, Etc.	94

ARTICLE IX THE ADMINISTRATIVE AGENT		95
9.1.	Authorization.	95
9.2.	Reliance by Agent.	95
9.3.	Agent and Affiliates.	96
9.4.	Lender Decision.	96
9.5.	Rights of the Administrative Agent.	96

9.6.	Indemnification of Administrative Agent.	96
9.7.	UCC Filings.	97

ARTICLE X INDEMNIFICATION		97
10.1.	Indemnities by the Borrower.	97

ARTICLE XI ADMINISTRATION AND COLLECTION OF MORTGAGE LOANS		98
11.1.	Designation of Servicer.	98
11.2.	Duties of Servicer.	98
11.3.	Certain Rights of the Administrative Agent.	99
11.4.	Rights and Remedies.	99
11.5.	Indemnities by the Servicer.	100

ARTICLE XII THE MANAGING AGENTS		101
12.1.	Authorization.	101
12.2.	Reliance by Agent.	101
12.3.	Agent and Affiliates.	102
12.4.	Notices.	102
12.5.	Lender Decision.	102

ARTICLE XIII THE MERS AGENT		103
13.1.	Authorization.	103
13.2.	Reliance by Agent.	103
13.3.	Agent and Affiliates.	104
13.4.	Rights of the MERS Agent.	104
13.5.	Indemnification of MERS Agent.	104

ARTICLE XIV MISCELLANEOUS		104
14.1.	Notices.	104
14.2.	Amendments, Etc.	109
14.3.	Invalidity.	110
14.4.	Restrictions on Informal Amendments.	111
14.5.	Cumulative Rights.	111
14.6.	Construction; Governing Law.	111
14.7.	Interest.	111
14.8.	Right of Offset.	112
14.9.	Successors and Assigns.	112
14.10.	Survival of Termination.	114

14.11.	Exhibits.	114
14.12.	Titles of Articles, Sections and Subsections.	114
14.13.	Counterparts.	114
14.14.	No Proceedings.	115
14.15.	Confidentiality.	115
14.16.	Recourse Against Managers, Officers, Etc.	116
14.17.	Waiver of Jury Trial.	116
14.18.	Consent to Jurisdiction; Waiver of Immunities.	116
14.19.	Costs, Expenses and Taxes.	117
14.20.	Entire Agreement.	117
14.21.	Excess Funds.	118
14.22.	No Punitive Damages.	118

v

SCHEDULES AND EXHIBITS

Schedule I	Bank Commitments and Percentages - §3.2(b)

Schedule II	Approved Investors - §3.2(b)

Schedule III	UCC Search- §3.2(b)

Schedule IV	Litigation - §5.1(g)(i)

Exhibit A	Form of Assignment and Acceptance - §1.1

Exhibit B	Form of Subordination Agreement - §4.1(f)

Exhibit C	Form of Borrowing Report - §2.3(a)(i)

Exhibit D	Collateral Agency Agreement - §1.1

Exhibit D-1	Definitions - §1

Exhibit D-2	Security Agreement - §3.1(a)

Exhibit D-3(a)	Collection Account Control Agreement - §3.1(b)

Exhibit D-3(b)	Reserve Account Control Agreement – §3.1(b)

Exhibit D-4	Assignment - §3.1(c) and §3.2(a)

Exhibit D-5	Form of Transfer Request - § 3.3(a)

Exhibit D-5A	Form of Shipping Request - §3.3(b)

Exhibit D-6(a)	Bailee and Security Agreement Letter - § 3.4(b)(i)

Exhibit D-6(b)	Bailee and Security Agreement Letter for Pool Custodian § 3.4(b)(i)

Exhibit D-7	Trust Receipt and Security Agreement for Approved Investors - §3.5

Exhibit D-8	Collateral Agent Daily Report - §3.5

Exhibit D-9	Borrowing Report

Exhibit D-10	UCC Financing Statements - §3.1(d)

Exhibit D-11	Substitution Request

Exhibit D-12	Assignment of Trade

Exhibit D-13	Form of Warehouse Lender’s Release Letter and Authorization - § 3.2(a)

Exhibit D-14	Form of Alt-A Loan Hedge Report - § 3.6

Exhibit D-15	Form of Conforming Loan Hedge Report - § 3.6

Exhibit E	Form of Promissory Note - § 2.2

Exhibit F	Form of Servicer Monthly Report - § 3.7

Exhibit G	[Reserved]

Exhibit H-1	DHI Mortgage Quarterly Officer’s Certificate - § 6.1(e)

Exhibit H-2	Borrower’s Quarterly Officer’s Certificate - § 6.1(e)

Exhibit I-1	Form of Opinion of Counsel to Borrower, Originator and D.R. Horton on Corporate Matters - § 4.1(i)

Exhibit I-2	Form of Opinion of Counsel to Borrower and Originator on Security Interest Matters - § 4.1(i)

Exhibit J	Form of Opinion of Counsel to Originator on Bankruptcy Matters - § 4.1(j)

SECOND AMENDED AND RESTATED LOAN AGREEMENT

Dated as of June 30, 2006

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (the “Loan Agreement”) among CH FUNDING, LLC, a Delaware limited liability company, (hereinafter, together with its successors and assigns, the “Borrower”), as the Borrower, ATLANTIC ASSET SECURITIZATION LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “Atlantic”), as an Issuer, LA FAYETTE ASSET SECURITIZATION LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “La Fayette”), as an Issuer, FALCON ASSET SECURITIZATION COMPANY LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “Falcon”), as an Issuer, BARTON CAPITAL LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “Barton”) as an Issuer, LIBERTY STREET FUNDING CORP., a Delaware corporation (hereinafter, together with its successors and assigns, “Liberty”), as an Issuer, CHARTA, LLC, a Delaware limited liability company, (hereinafter together with its successors and assigns, “CHARTA”), as an Issuer, YC SUSI TRUST, a Delaware statutory trust (hereinafter, together with its successors and assigns, “YC”), as an Issuer, CALYON NEW YORK BRANCH (“Calyon New York”), as a Bank, as the Administrative Agent and as a Managing Agent, JPMORGAN CHASE BANK, N.A., a national bank, (together with its successors and assigns, “JPMorgan”), as a Bank and as a Managing Agent, BANK OF AMERICA, N.A. (“Bank of America”), as a Bank and as a Managing Agent, CITIBANK, N.A., a national banking association, (“Citibank”), as a Bank, CITICORP NORTH AMERICA, INC. (“Citicorp”), as a Managing Agent, THE BANK OF NOVA SCOTIA (“Scotia Capital”), as a Bank and as a Managing Agent, SOCIETE GENERALE, (“SG”) as a Bank and as a Managing Agent, LLOYDS TSB BANK PLC, a banking corporation organized under the laws of England (hereinafter, together with its successors and assigns, “Lloyds”), as a Bank, and DHI MORTGAGE COMPANY, LTD., a Texas limited partnership (hereinafter, together with its successors and assigns, “DHI Mortgage”), as Servicer.

RECITALS

1. Capitalized terms used in these Recitals and not defined in the preamble above have the meanings set forth in Article I.

2. The Originator is engaged in the business of originating, acquiring, investing in, marketing and selling, for its own account, mortgage loans that are made either to finance the purchase of one- to four-family owner-occupied homes or to refinance loans secured by such properties.

3. The Borrower has purchased, and may continue to purchase, Eligible Mortgage Loans from the Originator, as determined from time to time by the Borrower and the Originator.

4. In order to finance such purchases, the Borrower has requested that the Lenders provide the Borrower with credit in the form of revolving loans on the terms and conditions set forth herein.

5. The Borrower, Atlantic as an Issuer, Calyon New York as a Bank and as the Administrative Agent, and the Servicer have entered into that certain Loan Agreement dated as of July 9, 2002 (the “Original Loan Agreement”).

6. Pursuant to an Assignment and Assumption Agreement dated April 18, 2003, Lloyds became a party to the Original Loan Agreement.

7. The Borrower, Atlantic as an Issuer, Calyon New York as a Bank and as the Administrative Agent, Lloyds, as a Bank, and the Servicer amended and restated the Original Loan Agreement in order to add JPMorgan Chase Bank, N.A. (formerly Bank One, NA) and Falcon as parties thereto and to amend certain other provisions thereof pursuant to the Amended and Restated Loan Agreement dated July 24, 2005 (the “First Restated Loan Agreement”).

8. The Borrower, Atlantic as an Issuer, Falcon as an Issuer, Calyon New York as a Bank and as Administrative Agent, JPMorgan, as a Bank and as a Managing Agent, Lloyds, as a Bank, and the Servicer, now wish to amend and restate the First Restated Loan Agreement in order to add new parties and make other changes. This Loan Agreement restates and supersedes the First Restated Loan Agreement and all amendments thereto.

9. The Issuers may, (except that Barton shall), and the Banks (other than the Banks in the SG Group) shall, in each case subject to the terms and conditions contained in this Agreement, make Advances to the Borrower secured by a lien on, and security interest in, the Mortgage Loans and certain other Collateral.

10. The Lenders have appointed the Administrative Agent as their agent to perform certain administrative duties for the Lenders including, among other things, the administration of the funding of the transactions hereunder and the making of certain determinations hereunder and in connection herewith.

AGREEMENTS

In consideration of the recitals and the representations, warranties, conditions, covenants and agreements made in this Agreement, the sufficiency of which are acknowledged by all parties hereto, the Borrower, the Lenders, the Managing Agents and the Administrative Agent, intending to be legally bound, hereby establish a warehouse line of credit in the amount of the Maximum Facility Amount. Accordingly, the Borrower, the Lenders, the Managing Agents, Administrative Agent and the Servicer covenant and agree as follows:

ARTICLE I

GENERAL TERMS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABR Allocation” means all or any portion of Principal Debt if interest thereon is calculated by reference to the Eurodollar Rate or the Alternate Base Rate.

“Adjusted Liabilities” means, with respect to the Originator, without duplication, and at any time, the sum of (a) all amounts that should be reflected as liabilities on its balance sheet, plus (b) its total direct and indirect guaranty and other obligations in respect of borrowed money Indebtedness of others (calculated at the maximum amount of those obligations that is stated in the relevant documents or, if not so stated, that may reasonably be anticipated in good faith) plus (c) to the extent not already included in clause (a) above, its total funding obligations to originate or acquire Mortgage Loans that, in either case, are closed but not funded, minus (d) its total trade payables and accrued expenses incurred in the ordinary course of its business but unrelated to originating or acquiring any specific Mortgage Loan (including, without limitation, trade payables and accrued expenses owed to its Affiliates but excluding advances by its Affiliates and interest on those advances), minus (e) the Originator’s total deferred-federal-income tax liabilities.

“Adjusted Net Worth” means, for the Originator, without duplication, and at any time, the sum of (a) its stockholders’ equity reflected on its balance sheet, plus (b) the remainder of (A) the income that Originator has deferred, for accounting purposes, pending the sale of Mortgage Loans in accordance with Statement of Financial Accounting Standards Number 91 and Number 122, as each is published by the Financial Accounting Standards Board as of the date of this Agreement, minus (B) reasonable reserves for the federal income tax liabilities related to that deferred income.

“Administrative Agent” means Calyon New York, in its capacity as administrative agent for the Lenders, or any successor administrative agent.

“Administrative Agent Report” is defined in Section 3.9.

“Administrative Agent Fee Letter” means the letter agreement pertaining to fees among the Borrower and Calyon New York, as a Managing Agent and as the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Administrative Agent’s Account” means the special account (account number 01-25680-0001 ABA No. 026008073) of Calyon New York maintained at the office of Calyon New York Branch at 1301 Avenue of the Americas, New York, New York.

“Advance” means with respect to any Lender any amount disbursed by the Lenders to the Borrower, whether such amount constitutes an original disbursement of funds to the Borrower under this Agreement or a continuation of an amount outstanding.

“Advance Cessation Trigger” means (a) when, based on D.R. Horton’s most recent annual or quarterly report on Form 10-K or Form 10-Q or, if applicable, Form 8-K, filed with the Securities and Exchange Commission, D.R. Horton

(i) has a Leverage Ratio greater than 0.6:1,

(ii) has a minimum Tangible Net Worth of less than the sum of (i) $3,718,000,000, plus (ii) fifty percent (50%) of annual net profits (with no deduction for any annual net loss) for each fiscal year ending after September 30, 2005, plus (iii) fifty percent (50%) of the aggregate increase in shareholders’ equity of D.R. Horton after the date hereof by reason of the issuance of capital stock of D.R. Horton (including upon conversion of Indebtedness into such capital stock but excluding (x) stock issued in connection with an employee stock ownership plan, an employee stock option plan, or an employee stock purchase plan, and (y) any portion of such increase in shareholders’ equity attributable to goodwill recognized in connection with an acquisition), or

(iii) has an EBITDA/Interest Incurred Ratio less than 2.50:1; or

(b) when D.R. Horton ceases to have the Required Ratings or experiences a Bankruptcy Event.

“Advance Rate” means (i) with respect to a Conforming Loan or a Jumbo Loan, ninety-eight percent (98%), (ii) with respect to an Alt-A Loan, with a FICO Score of 660 or higher ninety-seven percent (97%) or, if a FICO Score Trigger Event has occurred and is continuing, then ninety-five percent (95%) (it being understood that the Collateral Agent will adjust the Advance Rate with respect to such Mortgage Loans within one Business Day of notice of the FICO Score Trigger Event), (iii) with respect to an Alt-A Loan with a FICO Score of between 620 and 659, inclusive, ninety-five percent (95%), (iv) with respect to a Second-Lien Loan or a Super Jumbo Loan, ninety-five percent (95%), (v) with respect to a Subprime Loan, ninety-five percent (95%) and (vii) with respect to an Uncovered Mortgage Loan, ninety-five percent (95%).

“Affected Party” means each Lender, each Managing Agent, the Administrative Agent, any bank party to a Liquidity Agreement, any party providing credit enhancement or liquidity to any Issuer, and any permitted assignee or participant of any such bank, and any holding company of an Affected Party.

“Affiliate” of any Person means (a) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, or (b) any other Person who is a director, officer or employee (i) of such Person, or (ii) of any Person described in the preceding clause (a). For purposes of this definition, the term “control” (and the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession or ownership, directly or indirectly, of the power either (x) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, or (y) vote 10% or more of the securities having ordinary power in the election of directors of such Person.

“Agreement” or the “Loan Agreement” means this Second Amended and Restated Loan Agreement, as amended, restated, modified or supplemented from time to time.

“Alt-A Loan” means a Mortgage Loan (other than a Conforming Loan or a Jumbo Loan) that (1) does not conform to the conventional underwriting standards of Fannie Mae, Freddie Mac or Ginnie Mae but that is underwritten by an Approved Investor (other than Fannie Mae, Freddie Mac or Ginnie Mae), within guidelines generally acceptable to industry norms for “Alt-A”

loans, (2) has a demonstrated secondary market and is readily securitizable and (3) has an original principal balance less than $1,000,000.

“Alternate Base Rate” means on any date, a fluctuating rate of interest per annum equal to the higher of:

(a) the rate of interest most recently announced by Calyon New York as its base rate (which is not necessarily the lowest rate charged to any customer), changing when and as said base rate changes; and

(b) the Federal Funds Rate (as defined below) most recently determined by the Administrative Agent plus 1.0% per annum.

For purposes of this definition, “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or (ii) if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Annual Extension Date” shall mean (i) June 29, 2007, or (ii) if consented to by the Lenders, the Managing Agents and the Administrative Agent pursuant to Section 2.1(b), the date that is specified by the Lenders, the Managing Agents and the Administrative Agent in the applicable consent, which date shall not be more than 364 days following the then effective Annual Extension Date; provided, however, that any extension of the Annual Extension Date shall not extend the Drawdown Termination Date.

“Approved Investor” means with respect to a Loan Specific Take-Out Commitment or a Hedge:

(a) Fannie Mae, Freddie Mac or Ginnie Mae, or

(b) any Person with short-term ratings of at least A-1, P-1 and F1 from S&P, Moody’s and Fitch, respectively, or long-term unsecured debt ratings (or in the case of a bank without such ratings that is the principal subsidiary of a bank holding company, the rating of the bank holding company) of at least AA, Aa2 and AA from S&P, Moody’s and Fitch, respectively, or

(c) all other Persons as may be approved by the Managing Agents, which approvals may be subject to certain concentration limits;

provided that (i) except for an Approved Investor defined above in section (c), if an Approved Investor has a short-term rating or a long-term unsecured debt rating at the time such Person becomes an “Approved Investor” and such Person’s short-term ratings or long-term unsecured debt ratings are subsequently downgraded or withdrawn, such Person shall cease to be an “Approved Investor”; provided, further, that with respect to any Take-Out Commitments issued by such Person prior to the date of such downgrade or withdrawal, such Person shall cease to be an “Approved Investor” 60 days following prior written notice from any Managing Agent to Borrower of such downgrade or withdrawal; and (ii) if an Approved Investor does not have a short-term rating or a long-term unsecured debt rating, such Person shall cease to be an “Approved Investor” upon prior written notice from any Managing Agent if such Managing Agent has good faith concerns about the future performance of such Person; provided, further, that with respect to any Take-Out Commitments issued by such Person prior to such notice, such Person shall cease to be an “Approved Investor” 60 days following such notice; provided, further, that the Collateral Agent may assume that the Approved Investors are listed on the Schedule II hereto most recently distributed to the Collateral Agent by the Administrative Agent.

As of the date of this Agreement, Schedule II hereto sets forth the Approved Investors pursuant to the preceding clause (c) (and any applicable concentration limits). Schedule II shall be updated from time to time as Approved Investors are added or deleted or concentration limits are changed pursuant to the preceding clauses (b) and (c); provided, further, that the Collateral Agent may assume that the Approved Investors are listed on the Schedule II hereto most recently distributed to the Collateral Agent by the Administrative Agent.

“Assignment” is defined in the Collateral Agency Agreement.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank, an Eligible Assignee and the Administrative Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit A hereto.

“Atlantic” has the meaning set forth in the preamble to this Agreement.

“Availability” means, at the time determined, the Maximum Facility Amount minus the Principal Debt.

“Available Collateral Value” means, at the time determined, the excess of the Collateral Value of all Eligible Mortgage Collateral over the Primary Obligations.

“Bailee and Security Agreement Letter” is defined in Section 3.4(b)(i) of the Collateral Agency Agreement.

“Bank” means each of Calyon New York, JPMorgan, Bank of America, Citibank, Scotia Capital, SG, Lloyds and each respective Eligible Assignee that shall become a party to this Agreement pursuant to an Assignment and Acceptance.

“Bank Commitment” means, (a) with respect to Calyon New York, JPMorgan, Bank of America, Citibank, Scotia Capital, SG, and Lloyds, the amount set forth on Schedule I hereto, and (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be reduced by each Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Maximum Facility Amount pursuant to the terms of this Agreement shall (unless otherwise agreed by all the Banks) reduce ratably (or terminate) each Bank’s Bank

Commitment. At no time shall the aggregate Bank Commitments of all Banks exceed the Maximum Facility Amount. Notwithstanding anything to the contrary herein, the Group Banks related to Barton shall have no commitment hereunder to make Advances, but Barton shall have a commitment equal to the Bank Commitment of its related Group Banks.

“Bank Commitment Percentage” means, for any Bank as of any date, the amount obtained by dividing such Bank’s Bank Commitment on such date by the aggregate Bank Commitments of all Banks on such date. As of the date of this Agreement, the Bank Commitment Percentage for each Bank is as set forth on Schedule I hereto.

“Bank of America” has the meaning as set forth in the preamble to this Agreement.

“Bank of America Group” means YC, Bank of America and each other Group Bank of YC.

“Bank Spread” means 0.875%.

“Bankruptcy Event” means with respect to any Person, an event described in Section 8.1(g), (h) or (i).

“Barton” has the meaning specified in the preamble of this Agreement.

“Base Rate Advance” means an Advance that bears interest at a rate per annum determined on the basis of the Alternate Base Rate.

“Borrower” has the meaning specified in the preamble of this Agreement.

“Borrowing” means Advances by the Lenders under this Agreement.

“Borrowing Date” means the date, identified by the Borrower in the relevant Borrowing Report, as the date on which a Borrowing is to be made.

“Borrowing Report” means a request, in the form of Exhibit C to this Agreement, for a Borrowing pursuant to Article II.

“Business Day” means (a) a day on which (i) commercial banks in New York City, New York, are not authorized or required to be closed and (ii) commercial banks in the State in which the Collateral Agent has its principal office are not authorized or required to be closed, and (b) if this definition of “Business Day” is utilized in connection with a Eurodollar Advance, a day on which dealings in United States dollars are carried out in the London interbank market.

“Calyon New York” has the meaning set forth in the preamble of this Agreement and its successors and assigns.

“Calyon New York Group” means Atlantic, Calyon New York, La Fayette, Lloyds and each other Group Bank of Atlantic or La Fayette.

“Capital Lease” means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.

“CHARTA” has the meaning set forth in the preamble to this Agreement.

“Charter” means the Borrower’s articles of organization, as amended through the date of this Agreement.

“CH Funding, LLC” has the meaning set forth in the preamble to this Agreement.

“Citibank” has the meaning set forth in the preamble to this Agreement.

“Citibank Group” means CHARTA, Citibank and each other Group Bank of CHARTA.

“Citicorp” has the meaning set forth in the preamble to this Agreement.

“Closing Protection Rights” means any rights of the Originator or the Borrower to or under (i) a letter issued by a title insurance company to the Originator assuming liability for certain acts or failure to act on behalf of a named closing escrow agent, approved attorney or similar Person in connection with the closing of a Mortgage Loan transaction, (ii) a bond, insurance or trust fund established to protect a mortgage lender against a loss or damage resulting from certain acts or failure to act of a closing escrow agent, approved attorney, title insurance company or similar Person, or (iii) any other right or claim that the Originator or the Borrower may have against any Person for any loss or damage resulting from such Person’s acts or failure to act in connection with the closing of a Mortgage Loan and the delivery of the related Mortgage Loan Collateral to the Collateral Agent, the Originator or to the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means Property that is subject to a Lien for the benefit of the holders of the Obligations.

“Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent and the Administrative Agent, substantially in the form of Exhibit D hereto, as amended, supplemented, restated or otherwise modified from time to time.

“Collateral Agent” means U.S. Bank National Association, and its successors and assigns.

“Collateral Agent Daily Report” is defined in Section 3.8(a) of the Collateral Agency Agreement.

“Collateral Deficiency” means, at any time, the amount by which the related Primary Obligations exceed the lesser of either (a) the Collateral Value of all Eligible Mortgage Collateral or (b) if the Collateral Agent holds no Eligible Mortgage Collateral, zero.

“Collateral Proceeds” means all amounts received by the Borrower, the Servicer, the Administrative Agent, the Lenders, the Collateral Agent or any other Person, in respect of the Collateral (other than in respect of escrows for taxes and insurance premiums payable under the related Mortgage Loan), whether in respect of principal, interest, fees or other amounts, including, without limitation, (i) all amounts received pursuant to Take-Out Commitments, and (ii) with respect to any Mortgage Loan, all funds that are received from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, purchase prices, principal payments, finance charges, interest and all other charges) in respect of such Mortgage Loan, or applied to such amounts owed by such Obligors (including, without limitation, insurance payments that Borrower or Servicer applies in the ordinary course of its business to amounts owed in respect of such Mortgage Loan and net proceeds of sale or other disposition of Property of the Obligor or any other party directly or indirectly liable for payment of such Mortgage Loan and available to be applied thereon).

“Collateral Value” means

(A) with respect to the Collection Account, the balance of collected funds therein that is not subject to any Lien in favor of any Person other than the Lien in favor of the Administrative Agent for the benefit of the holders of the Obligations; and

(B) with respect to each Eligible Mortgage Loan and at all times, an amount equal to the Advance Rate for such Mortgage Loan times the least of:

(1) the original principal amount of such Eligible Mortgage Loan;

(2) with respect to which there is a Loan Specific Take-Out Commitment, the price of that Loan Specific Take-Out Commitment, including, if applicable, any related servicing release premium;

(3) (I) in the case of an Alt-A Loan with respect to which there is a Hedge, a ratable amount determined by multiplying (a) the weighted average purchase price (expressed as a percentage of par) that Approved Investors are obligated to pay, pursuant to Hedges, for Alt-A Loans, as shown on the most recent Alt-A Loan Hedge Report, times (b) the outstanding principal amount of such Eligible Mortgage Loan, and (II) in the case of a Conforming Loan with respect to which there is a Hedge, a ratable amount determined by multiplying (a) the weighted average purchase price (expressed as a percentage of par) that Approved Investors are obligated to pay, pursuant to Hedges, for Conforming Loans, as shown on the most recent Conforming Loan Hedge Report, times (b) the outstanding principal amount of such Eligible Mortgage Loan;

(4) while a Default or Event of Default is continuing, the Market Value of such Eligible Mortgage Loan, as determined in accordance with clause (a) or (b) of the definition of Market Value; and

(5) with respect to any Uncovered Mortgage Loan at any time unless a Default or Event of Default is continuing, the Market Value of such Eligible Mortgage Loan as determined in accordance with clause (c) of the definition of Market Value;

provided, however, that

(a) at any time, the portion of total Collateral Value that may be attributable to Jumbo Loans shall not exceed twenty-five percent (25%) of the Maximum Facility Amount;

(b) at any time, the portion of total Collateral Value that may be attributable to Super Jumbo Loans shall not exceed ten percent (10%) of the Maximum Facility Amount, which percentage represents 40% of the 25% set forth in clause (a) above, provided that any such Super Jumbo Loan with a Loan-to-Value of more than 80% shall have a Collateral Value of zero;

(c) (i) at any time, the portion of total Collateral Value that may be attributable to Alt-A Loans shall not exceed fifty percent (50%) of the Maximum Facility Amount; provided that (A) if an Obligor on any Alt-A Loan shall have a FICO Score of less than 620, such Alt-A Loan shall have a Collateral Value of zero; (B) if an Alt-A Loan shall have a Loan-to-Value Ratio of more than 95%, such Alt-A Loan shall have a Collateral Value of zero; and (C) if an Alt-A Loan has a Combined Loan-to-Value Ratio of more than 100%, such Alt-A Loan shall have a Collateral Value of zero; (ii) at any time, the portion of total Collateral Value that may be attributable to Negatively Amortizing Mortgage Loans or Pay Option ARMs shall not exceed ten percent (10%) of the Maximum Facility Amount, which percentage represents 20% of the 50% set forth in sub-clause (i) above.

(d) at any time, the portion of total Collateral Value that may be attributable to Subprime Loans shall not exceed fifteen (15%) of the Maximum Facility Amount; provided that (i) if an Obligor on any Subprime Loan shall have a FICO Score of less than 600, such Subprime Loan shall have a Collateral Value of zero, and (ii) if a Subprime Loan shall have a Loan-to-Value Ratio of more than 90%, such Subprime Loan shall have a Collateral Value of zero;

(e) at any time, the portion of total Collateral Value that may be attributable to Mortgage Loans for which the Mortgage Notes have been withdrawn for correction pursuant to Section 3.4 shall not exceed 3.5% of the Maximum Facility Amount it being understood that if corrected documents are not delivered within 14 days, then the Collateral Value of such Mortgage Loan shall be zero; provided, however, that the Collateral Value attributable to such Mortgage Loan will be reinstated promptly upon the subsequent delivery of the corrected document to the Collateral Agent unless such Mortgage Loan has been shipped to an Approved Investor;

(f) at any time, the portion of the total Collateral Value that may be attributable to any single Approved Investor listed on Schedule II pursuant to one or more Take-Out Commitments shall not exceed the concentration limit for such Approved Investor as set forth on Schedule II;

(g) at any time, (i) the portion of total Collateral Value that may be attributable to Mortgage Loans that have been Eligible Mortgage Loans owned by the Borrower for more than 120 days shall not exceed ten percent (10%) of the Maximum Facility Amount (except for Subprime Loans, which, if owned by the Borrower for more than 120 days, shall have a Collateral Value of zero) and (ii) the portion of total Collateral Value that may be attributable to Mortgage Loans that have been Eligible Mortgage Loans owned by the Borrower for more than 180 days shall have a Collateral Value of zero (except for Subprime Loans, which, if owned by the Borrower for more than 120 days, shall have a Collateral Value of zero);

(h) a Mortgage Loan that ceases to be an Eligible Mortgage Loan shall have a Collateral Value of zero;

(i) at any time, (i) except the first five and last five Business Days of any month, the portion of total Collateral Value that may be attributable to Special Mortgage Loans with respect to which the related Principal Mortgage Documents have not been delivered to the Collateral Agent shall not exceed thirty percent (30%) of the Maximum Facility Amount, and (ii) during the first five and last five Business Days of any month, the portion of total Collateral Value that may be attributable to Special Mortgage Loans with respect to which the related Principal Mortgage Documents have not been delivered to the Collateral Agent shall not exceed fifty percent (50%) of the Maximum Facility Amount, it being understood that if the Principal Mortgage Documents are not delivered within nine (9) Business Days after the date of origination of the Special Mortgage Loan, then the Collateral Value of such Special Mortgage Loan shall be zero until such Principal Mortgage Documents are so delivered;

(j) at any time, a Mortgage Loan with respect to which the related obligor is 60 days or more past due, shall have a Collateral Value of zero;

(k) at any time, the portion of total Collateral Value that may be attributable to Second-Lien Loans shall not exceed twenty percent (20%) of the Maximum Facility Amount; provided that any Second-Lien Loan with a Combined Loan-to-Value Ratio of more than 100% shall have a Collateral Value of zero;

(l) at any time, the portion of total Collateral Value that may be attributable to Uncovered Mortgage Loans shall not exceed ten percent (10%) of the Maximum Facility Amount; provided that any Uncovered Mortgage Loan shall have a Collateral Value of zero unless it (i) is a Second-Lien Loan, (ii) is a Subprime Loan, (iii) is a Pay Option ARM, or (iv) is a Mortgage Loan with respect to which the Administrative Agent may agree in writing (with a copy to each Managing Agent and Bank) is not subject to significant interest rate volatility (it being understood that Second-Lien Loans, Subprime Loans and Pay Option ARMs are also subject to concentration limits as set forth in this definition in clauses (k), (d) and (c), respectively);

(m) at any time, (i) the portion of total Collateral Value that may be attributable to Mortgage Loans the documents for which have been retained by Approved Investors for an Extended Time Period of delivery of such documents shall not exceed twenty-five percent (25%) of the Maximum Facility Amount, and (ii) the portion of total Collateral Value that may be attributable to Mortgage Loans the documents for which have been retained by Approved Investors for an Extended Time Period equal to or in excess of ninety-one (91) days (but not to exceed 119 days) of delivery of such documents shall not exceed ten percent (10%) of the Maximum Facility Amount, which percentage represents 40% of the 25% set forth in clause (i) above; provided, that, at any time, the portion of total Collateral Value that may be attributable to Mortgage Loans the documents for which have been retained by Approved Investors for a period equal to or in excess of one hundred and twenty (120) days of delivery of such documents shall be zero; and

(n) at any time, the portion of Collateral Value that may be attributable to Conforming Loans with original terms to maturity in excess of 30 years shall not exceed ten percent (10%) of the Maximum Facility Amount; and

(o) at any time, the Collateral Value of the following shall be zero:

(i) an Alt-A Loan that is (A) not a Pay Option ARM, (B) not a Second-Lien Loan and (C) an Uncovered Mortgage Loan;

(ii) a Conforming Loan that is neither a Specific Covered Loan nor a Hedged Loan;

(iii) a Jumbo Loan that is not a Specific Covered Loan;

(iv) a Second-Lien Loan that is neither a Specific Covered Loan, nor an Uncovered Mortgage Loan; and

(v) a Subprime Loan that is neither a Specific Covered Loan, nor an Uncovered Mortgage Loan.

“Collection Account” means the account established by the Borrower with the Collateral Agent or another Eligible Institution acceptable to the Administrative Agent pursuant to Section 2.7(b) of the Loan Agreement and designated therein as the “Collection Account.”

“Collection Account Bank” means the institution then holding the Collection Account pursuant to Section 2.7(b).

“Collection Period” means initially the period beginning on the date hereof and ending on July 31, 2006, and, thereafter, each calendar month, beginning on the first day of each month and including the last day of the month.

“Combined Loan-to-Value Ratio” means, with respect to any Mortgage Loan, the fraction, expressed as a percentage found by dividing (a) the original principal balance of all Mortgage Loans secured by a particular property by (b) the value of such property, such value being measured by (i) the appraised value of such property at such time, if a Mortgage Loan is a refinance of an existing loan or (ii) the lower of the sales price of the related property at the time of origination of a Mortgage Loan or the appraised value of such property at such time, if a Mortgage Loan is a purchase money loan.

“Commercial Paper Notes” means short-term promissory notes issued or to be issued by the Issuers to fund or maintain their Advances or investments in other financial assets.

“Commercial Paper Rate” for any Interest Period for the related Advance means:

(a) with respect to the portion of such Advance funded by Atlantic or La Fayette, a rate per annum equal to the sum of:

(i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which Commercial Paper Notes having a term equal to such Interest Period and to be issued to fund or to maintain such Advance (including, without limitation, Principal Debt and accrued and unpaid interest), by the applicable Issuer may be sold by any placement agent or commercial paper dealer selected by the Managing Agent for the applicable Issuer, as agreed between each such agent or dealer and the Managing Agent for the applicable Issuer, plus

(ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum, provided the commissions and charges by the agent or dealer must in the good faith judgment of the Managing Agent for the applicable Issuer be within market range, plus

(iii) the Conduit Spread; or

(b) with respect to the portion of any Advance funded by Falcon, a rate per annum equal to the sum of;

(i) the rate (or, if more than one rate, the weighted average of the rates) determined by converting to an interest-bearing equivalent per annum the discount rate (or rate) at which Commercial Paper Notes having a term equal to such Interest Period (or portion thereof) and to be issued to fund or to maintain such Advance by Falcon may be sold by any placement agent or commercial paper dealer selected by Falcon, as agreed between each such agent or dealer and Falcon, plus

(ii) accrued commissions in respect of placement agents and commercial paper dealers and issuing and paying agent fees incurred, in respect of such Commercial Paper Notes, provided the commissions and charges by the agent or dealer must in the good faith judgment of the Managing Agent for Falcon be within market range, minus

(iii) any payment received on such date, net of expenses in respect of Consequential Losses related to the prepayment of any purchased interest of Falcon, pursuant to the terms of any receivable purchase facilities funded substantially with such Commercial Paper Notes, plus

(iv) the Conduit Spread; or

(c) with respect to the portion of such Advance funded by Barton, a rate (or, if more than one rate, the weighted average of the rates) per annum equal to the Conduit Spread plus the discount rate on applicable commercial paper issued by Barton and allocated to fund Advances hereunder, which Commercial Paper Notes may be sold by any placement agent or commercial paper dealer selected by Barton, and which rate shall incorporate (i) applicable commercial paper dealer and placement agent fees, and commissions and (ii) other funding costs (excluding costs associated with an Issuer’s liquidity fundings) of such Issuer relating to the facility, such as the costs of funding odd lots or small dollar amounts; provided that if the rate (or rates) as agreed between such agent or dealer and such Issuer is a discount rate, then the rate (or if more than one rate, the weighted average of the rates) resulting from such Issuer’s converting such discount rate (or rates) to an interest-bearing rate per annum;

(d) with respect to the portion of such Advance funded by CHARTA, the per annum rate equivalent to the sum of (i) the Conduit Spread and (ii) the weighted average of the per annum rates paid or payable by CHARTA from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those Commercial Paper Notes issued by CHARTA that are allocated, in whole or in part, by CHARTA’s Managing Agent (on behalf of CHARTA) to fund or maintain such Advance during such Interest Period as determined by such Managing Agent (on behalf of CHARTA) and reported to the Borrower, the Administrative Agent and, if the Servicer is not the Borrower, the Servicer, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such Commercial Paper Notes, to the extent such commissions are allocated, in whole or in part, to such Commercial Paper Notes by such Managing Agent (on behalf of CHARTA); provided, however, that (x) if any component of such rate is a discount rate, in calculating the Commercial Paper Rate for such Interest Period such Managing Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; (y) the Commercial Paper Rate with respect to Advances funded by CHARTA’s Participants shall be the same rate as in effect from time to time on Advances or portions thereof that are not funded by one of its Participants; and (z) if all of the Advances maintained by such Issuer are funded by its Participants, then the Commercial Paper Rate shall be CHARTA’s pool funding rate in effect from time to time for its largest size pool of transactions which settles monthly.

(e) with respect to the portion of such Advance funded by YC (or its related commercial paper issuer if YC does not itself issue commercial paper), the per annum rate equivalent to the sum of (i) the Conduit Spread and (ii) the weighted average cost (as determined by the Managing Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by YC, other borrowings by YC and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by YC or the Managing Agent to fund or maintain such portion of Advance (and which may be also allocated in part to the funding of other assets of the Issuer); provided, however, that if any component of such rate is a discount rate, in calculating the Commercial Paper Rate for such portion of investment for such Rate Period, YC shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

(f) with respect to the portion of such Advance funded by Liberty (or its related commercial paper issuer if the Conduit Investor does not itself issue commercial paper), the per annum rate equivalent to the sum of (i) the Conduit Spread and (ii) the weighted average cost (as determined by the Managing Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by Liberty, other borrowings by Liberty and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by Liberty or the Managing Agent to fund or maintain such portion of Advance (and which may be also allocated in part to the funding of other assets of Liberty); provided, however, that if any component of such rate is a discount rate, in calculating the Commercial Paper Rate for such portion of investment for such Rate Period, Liberty shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

(g) such other rate as the applicable Issuer and the Borrower shall agree to in writing.

“Conduit Spread” means the margin set forth in the Administrative Agent Fee Letter or the Managing Agent Fee Letter, as applicable.

“Conforming Loan” means (i) a Mortgage Loan that complies with all applicable requirements for purchase under a Fannie Mae, Freddie Mac or similar Governmental Authority standard form of conventional mortgage loan purchase contract, then in effect, or (ii) an FHA Loan or a VA Loan.

“Consequential Loss” means any loss (measured by the diminution in yield to the Affected Party as a result of a prepayment) and/or expense (such as any transaction costs incurred in connection with the reinvestment of a prepayment or any cost associated with the issuance of commercial paper in anticipation of a Borrowing Report but not accepted by the Borrower) that any Affected Party may reasonably incur in respect of a Borrowing as a consequence of (a) any failure or refusal of Borrower (for any reasons whatsoever other than a default by the Administrative Agent, any Lender or any Affected Party) to take such Borrowing after Borrower shall have requested it under this Agreement, (b) any prepayment or payment of such Borrowing that is a Eurodollar Advance or an Advance bearing interest by reference to the Commercial Paper Rate (including an assignment of an Advance bearing interest at the Commercial Paper Rate pursuant to a Liquidity Agreement) on a day other than the last day of the Interest Period applicable to such Borrowing, (c) any prepayment of any Borrowing that is not made in compliance with the provisions of Section 2.5(a); provided, that so long as an Event of Default shall not have occurred, the Borrower shall not be responsible for any Consequential Loss resulting from changes in the Settlement Date made by the Administrative Agent, as described in the proviso contained in the definition of “Settlement Date,” or (d) Borrower’s failure to make a prepayment after giving notice under Section 2.5(a) that a prepayment will be made.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries excluding all Unrestricted Subsidiaries. References herein to a Person’s Consolidated financial statements refer to the consolidated financial statements of such Person and its properly consolidated subsidiaries excluding all Unrestricted Subsidiaries.

“Consolidated Net Worth” means the aggregate assets of D.R. Horton and its Subsidiaries less the aggregate liabilities of D.R. Horton and its Subsidiaries as reported on D.R. Horton’s most recent annual or quarterly report on Form 10-K or Form 10-Q filed with the Securities and Exchange Commission.

“Control Agreements” is defined in the Collateral Agency Agreement.

“CP Allocation” means all or any portion of Principal Debt if interest thereon is calculated by reference to the Commercial Paper Rate.

“CP Borrowing” means a Borrowing bearing interest by reference to the Commercial Paper Rate.

“Debtor Laws” means all applicable liquidation, conservatorship, bankruptcy, fraudulent transfer or conveyance, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time to time in effect affecting the rights of creditors generally.

“Default” means any condition or event that, with the giving of notice or lapse of time or both and unless cured or waived, would constitute an Event of Default.

“Default Rate” means a per annum rate of interest equal from day to day to the lesser of (a) the sum of the Alternate Base Rate plus two percent and (b) the Maximum Rate.

“Deferred Income” means the amount of income that the Originator or Borrower has deferred, for accounting purposes, pending the sale of Mortgage Loans, in accordance with Statement of Financial Accounting Standards Number 91 (“SFAS 91”) and Statement of Financial Accounting Standards Number 122 (“SFAS 122”), each as currently published by the Financial Accounting Standards Board.

“Delinquent Mortgage Loan” means a Mortgage Asset under which the Obligor is 30 or more days in payment default or has taken any action, or suffered any event of the type described in Section 8.1(g), (h) or (i) or is in foreclosure.

“Delinquency Ratio” means as of the end of any Collection Period, the ratio of (i) the principal amount of all Eligible Mortgage Loans that were Delinquent Mortgage Loans at such time, to (ii) the aggregate principal amount of all Eligible Mortgage Loans at such time.

“DHI Mortgage” has the meaning set forth in the preamble to this Agreement.

“Document Defect” means, with respect to a Principal Mortgage Document, an error on the face of the document, including, without limitation, a missing date, a missing signature, a missing legal description, an origination amount that does not match the amount shown on reports and on the other Principal Mortgage Documents or, with respect to a Principal Mortgage Document other than a Mortgage Note, such Principal Mortgage Document is missing.

“D.R. Horton” means D.R. Horton, Inc., a Delaware corporation, and its successors and assigns.

“Drawdown Termination Date” means the earliest to occur of (a) June 27, 2009, (b) the date on which the Maximum Facility Amount is terminated by the Borrower pursuant to Section 2.1(d), (c) the date, on or after the occurrence of an Event of Default, determined pursuant to Section 8.2 and (d) the Annual Extension Date.

“EBITDA” means, for D.R. Horton and its Restricted Subsidiaries for the twelve (12) months period ending on any date of determination, an amount equal to (a) consolidated net income for such period, plus (b) cash dividends from Unrestricted Subsidiaries paid to D.R. Horton during such period, minus (c) gains from extraordinary items for such period, to the extent included in the calculation of consolidated net income for such period in accordance with GAAP, but without duplication, plus (d) the sum of (i) any provision for income taxes for such period, (ii) Interest Expense deducted in the calculation of consolidated net income for such period in accordance with GAAP (including, without duplication, previously capitalized Interest Expense which would be included in “costs of goods sold” and deducted from consolidated revenues in determining consolidated net income), (iii) the amount of depreciation and amortization for such period and (iv) the amount of any item of extraordinary loss not paid in cash in such period, in each case to the extent included in the calculation of consolidated net income for such period in accordance with GAAP, but without duplication. In the case of any Subsidiary of D.R. Horton that becomes a Restricted Subsidiary during any period of calculation, EBITDA shall, for the purposes of the foregoing calculations, be adjusted by increasing, if positive, or decreasing, if negative, EBITDA by the EBITDA of such Subsidiary during such period of calculation occurring prior to the date such Subsidiary became a Restricted Subsidiary.

“EBITDA/Interest Incurred Ratio” means, with respect to D.R. Horton, the ratio of (i) EBITDA and (ii) Interest Incurred.

“Electronic Agent” means MERSCORP, Inc., a Delaware corporation.

“Electronic Tracking Agreement” means the Electronic Tracking Agreement, dated as of July 9, 2002, among the Borrower, the Servicer, the Electronic Agent, MERS and JPMorgan, as MERS Agent.

“Eligible Assignee” means (i) Calyon New York or any of its Affiliates, or JPMorgan or any of its Affiliates, or Bank of America or any of its Affiliates, or Citibank or any of its Affiliates, or Scotia Capital or any of its Affiliates, or SG or any of its affiliates or Lloyds or any of its Affiliates, (ii) any Person managed by Calyon New York or any of its Affiliates, or JPMorgan or any of its Affiliates, or Bank of America or any of its Affiliates, or Citicorp or any of its Affiliates, or Scotia Capital or any of its Affiliates, or SG or any of its Affiliates or Lloyds or any of its Affiliates, respectively, or (iii) any financial or other institution that is acceptable to the related Managing Agent.

“Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured to the full extent permitted by law by the Federal Deposit Insurance Corporation and that is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a rating of A or higher with respect to long-term deposit obligations from Moody’s, A2 or higher with respect to long-term deposit obligations from S&P and AA or higher with respect to long-term deposit obligations from Fitch. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Eligible Mortgage Collateral” means Eligible Mortgage Loans and the Collection Account.

“Eligible Mortgage Loan” means a Mortgage Loan:

(a) that (i) is a closed and funded Mortgage Loan, (ii) has a maximum term to maturity of 30 years (or with respect to a Conforming Loan, a maximum term of 50 years) and the proceeds of which were used either to finance a portion of the purchase price of a property encumbered by the related Mortgage or to refinance a loan secured by such property, and (iii) is secured by a perfected Lien on residential real property consisting of land and a one-to-four family dwelling thereon which is completed and ready for owner occupancy, including townhouses and condominiums, but excluding cooperative apartments and manufactured housing, which Lien is first priority except with respect to a Second-Lien Loan;

(b) that is a Conforming Loan, a Jumbo Loan, a Subprime Loan, a Second-Lien Loan or an Alt-A Loan;

(c) in which the Administrative Agent has been granted and continues to hold a perfected first-priority, security interest for the benefit of the holders of the Obligations;

(d) for which the Mortgage Note is payable to or endorsed (without recourse) in blank and each of such Mortgage Loan and the related Mortgage Note is a legal, valid and binding obligation of the Obligor thereof;

(e) for which, other than in respect of Special Mortgage Loans, the Principal Mortgage Documents have been received by the Collateral Agent and are in form and substance acceptable to the Collateral Agent; provided that Principal Mortgage Documents with Document Defects may be corrected by the Servicer pursuant to Section 3.4 hereof;

(f) with respect to which no more than 45 days or an Extended Time Period, if applicable, has lapsed since the date on which any documentation was shipped to the related Approved Investor;

(g) that, upon pledge thereof under this Agreement and application of any related Advance to pay off any prior lienholder as required by the Collateral Agency Agreement and hereunder, together with the related Mortgage Loan Collateral, is owned beneficially by Borrower free and clear of any Lien of any other Person other than the Administrative Agent for the benefit of the holders of the Obligations;

(h) that, together with the related Mortgage Loan Collateral, does not contravene any Governmental Requirements applicable thereto (including, without limitation, the Real Estate Settlement Procedures Act of 1974, as amended, and all laws, rules and regulations relating to usury, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy and other applicable federal and state consumer protection laws) and with respect to which no party to the related Mortgage Loan Collateral is in violation of any Governmental Requirements (or procedure prescribed thereby) if such violation would impair the collectability of such Mortgage Loan or the saleability of such Mortgage Loan under the applicable Take-Out Commitment;

(i) that, (i) is not a Delinquent Mortgage Loan at the time it is transferred to the Borrower pursuant to the Repurchase Agreement; (ii) has not previously been sold to an Approved Investor and repurchased by Borrower; (iii) is not a Mortgage Loan with respect to which the Principal Mortgage Documents relating to such Mortgage Loan were not delivered to the Collateral Agent within the time periods provided in Section 2.3(c); provided, however, that upon delivery of such Principal Mortgage Documents to the Collateral Agent, such Mortgage Loans may subsequently qualify as Eligible Mortgage Loans to support Borrowings subsequent to such delivery; (iv) has not been rejected by the Collateral Agent under Section 3.2(c) of the Collateral Agency Agreement; or (v) has an original principal balance not in excess of $1,500,000.00;

(j) that if the Mortgage Loan Collateral has been withdrawn for correction pursuant to Section 3.4 such Mortgage Loan Collateral has been returned to the Collateral Agent within 14 calendar days after withdrawal as required by Section 3.4;

(k) that is denominated and payable in U.S. dollars in the United States and the Obligor of which is a natural person who is a U.S. citizen or resident alien or a corporation or other legal entity organized under the laws of the United States or any State thereof or the District of Columbia;

(l) that is not subject to any right of rescission, setoff, counterclaim or other dispute whatsoever;

(m) that was acquired by the Borrower from the Originator within 60 days after its Mortgage Origination Date;

(n) that is covered by the types and amounts of insurance required by Section 6.6(b);

(o) with respect to which all representations and warranties made by the related Originator in the Repurchase Agreement are true and correct in all material respects and with respect to which all loan level covenants made in the Repurchase Agreement have been complied with;

(p) that is subjected to the following “Quality Control” measures by personnel of the Originator before the Mortgage Note is funded by the Originator:

(i) for those Mortgage Loans not originated by the Originator, is underwritten by the Originator prior to funding thereof and after performance of all underwriting procedures, is submitted to the Originator for closing where it is reviewed for thoroughness and compliance (including truth-in-lending, good faith estimates and other disclosures) and a verbal verification of employment and in-file credit report are obtained; and

(ii) with respect to which, all Mortgage Loan Collateral is prepared by the Originator and submitted to the closing agent at the time of funding the related Mortgage Loans.

“Employee Plan” means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by the Originator or any ERISA Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation, trade or business that is, along with D.R. Horton, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or Section 4001 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest at a rate per annum determined on the basis of the Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period for any Eurodollar Advance, for each Lender, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits in U.S. Dollars in a principal amount of not less than $10,000,000 for such Interest Period as of 11:00 A.M., London time, two Business Days before (and for value on) the first day of such Interest Period, that appears on the display designated as “Page 3750” on the Telerate Service (or such other page as may replace “Page 3750” on that service for the purpose of displaying London interbank offered rates of major banks); provided, that if such rate is not available on any date when the Eurodollar Rate is to be determined, then an interest rate per annum determined by the Administrative Agent equal to the rate at which it would offer deposits in United States dollars to prime banks in the London interbank market for a period equal to such Interest Period and in a principal amount of not less than $10,000,000 at or about 11:00 A.M. (London time) on the second Business Day before (and for value on) the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, with respect to any Bank and for any Interest Period for such Bank’s Eurodollar Advance, the reserve percentage applicable during such Interest Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” is defined in Section 8.1.

“Excess Spread” means, as of the last day of each Collection Period, a percentage equal to the Portfolio Yield for such Collection Period minus the Commercial Paper Rate and/or the

Eurodollar Rate, as applicable, minus the Conduit Spread (to the extent not included in the interest rate for Advances) and/or Bank Spread (to the extent not included in the interest rate for Advances), as applicable, minus the Servicer Fee Rate.

“Extended Time Period” means, with respect to items of Mortgage Loan Collateral delivered by the Collateral Agent to Approved Investors more than forty-five (45) days and up to ninety (90) days, subject to a further extension up to one hundred and nineteen (119) days from the date of shipment to the Approved Investor within which period the related Mortgage Loans must be returned or sales proceeds remitted in full to the Collateral Agent.

“Falcon” has the meaning set forth in the preamble of this Agreement.

“Fannie Mae” means the government sponsored enterprise formerly known as the Federal National Mortgage Association, or any successor thereto.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter” means the Administrative Agent Fee Letter or the Managing Agent Fee Letter.

“FHA” means the Federal Housing Administration, or any successor thereto.

“FHA Loan” means a Mortgage Loan, the ultimate payment of which is partially or completely insured by the FHA or with respect to which there is a current, binding and enforceable commitment for such insurance issued by the FHA.

“FICO Score” means, with respect to the Obligor under a particular Mortgage Loan, a credit rating established by Fair Isaac Corporation or a comparable provider of credit ratings.

“FICO Score Trigger Event” means that (i) the Pool Weighted FICO Score Average has been reported, in a Servicer Monthly Report, as less than 690, (ii) a period of seven Business Days has elapsed from the date of receipt of such report by the Administrative Agent and (iii) the Servicer has not provided to the Administrative Agent a revised Pool Weighted FICO Score Average that exceeds 690.

“Financial Hedges” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement,

or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Financial Officer” means (i) with respect to the Servicer or the Originator, the chief financial officer, treasurer or a vice president having the knowledge and authority necessary to prepare and deliver the financial statements and reports required pursuant to Sections 6.1(b) and Section 3.8 and (ii) with respect to D.R. Horton, the chief financial officer, the vice president –assistant controller, vice president – assistant treasurer or senior vice president-controller.

“Fiscal Quarter” means each period of three calendar months ending December 31, March 31, June 30 and September 30 of each year.

“Fitch” means Fitch, Inc., and any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.

“Governmental Authority” means any nation or government, any agency, department, state or other political subdivision thereof, or any instrumentality thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Governmental Authority shall include, without limitation, each of Freddie Mac, Fannie Mae, FHA, HUD, VA and Ginnie Mae.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other requirement (including, without limitation, any of the foregoing that relate to energy regulations and occupational, safety and health standards or controls and any hazardous materials laws) of any Governmental Authority that has jurisdiction over the Originator, the Servicer, the Collateral Agent or the Borrower or any of their respective Properties.

“Group” means the Calyon New York Group, the JPMorgan Group, the Bank of America Group, the Citibank Group, the Scotia Capital Group and the SG Group.

“Group Bank” means (1) with respect to Atlantic and La Fayette, Calyon New York, each Bank that has entered into an Assignment and Acceptance with Calyon New York, including Lloyds, and each assignee (directly or indirectly) of any such Bank, which assignee has entered into an Assignment and Acceptance; (2) with respect to Falcon, JPMorgan, each Bank that has entered into an Assignment and Acceptance with JPMorgan and each assignee (directly or indirectly) of any such Bank, which assignee has entered into an Assignment and Acceptance; (3) with respect to YC, Bank of America, each Bank that has entered into an Assignment and Acceptance with Bank of America and each assignee (directly or indirectly) of any such Bank, which assignee has entered into an Assignment and Acceptance; (4) with respect to CHARTA, Citibank, each Bank that has entered into an Assignment and Acceptance with Citibank and each assignee (directly or indirectly) of any such Bank, which assignee has entered into an Assignment and Acceptance; (5) with respect to Liberty, Scotia Capital, each Bank that has entered into an Assignment and Acceptance with Scotia Capital and each assignee (directly or indirectly) of any such Bank, which assignee has entered into an Assignment and Acceptance; and (6) with respect to Barton, SG, each Bank that has entered into an Assignment and Acceptance with SG and each assignee (directly or indirectly) of any such Bank, which assignee has entered into an Assignment and Acceptance.

“Group Bank Commitment Percentage” means, the sum of all of the Bank Commitment Percentages of all the Banks in a Group.

“Hedge” means, with respect to Conforming Loans and Alt-A Loans for which the Originator does not have Loan Specific Take-Out Commitments, either (A) a current, valid, binding, enforceable, written commitment, including, without limitation, a forward purchase commitment, issued by an Approved Investor, to purchase Mortgage Loans from the Originator from time to time at a specified price (or a specified spread to an agreed-upon index), which commitment is not subject to any term or condition (i) that is not customary in commitments of like nature or (ii) that, in the reasonably anticipated course of events, cannot be fully complied with prior to the expiration thereof, in which a perfected security interest has been granted to the Administrative Agent, or (B) a hedge of the market value risk of such Mortgage Loan pursuant to a forward sale of mortgage-backed securities or a sale of Eurodollar futures contracts, with an Approved Investor, in which a perfected security interest has been granted to the Administrative Agent.

“Hedge Report” means either (a) an Alt-A Loan Hedge Report with respect to any Alt-A Loans included in the Eligible Mortgage Collateral with respect to which there are Hedges, which report is prepared by the Servicer pursuant to Section 3.6 of the Loan Agreement and shows, as of the close of business on the previous Business Day, all Hedges relating to Alt-A Loans, and certain information with respect to such Hedges including information as the Administrative Agent or any of the Managing Agents may request, in the form of Exhibit D-14 to the Collateral Agency Agreement or (b) a Conforming Loan Hedge Report with respect to any Conforming Loans included in the Eligible Mortgage Collateral with respect to which there are Hedges, which report is prepared by the Servicer pursuant to Section 3.6 of the Loan Agreement and shows, as of the close of business on the previous Business Day, all Hedges relating to Conforming Loans, and certain information with respect to such Hedges including information as the Administrative Agent or any of the Managing Agents may request, in the form of Exhibit D-15 to the Collateral Agency Agreement.

“Hedged Loan” means a Mortgage Loan that is covered by a Hedge.

“HUD” means the Department of Housing and Urban Development, or any successor thereto.

“Indebtedness” means (without duplication), for any Person, the sum of the following: (a) all liabilities, obligations, and indebtedness of such Person for money borrowed; (b) all liabilities, obligations, and indebtedness of such Person which are evidenced by bonds, notes, debentures, or other similar instruments, or by Capital Leases; (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts and accruals payable arising in the ordinary course of business that are not past-due for more than ninety (90) days); (d) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn and unpaid thereunder; (e) all capital stock of such Person subject to repurchase or redemption other than at the sole option of such Person; (f) all net obligations under all Financial Hedges determined in accordance with GAAP; (g) all other liabilities or obligations of such Person that would be classified as “indebtedness” on the balance sheet of such Person determined in accordance with GAAP; and (h) all obligations of other Persons of the type referred to in clauses (a) through (g) that are either (i) guaranteed in any manner by such Person or (ii) secured by any Lien on any property or asset of such Person (but only to the extent of the value of such property or asset if such obligations have not been assumed by such Person); provided that the amount of Indebtedness as of any date shall exclude the face amount of all undrawn outstanding Performance Letters of Credit.

“Indemnified Amounts” is defined in Section 10.1.

“Indemnified Party” is defined in Section 10.1.

“Initial Funding Date” means June 30, 2006.

“Interest Expense” means, for any period, the interest expense of D.R. Horton and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Interest Incurred” means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of interest incurred, whether such interest was expensed or capitalized, paid, accrued or scheduled to be paid or accrued by D.R. Horton and its Restricted Subsidiaries during such period, including (a) original issue discount and non-cash interest payments or accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letter of credit financings and Financial Hedges, in each case to the extent attributable to such period. For purposes of this definition, (i) interest on any obligations arising under any capital lease or sublease which is capitalized on a balance sheet in accordance with GAAP shall be deemed to accrue at an interest rate reasonably determined by D.R. Horton to be the rate of interest implicit in such obligations in accordance with GAAP, and (ii) interest expense attributable to any Indebtedness represented by the guaranty of an obligation of another Period shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Interest Period” is defined in Section 2.15.

“Issuer” means each of Atlantic, La Fayette, Falcon, Barton, CHARTA, YC, Liberty and their respective successors and assigns.

“Issuer Facility Amount” means (a) with respect to Atlantic and La Fayette, on an aggregate basis, $450,000,000, (b) with respect to Falcon, $150,000,000, (c) with respect to Barton, $150,000,000, (d) with respect to YC, $150,000,000, (e) with respect to CHARTA, $150,000,000 and (f) with respect to Liberty, $150,000,000. Any reduction (or termination) of the Maximum Facility Amount pursuant to the terms of this Agreement shall reduce ratably (or terminate) the Issuer Facility Amount of each Issuer.

“JPMorgan” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.

“JPMorgan Group” means Falcon, JPMorgan and each other Group Bank of Falcon.

“Jumbo Loan” means a Mortgage Loan (other than a Conforming Loan) that (1) is underwritten by an Approved Investor, and (2) differs from a Conforming Loan solely by reason of the size of the original principal amount of such Mortgage Loan, which size is announced by Fannie Mae or Freddie Mac from time to time; provided that a Jumbo Loan with an original principal balance over $1,000,000 will be a Super Jumbo Loan, and a Mortgage Loan with an original principal balance over $1,500,000 shall have a Collateral Value of zero.

“La Fayette” has the meaning set forth in the preamble to this Agreement.

“Lenders” means, collectively, the Issuers and the Banks.

“LIBOR” means the London Interbank Rate.

“Leverage Ratio” means, with respect to D.R. Horton, the ratio of (1) outstanding debt of D.R. Horton and the Restricted Subsidiaries (including undrawn and outstanding financial letters of credit or financial bonds) including all pari passu, subordinated, or convertible debt less unrestricted cash and equivalents in excess of $50 million to (2) the Consolidated Net Worth of D.R. Horton and the Restricted Subsidiaries plus 50% of any Indebtedness of D.R. Horton or any of its Restricted Subsidiaries that is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent and the Managing Agents with maturities 12 months or longer than the subject facility, provided that the amount added does not exceed the lesser of 20% of Consolidated Net Worth or $200,000,000.

“Liberty” has the meaning set forth in the preamble to this Agreement.

“LIBOR” manes the London Inter Bank Offered Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory, consensual or otherwise), or other security arrangement of any kind (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the uniform commercial code or comparable law of any jurisdiction in respect of any of the foregoing).

“Liquidity Agreement” means, with respect to an Issuer, a liquidity loan agreement, liquidity asset purchase agreement or similar agreement entered into by the related Group Banks and providing for the making of loans to such Issuer, or the purchase of Advances (or interests therein) from such Issuer, to support the Issuer’s payment obligations under its Commercial Paper Notes or the Commercial Paper Notes of its related commercial paper issuer.

“Lloyds” has the meaning specified in the preamble of this Agreement.

“Loan Specific Take-Out Commitment” means, with respect to Mortgage Loans that are included in the Eligible Mortgage Collateral, a current, valid, binding, enforceable, written commitment, issued by an Approved Investor, to purchase loans with characteristics of such Mortgage Loans from the Originator from time to time at a specified price (or a specified spread to an agreed-upon index) and in amounts, and upon terms, satisfactory to the Administrative Agent, which commitment is not subject to any term or condition (i) that is not customary in commitments of like nature or (ii) that, in the reasonably anticipated course of events, cannot be fully complied with prior to the expiration thereof, in which a perfected and first-priority security interest has been granted by the Borrower to the Administrative Agent.

“Loan-to-Value Ratio” means, with respect to any Mortgage Loan, the fraction, expressed as a percentage found by dividing (a) the original principal balance of a Mortgage Loan by (b) the value of the related property, such value being measured by (i) the appraised value of such property at such time, if the Mortgage Loan is a refinance of an existing lien or (ii) the lower of the sales price of the related property at the time of origination of the Mortgage Loan or the appraised value of such property at such time, if the Mortgage Loan is a purchase money loan.

“Majority Banks” means, at any time, Banks, including Banks that have become party to this Agreement pursuant to an Assignment and Acceptance, having outstanding Advances equal to more than 60% of the aggregate outstanding Advances held by Banks or, if no Advance is then outstanding from any Bank, Banks having more than 60% of the Bank Commitments.

“Majority Group Banks” means, as to any Group Banks included in the related Group, having outstanding Bank Commitments equal to more than 50% of the aggregate outstanding Bank Commitments of the Banks in such Group.

“Managing Agent” means, with respect to Atlantic or La Fayette, Calyon or any successor managing agent designated by such party, with respect to Falcon, JPMorgan or any successor Managing Agent designated by such party, with respect to Barton, SG or any successor managing agent designated by such party; with respect to YC, Bank of America or any successor managing agent designated by such party; with respect to CHARTA, Citicorp or any successor managing agent designated by such party; with respect to Liberty, Scotia Capital or any successor managing agent designated by such party.

“Managing Agent Fee Letter” means the fee letter among Managing Agents and the Borrower dated the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Managing Agent’s Account” means (a) with respect to Calyon New York, the special account (account number 01-25680-001-00-001 ABA No. 026008073) of Calyon New York maintained at the office of Calyon New York Branch, and (b) with respect to JPMorgan, the special account (account number 5948118, ABA No. 071000013) of Falcon maintained at JPMorgan Chase Bank, N.A., with respect to SG, the special account (account number 9030425 ABA No. 026004226 Re: Barton/DHI Mortgage) of Barton maintained at Societe Generale, NY, NY, with respect to Scotia Capital, the special account (account number 2158-13 ABA No. 026-002532) of Liberty maintained at the office of Scotia Capital, NY, NY, with respect to Bank of America, the special account (account number 109 360 065 6600 ABA No. 026 009 593) of YC maintained at the office of Bank of America, Charlotte, NC, with respect to Citibank, the special account (account number 4073-7402, ABA No. 021-000-089) of CHARTA maintained at the office of Citibank, NY, NY.

“Market Value” means at the time determined, for any

(a) Mortgage Loan (other than a Non-Conforming Loan), the market value of such Mortgage Loan based upon the then most recent posted net yield for 30-day mandatory future delivery furnished by Fannie Mae and published and distributed by Telerate Mortgage Services, or, if such posted net yield is not available from Telerate Mortgage Services, such posted net yield obtained by the Administrative Agent from Fannie Mae,

(b) Non-Conforming Loan, or any other Mortgage Loan while the posted rate is not available from Fannie Mae, the value determined by the Administrative Agent in good faith, it being understood that to calculate such value, the Administrative Agent shall use reasonable efforts to obtain three market quotations from institutions in the business of buying mortgage loans and independent of the Borrower and the Administrative Agent, and the Administrative Agent shall calculate the value as the average of such quotations actually obtained, or

(c) Uncovered Mortgage Loan, (i) if no Default or Event of Default is continuing, the value determined by the Servicer in good faith, which determination shall be updated on a monthly basis the fair value for which shall be derived from the specific daily market price files distributed by the various investors to which guidelines and standards the loan has been underwritten or (ii) if a Default or Event of Default is continuing, the Market Value determined in accordance with clause (b) of this definition.

“Material Adverse Effect” means, with respect to any Person, any material adverse effect on (i) the validity or enforceability of this Agreement, the Notes or any other Transaction Document, (ii) the business, operations, total Property or financial condition of such Person, (iii) the Collateral taken as a whole, (iv) the enforceability or priority of the Lien in favor of the Administrative Agent, for the benefit of the Lenders, on any significant portion of the Collateral, or (v) the ability of such Person to fulfill its obligations under this Agreement, the Notes or any other Transaction Document.

“Maximum Facility Amount” means $1,200,000,000, as such amount may be reduced pursuant to Section 2.1(c) of the Loan Agreement.

“Maximum Rate” means the maximum non-usurious rate of interest that, under applicable law, each of the Lenders is permitted to contract for, charge, take, reserve, or receive on the Obligations.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation.

“MERS Agent” means JPMorgan, as agent for the Lenders under the Electronic Tracking Agreement.

“MERS Designated Mortgage Loan” means a Mortgage Loan registered to or by the related Originator on the MERS electronic mortgage registration system.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage” means a mortgage or deed of trust or other security instrument creating a Lien on real property, on a standard form as approved by Fannie Mae, Freddie Mac or Ginnie Mae or such other form as the Originator determines is satisfactory for any Approved Investor unless otherwise directed by the Administrative Agent and communicated to the Collateral Agent.

“Mortgage Assets” means, collectively, all of the Mortgage Loans and all Take-Out Commitments.

“Mortgage Loan” means a loan evidenced by a Mortgage Note and secured by a Mortgage, the beneficial interest of which has been acquired by the Borrower from the Originator by purchase pursuant to the Repurchase Agreement (with the record owner thereof being the Originator or, in the case of a MERS Designated Mortgage Loan, MERS as nominee for the Originator, and its successors and assigns).

“Mortgage Loan Collateral” means all Mortgage Notes and related Principal Mortgage Documents, Other Mortgage Documents and other Collateral.

“Mortgage Note” means a promissory note, on a standard form approved by Fannie Mae, Freddie Mac or Ginnie Mae or such other form as the Originator determines is satisfactory for any Approved Investor unless otherwise directed by the Administrative Agent and communicated to the Collateral Agent.

“Mortgage Origination Date” means, with respect to each Mortgage Loan, the date (transmitted to the Collateral Agent) that is the earlier of (1) the date of the Mortgage Note or (2) the date such Mortgage Loan was funded and disbursed to or at the direction of the Obligor.

“Multiemployer Plan” means a multiemployer plan defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which Borrower or any ERISA Affiliate is required to make contributions.

“Negatively Amortizing Mortgage Loan or Pay Option ARM” means an Alt-A Loan that allows for deficit interest to be capitalized in an amount not exceeding 115% of the original principal balance thereof.

“Net Worth” of a Person means, as of any date of determination, the total stockholder’s equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) or membership interests that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP but excluding the value of any investment made by such Person in an unconsolidated Subsidiary.

“Non-Conforming Loan” means a Subprime Loan, a Jumbo Loan, an Alt-A Loan or a Second-Lien Loan.

“Non-Continuing Lenders” is defined in Section 2.7(c)(iii)(E).

“Note” means each or any of the promissory notes executed by the Borrower, substantially in the form of Exhibit E hereto, together with all renewals, extensions, and replacements for any such note.

“Obligations” means any and all present and future indebtedness, obligations, and liabilities of the Borrower to any of the Lenders, the Collateral Agent, the Managing Agents, each Affected Party, each Indemnified Party and the Administrative Agent, and all renewals, rearrangements and extensions thereof, or any part thereof, arising pursuant to this Agreement or any other Transaction Document, and all interest accrued thereon, and attorneys’ fees and other costs incurred in the drafting, negotiation, enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.

“Obligor” means (i) with respect to each Mortgage Note included in the Collateral, the obligor on such Mortgage Note and (ii) with respect to any other agreement included in the Collateral, any person from whom the Originator or the Borrower is entitled to performance.

“Original Loan Agreement” is defined in the Recitals.

“Originator” means DHI Mortgage and its successors and assigns.

“Other Company” means D.R. Horton and all of its Subsidiaries except the Borrower.

“Other Mortgage Documents” is defined in Section 3.2(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Participant” means with respect to any Lender, a Person to which such Lender grants a participation interest pursuant to Section 14.9.

“Pay Option ARM” means an Alt-A Loan that (a) a minimum monthly payment amount, which may or may not fully amortize the original principal balance, is offered in conjunction with additional payment options, (b) the interest rate is calculated on a monthly basis, by adding 30-day LIBOR, or other such index as should be commercially reasonable, to a margin determined first at closing, and subsequently adjusted at regular intervals in order to ensure deficit interest is capitalized in an amount not exceeding 115% of the original principal balance thereof.

“Permitted Investments” means book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form that evidence any of the following:

(a) direct obligations of, and obligations fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America;

(b) (i) demand and time deposits in, certificates of deposits of, bankers’ acceptances issued by, or federal funds sold by, any depository institution or trust company incorporated under the laws of the United States of America, any State thereof or the District of Columbia or any foreign depository institution with a branch or agency licensed under the laws of the United States of America or any State, subject to supervision and examination by Federal and/or State banking authorities and having a rating of P-1 by Moody’s, a rating of at least A-1 by S&P and a rating of at least F1 by Fitch at the time of such investment or contractual commitment providing for such investment or otherwise approved in writing by each Rating Agency or (ii) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Corporation;

(c) repurchase obligations with respect to (i) any security described in clause (a) above or (ii) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b)(i) above;

(d) short-term securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any State, the short-term unsecured obligations of which have a rating of at least P-1 by Moody’s, a rating of at least A-1 by S&P and a rating of at least F1 by Fitch at the time of such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the Reserve Account to exceed 10% of amounts held in the Reserve Account;

(e) commercial paper having a rating of at least P-1 by Moody’s, a rating of at least A-1 by S&P and a rating of at least F1 by Fitch at the time of such investment or pledge as security;

(f) money market funds whose investments consist solely of one of the foregoing; or

(g) any other investments approved in writing by each Rating Agency.

“Permitted Transferee” is defined in Section 3.3(c).

“Person” means any individual, corporation (including a business trust), limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any other form of entity.

“Pool Weighted FICO Score Average” means, as of the end of any Collection Period, the ratio of (a) the sum, for all Alt-A Loans, of the product for each Alt-A Loan of (i) its FICO Score and (ii) its original principal balance to (b) the sum of the original principal balances of all Alt-A Loans.

“Portfolio Yield” means, with respect to any Collection Period, the percentage equivalent to the amount computed as of the last day of such Collection Period by dividing (a) the aggregate amount of interest accrued (whether or not paid) with respect to all Eligible Mortgage Loans included in the Collateral during such Collection Period by (b) the daily average outstanding principal amount of all Eligible Mortgage Loans included in the Collateral during such Collection Period.

“Primary Obligations” means, at the time determined, the sum of Principal Debt plus accrued and unpaid interest thereon through the end of the then current Interest Period, plus accrued and unpaid fees under Section 2.4.

“Principal Debt” means, at the time determined, the unpaid principal balance of all Advances under this Agreement.

“Principal Mortgage Documents” is defined in Section 3.2(b).

“Program Documents” means, in the case of an Issuer, the Liquidity Agreement relating to this Agreement and the other documents executed and delivered in connection therewith, as each may be amended, supplemented or otherwise modified from time to time.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Rating Agency” means S&P, Moody’s and Fitch.

“Regulation T, U, X and Z,” respectively, mean Regulation T, U, X and Z promulgated by the Federal Reserve Board as in effect from time to time, or any successor regulations thereto.

“Regulatory Change” means, relative to any Affected Party:

(a) any change in (or the adoption, implementation, change in the phase-in or commencement of effectiveness of) any:

(i) United States federal or state law or foreign law applicable to such Affected Party;

(ii) regulation, guideline, interpretation, directive, requirement or request, including without limitation the interpretation, administration or application thereof, (whether or not having the force of law) applicable to such Affected Party of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause (a)(i) or (B) any accounting board or fiscal, monetary or other authority having jurisdiction over such Affected Party, including any authority in clause (A) and (B) that is also responsible for the establishment and interpretation of national or international accounting principles, in each case whether foreign or domestic (whether or not having the force of law); or

(iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above (it being understood that if an Affected Party elects to make an accounting adjustment prior to the required date for such adjustment, and such adjustment affects the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above, such adjustment will not constitute a Regulatory Change until the date on which the adjustment actually is required to be made);

(b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above; or

(c) the issuance, publication or release of any regulation, interpretation, directive, requirement or request of a type described in clause (a)(ii) above to the effect that the obligations of any Bank under the applicable Liquidity Agreement are not entitled to be included in the zero percent category of off-balance sheet assets for purposes of any risk-weighted capital guidelines applicable to such Bank or any related Affected Party.

(d) For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board or any other change in national or international generally accepted principles of accounting (whether foreign or domestic) that would require the consolidation of some or all of the assets and liabilities of any Lender, including the assets and liabilities that are the subject of this Agreement and/or other Transaction Documents, with those of any Affected Party (other than such Lender), shall constitute a change in the interpretation, application or administration of a law, regulation, guideline, interpretation, directive, requirement or request subject to clauses (a), (b) and (c), whether or not such interpretation has been announced as of the date hereof.

“Repurchase Agreement” means the Master Repurchase Agreement dated as of July 9, 2002 and the Amended and Restated Addendum to the Master Repurchase Agreement dated as of the date of this Agreement between the Originator, as seller, and the Borrower, as purchaser, as each may be amended, modified or restated from time to time.

“Required Ratings” means a rating of BB- or higher by S&P, a rating of Ba3 or higher by Moody’s and a rating of BB- or higher by Fitch.

“Required Reserve Account Amount” means (i) 0.5% of the Maximum Facility Amount, on any date that the Excess Spread is equal to or greater than 0.5%, (ii) 0.75% of the Maximum Facility Amount, on any date that the Excess Spread is less than 0.5% but greater than or equal to 0.25%, (iii) 1.0% of the Maximum Facility Amount, on any date that the Excess Spread is less than 0.25%.

“Requirement of Law” as to any Person means the articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, code,

ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including, without limitation, any of the foregoing that relate to energy regulations and occupational, safety and health standards or controls and any hazardous materials laws) of any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Account” is defined in Section 2.8.

“Reserve Account Bank” means the institution then holding the Reserve Account pursuant to Section 2.8.

“Restricted Subsidiaries” means any Subsidiary of D.R. Horton which has been designated as a Restricted Subsidiary by D.R. Horton and which is a party to a guaranty agreement pursuant to which each such Restricted Subsidiary has guaranteed the full and faithful payment and performance of certain obligations of D.R. Horton and other parties.

“SG” has the meaning set forth in the preamble of this Agreement and its successors and assigns.

“SG Group” means Barton and each Group Bank of Barton.

“S&P” means Standard & Poor’s Rating Services, a Division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Scotia Capital” has the meaning set forth in the preamble of this Agreement.

“Scotia Capital Group” means Liberty, Scotia Capital and each other Group Bank of Liberty.

“Second-Lien Loan” means a Mortgage Loan that is secured by particular property with respect to which at least one other higher-priority Mortgage Loan exists secured by the same property.

“Security Agreement” is defined in the Collateral Agency Agreement.

“Security Instruments” means (a) the Collateral Agency Agreement, (b) the Security Agreement, (c) the Control Agreements, and (d) such other executed documents as are or may be necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first, prior and continuing security interest in and to the Collateral and any and all other agreements or instruments now or hereafter executed and delivered by or on behalf of the Borrower in connection with, or as security for the payment or performance of, all or any of the Obligations, as amended, modified or supplemented.

“Servicer” means at any time the Person then authorized pursuant to Section 11.1 to administer and collect Mortgage Loans on behalf of the Lenders. The initial Servicer shall be DHI Mortgage.

“Servicer Default” means any Event of Default, to the extent relating to the Servicer, arising under Sections 8.1 (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (t), (gg) or (hh) in each case, without giving effect to any provisions in such sections that make such sections applicable only so long as the Servicer and the Originator are the same entities.

“Servicer Fee” is defined in Section 2.4(b).

“Servicer Monthly Report” is defined in Section 3.7.

“Settlement Date” means the 15th day of each calendar month, commencing August 15, 2006 or, if such day is not a Business Day, the next succeeding Business Day, provided, however, that on and after the Drawdown Termination Date, the Administrative Agent may, with the consent of the Managing Agents, and shall at the direction of any Managing Agent, by notice to the Borrower and the Servicer, select other days to be Settlement Dates (including days occurring more frequently than once per month).

“Shipping Request” means the shipping request presented by the Borrower or the Servicer to the Collateral Agent substantially in the form attached as Exhibit D-5A (as amended, modified or supplemented from time to time as agreed to by the Administrative Agent, the Managing Agents, the Borrower and the Collateral Agent).

“Shortfall Amount” means, (A) with respect to the last day of any Interest Period for any Eurodollar Advance, the excess, if any, of (i) all amounts due pursuant to Section 2.7(c)(iii)(B) or Section 2.7(c)(iv)(B) on the last day of such Interest Period, over (ii) the sum of Collateral Proceeds then held by the Servicer for Lenders and the Administrative Agent pursuant to Section 2.7(c)(ii) plus Collateral Proceeds then on deposit in the Collection Account, and (B) with respect to any Settlement Date, the excess, if any, of (i) amounts due pursuant to (a) Section 2.7(c)(iii)(A), (B), (C), (D), (E) and (F) on any such Settlement Date occurring prior to the Drawdown Termination Date or (b) Section 2.7(c)(iv)(A), (B), (C), (D), (E), (F) and (G) on any such Settlement Date occurring on or after the Drawdown Termination Date, over (ii) the sum of the Collateral Proceeds then held by the Servicer for the Lenders and the Administrative Agent pursuant to Section 2.7(c)(ii) plus Collateral Proceeds then on deposit in the Collection Account.

“Special Borrowing” is defined in Section 2.3(c).

“Special Indemnified Amounts” is defined in Section 11.5.

“Special Indemnified Party” is defined in Section 11.5.

“Special Mortgage Loans” is defined in Section 2.3(c).

“Specific Covered Loan” means a Mortgage Loan that matches all requirements for purchase under the requirements of a Loan Specific Take-Out Commitment.

“Subordination Agreement” means the agreement, substantially in the form attached as Exhibit B hereto, executed by D.R. Horton and certain of its Affiliates, if applicable, in favor of the Borrower and the Administrative Agent for the benefit of the holders of the Obligations.

“Subprime Loan” means a Mortgage Loan (other than a Conforming Loan, a Jumbo Loan, or Alt-A Loan) that (1) is underwritten by an Approved Investor and (2) differs from a Conforming Loan because of the credit quality of the Obligor, and is originated by the Originator or by a correspondent of the Originator using the established underwriting guidelines for subprime loans of the Originator, which are the same underwriting guidelines that the Originator uses to originate subprime loans for sales into the secondary mortgage market.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person, or one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Super Jumbo Loan” means a Jumbo Loan having an original principal balance greater than $1,000,000 and no greater than $1,500,000.

“Take-Out Commitment” means (A) a Hedge, or (B) a Loan Specific Take-Out Commitment.

“Take-Out Commitment Documents” means (1) with respect to any Mortgage Loan, with respect to which there is a Hedge, an executed original Hedge; and (2) with respect to any Mortgage Loan, with respect to which there is a Loan-Specific Take-Out Commitment, copies of all Loan Specific Take-Out Commitment documentation, including the Take-Out Commitment Master Agreement.

“Take-Out Commitment Master Agreement” means with respect to which there is a Loan-Specific Take-Out Commitment, the master flow sale agreement, investor bulk sales agreement, or similar agreement setting forth the basic terms of sales to the related Approved Investor.

“Tangible Net Worth” means, with respect to D.R. Horton and its Restricted Subsidiaries, the net worth of D.R. Horton and its Restricted Subsidiaries, as defined under GAAP, less all “intangible assets”, but excluding any non-cash gain or loss resulting from any mark-to-market adjustments made directly to the net worth of D.R. Horton and its Restricted Subsidiaries on a consolidated basis as a result of fluctuations in the value of financial instruments owned by D.R. Horton or any such Restricted Subsidiaries as mandated under SFAS 133.

“Transaction Document” means any of this Agreement, the Notes, the Security Agreement, the Collateral Agency Agreement, Electronic Tracking Agreement, the Repurchase Agreement, the Managing Agent Fee Letter, the Administrative Agent Fee Letter, the Subordination Agreement, the Control Agreements and any and all other agreements or instruments now or hereafter executed and delivered by or on behalf of the Borrower in connection with, or as security for the payment or performance of any or all of the Obligations, as any of such documents may be renewed, amended, restated or supplemented from time to time.

“Transfer Request” is defined in Section 3.3(a).

“UCC” means the Uniform Commercial Code as adopted in the applicable state, as the same may hereafter be amended.

“Uncovered Mortgage Loan” means a Mortgage Loan that is not a Hedged Loan or Specific Covered Loan.

“Unrestricted Subsidiaries” means Subsidiaries of D.R. Horton which are not Restricted Subsidiaries.

“VA” means the Department of Veterans Affairs, or any successor thereto.

“VA Loan” means a Mortgage Loan, the payment of which is partially or completely guaranteed by the VA under the Servicemen’s Readjustment Act of 1944, as amended, or Chapter 37 of Title 38 of the United States Code or with respect to which there is a current binding and enforceable commitment for such a guaranty issued by the VA.

“YC” has the meaning set forth in the preamble of this Agreement.

1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement have the above-defined meanings when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.

(b) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(c) As used herein, in the Notes or in any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, accounting terms relating to any Person and not specifically defined in this Agreement or therein shall have the respective meanings given to them under GAAP.

(d) All accounting and financial terms used — and compliance with each financial covenant — in the Transaction Documents shall be determined under GAAP; however, unless the Administrative Agent and Managing Agents have agreed (in writing) to the contrary, the determinations concerning the financial covenants found in Sections 7.1 and 7.10 and the Net Worth of the Servicer (so long as the Originator is the Servicer), including determinations of Deferred Income under SFAS 91 and SFAS 122, shall be made under GAAP, and SFAS 91 and SFAS 122, as in effect on the date of this Agreement. All accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period.

ARTICLE II

AMOUNT AND TERMS OF COMMITMENT

2.1. Maximum Facility Amount.

(a) Subject to the terms of this Agreement, from the Initial Funding Date and so long as (i) the total Principal Debt never exceeds the Maximum Facility Amount, (ii) the Primary Obligations shall not exceed the total Collateral Value of all Eligible Mortgage Collateral, (iii) no Borrowing ever exceeds the Availability, and (iv) Borrowings are only made on Business Days before the Drawdown Termination Date and if no Advance Cessation Trigger has occurred, each Issuer may, in its sole discretion, make an Advance ratably in accordance with the Bank Commitments of its Group Banks, and if an Issuer does not make such Advance, its Group Banks shall, ratably in accordance with their Bank Commitments, make Advances to the Borrower from time to time in such amounts as may be requested by the Borrower pursuant to Section 2.3, so long as each Borrowing is the least of (x) the Availability, (y) the Available Collateral Value, and (z) $15,000,000 or integral multiples of $50,000 in excess thereof. Within the limits of the Maximum Facility Amount, the Borrower may borrow, prepay (whether pursuant to Section 2.5 or Section 3.3(a) of this Agreement or otherwise), and reborrow under this Section 2.1. Notwithstanding the foregoing, subject to the terms of this Agreement, Barton shall not decline to make any Advance requested by the Borrower as long as the conditions set forth in the first sentence of this paragraph are satisfied; provided that, Barton may fund such Advance with the issuance of commercial paper or may assign such Advance to its related Group Banks; and provided further that, the Group Banks related to Barton shall have no obligation hereunder to make Advances. Furthermore, it is understood that the Borrower shall request a new Borrowing with a requested Borrowing Date on the Initial Funding Date, and upon such date the Advances made by the Lenders in each Group shall be adjusted so that they are pro rata in accordance with the Issuer Facility Amounts.

(b) The Borrower may, from time to time by written request to the Lenders, the Managing Agents and the Administrative Agent (each such notice being an “Extension Request”) given not later than 60 days and not sooner than 90 days prior to each Annual Extension Date, request an extension of the then applicable Annual Extension Date. If the Lenders, the Managing Agents and the Administrative Agent consent, in their sole discretion, to such Extension Request, then (x) the Drawdown Termination Date shall not occur as of the then applicable Annual Extension Date and (y) the Annual Extension Date shall be extended as described in the definition of “Annual Extension Date.” With respect to any Group, if the related Managing Agent, in its capacity as a Bank, declines to consent to an Extension Request, then the other Lenders in such Group shall be deemed to have declined to consent to such Extension Request, unless a new Managing Agent is selected and approved by both the Borrower and the remaining Lenders in such Group. If any Lender declines to consent to an extension requested pursuant to this Section 2.1, but the other Lenders nevertheless desire to consent to the extension or confirmation, then the extension shall be granted, and at the option of the Managing Agent(s) of the extending Lenders, either (a) the Maximum Facility Amount shall be reduced by the Bank Commitment of such non-extending Lender on what would have been the then existing Annual Extension Date but for the extension, or (b) the Managing Agent(s) of the extending Lenders shall find a replacement for such non-extending Lender. If Calyon New York and Issuers in the

Calyon New York Group decline to consent to the extension, but the other Lenders nevertheless desire to consent to the extension, then the extension shall be granted, and Calyon New York shall cease to be the Administrative Agent and the Borrower, with the consent of the Lenders, shall appoint another Bank as the Administrative Agent hereunder. To the extent that any Lender declines to consent to the extension of Annual Extension Date, the Obligations of such non-extending Lender will be repaid pursuant to Section 2.7(c)(iii) hereof and its Bank Commitment permanently reduced to $0 as of the date of the then existing Annual Extension Date. Any failure of any party to respond to the Borrower’s request for an extension shall be deemed a denial of such request by such party. Any such extension may be accompanied by such additional fees as the parties shall mutually agree. Notwithstanding anything else in this Agreement to the contrary, the Drawdown Termination Date shall occur automatically, without any further action on the part of the Lenders, the Administrative Agent or the Managing Agents, on each Annual Extension Date unless an Extension Request has been granted pursuant to this paragraph.

(c) The Borrower may, upon at least thirty (30) days prior irrevocable notice to the Administrative Agent, but no more than once every three months, reduce the Maximum Facility Amount; provided, however, that each partial reduction shall be in the aggregate amount of $50,000,000 or integral multiples of $5,000,000 in excess thereof; provided further, however that no such reduction shall reduce the Maximum Facility Amount below the greater of (i) the total Principal Debt or (ii) $500,000,000. The Administrative Agent shall inform the Managing Agents of any such reduction promptly upon notice by the Borrower. Any partial reduction in the Maximum Facility Amount will reduce the Bank Commitment of each Group Bank ratably.

(d) The Borrower may, upon at least thirty (30) days prior irrevocable notice to the Administrative Agent and the Managing Agents, terminate the Maximum Facility Amount in its entirety upon payment in full of all Obligations.

2.2. Promissory Notes.

The Advances made by each of the Lenders related to each Group pursuant to this Article II shall be evidenced by separate Notes each substantially in the form set forth in Exhibit E hereto, each in the maximum principal amount of such Group’s related Issuer Facility Amount (or, in the case of Notes to Banks, in the amount of the related Bank Commitments). Each Managing Agent on behalf of the Lenders in its Group shall record in its records the date and amount of each Advance to the Borrower and each repayment thereof. The information so recorded shall be rebuttable presumptive evidence of the accuracy thereof. The failure to so record, in the absence of manifest error, any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Notes to pay the principal of all Advances, together with interest accruing thereon.

2.3. Notice and Manner of Obtaining Borrowings.

(a) Borrowings.

(i) The Borrower shall give the Administrative Agent and the Collateral Agent notice of each request for a Borrowing, pursuant to a Borrowing Report, and in accordance with the provisions of Section 4.2 hereof. The Administrative Agent shall promptly forward a copy of such Borrowing Report to each Managing Agent and each Managing Agent shall promptly forward to its Group Banks. On the Borrowing Date specified in the Borrowing Report and subject to all other terms and conditions of this Agreement, each Issuer may, in its discretion (except that Barton shall), make available to its Managing Agent at the office of its Managing Agent set forth in Section 14.1, in immediately available funds, its pro rata share of the Borrowing.

(ii) To the extent that an Issuer (other than Barton) shall elect not to fund a Borrowing requested by the Borrower, each related Group Bank agrees that it shall, on the Borrowing Date specified in the Borrowing Report and subject to all other terms and conditions of this Agreement, make available to its Managing Agent at the office of the Managing Agent set forth in Section 14.1, in immediately available funds, an amount equal to the product of (x) such Bank’s Bank Commitment Percentage, multiplied by (y) the portion of such Borrowing that such Issuer or Issuers have elected not to fund.

(iii) After each Managing Agent’s receipt of funds pursuant to the preceding paragraph (i) or (ii) and upon fulfillment of the applicable conditions set forth in Article IV, each Managing Agent will make such funds available to the Administrative Agent by crediting the Administrative Agent’s Account and the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s operating account with a like amount of immediately available funds. So long as the Borrower is otherwise entitled to make a specific Borrowing, Borrowing Reports that are received by the Administrative Agent and Collateral Agent by 3:30 p.m. (eastern time) and forwarded to each Managing Agent and its Group Banks by 4:30 p.m. (eastern time) on a Business Day will be funded on the next Business Day following receipt of the Borrowing Report.

(iv) Notwithstanding the foregoing, a Bank shall not be obligated to make Advances under this Section 2.3 at any time to the extent that the principal amount of all Advances made by such Bank would exceed such Bank’s Bank Commitment less the outstanding and unpaid principal amount of any loans or purchases made by such Bank under a Liquidity Agreement. In addition, notwithstanding the foregoing, Barton shall not be obligated to make Advances under this Section 2.3(a)(iv) at any time to the extent that the principal amount of all Advances made by Barton would exceed Barton’s Issuer Facility Amount less the outstanding and unpaid principal amount of any loans or purchases made by the related Group Banks under the related Liquidity Agreement. Each Bank’s obligation shall be several, such that the failure of any Bank to make available to the Borrower any funds in connection with any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make funds available in connection with any Borrowing. No Bank that is a member of one Group shall be obligated to make funds available in respect of another Group of which it is not a member.

(b) Type of Loan.

(i) Each Advance by an Issuer shall initially be funded by the issuance of Commercial Paper Notes by such Issuer (or in the case of YC, by the issuance of Commercial Paper Notes by Yorktown Capital, LLC); provided that Advances made by Barton may be initially funded by the issuance of Commercial Paper Notes or by assigning such Advances to the related Group Bank.

(ii) Each Advance by a Bank shall be either a Base Rate Advance or a Eurodollar Advance, as determined pursuant to Section 2.15(b).

(c) Special Borrowings. The Borrower may from time to time request that certain Borrowings be funded prior to the delivery to the Collateral Agent of the corresponding Principal Mortgage Documents (individually, a “Special Borrowing”; collectively, “Special Borrowings”). Advances in respect of Special Borrowings shall be made in accordance with Section 2.3(a), subject to the terms and conditions of this Agreement, including, without limitation, the following additional terms and conditions:

(i) Pursuant to an Assignment, the Borrower shall grant to the Administrative Agent for the benefit of the holders of the Obligations, from the Borrowing Date of each Special Borrowing, a perfected, first-priority security interest in the Mortgage Loans identified in Schedule III to said Assignment (such Mortgage Loans being sometimes called “Special Mortgage Loans”;

(ii) The Assignment in connection with the Borrowing Report delivered by the Borrower to the Administrative Agent and the Collateral Agent, pursuant to which the Borrower requests a Special Borrowing, shall describe the Mortgage Note or Mortgage Notes to be delivered to the Collateral Agent in connection therewith by the loan number assigned by the Originator, original principal amount, the amount funded (minus discount points paid to the Originator) by the Originator, Obligor’s name and interest rate;

(iii) Within nine (9) Business Days after the date of origination of the applicable Special Mortgage Loan, the Borrower shall deliver to the Collateral Agent the Principal Mortgage Documents pertaining to any Special Mortgage Loan identified on Schedule III of such Assignment;

(iv) At any time, (A) except the first five and last five Business Days of any month, the portion of total Collateral Value that may be attributable to Special Mortgage Loans with respect to which the related Principal Mortgage Documents have not been delivered to the Collateral Agent within nine (9) Business Days after the date of origination of the applicable Special Mortgage Loan shall not exceed thirty percent (30%) of the Maximum Facility Amount and (B) during the first five and last five Business Days of any month, the portion of total Collateral Value that may be attributable to

Special Mortgage Loans with respect to which the related Principal Mortgage Documents have not been delivered to the Collateral Agent within nine (9) Business Days after the date of origination of the applicable Special Mortgage Loan shall not exceed fifty percent (50%) of the Maximum Facility Amount;

(v) The Borrower shall not request any Special Borrowing, and no Special Borrowing shall be made, in respect of any Mortgage Loan that is closed with an escrow agent other than the relevant title insurance company, unless at the time of such request, the Borrower is entitled to the benefit of Closing Protection Rights with provisions substantially similar to one of the prescribed sets of rights set forth in Exhibit N to this Agreement or as otherwise required by the Administrative Agent (it being understood that pursuant to the Security Agreement, the Administrative Agent has a security interest in all Closing Protection Rights).

Each request by the Borrower for a Special Borrowing shall be automatically deemed to constitute a representation and warranty by the Borrower to the effect that immediately before and after giving effect to such Borrowing, the terms and conditions specified in the foregoing clauses (i) through (v) and in Section 4.2 are and shall be satisfied in full as of the related Borrowing Date.

(d) Failure to Deliver Principal Mortgage Documents. The failure to deliver Principal Mortgage Documents by the ninth Business Day, as required by subparagraph (iii) of Section 2.3(c) and elsewhere in this Agreement, shall not be treated as a Default or an Event of Default so long as each Managing Agent is satisfied that each such failure, when considered in the light of past and other contemporaneous failures, is not sufficient to have a Material Adverse Effect; however, (i) if any such Principal Mortgage Documents related to such Special Mortgage Loans are not so delivered on a timely basis, the Borrower shall make a mandatory prepayment so that after giving effect thereto, the Collateral Value of Eligible Mortgage Collateral (excluding such Special Mortgage Loans) shall equal or exceed the Primary Obligations, and (ii) the Special Mortgage Loan shall not be an Eligible Mortgage Loan and shall have a Collateral Value of zero until such Principal Mortgage Documents shall have been delivered to the Collateral Agent in connection with a subsequent Borrowing.

The Borrower diligently shall pursue delivery to the Collateral Agent of all Principal Mortgage Documents pertaining to any Special Borrowings.

2.4. Fees.

(a) The Borrower shall pay to the Administrative Agent, and the Administrative Agent shall forward to each Managing Agent (for itself and the Lenders for which its acts) the fees set forth in the related Fee Letters, such fees to be payable at such times and in such amounts as shall be specified thereunder.

(b) The Borrower shall pay to the Servicer a fee (the “Servicer Fee”) of 0.5% per annum on the aggregate outstanding principal balance of the Eligible Mortgage Loans from the date hereof until the Principal Debt is paid in full, payable monthly in arrears on each Settlement Date. The Servicer Fee shall be payable only from Collateral Proceeds pursuant to, and subject to the priority of payments set forth in, Section 2.7(c).

2.5. Prepayments.

(a) Optional Prepayments. The Borrower may, at any time and from time to time with five (5) Business Days’ notice to the Administrative Agent, prepay the Advances in whole or in part, in the aggregate amount of $5,000,000 or integral multiples of $500,000 in excess thereof, without premium or penalty other than Consequential Loss, if any. The Administrative Agent shall give each Managing Agent prompt notice of any such notice and each Managing Agent shall promptly notify its Group Banks. Notwithstanding the foregoing, any prepayment made hereunder shall be accompanied by accrued interest on the principal amount being prepaid. After giving notice that a prepayment will be made, the Borrower shall be liable to each Affected Party for any Consequential Loss resulting from such prepayment (including prepayments of Advances bearing interest at the Commercial Paper Rate or Eurodollar Rate on a day other than the last day of the related Interest Period) or the failure to make a prepayment designated in any such notice.

(b) Mandatory Prepayments. The Borrower shall immediately on demand by the Administrative Agent or the Managing Agents make a mandatory prepayment if at any time, and to the extent that, (i) the Principal Debt exceeds the Maximum Facility Amount or (ii) the Primary Obligations exceed the total Collateral Value of all Eligible Mortgage Collateral. The Borrower shall be liable for any Consequential Loss resulting from any such prepayment.

2.6. Business Days.

If the date for any payment under this Agreement falls on a day that is not a Business Day, then for all purposes of the Notes and this Agreement the same shall be deemed to have fallen on either (a) the next following Business Day, and such extension of time shall in such case be included in the computation of payments of interest or (b) if the next following Business Day is in another calendar month and payment is being made with respect to a Eurodollar Advance, then on the immediately previous Business Day.

2.7. Payment Procedures.

(a) In General. Each Managing Agent shall provide to the Administrative Agent an invoice for amounts due on any Settlement Date no later than the fifth (5th) Business Day after the end of the related Collection Period, and the Administrative Agent shall forward such invoices promptly to the Borrower and Servicer. Subject to the provisions of this Section 2.7, all payments on the Principal Debt and interest and fees under the Notes and this Agreement shall be made by the Borrower (or the Collateral Agent or the Servicer on behalf of the Borrower) to the Administrative Agent for the account of the Lenders. All such payments shall be made before 11:00 a.m. (eastern time) on the respective due dates in federal or other funds immediately available by that time of day and at the Administrative Agent’s Account. Funds received after 11:00 a.m. (eastern time) shall be treated for all purposes as having been received by the Administrative Agent on the Business Day next following the date of receipt of such funds from the Borrower. Upon receipt of funds deposited into the Administrative Agent’s

Account, the Administrative Agent shall promptly distribute such funds to the related Managing Agent for the account of the Lenders represented by such Managing Agent and each Managing Agent shall promptly forward to its Group Banks and the related Issuers as appropriate.

(b) The Borrower shall maintain an account (the “Collection Account”) under the control of the Administrative Agent with U.S. Bank National Association (the “Collection Account Bank”). The Collection Account shall be a fully segregated trust account, unless the Collection Account Bank shall be an Eligible Institution having short-term debt ratings from S&P, Moody’s and Fitch no lower than A-1/P-1/F1 respectively, in which case the account need not be a trust account. The Collection Account shall be under the control of the Administrative Agent, and the Borrower shall have no right, title or interest in, or any right to withdraw any amount from, the Collection Account except as otherwise contemplated in Section 2.7(c) or Section 3.3(a).

(c) Collateral Proceeds.

(i) The Servicer shall administer Collateral Proceeds in accordance with the provisions of this Section 2.7.

(ii) The Servicer shall hold, on behalf of the Lenders and the Administrative Agent, from Collateral Proceeds received by it with respect to any Mortgage Asset, amounts necessary to make payments on the following Settlement Date (or end of the related Interest Period) pursuant to Section 2.7(c)(iii) or (iv), as applicable. Such amounts shall be deposited into the Collection Account no later than such Settlement Date or at the end of such Interest Period, or, on or after the Drawdown Termination Date or upon the occurrence and during the continuation of an Event of Default, within one Business Day after receipt before 11:00 a.m. (eastern time) by the Servicer.

(iii) Prior to the occurrence or declaration of the Drawdown Termination Date or the occurrence of an Advance Cessation Trigger (determined by reference to the most recent Servicer Monthly Report), the Servicer shall withdraw funds from the Collection Account (to the extent of collected funds therein) and shall make payments from the Collection Account at the following times and in the following order of priority:

(A) To the extent not previously paid, on each Settlement Date, the Servicer shall deposit an amount equal to the costs, fees and expenses then due and payable to the Collateral Agent to an account designated by the Collateral Agent.

(B) On the last day of any Interest Period for any Eurodollar Advance, the Servicer shall deposit an amount equal to accrued interest on each such Advance to the Administrative Agent’s Account to be forwarded to the applicable Managing Agent’s Account by the Administrative Agent. On each Settlement Date, the Servicer shall deposit an amount equal to accrued interest on Advances that bear interest at the Alternate Base Rate, or the Commercial Paper

Rate, to the extent accrued during the most recently ended Interest Period (or earlier Interest Periods, to the extent unpaid) to the Administrative Agent’s Account, and the Administrative Agent shall forward such funds to the applicable Managing Agent’s Account for the related Lenders.

(C) To the extent not previously paid, on each Settlement Date, the Servicer shall deposit an amount equal to the fees, costs and expenses then due and payable pursuant to the Fee Letters, to the Administrative Agent’s Account, and the Administrative Agent shall forward such funds, on a pro rata basis in proportion to the outstanding fees, costs and expenses owed to each Group Bank, to (a) Bank of America, as a Managing Agent, to Bank of America’s Managing Agent Account, (b) Citicorp, as a Managing Agent, to Citicorp’s Managing Agent Account, (c) JPMorgan, as a Managing Agent, to JPMorgan’s Managing Agent Account, (d) Scotia Capital, as Managing Agent, to Scotia Capital’s Managing Agent Account, (e) SG, as a Managing Agent, to SG’s Managing Agent Account, and (f) the Administrative Agent, to the Administrative Agent’s Account.

(D) On each Settlement Date on which the Required Reserve Account Amount exceeds the amount then on deposit in the Reserve Account, the Servicer shall deposit an amount equal to such excess to the Reserve Account.

(E) On each Settlement Date, if either (x) any Lender has not consented to an extension of the Annual Extension Date, but the other Lenders have so consented and such non-extending Lender has not assigned its respective Advances and Bank Commitments to one or more other Lenders in accordance with Section 2.1(b) and Section 14.9, or (y) the Borrower has provided prior written notice to the Administrative Agent that the Borrower is seeking a Replacement Bank for the Affected Party pursuant to Section 2.20 (in either the case of clause (x) or (y) above, the non-extending Lender, or the Affected Party, respectively, are referred to as the “Non-Continuing Lenders” for purposes of this subparagraph 2.7(c)(iii)(E)), until the entire unpaid balance of all Obligations owing to the Non-Continuing Lenders are paid, the Servicer shall deposit into the Administrative Agent’s Account, and the Administrative Agent shall forward to relevant Managing Agent’s Account and the Managing Agent shall promptly forward to its Group Banks and the related Issuers, as appropriate, an amount, to the extent available from Collateral Proceeds, equal to that portion of the amount of Collateral Proceeds remaining after the payment of the items specified in Sections 2.7(c)(iii)(A) through (D), multiplied by a fraction, the numerator of which is the Bank Commitments of Banks or Barton, as applicable, that are the Non-Continuing Lenders and the denominator of which is the total Bank Commitments of all Banks (such fraction shall be calculated by using the Bank Commitments in effect on the day prior to the reduction of the Bank Commitments to zero for the Banks that are among the Non-Continuing Lenders).

(F) To the extent not previously paid, on each Settlement Date, the Servicer shall deposit any amounts, other than those listed in clauses (B)

through D above and other than principal on the Advances, that are then due and payable and of which the Servicer has received prior written notice, including without limitation additional costs under Section 2.16, any additional interest under Section 2.17, Consequential Losses under Section 2.18, indemnities under Section 10.1 and costs, expenses and taxes under Section 14.19, to the Administrative Agent’s Account to be forwarded to the applicable Managing Agent’s Account and the Managing Agent shall promptly forward to its Group Banks and the related Issuers, as appropriate.

(G) If requested by the Borrower, the Servicer (1) shall remit the amount of any principal prepayment to be made hereunder to the Administrative Agent’s Account to be forwarded to the applicable Managing Agent’s Account and the Managing Agent shall promptly forward to its Group Banks, and the related Issuers, as appropriate, and (2) to the extent not required to make payments pursuant to clauses (A) through (F) on any Settlement Date or at the end of any Interest Period occurring within 30 days after the Borrower’s request, to an account designated by the Borrower to pay for the purchase of Mortgage Assets by the Borrower.

(H) On each Settlement Date, the Servicer shall retain for its own account an amount equal to accrued Servicer Fee then due and payable.

(I) On any Settlement Date on which all Obligations are paid in full, after payments are made pursuant to clauses (A) through (H), any remaining amount shall be paid to the account of the Borrower.

(iv) From and after (x) the occurrence or declaration of the Drawdown Termination Date or (y) the occurrence of an Advance Cessation Trigger (determined by reference to the most recent Servicer Monthly Report), the Administrative Agent shall make payments from the Collection Account (to the extent of collected funds therein) at the following times and in the following order of priority:

(A) On each Settlement Date, if the Servicer is not the Originator or an Affiliate of the Originator, an amount equal to accrued Servicer Fee then due and payable shall be paid to the Servicer.

(B) On the last day of each Interest Period for any Eurodollar Advance, an amount equal to accrued interest on each such Advance shall be paid to the applicable Managing Agent’s Account. On each Settlement Date, an amount equal to accrued interest on Advances that bear interest at the Alternate Base Rate or the Commercial Paper Rate, to the extent accrued during the most recently ended Interest Period (or earlier Interest Periods, to the extent unpaid), shall be paid to the applicable Managing Agent’s Account.

(C) To the extent not previously paid, on each Settlement Date, an amount equal to the costs, fees and expenses then due and payable to the Collateral Agent shall be paid to an account designated by the Collateral Agent.

(D) On each Settlement Date, an amount equal to the unpaid principal balance of all Advances made by Lenders, or such lesser amount as is available from Collateral Proceeds, shall be paid to the applicable Managing Agent’s Account.

(E) To the extent not previously paid, on each Settlement Date, an amount equal to the fees then due and payable, on a pro rata basis in proportion to the fees then owing to each Group Bank, to (a) Bank of America, as a Managing Agent, to Bank of America’s Managing Agent Account, (b) Citicorp, as a Managing Agent, to Citicorp’s Managing Agent Account, (c) JPMorgan, as a Managing Agent, to JPMorgan’s Managing Agent Account, (d) Scotia Capital, as Managing Agent, to Scotia Capital’s Managing Agent Account, (e) SG, as a Managing Agent, to SG’s Managing Agent Account, and (f) Calyon New York, as a Managing Agent, to the Administrative Agent’s Account.

(F) To the extent not previously paid, on each Settlement Date, any amounts of the type described in Section 2.7(c)(iii)(F) are then due and payable and any other unpaid Obligations shall be paid to the applicable Managing Agent’s Account.

(G) On the Settlement Date on which all Obligations are paid in full, if the Servicer is the Originator or an Affiliate of the Originator, an amount equal to accrued Servicer Fee then due and payable shall be paid to the Servicer.

(H) On the Settlement Date on which all Obligations are paid in full, and after payments pursuant to clauses (A) through (G) have been made, any remaining amount shall be paid to the account of the Borrower.

(v) Upon receipt of funds deposited into its Managing Agent’s Account, each Managing Agent shall distribute such funds to the Lenders in its Group or to itself for application to the Obligations in accordance with the order of priority set forth in Section 2.7(c)(iii) or (iv), as applicable.

(vi) On the Drawdown Termination Date and thereafter, the Issuers shall use commercially reasonable efforts to coordinate Interest Periods for advances so that Consequential Losses and other expenses charged to Borrower are mitigated.

(d) Interest Payments. Interest on each Advance shall be due and payable in arrears on each Settlement Date, on the Drawdown Termination Date, and, after the Drawdown Termination Date, on demand.

(e) Payments from Collection Account. To effect payments (including prepayments) hereunder, the Borrower or the Servicer may request the Administrative Agent to remit the collected funds (if any) then held on deposit in the Collection Account.

(f) Investments. The Servicer is hereby appointed as the investment agent, which appointment the Servicer hereby accepts, to act on behalf of the Administrative Agent for determining investments of cash at any time on deposit in the Collection Account. All funds on deposit in the Collection Account shall be invested in Permitted Investments (as shall be specified by the Servicer, as investment agent, in writing to the Collection Account Bank and the Administrative Agent; provided, that if the Servicer shall fail to specify such Permitted Investments in a timely manner, the Administrative Agent may specify such Permitted Investments) that shall mature not later than the Business Day preceding the next Settlement Date and shall be held to maturity. All such investments shall be made in the name of the Collection Account Bank, as agent, and held by the Collection Account Bank, or its nominee, for the benefit of the Administrative Agent. The Collection Account Bank shall not be liable for any loss incurred in connection with any investment in the Collection Account, except for losses in respect of investments in any investment issued or guaranteed by the Collection Account Bank. Income earned on funds deposited to the Collection Account, if any, shall be considered a part of the Collection Account.

2.8. The Reserve Account.

(a) Establishment. The Borrower has established an account (the “Reserve Account”) under the control of the Administrative Agent, for the benefit of the Lenders, with U. S. Bank National Association (the “Reserve Account Bank”). The Reserve Account shall be a fully segregated trust account, unless the Reserve Account Bank shall be an Eligible Institution having short term debt ratings from S&P, Moody’s and Fitch no lower than A-1/P-1/F1 respectively. The Reserve Account shall be under the sole dominion and control of the Administrative Agent, and the Borrower shall have no right to withdraw any amount from, the Reserve Account.

(b) Taxation. The taxpayer identification number associated with the Reserve Account shall be that of the Borrower, and the Borrower will report for federal, state and local income tax purposes the income, if any, earned on funds in the Reserve Account.

(c) Investments. The Borrower is hereby appointed as the investment agent, which appointment the Borrower hereby accepts, to act on behalf of the Administrative Agent for determining investments of cash at any time on deposit in the Reserve Account. All funds on deposit in the Reserve Account shall be invested in Permitted Investments (as shall be specified by the Borrower, as investment agent, in writing to the Reserve Account Bank and the Administrative Agent; provided, that if the Borrower shall fail to specify such Permitted Investments in a timely manner, the Administrative Agent may specify such Permitted Investments) that shall mature not later than the Business Day preceding the next Settlement Date and shall be held to maturity. All such investments shall be made in the name of the Reserve Account Bank, as agent, and held by the Reserve Account Bank, or its nominee, for the benefit of the Administrative Agent. The Reserve Account Bank shall not be liable for any loss incurred in connection with any investment in the Reserve Account, except for losses in respect of investments in any investment issued or guaranteed by the Reserve Account Bank. Income earned on funds deposited to the Reserve Account, if any, shall be considered a part of the Reserve Account.

(d) New Reserve Account. In the event the Reserve Account Bank ceases to be an Eligible Institution, the Borrower shall, within ten days after learning thereof, establish a new Reserve Account in the name and under the control of the Administrative Agent (and transfer any balance and investments then in the Reserve Account to such new Reserve Account) at another Eligible Institution.

(e) Statements for Reserve Account. On a monthly basis, the Reserve Account Bank shall provide to the Administrative Agent, and the Administrative Agent shall provide copies to the Managing Agents upon request, a written statement with respect to the preceding calendar month regarding the Reserve Account in a form customary for statements provided by the Reserve Account Bank for other accounts held by it, which statement shall include, at a minimum, the amount on deposit in the Reserve Account, and the dates and amounts of all deposits, withdrawals and investment earnings with respect to the Reserve Account. The Reserve Account Bank shall promptly deliver a copy of each such statement to the Borrower and to the Servicer.

(f) Payments from Reserve Account.

(i) On the Business Day preceding the last day of each Interest Period and each Settlement Date, the Servicer will determine whether any Shortfall Amount will arise with respect to such Interest Period or Settlement Date and will give the Administrative Agent notice of the amount thereof by noon New York City time. By 2:00 p.m. New York City time on the Business Day prior to the last day of each Interest Period and each Settlement Date on which the amount of the Shortfall Amount is greater than zero, the Administrative Agent shall notify the Reserve Account Bank requesting payment thereof. To the extent funds are available in the Reserve Account, the Reserve Account Bank shall pay the amount requested to the Collection Account, by 11:00 a.m. New York City time on the last day of such Interest Period or on such Settlement Date.

(ii) On each Settlement Date prior to the Drawdown Termination Date on which the funds on deposit in the Reserve Account exceed the Required Reserve Account Amount (after giving effect to any payments pursuant to Section 2.8(f)(i)), so long as no Advance Cessation Trigger has occurred and is continuing, the Administrative Agent agrees to notify the Reserve Bank to pay such excess to the Borrower.

(g) Payments to Reserve Account. On the date hereof, the Borrower shall remit to the Reserve Account immediately available funds so that the amount on deposit in the Reserve Account equals the Required Reserve Account Amount. Additional payments shall be deposited to the Reserve Account from time to time pursuant to Section 2.7(c)(iii)(D).

(h) Pledge. The Borrower hereby pledges and assigns to the Administrative Agent for the benefit of the Lenders, and hereby grants to the Administrative Agent for the benefit of the Lenders, a security interest in, all of the Borrower’s right, title and interest in and to the Reserve Account, including, without limitation, all funds on deposit therein, all investments arising out of such funds, all interest and any other income arising therefrom, all claims thereunder or in connection therewith, and all cash, instruments, securities, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of such account, such funds or such investments, and all money at any time in the possession or under the control of, or in transit to such account, or any bailee, nominee, agent or custodian of the Reserve Account Bank, and all proceeds and products of any of the foregoing. Except as provided in the preceding sentence, the Borrower may not assign, transfer or otherwise convey its rights under this Agreement to receive any amounts from the Reserve Account.

(i) Termination of Reserve Account. On the date following the Drawdown Termination Date on which all Obligations have been paid in full, all funds then on deposit in the Reserve Account shall be paid to the Borrower and the Reserve Account shall be closed.

2.9. Interest Allocations.

With respect to Advances then outstanding and owing to one or more Lenders in its Group, each Managing Agent, from time to time and in its sole discretion, shall determine for Advances by Lenders in its Group the amount of Principal Debt that is part of the CP Allocation and the amount of Principal Debt that is part of the ABR Allocation; provided, however, that each Advance made by a Bank hereunder shall be allocated to the ABR Allocation. Each Managing Agent shall provide the Borrower with reasonably prompt notice of the allocations made by it pursuant to this Section 2.9. Following designation by each Managing Agent of any Advance, or any portion thereof, as being a CP Allocation, the Borrower may, at all times that such designation remains in effect, consult with such Managing Agent as to the number and length of Interest Periods relating to such CP Allocation. In addition, in any Borrowing Report, the Borrower may request that an Advance be part of the CP Allocation and may request the length of any related Interest Period. In selecting such Interest Periods, each Managing Agent shall use reasonable efforts, taking into account market conditions, to accommodate the Borrower’s preferences; provided, however, that each Managing Agent shall have the ultimate authority to make all such selections.

2.10. Interest Rates.

Except where specifically otherwise provided, Borrowings in respect of any CP Allocation shall bear interest with respect to each Interest Period comprising such CP Allocation at a rate per annum equal to the Commercial Paper Rate applicable to such Interest Period, and Borrowings in respect of any ABR Allocation shall bear interest at either the Eurodollar Rate plus the Bank Spread, or the Alternate Base Rate; provided, however, that in no event shall the rate of interest with respect to any Borrowings or portion thereof exceed the Maximum Rate. Each change in the Alternate Base Rate and Maximum Rate, subject to the terms of this Agreement, will become effective, without notice to the Borrower or any other Person, upon the effective date of such change.

2.11. Quotation of Rates.

It is hereby acknowledged that an officer or other individual appropriately designated by an officer previously identified to a Managing Agent in a certificate of incumbency or other appropriately designated officer of the Borrower may call such Managing Agent from time to time in order to receive an indication of the rates then in effect, but such indicated rates shall neither be binding upon such Managing Agent nor the Lenders nor affect the rate of interest which thereafter is actually in effect.

2.12. Default Rate.

So long as any Event of Default exists, all principal and accrued interest shall bear interest at the Default Rate until paid, regardless of whether such payment is made before or after entry of a judgment.

2.13. Interest Recapture.

If the designated rate applicable to any Borrowing exceeds the Maximum Rate, the rate of interest on such Borrowing shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest that would have accrued thereon if such designated rate had at all times been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total amount of interest paid or accrued is less than the amount of interest that would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by applicable Governmental Requirements, the Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if such designated rates had at all times been in effect and the amount of interest that would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

2.14. Interest Calculations.

All computations of interest and any other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed; provided, however, that any calculations of interest based on the rate set forth in clause (a) of the definition of Alternate Base Rate shall be made on the basis of a year of 365/366 days for the actual number of days (including the first day but excluding the last day) elapsed. All such determinations and calculations by the Administrative Agent and the Managing Agents shall be conclusive and binding absent manifest error.

2.15. Interest Period.

(a) “Interest Period” means, (i) with respect to any Advance included in the CP Allocation that is “tranche funded,” each period (x) commencing on, and including, the date that such Advance was initially designated by the related Managing Agent as comprising a part of the CP Allocation hereunder, or the last day of the immediately preceding Interest Period for such Advance (whichever is latest); and (y) ending on, but excluding, the date that falls such number of days (not to exceed 30 days) thereafter as such Managing Agent shall select, (ii) with respect to any Advance included in the CP Allocation that is “pool funded,” with respect to each Settlement Date, the most recently ended Collection Period, (iii) with respect to any Eurodollar Advance, a period of one month, beginning on a Business Day selected by the related Managing Agent and ending on the day in the succeeding calendar month which corresponds numerically to the beginning day of such period; provided that if there is no such corresponding day, such Interest Period shall end on the last Business Day in such succeeding month, and provided further that if such Interest Period would otherwise end on a day that is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the immediately preceding Business Day, and (iv) with respect to any other Advance, a period beginning and ending on the days selected by the related Managing Agent, such period not to exceed thirty days.

(b) Each Advance included in the ABR Allocation shall be a Eurodollar Advance, unless,

(i) on or prior to the first day of such Interest Period, the Lender with respect to such Advance shall have notified the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to fund such Advance at the Eurodollar Rate (and such Lender shall not have subsequently notified the Administrative Agent and the Managing Agent that such circumstances no longer exist), or

(ii) the Borrower shall have requested a Base Rate Advance or an Interest Period shorter than one month, or

(iii) the Administrative Agent and the Managing Agents do not receive notice, by 12:00 noon (New York City time) on the third Business Day preceding the first day of such Interest Period, that the related Advance will not be funded by issuance of commercial paper, or

(iv) the principal amount of such Advance is less than $2,500,000, or

(v) an Event of Default shall have occurred and be continuing, or

(vi) the Eurodollar Rate determined pursuant hereto does not accurately reflect the cost of funds to the Issuer or the Banks (as conclusively determined by the Administrative Agent and the Managing Agents) during such Interest Period, or

(vii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for the relevant Interest Period,

in which case (if any of the foregoing events occurs) such Advance shall be a Base Rate Advance having a duration not in excess of 31 days as selected by the Borrower (unless an Event of Default shall exist, in which case such duration shall be selected by the Administrative Agent and the Managing Agents).

(c) Notwithstanding any provision in this Agreement to the contrary, (x) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (provided, however, if interest in respect of such Interest Period is computed by reference to the Eurodollar Rate, and such Interest Period would otherwise end on a day that is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the immediately preceding Business Day); (y) any Interest Period that commences before the Drawdown Termination Date and would otherwise end after the Drawdown Termination Date shall end on the Drawdown Termination Date; and (z) the duration of each Interest Period that commences on or after the Drawdown Termination Date shall be of such duration as shall be selected by the applicable Managing Agent and communicated by notice to the Borrower.

2.16. Additional Costs.

(a) If any Regulatory Change occurring after the date hereof:

(i) shall impose, modify or deem applicable any reserve (other than reserve requirements referred to in Section 2.17), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party; or

(ii) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party and such Affected Party determines that the amount of such capital is increased by or based upon the existence of a commitment to lend or maintain a loan against Mortgage Loan Collateral hereunder or any commitments to an Investor related to this Agreement or the bonding thereof or any related liquidity facility or credit enhancement facility (or any participation therein) or other commitments of the same type related to this Agreement; or

(iii) shall impose any other condition affecting any Advance funded by any Affected Party, or its obligations or rights, if any, to make Advances or to provide funding therefor;

and the result of any of the foregoing is or would be:

(x) to increase the cost to or impose a cost on (I) an Affected Party funding or making or maintaining any Advances or any liquidity loan to an Issuer or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Administrative Agent for continuing its, or the Borrower’s, relationship with the Lenders, or

(y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or any Note, or under the Liquidity Agreement with respect thereto,

then within thirty days after written demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction to the extent that such Affected Party reasonably determines such additional or increased cost or such reduction is fairly allocable to the Borrower.

(b) Each Affected Party will promptly notify the Borrower and the applicable Managing Agent of any event of which it has knowledge that will entitle such Affected Party to compensation pursuant to this Section 2.16; provided that if any Affected Party fails to give such notice within 180 days after it obtains actual knowledge of such an event, such Affected Party shall, with respect to compensation payable pursuant to Section 2.16 or 2.17 in respect of any costs or reduction in such rate of return resulting from such event, only be entitled to payment under such section for costs incurred from and after the date 180 days prior to the date that such Affected Party does give such notice and any Affected Party shall use commercially reasonable efforts to mitigate any such costs or reduction in such rate of return.

(c) In determining any amount provided for or referred to in this Section 2.16, an Affected Party may use any reasonable averaging and attribution methods that it (in its sole discretion) shall deem applicable. Any Affected Party when making a claim under this Section 2.16 shall submit to the Borrower a statement as to such increased cost or reduced return (including calculation thereof), which statement shall be conclusive and binding upon the Borrower in the absence of manifest error in the case of a claim in an amount equal to or less than $5,000,000.

2.17. Additional Interest on Advances Bearing a Eurodollar Rate.

The Borrower shall pay to any Affected Party, so long as such Affected Party shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal of each Advance or portion thereof made or funded (including fundings to an Issuer for the purpose of maintaining an Advance) by such Affected Party during each Interest Period in respect of which interest is computed by reference to the Eurodollar Rate, for such Interest Period, at a rate per annum equal at all times during such Interest Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Affected Party for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Affected Party and notice thereof given to the Borrower (with a copy to the Administrative Agent and the applicable Managing Agent) within 30 days after any interest payment is made with respect to which such additional interest is requested. A certificate as to such additional interest submitted to the Borrower and the Administrative Agent and the applicable Managing Agent by such Affected Party shall be, in the case of a claim in an amount equal to or less than $5,000,000, conclusive and binding for all purposes, absent manifest error.

2.18. Consequential Loss.

The Borrower shall indemnify each Affected Party against, and shall pay to the Administrative Agent for such Affected Party within ten days after request therefor, any Consequential Loss of any Affected Party. When any Affected Party requests that the Borrower pay any Consequential Loss, it shall deliver to the Borrower and the Administrative Agent and the applicable Managing Agent a certificate setting forth the basis for imposing such Consequential Loss and the calculation of such amount thereof, which calculation shall be conclusive and binding absent manifest error.

2.19. Taxes.

(a) All payments made by the Borrower under this Agreement and the Notes shall be without setoff, deduction or counterclaim, and the Borrower agrees to pay on demand any present or future stamp or documentary taxes or any other taxes, levies, imposts, duties, charges, fees or withholdings which arise from payment made hereunder or under the Notes or from the execution or delivery or otherwise with respect to this Agreement or the Notes but excluding franchise taxes and taxes imposed on or measured by all or part of the gross or net income (but not including any such tax in the nature of a withholding tax) of such Affected Party by the jurisdiction under the laws of which such Affected Party is organized or has its applicable lending office or any political subdivision of any thereof (all such excluded taxes, levies, imposts, deductions, charges, withholding and liabilities collectively or individually referred to herein as “Excluded Taxes” and all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities collectively or individually referred to herein as “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Party: (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Affected Party shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) any Borrower shall make such deductions and (iii) any Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law all taxes, levies, imposts, deductions, charges, assessments or fees of any kind (including but not limited to any current or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies, but excluding any Excluded Taxes) imposed upon any Affected Party as a result of the transactions contemplated by this Agreement or that arise from any payment made hereunder or from the execution, delivery, or registration of or otherwise similarly with respect to, this Agreement (“Other Taxes”).

(c) Each Lender that is not a U.S. Person (each a “Non-U.S. Lender”) shall deliver to the Borrower: (i) two copies of either (A) United States Internal Revenue Service Form W-8BEN (including any successor forms thereto) or (B) United States Internal Revenue Service Form W-8ECI (including any successor forms thereto), or (ii) in the case of a Non-U.S. Lender claiming an exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8BEN (or any subsequent versions thereof or successors thereto) and a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, in either case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on payments by each Borrower under this Agreement. Such forms shall be delivered by each Non-U.S. Lender before the date it receives its first payment under this Agreement, and before the date it receives its first payment under this Agreement occurring after the date, if any, that such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms promptly after (or, if reasonably practicable, prior to) the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.19(c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.19(c) that such Non-U.S. Lender is not legally able to deliver.

(d) Within 30 days after the Borrower pays any amount to any Affected Party from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, any such Borrower shall deliver to the Administrative Agent for delivery to such Affected Party evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

(e) If an Issuer or Agent receives the benefit of a tax refund, credit or other benefit which is attributable to any Taxes as to which the Issuer or Agent has been reimbursed by the Borrower, or with respect to which the Borrower has paid an additional amount hereunder, the Issuer or Agent shall within 30 days after the date of such receipt pay over the amount of such refund or credit (to the extent so attributable) to the Borrower, net of all reasonable out-of-pocket third party expenses of such Issuer or Agent related to claiming such refund or credit; provided, however, that (i) the Issuer or Agent, as the case may be, acting in good faith will be the sole judge of the amount of any such refund, credit or reduction and of the date on which such refund, credit or reduction is received, (ii) the Issuer or Agent, as the case may be, acting in good faith shall have absolute discretion as to the order and manner in which it employs or claims tax refunds, credits, reductions and allowances available to it, (iii) the Borrower agrees to repay the Issuer or Agent, as the case may be, upon written request from the Issuer or Agent, as the case may be, the amount of such refund, credit or reduction received by the Borrower, in the event and to the extent, the Issuer or Agent is required to repay such refund, credit or reduction to any relevant Governmental Authority, and (iv) neither the Issuer nor the Agent shall be required to make available its tax returns or any other information relating to its taxes and the computation thereof.

(f) Nothing contained in this Section 2.19 shall require an Affected Party to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

2.20. Replacement Banks.

Upon the election of any Affected Party to request reimbursement by the Borrower for increased costs under Sections 2.16 or 2.17 or for compensation in respect of withholding taxes under Section 2.19, or upon the breach by a Bank (or, in the case of the SG Group, Barton) of the obligation to make a payment in accordance with its Bank Commitment, and such failure shall go unremedied for five (5) calendar days after notice thereof, the Borrower may, upon prior written notice to the Administrative Agent and such Affected Party, seek a replacement Bank to whom such additional costs or taxes shall not apply and which shall be satisfactory to the Administrative Agent (a “Replacement Bank”); provided, however, that the Borrower may not seek a replacement for a Managing Agent, in its capacity as a Bank, unless the Issuer in the related Group and any other Bank, at such Bank’s option, in such Group, is also terminated as a party to this Agreement and all Obligations owing to such Bank, the related Issuer and the related Managing Agent are repaid in full as they become due pursuant to Section 2.7(c)(iii). Each Affected Party agrees that, should it be identified for replacement pursuant to this Section

2.20, upon payment in full of all amounts due and owing to such Affected Party hereunder and under the other Transaction Documents, it will promptly execute and deliver all documents and instruments reasonably required by the Borrower to assign such Affected Party’s portion of the Borrowings to the applicable Replacement Bank. Any such replacement shall not relieve the Borrower of its obligation to reimburse the Affected Party for any such increased costs or taxes incurred through the date of such replacement. Pending designation of a Replacement Bank (and the related Issuer and Managing Agent), the Borrower may, at its option, instruct the Administrative Agent, in a written notice provided to the Administrative Agent, with a copy provided to the Affected Party, that all Advances subsequent to such notice be made only by the Group that does not include such Affected Party. As of the date of such notice, the Maximum Facility Amount shall be reduced by the amount of the Bank Commitments of the Banks in the Group that includes the Affected Party.

2.21. Sharing of Payments, Etc.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Advances made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its pro rata share (based on the amount of Advances owing to it to the amount of Advances owing to all Lenders), such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participation in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchase or repayment.

ARTICLE III

COLLATERAL

3.1. Collateral.

To secure the payment of the Obligations, the Borrower shall execute and deliver to the Administrative Agent and the Collateral Agent, as applicable:

(a) the Security Agreement,

(b) the Control Agreements,

(c) the Assignments, and

(d) the UCC Financing Statements;

all as more fully provided for in the Collateral Agency Agreement. The Borrower further agrees to execute all documents and instruments, and perform all other acts deemed necessary by the Administrative Agent or any Managing Agent to create and perfect, and maintain the security interests and collateral assignments in favor of the Administrative Agent for the benefit of the holders of the Obligations, as perfected first priority security interests. Any security interest or collateral assignments granted to the Administrative Agent, for the benefit of the Lenders, under any Transaction Document is for the benefit of the holders of the Obligations, whether or not reference is made to such holders.

3.2. Delivery of Collateral to Collateral Agent.

(a) Periodically, the Borrower may deliver Mortgage Loan Collateral to the Collateral Agent to hold as bailee for the Administrative Agent. The Borrower may also, periodically, transfer to the Collateral Agent Mortgage Loans that are Eligible Mortgage Loans against the transfer of funds by the Collateral Agent from the Collection Account. On the date of each such transfer of Mortgage Loans, the Servicer shall, pursuant to a Release Letter substantially in the form attached as Exhibit D-13 to the Collateral Agency Agreement, direct the Collateral Agent to transfer from the Collection Account an amount equal to the amount specified in the Release Letter to the account identified in such Release Letter in payment for the related Mortgage Loans; provided, however, that after giving effect to any such transfer of Mortgage Loans and the payment therefor, the total Collateral Value of all Eligible Mortgage Collateral will equal or exceed the Primary Obligations. Each delivery shall be made in association with an Assignment to the Administrative Agent, for the benefit of the holders of the Obligations, in all Mortgage Loans, Take-Out Commitments and related Collateral delivered with or described in such Assignment or any schedules thereto. The Borrower shall use the form of Assignment provided for in the Collateral Agency Agreement.

(b) Each Assignment delivered to the Collateral Agent shall be accompanied by a completed Schedule II and Schedule III using the forms of such schedules as prescribed in the Collateral Agency Agreement and, with respect to each Mortgage Loan described in Schedule II to each Assignment, shall deliver or cause to be delivered the following items (collectively, the “Principal Mortgage Documents”):

(i) the original of each Mortgage Note, endorsed in blank (without recourse) and all intervening endorsements thereto;

(ii) an original executed assignment in blank for each Mortgage securing such Mortgage Loan, in recordable form, executed by the Originator, in the case of each Mortgage Loan that is not a MERS Designated Mortgage Loan, or by an authorized signatory of MERS, in the case of each MERS Designated Mortgage Loan;

(iii) a certified copy of the executed Mortgage related to such Mortgage Note; and

(iv) if the Mortgage Loan was not originated in the name of the Originator, a complete chain of assignments of Mortgage from the Originator of such Mortgage Loan to the Originator.

(c) The Servicer shall hold in trust for the Administrative Agent for the benefit of the holders of the Obligations, with respect to each Mortgage Loan included in the Collateral,

(i) the original filed Mortgage relating to such Mortgage Loan, provided, however, that, until an original Mortgage is received from the public official charged with its filing and recordation, a copy, certified by the closing agent to be a true and correct copy of the filed and recorded original, may be used by the Borrower to satisfy this requirement; however, the Borrower shall thereafter pursue, with reasonable diligence, receipt of the filed and recorded original Mortgage;

(ii) other than with respect to a HUD repossessed Property that is sold to a consumer, a mortgagee’s policy of title insurance (or binding unexpired commitment to issue such insurance if the policy has not yet been delivered to the Servicer) insuring the Borrower’s perfected, first-priority Lien created by the Mortgage securing such Mortgage Loan (subject to such title exceptions that conform to the related Take-Out Commitments) in a policy amount not less than the principal amount of such Mortgage Loan;

(iii) the original hazard insurance policy, appropriately endorsed to provide that all insurance proceeds will be paid to the Originator or its assigns, referred to in Section 6.6(b) hereof which relate to such Mortgage Loan, or other evidence of insurance acceptable to the Administrative Agent;

(iv) the form of current appraisal of the Property described in the Mortgage, prepared by a state licensed appraiser, that complies with all applicable Governmental Requirements, including all Governmental Requirements that are applicable to the Lenders or any other Affected Party; provided, however, that no appraisal shall be required for Mortgage Loans (x) financing HUD repossessed Property that is sold to a consumer, financed with an FHA loan, fully insurable and in accordance with FHA guidelines, but for which an appraisal is not required, or (y) representing so called VA Rate Reduction or FHA streamline refinances, insurable in accordance with VA and FHA guidelines, but for which an appraisal is not required; and

(v) all other original documents (collectively, the “Other Mortgage Documents”).

Upon request of the Administrative Agent or any Managing Agent, and three Business Days’ prior notice by the Administrative Agent to the Collateral Agent, the Servicer shall immediately deliver, or shall cause to be delivered, all such items, held in trust, to the Collateral Agent as bailee for the Administrative Agent or such other party as may be designated in such notice.

Upon instructions from the Administrative Agent, the Collateral Agent shall reject as unsatisfactory any items so delivered, noting the rejection on the Schedule of Exceptions, whereupon the Mortgage Loan shall not be an Eligible Mortgage Loan.

(d) In connection with each Assignment delivered to the Collateral Agent, the Borrower shall deliver to the Administrative Agent copies of the related Take-Out Commitment Master Agreements with the related Approved Investor, with any confidential economic terms redacted (unless a copy of such agreement or commitment has been delivered previously).

(e) The Servicer shall provide the Collateral Agent and the Administrative Agent with full access to all Other Mortgage Documents held in trust for the Administrative Agent at all times.

(f) With respect to each Assignment that is received by the Collateral Agent, the Collateral Agent shall review such Assignment and make a written report to the Borrower and the Administrative Agent, all as more fully provided in the Collateral Agency Agreement.

3.3. Redemption of Mortgage Loan Collateral.

(a) Generally. So long as no Default or Event of Default is continuing, the Servicer (on behalf of the Borrower) may obtain releases of the Administrative Agent’s security interest in all or any part of the Eligible Mortgage Collateral (including releases from the Collection Account) at any time, and from time to time, (i) to the extent that total Collateral Value of all Eligible Mortgage Collateral (immediately after giving effect to the requested release) equals or exceeds the Primary Obligations, as shown on the most recent Borrowing Report, or (ii) by either (A) the Borrower making a principal payment on account of the Principal Debt in an amount, or (B) delivering to the Collateral Agent as bailee for the Administrative Agent substitute Eligible Mortgage Collateral with a Collateral Value, such that after giving effect to such payment or delivery, the total Collateral Value of all Eligible Mortgage Collateral will equal or exceed the Primary Obligations.

(b) Redemption Pursuant to Sale. So long as no Default or Event of Default is continuing, any one of the following may occur: (x) the Borrower, or the Servicer acting for the Borrower, from time to time may sell or pool Mortgage Loans either to an Approved Investor pursuant to a Take-Out Commitment or to the Originator under the Repurchase Agreement; (y) the Borrower may provide Mortgage Loans to the Originator for sale to an Approved Investor pursuant to a Take-Out Commitment, provided that payment is directed to the Collection Account and the security interest in the Mortgage Loan will not be released and the Borrower will not be deemed to have sold the Mortgage Loans to the Originator until the purchase price required under a Take-Out Commitment is received in the Collection Account; and (z) the Borrower, or the Servicer acting for the Borrower, may request the Administrative Agent to permit the Borrower to sell Mortgage Loans, or to pool Mortgage Loans, under such other circumstances as may be described in the request. Upon the receipt by the Collateral Agent of a Shipping Request preliminary to a transaction permitted by this Section 3.3, identifying Collateral to be delivered to an Approved Investor or through the Originator, and so long as no Default or Event of Default shall be in existence:

(i) The Collateral Agent shall deliver to the Approved Investor, or its loan servicing provider or custodian, under the Collateral Agent’s “Bailee and Security Agreement Letter” substantially in the form provided for in the Collateral Agency Agreement, as appropriate, the items of Mortgage Loan Collateral being sold that are held by the Collateral Agent as bailee for the Administrative Agent pursuant to Section 3.2 hereof, with the release of the security interest in favor of the Administrative Agent for the benefit of the holders of the Obligations in such items being conditioned upon timely payment to the Collection Account of the amount described in Section 3.3(b)(iii) or delivery of additional Eligible Mortgage Collateral;

(ii) The Servicer shall, as agent for the Administrative Agent, deliver to such Approved Investor, or such Approved Investor’s loan servicing provider or custodian, pursuant to procedures provided for in the Collateral Agency Agreement, the items held by the Servicer pursuant to Section 3.2(c) that are related to the Mortgage Loan Collateral to be transferred on the condition that such Approved Investor or its loan servicing provider or custodian shall hold or control such Other Mortgage Documents as bailee for the Administrative Agent (for the benefit of the holders of the Obligations) until the Approved Investor has paid the full purchase price for such Mortgage Loan Collateral to the Collection Account, as required by the relevant Take-Out Commitment;

(iii) Within forty-five (45) days or an Extended Time Period after the delivery by the Collateral Agent to such Approved Investor or its loan servicing provider or custodian of the items of Mortgage Loan Collateral described in Section 3.3(b)(i) or (ii), the Borrower shall make a payment, or shall cause a payment to be made, to the Collection Account, for distribution to the Administrative Agent for the account of the Lenders in an amount equal to at least the full purchase price for such Mortgage Loan Collateral or shall substitute Eligible Mortgage Collateral as permitted by this Section 3.3; and

(iv) With respect to each Shipping Request that is received by the Collateral Agent by 11:30 a.m. (eastern time) on a Business Day, the Collateral Agent shall use due diligence and efforts to review such Shipping Request and prepare the Mortgage Loan files identified in each Shipping Request, for shipment prior to the close of business on such day.

(c) Transfers. So long as no Default or Event of Default is continuing, the Borrower shall, at any time, be permitted to transfer Mortgage Loans to any Permitted Transferees (as defined below) by means of its daily electronic transmissions to the Collateral Agent, together with delivery of a Transfer Request delivered to the Collateral Agent, identifying each Mortgage Loan being transferred. The Collateral Agent’s sole responsibility with respect to any such transfers shall be to correctly reflect such transfers on its computer system and books and records and to indicate, on its Collateral Agent’s Daily Report on the next Business Day, that such transfers have been effected. “Permitted Transferees” means (i) the related Originator, in connection with any sale and transfer thereto effected pursuant to the terms of the Repurchase Agreement and (ii) any Approved Investor approved by the Administrative Agent and the Managing Agents as a Permitted Transferee. However, requested transfers will not be made if (A) as reflected on the most recent Borrowing Report, total Primary Obligations will equal or exceed the total Collateral Value of Eligible Mortgage Collateral immediately after giving effect to a requested transfer and any accompanying substitution of Mortgage Loan Collateral, or (B) the Collateral Agent shall have received written notice from the Administrative Agent that a Default or Event of Default has occurred.

(d) Continuation of Lien. Unless released in writing by the Administrative Agent as herein provided, the security interest in favor of the Administrative Agent for the benefit of the holders of the Obligations, in all Mortgage Loan Collateral transmitted pursuant to Section 3.3(b) shall continue in effect until such time as payment in full of the amount described in Section 3.3(b)(iii) shall have been received.

(e) Application of Proceeds; No Duty. Neither the Administrative Agent nor the Lenders shall be under any duty at any time to credit Borrower for any amount due from any Approved Investor in respect of any purchase of any Mortgage Loan Collateral contemplated under Section 3.3(b) above, until such amount has actually been received in immediately available funds and deposited to the Collection Account. Neither the Collateral Agent, nor the Lenders, nor the Administrative Agent shall be under any duty at any time to collect any amounts or otherwise enforce any obligations due from any Approved Investor in respect of any such purchase.

(f) Mandatory Redemption of Mortgage Loan Collateral. Notwithstanding any provision herein to the contrary, if at any time a Collateral Deficiency exists, the Borrower shall, immediately upon receipt of notice (which may be by telephone, promptly confirmed in writing) from either the Administrative Agent or the Collateral Agent, make a payment to the Collection Account (or make payment directly to the Administrative Agent) or pledge, assign and deliver additional or substitute Eligible Mortgage Collateral to the Administrative Agent for the benefit of the holders of the Obligations, so that, immediately after giving effect to such payment or pledge and assignment, total Collateral Value of Eligible Mortgage Collateral shall be equal or greater than the Principal Debt.

(g) Representation in Connection with Releases, Sales and Transfers. The Borrower represents and warrants that each request for any release or transfer pursuant to Section 3.3(a) or Section 3.3(b) shall automatically constitute a representation and warranty to the effect that immediately before and after giving effect to such release or Transfer Request, the Collateral Value of Eligible Mortgage Collateral shall equal or exceed the Primary Obligations.

(h) Limitation on Releases. Notwithstanding any provision to the contrary, the Collateral Agent shall not release any Collateral unless payment of the purchase price by the Approved Investor shall have been made in immediately available funds to the Collection Account; provided, however, that the foregoing shall not apply if immediately before and after giving effect thereto, the total Collateral Value of Eligible Mortgage Collateral shall equal or exceed the Principal Debt.

3.4. Correction of Mortgage Notes and other Principal Mortgage Documents.

(a) The Servicer may from time to time request, in writing, that the Collateral Agent deliver a Mortgage Note that constitutes Mortgage Loan Collateral so that such Mortgage Note may be replaced by a corrected Mortgage Note. Upon receipt by the Collateral Agent of such a request from the Servicer, and so long as no Default or Event of Default shall be in existence, the Collateral Agent shall deliver to the Servicer, under the Collateral Agent’s “Trust Receipt and Security Agreement Letter”, in the form provided for in the Collateral Agency Agreement, the Mortgage Note to be corrected, such delivery to be conditioned upon the receipt within fourteen (14) calendar days by the Collateral Agent of a corrected Mortgage Note acceptable to it; provided, that:

(i) at no time shall Mortgage Notes having an aggregate Collateral Value in excess of three and one half percent (3.5%) of the Maximum Facility Amount be so delivered for replacement with the corrected Mortgage Notes hereunder;

(ii) until such time as a corrected Mortgage Note shall have been delivered to the Collateral Agent, the Collateral Value attributed to each Mortgage Note delivered to the Servicer to be corrected in accordance with this Section 3.4 shall be the lesser of the uncorrected face value of such Mortgage Note and the corrected face value of such Mortgage Note known to the Borrower and communicated by the Borrower to the Collateral Agent; and

(iii) notwithstanding the preceding clause (ii), unless the corrected Mortgage Note is endorsed in blank (without recourse) and re-delivered to the Collateral Agent within 14 calendar days of the delivery by the Collateral Agent of the Mortgage Note to be corrected, the Collateral Value attributed to both the Mortgage Note to be delivered and the corrected Mortgage Note shall be zero beginning on the 15th calendar day; provided, however, that the Collateral Value attributable to the corrected Mortgage Note will be reinstated promptly upon the subsequent delivery thereof to the Collateral Agent.

(b) if the Collateral Agent notifies the Servicer that a Document Defect in a Principal Mortgage Document (other than a Mortgage Note) needs to be corrected, then the

Servicer shall correct such Document Defect and deliver the corrected Principal Mortgage Document to the Collateral Agent within 14 days. Unless the corrected Principal Mortgage Document is delivered to the Collateral Agent within 14 days of such notice, the Collateral Value attributed to the related Mortgage Loan shall be zero beginning on the 15th calendar day; provided, however, that the Collateral Value attributable to such Mortgage Loan will be reinstated promptly upon the subsequent delivery of the corrected Principal Mortgage Document to the Collateral Agent.

3.5. Collateral Reporting.

Pursuant to the Collateral Agency Agreement, at the commencement of each Business Day, and in no event later than 1:00 p.m. (eastern time), the Collateral Agent shall furnish to the Borrower and each Managing Agent by facsimile (a hard copy of which shall not subsequently be mailed, sent or delivered to any Managing Agent, unless so requested by such Managing Agent) a duly completed Collateral Agent Daily Report in the form of Exhibit D-8 to the Collateral Agency Agreement.

3.6. Take-Out Commitment and Hedge Reporting.

(a) Each Assignment delivered to the Collateral Agent shall indicate the Approved Investor with respect to the Loan Specific Take-Out Commitment and an indication of the price associated with the Loan Specific Take-Out Commitment. Notwithstanding the foregoing, if any Conforming Loan or Alt-A Loan is a Hedged Loan and not a Specific Covered Loan, the Assignment shall include a code that shall so indicate, and if any Mortgage Loan is neither a Hedged Loan nor a Specific Covered Loan, the Assignment shall include a code that shall so indicate.

(b) The Servicer shall prepare a duly completed Alt-A Loan Hedge Report and Conforming Loan Hedge Report in the forms of Exhibit D-14 and Exhibit D-15, respectively, to the Collateral Agency Agreement on the close of business on the last Business Day of each week and shall provide such reports to the Administrative Agent, the Borrower and the Collateral Agent no later than 10:00 a.m. (eastern time) on the following Business Day. To the extent that any Alt-A Loan Hedge Report or Conforming Loan Hedge Report reflects a weighted average purchase price (expressed as a percentage of par) less than 100% of par, (A) the Servicer shall, with effect from such date and on an ongoing basis, prepare and provide to the Borrower and the Collateral Agent such report(s) on the close of business on each Business Day, and (B) the Collateral Agent shall accordingly adjust the Collateral Value of the Mortgage Loans identified in such report.

(c) Upon request of the Administrative Agent or any Managing Agent at any time, the Servicer shall furnish to the Administrative Agent and the applicable Managing Agent copies of any Loan Specific Take-Out Commitments to the extent not previously delivered to the Administrative Agent.

3.7. Servicer Monthly Reporting.

No later than 10:00 a.m. (eastern time) on the Settlement Date and within twenty (20) days after request by the Administrative Agent, the Servicer shall furnish the Borrower, the

Administrative Agent, the Managing Agents and its Group Banks (by facsimile or electronic transmission (a hard copy of which shall not subsequently be mailed, sent or delivered to the Administrative Agent and the Managing Agents, unless so requested by the Administrative Agent and the Managing Agents)) a report executed by a Financial Officer of the Servicer or the Originator, in the form of Exhibit F hereto (“Servicer Monthly Report”) which shall provide as of the last day of the previous month (or of the date of such request) (i) a computation of the Delinquency Ratio, (ii) delinquency of Mortgage Loans owned by the Borrower that are financed by the Lenders and constitute Collateral hereunder, and (iii) the other information provided for therein. If such Servicer Monthly Report reflects a Pool Weighted FICO Score Average below 690 then, to the extent that a FICO Score Trigger Event results therefrom, the Administrative Agent shall so notify the Collateral Agent.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Borrowings under this Agreement.

The effectiveness of this Agreement and the making of the initial Advance hereunder shall not occur until satisfaction of the conditions precedent specified in Section 4.2 hereof (including that no Material Adverse Effect with respect to the Borrower, Originator or Servicer shall have occurred and be continuing) and delivery to the Administrative Agent of the following (each of the following documents being duly executed and delivered and in form and substance satisfactory to the Managing Agents, and, with the exception of the Notes, each in a sufficient number of originals that each Managing Agent may have an executed original of each document):

(a) an executed counterpart of this Agreement;

(b) the Notes issued to each Lender;

(c) the Collateral Agency Agreement, the Electronic Tracking Agreement, the Security Agreement, the Control Agreements and such other Security Instruments as may be requested by the Administrative Agent;

(d) the Repurchase Agreement;

(e) the Subordination Agreement in the form of Exhibit B;

(f) a certificate of the Secretary or Assistant Secretary of each of the Borrower and the general partner of the Originator setting forth (i) resolutions of the Borrower’s and the general partner of the Originator’s board of directors authorizing the execution, delivery, and performance by each of the Borrower and Originator of the Transaction Documents to which they are a party and identifying the officers of the Borrower and the Originator who are authorized to sign such Transaction Documents, and (ii) specimen signatures of the officers so authorized;

(g) a copy, certified as true by the Secretary or Assistant Secretary of each of the Borrower and the general partner of the Originator, of the articles of incorporation, articles of organization, certificate of limited partnership, certificate of incorporation, certificate of organization and the bylaws, the operating agreement or the Partnership Agreement of each of the Borrower , the Originator, and the general partner of the Originator respectively, together with all amendments thereto;

(h) a favorable written opinion from counsel to the Borrower, Originator and D.R. Horton on entity matters substantially in the form of Exhibit I-1 hereto and a favorable written opinion from counsel to the Borrower and the Originator on security interest matters substantially in the form of Exhibit I-2 hereto;

(i) a favorable written opinion from counsel to the Originator as to true sale and non-consolidation matters, substantially in the form of Exhibit J hereto;

(j) a certificate from each of (i) the Secretary of the State of Delaware, (ii) the Secretary of State of the State of Texas and (iii) an officer of the Borrower, D.R. Horton and the general partner of the Originator with respect to every state in which the Borrower, D.R. Horton and the Originator conducts business, as to the good standing or existence of the Borrower, D.R. Horton and/or the Originator, as applicable, in each state or states for which each certificate is made;

(k) a letter agreement between the Borrower and the Collateral Agent establishing fees for collateral agency, custodial and administrative services, and a mutually agreeable schedule for payment of such fees shall have been executed by the Borrower and the Collateral Agent and shall have been approved by the Administrative Agent;

(l) acknowledgment copies of proper Financing Statements (Form UCC-1), filed on or prior to the date of the initial Advance, naming (i) the Originator as the Seller, the Borrower as the secured party/purchaser and the Administrative Agent as the assignee, and (ii) the Borrower as the debtor and the Administrative Agent on behalf of the holders of the Obligations as the secured party, or other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect the ownership and security interests in the Collateral contemplated by the Repurchase Agreement and this Agreement;

(m) a search report provided in writing to the Administrative Agent by the Corporation Service Company, listing all effective financing statements that name the Borrower or the Originator as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection (m) above and in such other jurisdictions as the Administrative Agent shall request, together with copies of such financing statements (none of which, except as listed on Schedule III, shall cover any Mortgage Loans or interests therein or proceeds thereof);

(n) the Administrative Agent Fee Letter and the Managing Agent Fee Letter;

(o) evidence of the payment of fees due at closing, as provided in the Fee Letters;

(p) evidence of a deposit to the Reserve Account in the amount needed to increase the balance therein to equal the Required Reserve Account Amount;

(q) with respect to each Issuer, if required, written confirmation from each Rating Agency rating the Commercial Paper Notes of such Issuer that the Issuer’s execution of and performance under this Agreement will not result in a downgrade or withdrawal of the ratings assigned to any of such Commercial Paper Notes; and

(r) such other documents as any Managing Agent may reasonably request at any time at or prior to the Borrowing Date of the initial Borrowing hereunder.

4.2. All Borrowings.

Each Advance (including, without limitation, the initial Advance) pursuant to this Agreement is subject to the following further conditions precedent:

(a) (i) prior to 3:30 p.m. (eastern time) on the Business Day before the designated Borrowing Date, the Administrative Agent shall have received, and prior to 4:30 p.m. (eastern time) on the Business Day before the designated Borrowing Date, each Managing Agent, its Group Banks and the Collateral Agent shall have received a Borrowing Report, verifying that after giving effect to the requested Advance, the Collateral Value of all Eligible Mortgage Collateral shall exceed the Primary Obligations (together with any related Assignment) duly executed and delivered by the Borrower; and (ii) the Administrative Agent and each Managing Agent shall have received, no later than 1:00 p.m. (eastern time), on the proposed date of funding, a Collateral Agent Daily Report, pursuant to Section 3.8 of the Collateral Agency Agreement;

(b) all Collateral in which the Borrower has granted a security interest to the Administrative Agent for the benefit of the holders of the Obligations, with the exception of Special Mortgage Loans pursuant to Section 2.3(c), shall have been physically delivered to the possession of the Collateral Agent in accordance with Section 3.2;

(c) the representations and warranties of the Borrower, the Originator and (so long as the Servicer and the Originator are the same entity) the Servicer contained in this Agreement, any Assignment or Borrowing Report, or any Security Instrument or other Transaction Document (other than those representations and warranties that, by their express terms, are limited to the effective date of the document or agreement in which they are initially made) shall be true and correct in all respects on and as of the date of such Advance;

(d) no Default, Event of Default, Servicer Default or Advance Cessation Trigger shall have occurred and be continuing, or would result from such Advance, and no change or event that constitutes a Material Adverse Effect with respect to the Borrower, the Originator or the Servicer shall have occurred and be continuing as of the date of such Advance;

(e) the Collection Account shall be established and in existence and free from any Lien other than pursuant to the Control Agreements;

(f) delivery of a sufficient number of originals such that the Administrative Agent may have an executed original thereof, of such other documents and opinions of counsel, including such other documents as may be necessary or desirable to perfect or maintain the priority of any Lien granted or intended to be granted hereunder or otherwise and including favorable written opinions of counsel with respect thereto, as any Managing Agent may request;

(g) the Drawdown Termination Date shall not have occurred; and

(h) the Required Reserve Account Amount shall be on deposit in the Reserve Account.

Each Borrowing Report shall be automatically deemed to constitute a representation and warranty by the Borrower on the Borrowing Date set forth therein to the effect that all of the conditions of this Section 4.2 are satisfied as of such Borrowing Date.

4.3. All Disbursements of Funds.

Each disbursement of funds to the Borrower in connection with an Advance (including without limitation, the Initial Advance) pursuant to this Agreement is subject to the further condition precedent that no Advance Cessation Trigger shall have occurred and be continuing. Each Borrowing Report shall be automatically deemed to constitute a representation and warranty by the Borrower on the Borrowing Date set forth therein to the effect that all of the conditions of this Section 4.3 are satisfied as of such Borrowing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1. Representations of the Borrower and the Servicer.

The Borrower and the Servicer each represents and warrants to the Administrative Agent, the Managing Agents and the Lenders as to itself on the date hereof and on each date an Advance is made, as follows:

(a) Organization and Good Standing. It (i) in the case of the Borrower, is a limited liability company and, in the case of the Servicer, is a limited partnership, in each case duly organized and existing in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business and in good standing in all jurisdictions in which its failure to be so qualified could have a Material Adverse Effect, (iii) has the requisite entity power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states wherein it proposes to transact business in the future and (iv) is in compliance with all Requirements of Law except, with respect to the Servicer, if the failure to be so qualified would not have a Material Adverse Effect.

(b) Authorization and Power. It has the requisite entity power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party; it is duly authorized to and has taken all requisite entity action necessary to authorize it to, execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and is and will continue to be duly authorized to perform this Agreement and such other Transaction Documents.

(c) No Conflicts or Consents. Neither the execution and delivery by it of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will (i) contravene or conflict with any Requirement of Law to which it is subject, or any indenture, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it may be bound, or to which its Property may be subject, or (ii) result in the creation or imposition of any Lien, other than the Liens of the Security Instruments, on the Property of the Borrower.

(d) Enforceable Obligations. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed by it and are its legal, valid and binding obligations, enforceable in accordance with their respective terms, except as limited by Debtor Laws.

(e) Full Disclosure. None of the following items contains or will contain any untrue or inaccurate statement of material fact or omits or will omit to state a material fact necessary to make such information not misleading: (i) any financial statements of the Borrower or Servicer, (ii) any Borrowing Report, (iii) any Servicer Monthly Report, (iv) any other report from the Borrower or Servicer delivered in connection with this Agreement, and (v) any officer’s certificate or statement delivered by the Borrower or the Servicer to the Managing Agents in connection with this Agreement.

(f) No Default. It is not in default under any loan agreement, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its Property is bound, if such default would also be a Default or an Event of Default (or, with notice or passage of time would become a Default or Event of Default) under either of subparagraphs (f) or (j) of Section 8.1 of this Agreement.

(g) Litigation.

(i) Except as set forth on Schedule IV, there are no actions, suits or proceedings, including arbitrations and administrative actions, at law or in equity, either by or before any Governmental Authority, now pending or, to its knowledge, threatened by or against it or any of its Subsidiaries, and pertaining to any Governmental Requirement affecting its Property or rights or any of its Subsidiaries, that, if determined adversely to the Borrower or Servicer, would result in liability of $5,000,000 or more.

(ii) Neither it nor any of its Subsidiaries is in default with respect to any Governmental Requirements which, with respect to the Servicer, would have a Material Adverse Effect.

(iii) The Borrower is not liable on any judgment, order or decree (or any series of judgments, orders, or decrees) having an aggregate liability of $100,000 or more and that has not been paid, stayed or dismissed within 30 days.

(h) Taxes. All tax returns required to be filed by it in any jurisdiction have been filed and all taxes, assessments, fees and other governmental charges upon it or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on its books. It has no knowledge of any proposed tax assessment against it that would have a Material Adverse Effect.

(i) Indebtedness. If the Servicer is the Originator, the Servicer is in compliance with the maximum leverage test set forth in Section 7.10.

(j) Permits, Patents, Trademarks, Etc.

(i) It has all permits and licenses necessary for the operation of its business.

(ii) It owns or possesses (or is licensed or otherwise has the necessary right to use) all patents, trademarks, service marks, trade names and copyrights, technology, know-how and processes, and all rights with respect to the foregoing, which are necessary for the operation of its business, without any conflict with the rights of others. Except, with respect to the Servicer, to the extent that failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated hereby will not alter or impair any of such rights of it.

(k) Status Under Certain Federal Statutes. It is not (i) a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company,” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (ii) a “public utility,” as such term is defined in the Federal Power Act, as amended, (iii) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (iv) a “rail carrier,” or a “person controlled by or affiliated with a rail carrier,” within the meaning of Title 49, U.S.C., and it is not a “carrier” to which 49 U.S.C. § 11301(b)(1) is applicable.

(l) Securities Acts. It has not issued any unregistered securities in violation of the registration requirements of the Securities Act of 1933, as amended, or of any other Requirement of Law, and is not violating any rule, regulation, or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The Borrower is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Notes.

(m) No Approvals Required. Other than consents and approvals previously obtained and actions previously taken, neither the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of any of the transactions contemplated hereby or thereby requires the consent or approval of, the giving of notice to, or the registration, recording or filing by it of any document with, or the taking of any other action in respect of, any Governmental Authority that has jurisdiction over it or any of its Property, except, with respect to the Servicer, to the extent that failure to obtain any such consent or approval could not reasonably be expected to have a Material Adverse Effect.

(n) Environmental Matters. There have been no past, and there are no pending or threatened, claims, complaints, notices, or governmental inquiries against it regarding any alleged violation of, or potential liability under, any environmental laws that could be expected to have a Material Adverse Effect. It and its properties are in compliance in all material respects with all environmental laws and related licenses and permits. No conditions exist at, on or under any Property now or previously owned or leased by it that could give rise to liability under any environmental law that could be expected to have a Material Adverse Effect.

(o) Eligibility. The Servicer and the Originator are approved and qualified and in good standing as a lender or seller/servicer, as follows:

(i) Each of the Servicer and the Originator is a Fannie Mae approved seller/servicer and the Borrower is a Fannie Mae approved seller (in good standing) of Mortgage Loans, eligible to originate, purchase, hold, sell and, with respect to the Originator and the Servicer, service Mortgage Loans to be sold to Fannie Mae.

(ii) Each of the Servicer and the Originator is a Freddie Mac approved seller/servicer (in good standing) of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Freddie Mac.

Each of the Servicer and Originator is an approved FHA servicer, VA servicer and Ginnie Mae issuer (in good standing) of mortgage loans, eligible to originate, purchase, hold, sell and service mortgage loans to be pooled into Ginnie Mae MBS Pools and to issue Ginnie Mae MBS.

5.2. Additional Representations of the Borrower.

The Borrower further represents and warrants to the Administrative Agent, the Managing Agents and the Lenders as to itself as follows on the date hereof and on each date an Advance is made:

(a) Activities. The Borrower was formed on June 21, 2002, and the Borrower did not engage in any business activities prior to the date of the Original Loan Agreement. The Borrower will limit its activities to those specified in the Articles of Organization and has no Subsidiaries.

(b) Solvency. Both prior to and after giving effect to each Borrowing, (i) the fair value of the property of the Borrower is greater than the total amount of liabilities, including contingent liabilities, of the Borrower, (ii) the present fair salable value of the assets of the Borrower is not less than the amount that will be required to pay all probable liabilities of the Borrower on its debts as they become absolute and matured, (iii) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond the Borrower’s abilities to pay such debts and liabilities as they mature and (iv) the Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Borrower’s property would constitute unreasonably small capital.

(c) Purchase of Mortgage Loans. With respect to each Mortgage Loan, the Borrower shall have purchased such Mortgage Loan from the Originator in exchange for payment (made by the Borrower to the Originator in accordance with the provisions of the Repurchase Agreement) of cash, the Deferred Purchase Price (as such term is defined in the Repurchase Agreement), or a combination thereof in an amount that constitutes fair consideration and reasonably equivalent value. Each such sale referred to in the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Originator to the Borrower and no such sale is or may be voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

(d) Priority of Debts and Liens. The Borrower has incurred no Indebtedness except as expressly incurred hereunder and under the other Transaction Documents. Upon delivery of an Assignment to the Collateral Agent, the Administrative Agent will have a valid, enforceable, perfected and first-priority Lien, for the benefit of the holders of the Obligations, in all Mortgage Loan Collateral described in or delivered with such Assignment. Upon delivery of funds for deposit in the Collection Account to the Collateral Agent, the Administrative Agent will have a valid, enforceable, perfected and first-priority Lien for the benefit of the holders of the Obligations, on the Collection Account and related Collateral.

(e) No Liens. The Borrower has (or, as to all Mortgage Loan Collateral delivered to the Collateral Agent after the date of this Agreement, will have) good and indefeasible title to all Collateral, and the Mortgage Loan Collateral and all proceeds thereof are (or, as to all Mortgage Loan Collateral delivered to the Collateral Agent after the date of this Agreement, will be) free and clear of all Liens and other adverse claims of any nature, other than (i) the right of the related Originator to repurchase such Mortgage Loan Collateral pursuant to the terms of the Repurchase Agreement and/or (ii) Liens in the Mortgage Loan Collateral or proceeds in favor of the Administrative Agent for the benefit of the holders of the Obligations.

(f) Financial Condition. The balance sheet of the Borrower as at December 31, 2005, a copy of which has been furnished to the Managing Agents, fairly presents the financial condition of the Borrower as at such date, in accordance with GAAP, and since such date there has been no material adverse change in the business, operations, property or financial or other condition of the Borrower.

(g) Principal Office, Etc. The principal office, chief executive office and principal place of business of the Borrower is at 12357 Riata Trace Parkway, Suite C150, Austin, TX 78727. DHI Mortgage is organized under the laws of Delaware and not under the laws of any other jurisdiction.

(h) Ownership. DHI Mortgage is the owner of all of the issued and outstanding limited liability company interests of the Borrower.

(i) UCC Financing Statements. Except as set forth on Schedule III, no effective financing statement or other instrument similar in effect covering any Mortgage Loan, any interest therein, or the related Collateral with respect thereto is on file in any recording office except such as may be filed (x) in favor of the Originator or the Borrower in accordance with the Mortgage Loans, (y) in favor of the Borrower in connection with the Repurchase Agreement, or

(z) in favor of the Administrative Agent or the holders of the Obligations in accordance with this Agreement or in connection with a Lien arising solely as the result of any action taken by the Lenders (or any assignee thereof) or by the Administrative Agent.

(j) Trade Names. The Borrower is not known by and does not use any trade name or doing-business-as name.

(k) Origination of Mortgage Loans.

(i) Each Mortgage Loan was originated in compliance with local, state and federal law applicable thereto at the time of origination, including without limitation, required disclosures of points, charges and fees.

(ii) Each Mortgage Loan was originated using credit policies in effect at the time such origination, which were designated to provide guidelines in underwriting the creditworthiness of the Obligors and to determine the Obligors’ ability to repay the debt. In accordance with such policies, each of the Originators considered, among other things, the credit history of the Obligor and other credit indicators such as income verification and/or debt-to-income ratios of the Obligor. No Mortgage Loan was originated based solely on an estimation of the value of the mortgaged property without any consideration of the potential ability of the Obligor to repay the amount owed under the Mortgage Loan.

(l) No Mortgage Loan violates any of the provisions of the Home Ownership and Equity Protection Act of 1994 (14 U.S.C. § 1602(aa)) or Regulation Z (12 C.F.R. 226.32).

5.3. Additional Representations and Warranties of the Servicer.

The Servicer represents and warrants as follows on the date hereof and on each date an Advance is made:

(a) Financial Condition.

(i) The Servicer has delivered to the Administrative Agent (x) copies of the Servicer’s balance sheet, as of March 31, 2006, and the related statements of income, stockholder’s equity and cash flows for the year ended on such date, audited by independent certified accountants of recognized national standing and (y) copies of the Servicer’s balance sheet, as of March 31, 2006, and the related statements of income, stockholder’s equity and cash flows for the nine months ended on such date, (“Interim Statements”); and all such financial statements fairly present the financial condition of the Servicer as of their respective dates, subject, in the case of the Interim Statements, to normal year end adjustments and the results of operations of the Servicer for the periods ended on such dates and have been prepared in accordance with GAAP.

(ii) As of the date thereof, there are no obligations, liabilities or Indebtedness (including contingent and indirect liabilities and obligations or unusual forward or long-term commitments) of the Servicer required to be recorded under GAAP that are not reflected therein.

(iii) No change that constitutes a Material Adverse Effect has occurred in the financial condition or business of the Servicer since March 31, 2006.

(b) Employee Benefit Plans. (i) No Employee Plan of the Servicer or any ERISA Affiliate has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), (ii) neither the Servicer nor any ERISA Affiliate has incurred liability under ERISA to the PBGC, (iii) neither the Servicer nor any ERISA Affiliate has partially or fully withdrawn from participation in a Multiemployer Plan, (iv) no Employee Plan of the Servicer or any ERISA Affiliate has been the subject of involuntary termination proceedings, (v) neither the Servicer nor any ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that might give rise to a material liability of the Servicer or any ERISA Affiliate, and (vi) no “reportable event” (as defined in Section 4043 of ERISA) has occurred in connection with any Employee Plan of the Servicer or any ERISA Affiliate other than events for which the notice requirement is waived under applicable PBGC regulations.

(c) Ownership. On the date of this Agreement, D.R. Horton has beneficial ownership of 100% of the issued and outstanding shares of each class of the stock of the general partner and each limited partner of the Servicer. The Servicer is the owner of all the limited liability company shares in the Borrower.

(d) Solvency.

(i) The fair value of the Servicer’s assets exceeds its liabilities;

(ii) the Servicer has the ability to meet its obligations as they mature; and,

(iii) the Servicer has sufficient capital to carry on its business.

5.4. Survival of Representations.

All representations and warranties by the Borrower and the Servicer herein shall survive delivery of the Notes and the making of the Advances, and any investigation at any time made by or on behalf of the Administrative Agent or the Lenders shall not diminish the right of the Administrative Agent, the Managing Agents or the Lenders to rely thereon.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower and the Servicer shall each at all times comply with the covenants applicable to it contained in this Article VI, from the date hereof until the later of the Drawdown Termination Date and the date all of the Obligations are paid in full.

6.1. Financial Statements and Reports.

The Servicer, for so long as the Servicer is the Originator, and thereafter the Borrower, shall furnish to the Managing Agents the following, all in form and detail satisfactory to the Managing Agents:

(a) promptly after becoming available, and in any event within 120 days after the close of each fiscal year of each of the Servicer, the Originator and D.R. Horton, such Person’s audited consolidated balance sheet as of the end of such fiscal year, and the related statements of income, stockholder’s equity and cash flows of such Person for such year accompanied by (i) the related report of independent certified public accountants acceptable to the Managing Agents, which report shall be to the effect that such statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in such principles with which the independent public accountants shall have concurred and (ii) if issued, the auditor’s letter or report to management customarily given in connection with such audit;

(b) promptly after becoming available, and in any event within 60 days after the end of each fiscal quarter, excluding the fourth fiscal quarter, of each fiscal year of each of the Servicer, the Originator and D.R. Horton, the unaudited consolidated balance sheet of each of the Servicer, the Originator and D.R. Horton as of the end of such fiscal quarter and the related statements of income, stockholders’ equity and cash flows of each of the Servicer, the Originator and D.R. Horton for such fiscal quarter and the period from the first day of the then current fiscal year of the Servicer, the Originator and D.R. Horton through the end of such fiscal quarter, certified by a Financial Officer of the Servicer, the Originator and D.R. Horton, respectively, to have been prepared in accordance with GAAP applied on a basis consistent with prior periods, subject to normal year-end adjustments;

(c) promptly upon receipt thereof, a copy of each other report submitted to each of the Servicer, the Originator and D.R. Horton by independent accountants in connection with any annual, interim or special audit of the books of such Person;

(d) promptly and in any event within twenty (20) days after the request of the Administrative Agent or the Managing Agents at any time and from time to time, a certificate, executed by the president or chief financial officer of the Servicer or the Originator, setting forth all of such Person’s warehouse borrowings and a description of the collateral related thereto;

(e) promptly and in any event within 60 days after the end of each of the first three (3) quarters in each fiscal year of the Borrower, and within 120 days after the close of the Borrower’s fiscal year, completed officer’s certificates in the form of Exhibit H-1 and H-2 hereto, executed by the president or chief financial officer of each of the Servicer and the Borrower, respectively;

(f) promptly and in any event within 60 days after the end of each quarter (120 days in the case of the fourth quarter), a management report regarding the Originator’s Mortgage Loan production for the prior quarter and year-to-date, in form and detail as required by the Administrative Agent;

(g) promptly furnish copies of all reports and notices with respect to any “reportable event” defined in Title IV of ERISA that the Borrower, the Originator or the Servicer files or that the Borrower, Originator or Servicer is required to file under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or that the Borrower, Originator or Servicer receives from the PBGC;

(h) immediately after becoming aware of the expiration, forfeiture, termination, or cancellation of, or default under, any Take-Out Commitment relating to any Collateral, telephone notice thereof confirmed in writing within one Business Day, together with a statement as to what action the Borrower proposes to take with respect thereto; provided that no such notice need be given if such Take-Out Commitment is replaced by another Take-Out Commitment;

(i) promptly after becoming available, and in any event within 120 days after the close of each fiscal year of the Borrower, the Borrower’s balance sheet as of the end of such fiscal year, and the related statements of income, stockholder’s equity and cash flows of the Borrower for such year accompanied by (i) the related report of independent certified public accountants acceptable to the Administrative Agent, which report shall be to the effect that such balance sheets have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in such principles with which the independent public accountants shall have concurred and (ii) if issued, the auditor’s letter to report to management customarily given in connection with such audit;

(j) promptly after becoming available, and in any event within 60 days after the end of each fiscal quarter, excluding the fourth fiscal quarter, of each fiscal year of the Borrower, the balance sheet of the Borrower as of the end of such fiscal quarter and the related statements of income, stockholders’ equity and cash flows of the Borrower for such fiscal quarter and the period from the first day of such fiscal year through the end of such fiscal quarter, certified by the chief financial officer of the Borrower, to have been prepared in accordance with GAAP applied on a basis consistent with prior periods, subject to normal year-end adjustments;

(k) promptly after the Borrower obtains knowledge thereof, notice of any “Event of Default” or “Facility Termination Date” under the Repurchase Agreement;

(l) promptly after receipt thereof, copies of all notices received by the Borrower from the Originator under the Repurchase Agreement;

(m) promptly after the Servicer obtains knowledge thereof, notice of any Servicer Default or of any condition or event that, with the giving of notice or lapse of time or both and unless cured or waived, would constitute a Servicer Default;

(n) such other material information concerning the business, properties or financial condition of the Borrower or the Originator as the Administrative Agent or any Managing Agent may reasonably request; and

(o) promptly upon entering into any master agreement with respect to a Loan Specific Take-Out Commitment, a copy of such agreement and (ii) upon request by the Administrative Agent, or if there is an Event of Default, copies of all Take-Out Commitment

Documents with respect to Mortgage Loans covered by a Loan Specific Take-Out Commitment; provided, that if the Take-Out Commitment is made on a confirmation or supplement to a master agreement and the master agreement has been previously delivered to the Administrative Agent, only the confirmation or supplement is required to be delivered pursuant to this clause.

6.2. Taxes and Other Liens.

The Borrower shall pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) that, if unpaid, might become a Lien upon any or all of its Property; provided, however, the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by it or on its behalf and if it shall have set up reserves therefor adequate under GAAP.

6.3. Maintenance.

The Borrower shall (i) maintain its limited liability company existence, rights and franchises and (ii) observe and comply with all Governmental Requirements. The Servicer shall maintain its entity existence. The Borrower shall maintain its Properties (and any Properties leased by or consigned to it or held under title retention or conditional sales contracts) in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to its Properties as are needful and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times.

6.4. Further Assurances.

The Borrower and the Servicer shall, each within three (3) Business Days (or, in the case of Mortgage Notes, such longer period as provided under Section 3.5 of this Agreement) after the request of the Administrative Agent, cure any defects in the execution and delivery of the Notes, this Agreement or any other Transaction Document. The Borrower and the Servicer shall, each at its expense, promptly execute and deliver to the Administrative Agent, upon the Administrative Agent’s request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower and the Servicer, respectively, in this Agreement and in the other Transaction Documents or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in this Agreement or the other Transaction Documents, or more fully to state the security for the obligations set out herein or in any of the other Transaction Documents, or to perfect, protect or preserve any Liens created (or intended to be created) pursuant to any of the other Transaction Documents, or to make any recordings, to file any notices, or obtain any consents.

6.5. Compliance with Laws.

The Servicer shall comply with all applicable laws, rules, regulations and orders in connection with servicing the Mortgage Assets.

6.6. Insurance.

(a) The Borrower and the Servicer shall each maintain with financially sound and reputable insurers, insurance with respect to its Properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, including, without limitation, a fidelity bond or bonds in form and with coverage and with a company satisfactory to the Administrative Agent and with respect to such individuals or groups of individuals as the Administrative Agent may designate. Upon request of the Administrative Agent or a Managing Agent, the Borrower and the Servicer shall each furnish or cause to be furnished to the Administrative Agent and any requesting Managing Agent from time to time a summary of the insurance coverage of the Borrower and the Servicer, respectively, in form and substance satisfactory to the Administrative Agent or requesting Managing Agent and if requested shall furnish the Administrative Agent with copies of the applicable policies.

(b) With respect to Mortgages comprising the Collateral (i) the Servicer, for as long as the Servicer is the Originator, and thereafter the Borrower, shall cause the improvements on the land covered by each Mortgage to be kept continuously insured at all times by responsible insurance companies against fire and extended coverage hazards under policies, binders, letters, or certificates of insurance, with a standard mortgagee clause in favor of the original mortgagee and its successors and assigns or, in the case of a MERS Designated Mortgage Loan, the beneficial owner of such mortgage loan, and (ii) the Servicer, for so long as the Servicer is the Originator, and thereafter the Borrower, shall cause each such policy to be in an amount equal to the lesser of the maximum insurable value of the improvements or the original principal amount of the Mortgage, without reduction by reason of any co-insurance, reduced rate contribution, or similar clause of the policies or binders.

6.7. Accounts and Records.

The Borrower and, so long as the Servicer and the Originator are the same entity, the Servicer shall each keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, in accordance with GAAP. The Borrower and the Servicer shall each maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate all records pertaining to the performance of the Borrower’s obligations under the Take-Out Commitments and other agreements made with reference to any Mortgage Loans in the event of the destruction of the originals of such records) and keep and maintain all documents, books, records, computer tapes and other information necessary or advisable for the performance by the Borrower of its Obligations. The Borrower shall not enter the “loan servicing” business.

6.8. Right of Inspection.

The Borrower and, so long as the Servicer and the Originator are the same entity, the Servicer shall each permit upon reasonable notice (a) any officer, employee or agent of the Administrative Agent (including an independent certified public accountant) to visit and inspect any of its Properties, examine its books of record and accounts, telecopies and extracts therefrom, and discuss its affairs, finances and accounts with its officers, accountants, and auditors, all during reasonable business hours and as often as the Administrative Agent may reasonably request, but no more than once each calendar year unless a Default or an Event of Default has occurred or is continuing, and (b) on request of the Administrative Agent, an accounting or consulting firm selected by the Administrative Agent conduct, a review of its books and records. The Administrative Agent may be accompanied by officers, employees, or agents of any Managing Agent at its request. The Borrower agrees to pay the reasonable costs of reviews and inspections performed by or on behalf of the Administrative Agent pursuant to this Section 6.8, but not costs relating to any Managing Agent’s travel or expenses related to its accompanying the Administrative Agent.

6.9. Notice of Certain Events.

The Borrower and, so long as the Servicer and the Originator are the same entity (other than with respect to clause (g) hereof), the Servicer shall each promptly notify the Managing Agents upon (a) the receipt of any notice from, or the taking of any other action by, the holder of any of its promissory notes, debentures or other evidences of Indebtedness with respect to a claimed default, together with a detailed statement by a responsible officer of the Borrower or the Servicer, as the case may be, specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower or the Servicer is taking or proposes to take with respect thereto, but only if such alleged default or event of default (if it were true) would also be a Default or Event of Default under this Agreement; (b) the commencement of, or any determination in, any legal, judicial or regulatory proceedings that, if adversely determined, could also be a Default or Event of Default under this Agreement; (c) any dispute between the Borrower or the Servicer, as the case may be, and any Governmental Authority or any other Person that, if adversely determined, could have a Material Adverse Effect; (d) any adverse change in the business, operations prospects or financial condition of the Borrower or the Servicer, as the case may be, that is reasonably likely to result in a Material Adverse Effect, including, without limitation, the Borrower’s or the Servicer’s insolvency; (e) any event or condition known to it that, if adversely determined, would have a Material Adverse Effect; (f) the receipt of any notice from, or the taking of any other action by any Approved Investor indicating an intent not to honor, or claiming a default under a Take-Out Commitment, together with a detailed statement by a responsible officer of the Borrower specifying the notice given or other action taken by such Approved Investor and the nature of the claimed default and what action the Borrower is taking or proposes to take with respect thereto; (g) the receipt of any notice from, and or the taking of any action by any Governmental Authority indicating an intent to cancel the Borrower’s or the Servicer’s right to be either a seller or servicer of such Governmental Authority’s insured or guaranteed Mortgage Loans; and (h) the receipt of any notice of any final judgment or order for payment of money applicable to the Borrower or the Servicer in excess of $1,000,000.

6.10. Performance of Certain Obligations.

The Borrower and, so long as the Servicer and the Originator are the same entity, the Servicer shall each perform and observe each of the provisions of each Mortgage Loan and Take-Out Commitment on its part to be performed or observed and will cause all things to be done that are necessary to have each Mortgage Loan covered by a Take-Out Commitment comply with the requirements of such Take-Out Commitment.

6.11. Use of Proceeds; Margin Stock.

The proceeds of the Advances shall be used by the Borrower solely for the acquisition of Mortgage Loans under the Repurchase Agreement. None of such proceeds shall be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, or for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry margin stock or for any other purpose that might constitute this transaction a “purpose credit” within the meaning of such Regulation U. Neither the Borrower nor any Person acting on behalf of the Borrower shall take any action in violation of Regulations U or X or shall violate Section 7 of the Securities Exchange Act of 1934, as amended, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

6.12. Notice of Default.

The Servicer shall furnish to the Managing Agents and the Administrative Agent immediately upon becoming aware of the existence of any Event of Default, a written notice specifying the nature and period of existence thereof and the action that the Servicer is taking or proposes to take with respect thereto. The Servicer shall furnish to the Administrative Agent immediately upon becoming aware of the existence of any Default, a written notice specifying the nature and period of existence thereof and the action that the Servicer is taking or proposes to take with respect thereto, unless the Default would not likely result in a Material Adverse Effect or the Servicer has in place a plan of action that will result in the Default being cured before it ripens into an Event of Default.

6.13. Compliance with Transaction Documents.

The Borrower and, so long as the Servicer and the Originator are the same entity, the Servicer shall each promptly comply with any and all covenants and provisions of this Agreement applicable to it, the Notes, in the case of the Borrower, and the other Transaction Documents.

6.14. Compliance with Material Agreements.

The Borrower and, so long as the Servicer and the Originator are the same entity, the Servicer shall each comply in all respects with all agreements, indentures, Mortgages or documents (including, with respect to the Borrower, the Articles of Organization) binding on it or affecting its Property or business.

6.15. Operations and Properties.

The Borrower and, so long as the Servicer and the Originator are the same entity, the Servicer shall each act prudently and in accordance with customary industry standards in managing and operating its Property and shall continue to underwrite, hedge and sell Mortgage Loans in the same diligent manner it has applied in the past and take no greater credit or market risks than are currently being borne by it.

6.16. D.R. Horton Credit Rating.

If at any time any of the senior debt of D.R. Horton, which is publicly held, shall fail to bear a rating of at least BB by S&P, Ba1 by Moody’s or BB by Fitch, the Borrower shall give the Administrative Agent written notice of such change in rating, within two Business Days of the date on which such change is announced by either of these rating agencies.

6.17. Take-Out Commitments.

The Borrower shall obtain, and maintain in full force and effect, Take-Out Commitments, as of each date of determination, with an aggregate purchase price equal to the total of the original principal balances of the Borrower’s entire portfolio of Mortgage Loans; provided that Mortgage Loans representing up to 10% of the Maximum Facility Amount may be Uncovered Loans. Each of such Take-Out Commitments shall reflect only those terms and conditions as are permitted hereunder or are acceptable to the Administrative Agent and the Managing Agents.

6.18. Collateral Proceeds.

The Borrower and the Servicer shall instruct all Approved Investors to cause all payments in respect of Take-Out Commitments on Mortgage Loans to be deposited directly in the Collection Account.

6.19. Environmental Compliance.

The Borrower and, so long as the Servicer and the Originator are the same entity, the Servicer shall each use and operate all of its facilities and properties in compliance with all environmental laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all hazardous materials in compliance with all applicable environmental laws.

6.20. Closing Instructions.

The Borrower agrees to indemnify and hold the Lenders and the Administrative Agent and the Managing Agents harmless from and against any loss, including attorneys’ fees and costs, attributable to the failure of a title insurance company, agent, Managing Agent or approved attorney to comply with the disbursement or instruction letter or letters of the Borrower, the Managing Agents or of the Administrative Agent relating to any Mortgage Loan. The Administrative Agent shall have the right to pre-approve the closing instructions of the Originator to the title insurance company, agent or attorney in any case where the Mortgage Loan to be created at settlement is intended to be warehoused by the Lenders pursuant hereto.

6.21. Special Affirmative Covenants Concerning Collateral.

(a) The Borrower shall at all times warrant and defend the right, title and interest of the Lenders, the Collateral Agent and the Administrative Agent in and to the Collateral against the claims and demands of all other Persons whomsoever.

(b) The Borrower and the Servicer shall each service or cause to be serviced all Eligible Mortgage Loans in accordance with the standard requirements of the issuers of Take-Out Commitments covering the same and all applicable Fannie Mae, Freddie Mac or Ginnie Mae requirements, including without limitation taking all actions necessary to enforce the obligations of the Obligors under such Eligible Mortgage Loans. The Servicer shall hold all escrow funds collected in respect of Eligible Mortgage Loans in accordance with applicable law, and apply the same for the purposes for which such funds were collected.

(c) The Borrower shall, no less than on an annual basis, review financial statements, compliance with financial parameters, Fannie Mae/Freddie Mac approvals (if applicable), and state licenses of all Persons from whom the Originator acquires Mortgage Loans.

6.22. Entity Separateness.

The Borrower covenants to take the following actions, and the Servicer covenants to cause the Borrower to take the following actions:

(a) The Borrower shall at all times maintain at least one Independent Manager (as such term is defined in the Charter).

(b) The Borrower shall not direct or participate in the management of any of the operations of the Other Companies.

(c) The Borrower shall allocate fairly and reasonably any overhead for shared office space. The Borrower shall have stationery and other business forms separate from that of the Other Companies.

(d) The Borrower shall at all times be adequately capitalized in light of its contemplated business.

(e) The Borrower shall at all times provide for its own operating expenses and liabilities.

(f) The Borrower shall maintain its assets and transactions separately from those of the Other Companies and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies. The Borrower shall hold itself out to the public under the Borrower’s own name as a legal entity separate and distinct from the Other Companies. The Borrower shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies.

(g) The Borrower shall not maintain any joint account with any Other Company or become liable as a guarantor or otherwise with respect to any Indebtedness or contractual obligation of any Other Company.

(h) The Borrower shall not grant a Lien on any of its assets to secure any obligation of any Other Company.

(i) The Borrower shall not make loans, advances or otherwise extend credit to any of the Other Companies.

(j) The Borrower shall conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence.

(k) The Borrower shall have bills of sale or similar instruments of assignment or other written contracts and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Companies.

(l) The Borrower shall not engage in any transaction with any of the Other Companies, except as permitted by this Agreement or the Charter and as contemplated by the Repurchase Agreement.

6.23. MERS Designated Mortgage Loans.

With respect to all MERS Designated Mortgage Loans that are assigned to the Administrative Agent under this Agreement, the Servicer shall cause the MERS Agent, as agent for the Administrative Agent, to be identified on the MERS electronic registration system as the “warehouse lender” with respect to any such MERS Designated Mortgage Loan.

6.24. Electronic Tracking Agreement.

In the event that the Electronic Tracking Agreement is terminated, the Servicer shall deliver to the Administrative Agent assignments of all the MERS Designated Mortgage Loans.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower and the Servicer shall each at all times comply with the covenants applicable to it contained in this Article VII, from the date hereof until the later of the Drawdown Termination Date and the date all of the Obligations are paid in full:

7.1. Limitations on Mergers and Acquisitions.

(a) The Servicer (so long as the Servicer and the Originator are the same entity) shall not (i) merge or consolidate with or into any corporation unless the Servicer is the surviving entity of any such merger or consolidation or (ii) liquidate or dissolve.

(b) The Borrower will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Repurchase Agreement.

7.2. Fiscal Year.

Neither the Borrower nor, so long as the Servicer and the Originator are the same entity, the Servicer shall change its fiscal year other than to conform with changes that may be made to D.R. Horton’s fiscal year and then only after notice to the Managing Agents and after whatever amendments are made to this Agreement as may be required by the Managing Agents, in order that the reporting criteria for the financial covenants contained in Articles VI and VII remain substantially unchanged.

7.3. Business.

The Borrower will not engage in any business other than as set forth in Article V of the Articles of Organization.

7.4. Use of Proceeds.

The Borrower shall not permit the proceeds of the Advances to be used for any purpose other than those permitted by Section 6.11 hereof. The Borrower shall not, directly or indirectly, use any of the proceeds of the Advances for the purpose, whether immediate, incidental or ultimate, of buying any “margin stock” or of maintaining, reducing or retiring any Indebtedness originally incurred to purchase a stock that is currently any “margin stock,” or for any other purpose that might render this transaction a “purpose credit,” in each case within the meaning of Regulation U, or otherwise take or permit to be taken any action that would involve a violation of such Regulation U or of Regulation T or Regulation Z (12 C.F.R. 224, as amended) or any other regulation promulgated by the Federal Reserve Board.

7.5. Actions with Respect to Collateral.

Neither the Borrower nor the Servicer shall:

(a) Compromise, extend, release, or adjust payments on any Mortgage Loan Collateral, accept a conveyance of mortgaged Property in full or partial satisfaction of any Mortgage debt or release any Mortgage securing or underlying any Mortgage Loan Collateral, except as permitted by the related Approved Investor or as contemplated in the servicing guidelines distributed thereby;

(b) Agree to the amendment or termination of any Take-Out Commitment in which the Administrative Agent has a security interest or to substitution of a Take-Out Commitment for a Take-Out Commitment in which the Administrative Agent has a security interest hereunder, if such amendment, termination or substitution may be expected (as determined by the Collateral Agent or the Administrative Agent in either of their sole discretion) to have a Material Adverse Effect or to result in a Default or Event of Default;

(c) Transfer, sell, assign or deliver any Mortgage Loan Collateral pledged to the Administrative Agent to any Person other than the Administrative Agent, except pursuant to a Take-Out Commitment or pursuant to either Section 3.3 or Section 3.4;

(d) Grant, create, incur, permit or suffer to exist any Lien upon any Mortgage Loan Collateral except for (i) Liens granted to the Administrative Agent to secure the Notes and Obligations and (ii) any rights created by the Repurchase Agreement; or

(e) With respect to any Mortgage Loans constituting Collateral, permit the payment instructions relating to a Take-Out Commitment to provide for payment to any Person except directly to the Collection Account.

Notwithstanding the foregoing, if through no fault and without consent of the Originator or Servicer, a Lien is placed upon a Mortgage Asset, and a Material Adverse Effect would not be likely to occur as a result thereof, the Collateral Value of the affected Collateral shall be reduced to zero, and if the Originator cures any resulting Collateral Deficiency within two (2) Business Days, no Event of Default shall occur as a result thereof.

7.6. Liens.

The Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Mortgage Asset, or upon or with respect to any account to which any Collateral Proceeds of any Mortgage Asset are sent, or assign any right to receive income in respect thereof except as contemplated hereby.

Notwithstanding the foregoing, if through no fault and without consent of the Originator or Servicer, a Lien is placed upon a Mortgage Asset, and a Material Adverse Effect would not be likely to occur as a result thereof, the Collateral Value of the affected Collateral shall be reduced to zero, and if the Originator cures any resulting Collateral Deficiency within two (2) Business Days, no Event of Default shall occur as a result thereof.

7.7. Employee Benefit Plans.

Neither the Borrower nor, so long as the Servicer and the Originator are the same entity, the Servicer may permit any of the events or circumstances described in Section 5.3(b) to exist or occur.

7.8. Change of Principal Office.

The Borrower shall not move its principal office, executive office or principal place of business from the address set forth in Section 5.2(g) without 30-days’ prior written notice to the Administrative Agent and the Managing Agents. CH Mortgage shall not organize under the law of any jurisdiction other than the state under which it is organized as of the Closing Date (whether changing its jurisdiction of organization or organizing under an additional jurisdiction) without prior written notice to the Administrative Agent, which shall be accompanied by copies of all necessary UCC-3 amendments, with evidence of filing thereon, to all UCC-1 financing statements filed in connection with this Agreement.

7.9. No Commercial, A&D, Etc. Loans.

The Borrower shall not make or acquire any direct outright ownership interest, participation interest or other creditor’s interest in any commercial real estate loan, acquisition and/or development loan, unimproved real estate loan, personal property loan, oil and gas loan, commercial loan, wrap-around real estate loan, unsecured loan, acquisition, development or construction loan.

7.10. Maximum Leverage.

If the Servicer is the Originator, the Servicer shall never permit its Adjusted Liabilities to exceed 12 times its Adjusted Net Worth.

7.11. Indebtedness.

The Borrower will not incur any Indebtedness, other than any Indebtedness incurred pursuant to this Agreement or the Repurchase Agreement or permitted to be incurred pursuant to the Articles of Organization.

7.12. Deposits to Collection Account.

Neither the Borrower nor the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account, cash or cash proceeds other than Collateral Proceeds.

7.13. Transaction Documents.

The Borrower will not amend, waive, terminate or modify any provision of any Transaction Document to which it is a party (provided that the Borrower may extend the “Facility Termination Date” or waive the occurrence of any “Event of Default” under the Repurchase Agreement) without, in each case, the prior written consent of the Managing Agents. The Borrower will perform all of its obligations under each Transaction Document to which it is a party and will enforce each Transaction Document to which it is a party in accordance with its terms in all respects.

7.14. Distributions, Etc.

The Borrower will not declare or make any distribution payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any equity ownership interests of the Borrower, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any equity ownership interests of the Borrower or any warrants, rights or options to acquire any such interests, now or hereafter outstanding; provided, however, that the Borrower may declare and pay cash distributions on its equity ownership interests to its members so long as (a) no Event of Default shall then exist or would occur as a result thereof, (b) such distributions are in compliance with all applicable law including the limited liability company law of the state of Borrower’s organization, and (c) such distributions have been approved by all necessary and appropriate action of the Borrower.

7.15. Articles of Organization.

The Borrower will not amend or delete (a) Article 4 and Articles 9 through 12 or (b) the definition of “Independent Manager” set forth in the Charter. The Borrower will perform all of its obligations under the Charter, including but without limitation, Section 9.10 of the Charter, which generally prohibits the Borrower from declaring or taking steps that would result in bankruptcy and insolvency.

7.16. Net Income.

As of the end of each Fiscal Quarter, the Consolidated income of the Servicer, calculated in accordance with GAAP, for the two consecutive Fiscal Quarters then ended shall not be less than $1.00.

7.17. Tangible Net Worth.

As of the end of each calendar month, the Consolidated Tangible Net Worth of the Servicer shall not be less than $100,000,000.

ARTICLE VIII

EVENTS OF DEFAULT

8.1. Nature of Event.

An “Event of Default” shall exist if any one or more of the following occurs:

(a) the Borrower fails (i) to make any payment of principal of or interest on any of the Notes when due, or (ii) to make any payment when due, of any fee, expense or other amount due hereunder, under the Notes or under any other Transaction Document or, so long as the Servicer and the Originator are the same entity, the Servicer fails to make any payment or deposit to be made by it under this Agreement when due, which payment default under (i) continues unremedied for one Business Day or which payment default under (ii) is not cured within five (5) calendar days of Borrower’s receipt notice from the Administrative Agent; or

(b) the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer fails to keep or perform any covenant or agreement contained in this Agreement (other than as referred to in Section 8.1(a) and (d)) and such failure continues unremedied beyond (i) the expiration of any applicable grace period (assuming such grace period does not begin until the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer has notice or knowledge of such failure) that may be expressly provided; or (ii) if there is no otherwise applicable grace period, ten (10) days from the date the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer receives notice or obtains knowledge of failure to keep or perform a covenant (it being understood that when the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer obtains knowledge of any such failure, it may notify the Administrative Agent, and the Administrative Agent will consider in good faith whether to waive such failure or to extend the related cure period, and that if the Administrative Agent waives default or extends the cure period, then the failure will not become an Event of Default at the end of such original cure period); or

(c) the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer defaults in the due observance or performance of any of the covenants or agreements contained in any Transaction Document other than this Agreement, and (unless such default otherwise constitutes a Default or an Event of Default pursuant to other provisions of this Section 8.1) such failure continues unremedied beyond (i) the expiration of any applicable grace period (assuming such grace period does not begin until the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer has notice or knowledge of such failure) that may be expressly provided; or (ii) if there is no otherwise applicable grace period, ten (10) days from the date the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer receives notice or obtains knowledge of failure to keep or perform a covenant (it being understood that when the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer obtains knowledge of any such failure, it may notify the Administrative Agent, and the Administrative Agent will consider in good faith whether to waive such failure or to extend the related cure period, and that if the Administrative Agent waives default or extends the cure period, then the failure will not become an Event of Default at the end of such original cure period); or

(d) the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer defaults in the due observance or performance of any of the negative covenants contained in Article VII of this Agreement (unless such default otherwise constitutes a Default or an Event of Default pursuant to other provisions of this Section 8.1); or

(e) any statement, warranty or representation by or on behalf of the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer contained in this Agreement, the Notes or any other Transaction Document or any Borrowing Report, officer’s certificate or other writing furnished in connection with this Agreement, proves to have been incorrect or misleading in any material respect as of the date made or deemed made as determined by the Administrative Agent upon written notice to the Borrower; or

(f) (i) the Borrower, the Originator or the Servicer (so long as the Servicer and the Originator are the same entity) fails to make when due or within any applicable grace period any payment on any other Indebtedness (other than non-recourse debt) with any unpaid balance with respect to the Borrower or with an unpaid principal balance of over $1,000,000.00 with respect to the Originator and the Servicer (it being understood that the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer will notify the Administrative Agent of any such failure immediately upon knowledge thereof, and the Administrative Agent will consider in good faith the materiality of such failure, and an Event of Default will occur only if and when the Administrative Agent declares an Event of Default to the Borrower in writing); or (ii) any event or condition occurs under any provision contained in any such obligation or any agreement securing or relating to such obligation (or any other breach or default under such obligation or agreement occurs) if the effect thereof is to cause or permit with the giving of notice or lapse of time or both the holder or trustee of such obligation to cause such obligation to become due prior to its stated maturity that results in a Material Adverse

Effect, as determined by the Administrative Agent upon written notice to the Borrower; or (iii) any such obligation becomes due (other than by regularly scheduled payments) prior to its stated maturity and such acceleration results in a Material Adverse Effect, as determined by the Administrative Agent upon written notice to the Borrower; or (iv) any of the foregoing occurs with respect to any one or more items of Indebtedness (other than non-recourse debt) of the Borrower, the Originator or the Servicer (so long as the Servicer and the Originator are the same entity) with unpaid principal balances exceeding, in the aggregate, $1,000,000.00 or of any amount regarding the Borrower (it being understood that the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer will notify the Administrative Agent of any such failure immediately upon knowledge thereof, and the Administrative Agent will consider in good faith the materiality of such failure, and an Event of Default will occur only if and when the Administrative Agent declares an Event of Default to the Borrower in writing); or

(g) the Borrower, the Originator or, the Servicer (so long as the Servicer and the Originator are the same entity) generally shall not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or

(h) the Borrower, the Originator or, the Servicer (so long as the Servicer and the Originator are the same entity) shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of it or of all or a substantial part of its assets, (ii) file a voluntary petition in bankruptcy, (iii) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Laws, (iv) file an answer admitting the allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (v) take action for the purpose of effecting any of the foregoing; or

(i) an involuntary petition or complaint shall be filed against the Borrower, the Originator or, the Servicer (so long as the Servicer and the Originator are the same entity) seeking bankruptcy or reorganization of the Borrower, the Originator or the Servicer or the appointment of a receiver, custodian, trustee, intervenor or liquidator of the Borrower, the Originator or the Servicer, or all or substantially all of the assets of either the Borrower, the Originator or the Servicer, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or, decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of the Borrower, the Originator or the Servicer (so long as the Servicer and the Originator are the same entity) or appointing a receiver, custodian, trustee, intervenor or liquidator of the Borrower, the Originator or the Servicer, or of all or substantially all of assets of the Borrower, the Originator or the Servicer; or

(j) the Borrower, the Originator or the Servicer (so long as the Servicer and the Originator are the same entity) shall fail within thirty (30) days to pay, bond or otherwise discharge any final judgment or order for payment of money in excess of $1,000,000.00; or the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer shall fail within thirty (30) days to pay, bond or otherwise discharge final judgments or orders for payment of money which exceed in the aggregate $1,000,000.00; or the Borrower, the

Originator or the Servicer (so long as the Servicer and the Originator are the same entity) shall fail within thirty (30) days to timely appeal or pay, bond or otherwise discharge any judgments or orders for payment of money which exceed, in the aggregate, $1,000,000.00 and which the Borrower, the Originator or the Servicer may appeal; or

(k) any Person shall levy on, seize or attach all or any material portion of the assets of the Borrower, the Originator or the Servicer (so long as the Servicer and the Originator are the same entity) and within thirty (30) days thereafter the Borrower, the Originator or the Servicer shall not have dissolved such levy or attachment, as the case may be, and, if applicable, regained possession of such seized assets; or

(l) if an event or condition specified in Section 5.3(b) shall occur or exist and results in a Material Adverse Effect as determined by the Administrative Agent upon written notice to the Borrower; or

(m) the Originator or the Servicer (so long as the Servicer and the Originator are the same entity) becomes ineligible to originate, sell or service Mortgage Loans to Fannie Mae, Freddie Mac or Ginnie Mae, or Fannie Mae, Freddie Mac or Ginnie Mae shall impose any sanctions upon or terminate or revoke any rights of the Servicer (so long as the Servicer and the Originator are the same entity) or the Originator, it being understood that the imposition of sanctions or termination or revocation of any rights of individual offices of the Servicer (so long as the Servicer and the Originator are the same entity) or the Originator shall not constitute an Event of Default under this Section 8.1(m) unless such sanctions or termination or revocation of rights could reasonably be expected to have a Material Adverse Effect as determined by the Administrative Agent upon written notice to the Borrower, which Material Adverse Effect is not remedied within any related cure period provided by Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, in its notice to the Originator or Servicer regarding such sanctions or termination or revocation of rights; or

(n) if (x) Fannie Mae, Freddie Mac, Ginnie Mae or any other Government Authority (such other Governmental Authority, a “non-GSE”) to which (1) the Originator has sold more than 0.5% of its portfolio of Mortgage Loans during the preceding 12 months or (2) to which (together with any other non-GSEs that take the action described in this clause) the Originator has sold more than 2% of its portfolio of Mortgage Loans during the preceding 12 months (a “Significant Governmental Authority”) cancels the Originator’s right to be either a seller or servicer of such Significant Governmental Authority’s insured or guaranteed Mortgage Loans or mortgage-backed securities, (y) any Approved Investor to which (1) the Originator has sold more than 0.5% of its portfolio of Mortgage Loans during the preceding 12 months or (2) to which (together with other Approved Investors that have taken the action described in this clause) the Originator has sold more than 2% of its portfolio of Mortgage Loans during the preceding 12 months cancels for cause any servicing or underwriting agreement between the Borrower or the Originator and such Approved Investor and such agreement is not replaced within 30 days or (z) the Originator receives notice from a Significant Governmental Authority that such Significant Governmental Authority intends to revoke the Originator’s right to be a seller or servicer of such Significant Governmental Authority’s insured or guaranteed Mortgage Loans or mortgaged-backed securities and such notice is not withdrawn within thirty (30) days of the receipt thereof; or

(o) failure of the Borrower or the Originator to correct an imbalance in any escrow account established with Borrower or the Originator as either an originator, purchaser or servicer of Mortgage Loans, which imbalance may have a Material Adverse Effect, within five (5) Business Days after Originator’s receipt of demand from the Administrative Agent or within thirty (30) days after Originator’s receipt of demand from the related mortgagee; or

(p) this Agreement, the Notes or any other Transaction Document shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable; or the validity or enforceability of any such document shall be repudiated; or

(q) a “change in control,” with respect to the ownership of D.R. Horton shall have occurred (and as used in this subparagraph, the term “change in control” shall mean an acquisition by any Person, partnership or group, as defined under the Securities Exchange Act of 1934, as amended, of a direct or indirect beneficial ownership of more than 50% of the then-outstanding voting stock of D.R. Horton); or D.R. Horton shall cease at any time to own, directly or indirectly, 100% of the stock or membership interests or partnership interests of the general partner of the Originator and 100% of the stock or membership interests or partnership interests of the limited partner(s) of the Originator; or

(r) the total Collateral Value of all Eligible Mortgage Collateral shall be less than the Primary Obligations, at any time, and the Borrower shall fail either to provide additional Eligible Mortgage Collateral with a sufficient Collateral Value, or to pay Principal Debt, in an amount sufficient to correct the deficiency within two (2) Business Days; or

(s) if, as a result of the Borrower’s failure to obtain and deliver to the Collateral Agent, Principal Mortgage Documents as required by Section 2.3(c), the Administrative Agent shall determine that the continuation of such condition may have a Material Adverse Effect on the Borrower or the Lenders and the Administrative Agent shall notify the Borrower in writing; or

(t) there shall have occurred any event that adversely affects the enforceability or collectability of any material portion of the Mortgage Loans or the Take-Out Commitments (provided that to the extent such event gives rise to an obligation by the Originator to repurchase such Mortgage Loans pursuant to the Repurchase Agreement and the Originator does so repurchase in accordance with the provisions of the Repurchase Agreement, no Event of Default shall occur under this Section 8.1(t)) or there shall have occurred any other event that causes a Material Adverse Effect on the ability of the Borrower, the Servicer or the Collateral Agent to collect a material portion of Mortgage Loans or Take-Out Commitments or the ability of the Borrower or, so long as the Servicer and the Originator are the same entity, the Servicer to perform hereunder or a Material Adverse Effect has occurred in the financial condition or business of the Borrower since inception or, so long as the Servicer and the Originator are the same entity, the Servicer since March 31, 2006 (it being understood that when the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer obtains knowledge of any such failure, it will immediately notify the Administrative Agent, and the Administrative Agent will consider in good faith whether to waive such failure or to grant a period to cure, and then if by the close of business on the date of receipt of notice to the Administrative Agent there has been a waiver of failure or grant of cure period, then no Event of Default shall occur on such Business Day); or

(u) (i) any litigation, in any amount with respect to the Borrower and in an aggregate amount greater than $5,000,000 with respect to the Affiliates (excluding D.R. Horton, Inc.) of the Borrower, (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by the Borrower to the Lenders and the Administrative Agent and the Managing Agents prior to the date of execution and delivery of this Agreement is pending against the Borrower or any Affiliate thereof (a “Proceeding”), or (ii) any development not so disclosed as of the date of this Agreement has occurred in any litigation, in any amount with respect to the Borrower and in an amount greater than $1,000,000 in aggregate with respect to any Affiliate of the Borrower (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed (a “Development”), which, in the case of either clause (i) and/or (ii), in the opinion of the Administrative Agent, which opinion will be conveyed in writing to the Borrower, is likely to have a Material Adverse Effect on the financial position or business of the Borrower, the Originator or the Servicer or materially impair the ability of the Borrower, the Originator or the Servicer to perform its obligations under this Agreement or any other Transaction Document and such Proceeding or Development is not remedied, dismissed or otherwise resolved to the satisfaction of the Administrative Agent within thirty (30) days; or

(v) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the assets of the Borrower or the Originator and such lien shall not have been released within 30 days and, with respect to the Originator only, such lien is in an amount exceeding $250,000, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Originator and as to the Originator only, such lien is or will be in an amount exceeding $250,000; or

(w) as at the end of any Collection Period, the Delinquency Ratio shall exceed 2% and such failure is not waived by the date on which the related report to the Administrative Agent is due; or

(x) a successor Collateral Agent shall not have been appointed and accepted such appointment within 180 days after the retiring Collateral Agent shall have given notice of resignation pursuant to Section 4.4 of the Collateral Agreement; or

(y) a “Default” shall occur under the Repurchase Agreement and be continuing upon the lapse of any grace or cure period, or an “Event of Default” shall occur under the Repurchase Agreement, or the Repurchase Agreement shall cease to be in full force and effect; or

(z) all of the outstanding equity ownership interests of the Borrower shall cease to be owned, directly or indirectly, by D.R. Horton; or

(aa) the Borrower shall cease or otherwise fail to have a good and valid title to (or, to the extent that Article 9 of the UCC is applicable to the Borrower’s acquisition thereof, a valid perfected security interest in) a material portion of the Collateral (other than Collateral released in accordance with Section 3.3) and such Collateral is not replaced (it being understood that if the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer obtains knowledge of such failure and the Collateral is not replaced, it will immediately notify the Administrative Agent, and the Administrative Agent will consider in good faith whether to waive such failure or to grant a period to cure, and then if by the close of business on the date of receipt of notice to the Administrative Agent there has been a waiver of failure or grant of cure period, then no Event of Default shall occur on such Business Day); or

(bb) the Administrative Agent shall for any reason fail or cease to have a valid and perfected first priority security interest in the Mortgage Loans and the other Collateral for the benefit of the holders of the Obligations and such Collateral is not replaced (it being understood that if the Borrower, the Originator or, so long as the Servicer and the Originator are the same entity, the Servicer obtains knowledge of any such failure, it will immediately notify the Administrative Agent, and the Administrative Agent will consider in good faith whether to waive such failure or to grant a period to cure, and then if by the close of business on the date of receipt of notice to the Administrative Agent there has been a waiver of failure or grant of cure period, then no Event of Default shall occur on such Business Day); or

(cc) the Originator’s Tangible Net Worth shall be less than $100,000,000 and such failure is not waived by the date on which the related report to the Administrative Agent is due; or

(dd) if at the end of any Collection Period (i) the amount of the Excess Spread is less than 0.5%, and the amount in deposit in the Reserve Account is less than the applicable Required Reserve Account Amount, or (ii) the average Excess Spread is less than 0.0%; or

(ee) as of the Settlement Date following any withdrawal from the Reserve Account pursuant to Section 2.8(f)(i) (after giving effect to any deposit to the Reserve Account pursuant to Section 2.7(c)(iii)(D) on such Settlement Date) the amount on deposit in the Reserve Account shall be less than the Required Reserve Account Amount and the deficiency is not cured within five (5) Business Days; or

(ff) if an Advance Cessation Trigger shall occur or exist and such failure is not waived by the date on which the related report to the Administrative Agent is due; or

(gg) if the Servicer is the Originator, the Servicer permits its Adjusted Liabilities to exceed 12 times its Adjusted Net Worth and such failure is not waived by the date on which the related report to the Administrative Agent is due; or

(hh) if the Borrower or the Servicer deposits or otherwise credits, or causes or permits to be so deposited or credited, to the Collection Account, cash or cash proceeds other than Collateral Proceeds (it being understood that the Borrower may notify the Administrative Agent of any such failure upon knowledge thereof, and the Administrative Agent will consider in good faith the materiality of such failure, and an Event of Default will occur only if and when the Administrative Agent declares an Event of Default to the Borrower in writing, it being understood further that nothing within this clause (hh) eliminates any notice requirement that may otherwise be imposed by Section 6.12).

8.2. Default Remedies.

(a) Upon the occurrence and continuation of an Event of Default under Section 8.1(g), (h) or (i) of this Agreement, the entire unpaid balance of the Obligations shall automatically become due and payable, the Drawdown Termination Date shall immediately occur, the Maximum Facility Amount shall immediately be reduced to zero and the entire unpaid balance of the Obligations will be immediately due and payable, all without any notice or action of any kind whatsoever.

(b) Upon the occurrence and continuation of an Event of Default under Section 8.1(a) or (d), the Administrative Agent, on behalf of the Managing Agents, may (and shall at the direction of the Majority Banks) declare the Drawdown Termination Date to have immediately occurred and the Maximum Facility Amount to be reduced to zero upon notice to the Originator and to the Borrower, provided that if such Event of Default is not cured within five (5) Business Days of occurrence, then the Administrative Agent may proceed under Section 8.2(c).

(c) Upon the occurrence and continuation of an Event of Default under (i) any provision of Section 8.1 other than those set forth in Section 8.1(a) or (d), the Administrative Agent, on behalf of the Managing Agents, may (and shall at the direction of the Majority Banks), declare the Drawdown Termination Date to have occurred and the Maximum Facility Amount to be reduced to zero, declare the entire unpaid balance of the Obligations immediately due and payable, whereupon it shall be due and payable and (ii) under Sections 8.1 (a) or (d) but subject to the limitations of Section 8.2(b), the Administrative Agent, on behalf of the Managing Agents, may (and shall at the direction of the Majority Banks) declare the entire unpaid balance of the Obligations immediately due and payable, whereupon it shall be due and payable.

(d) Upon the occurrence of an Event of Default under any provision of Section 8.1 and the acceleration of the unpaid balance of the Obligations pursuant to Section 8.2(a) or (c), the Administrative Agent, on behalf of the Managing Agents, may (and shall at the direction of the Majority Banks) do any one or more of the following: (i) reduce any claim to judgment; (ii) exercise the rights of offset or banker’s Lien against the interest of the Borrower in and to every account and other Property of the Borrower that are in the possession of the Lenders, the Managing Agents, the Collateral Agent or the Administrative Agent to the extent of the full amount of the Obligations (the Borrower being deemed directly obligated to the Lenders, the Managing Agents and the Administrative Agent in the full amount of the Obligations for such purposes); (iii) foreclose or direct the Collateral Agent to foreclose any or all Liens or otherwise realize upon any and all of the rights the Administrative Agent, on behalf of the Managing Agents, may have in and to the Collateral, or any part thereof; and (iv) exercise any and all other legal or equitable rights afforded by the Transaction Documents, applicable Governmental Requirements, or otherwise, including, but not limited to, the right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or condition contained in any of the Transaction Documents or in aid of the exercise of any right granted to the Lenders, the Managing Agents or the Administrative Agent in any of the Transaction Documents.

(e) Upon the occurrence and continuation of a Default hereunder or under any Transaction Document, the Administrative Agent may, and shall, at the direction of the Majority Banks, in addition to any and all other legal or equitable rights afforded by the Transaction Documents, deliver an Activation Notice under the Control Agreement as defined in the Control Agreement.

8.3. Paydowns.

Immediately upon the occurrence of an Event of Default, and without any requirement for notice or demand (including, without limitation, any notice or demand otherwise required under Section 8.1), the Borrower shall (a) make a payment to the Administrative Agent equal to the Collateral Deficiency and (b) deliver to the Collateral Agent additional Take-Out Commitment Documents relating to Take-Out Commitments in an amount equal to unrepaid Advances that have been made against any Uncovered Mortgage Loans. Take-Out Commitment Documents for Conforming Loans that are delivered pursuant to clause (b), above, in addition to conforming with all other criteria of this Agreement, shall also substantially conform to the interest rates and “terms to maturity” for all Uncovered Mortgage Loans. Any demand for performance under this Section 8.3 shall not waive or affect the Lenders’ or the Administrative Agent’s rights to enforce any security interest in the Collateral, collect a deficiency or to pursue damages or any other remedy, as herein provided or as permitted at law or in equity, until all Obligations have been fully paid and performed.

8.4. Waivers of Notice, Etc.

Except as otherwise provided in this Agreement, the Borrower and each surety, endorser, guarantor and other party liable for payment of any sum or sums of money that may become due and payable, or the performance or any undertaking that may be owed, to the Lenders, the Managing Agents or the Administrative Agent pursuant to this Agreement, the Notes, or the other Transaction Documents, including the Obligations, jointly and severally waive demand for payment, presentment, protest, notice of protest and nonpayment or other notice of default, notice of acceleration and notice of intention to accelerate, and agree that its or their liability under this Agreement, the Notes or other Transaction Documents shall not be affected by any renewal or extension of the time or place of payment or performance hereof, or any indulgences by the Lenders or the Administrative Agent, or by any release or change in any security for the payment of the Obligations, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.1. Authorization.

Each Lender has appointed the Administrative Agent as its agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement of this Agreement), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks (or all the Banks where unanimity is required), and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.

9.2. Reliance by Agent.

Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, neither the Administrative Agent nor any of its directors, officers, agents, representatives, employees, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or them (in their capacity as or on behalf of the Administrative Agent) under or in connection with this Agreement or the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of the Notes as the holder thereof; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it or the Borrower and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or the Managing Agents and shall not be responsible to any Lender or the Managing Agents for any statements, warranties or representations made in or in connection with this Agreement or the other Transaction Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the Property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender or the Managing Agents for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the enforceability or perfection or priority of any Collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by the Administrative Agent to be genuine and signed or sent by the proper Person or party.

9.3. Agent and Affiliates.

With respect to any Advance made by Calyon New York, Calyon New York shall have the same rights and powers under this Agreement as would any Lender and may exercise the same as though it were not the Administrative Agent. Calyon New York and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, the Managing Agents, any of the Borrower’s Affiliates and any Person who may do business with or own securities of the Borrower, the Managing Agents or any such Affiliate, all as if Calyon New York were not the Administrative Agent and without any duty to account therefor to the Lenders. If Calyon New York is removed as Administrative Agent, such removal will not affect Calyon New York’s rights and interests as a Lender.

9.4. Lender Decision.

Each Lender (including each Lender that becomes a party hereto by assignment) acknowledges that it has, independently and without reliance on the Administrative Agent, any of its Affiliates or any other Lender and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent, any of its Affiliates or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

9.5. Rights of the Administrative Agent.

Each right and remedy expressly provided by this Agreement or any other Transaction Document as being available to the Administrative Agent shall be exercised by the Administrative Agent only at the direction of the Majority Banks.

9.6. Indemnification of Administrative Agent.

Each Bank agrees to indemnify the Administrative Agent (to the extent not reimbursed by or on behalf of the Borrower), ratably according to the respective principal amounts held by it (or if no Advances are then outstanding, each Bank shall indemnify the Administrative Agent ratably according to the amount of its Bank Commitment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Transaction Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Transaction Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s fraud, gross negligence or willful misconduct.

9.7. UCC Filings.

The Lenders and the Borrower expressly recognize and agree that the Administrative Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made hereunder in order to perfect the security interest in the Collateral granted by the Borrower for the benefit of the holders of the Obligations and that such listing shall be for administrative convenience only in creating a record-holder or nominee to take certain actions hereunder on behalf of the holders of the Obligations.

ARTICLE X

INDEMNIFICATION

10.1. Indemnities by the Borrower.

(a) General Indemnity. Without limiting any other rights that any such Person may have hereunder or under applicable law, the Borrower hereby agrees to indemnify each of the Lenders, each Managing Agent, the Administrative Agent, the MERS Agent any Affected Party, their respective successors, transferees, participants and assigns, all affiliates, and its and its affiliates’ officers, directors, shareholders, controlling persons, employees, advisors and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to this Agreement or the exercise or performance of any of its or their powers or duties, in respect of any Mortgage Loan or Take-Out Commitment, or related in any way to its or their possession of, or dealings with, the Collateral, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, willful misconduct, or unlawful collection activity directed against a borrower under a mortgage loan included in the Collateral on the part of such Indemnified Party. The foregoing indemnity does not extend to any damages, losses, claims, liabilities, or costs and expenses, arising solely from Issuer’s sale or issuance of commercial paper.

(b) Contribution. If for any reason the indemnification provided above in this Section 10.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

ARTICLE XI

ADMINISTRATION AND COLLECTION OF MORTGAGE LOANS

11.1. Designation of Servicer.

The servicing, administration and collection of the Mortgage Assets shall be conducted by the Servicer so designated hereunder from time to time. Until the Administrative Agent gives notice to the Borrower and the Originator of the designation of a new Servicer after the occurrence of a Servicer Default, the Originator is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Administrative Agent may at any time following the occurrence of a Servicer Default designate as Servicer any Person (including itself) to succeed the Originator or any successor Servicer, if such Person shall consent and agree to the terms hereof. The Servicer may, with the prior consent of the Administrative Agent, subcontract with any other Person for the servicing, administration or collection of the Mortgage Assets. Any such subcontract shall not affect the Servicer’s liability for performance of its duties and obligations pursuant to the terms hereof.

11.2. Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Mortgage Asset from time to time, all in accordance with applicable laws, rules and regulations, with care and diligence, and in accordance with the servicing guide issued by the Governmental Authority applicable to such Mortgage Asset or, in the case of Mortgage Loans with respect to which Loan Specific Take-Out Commitments have been issued, the servicing criteria specified by the Approved Investor that has issued a Loan Specific Take-Out Commitment with respect thereto. The Borrower and the Administrative Agent hereby appoint the Servicer, from time to time designated pursuant to Section 11.1, as agent for themselves and for the Lenders to enforce their respective rights and interests in the Mortgage Assets and the Collateral Proceeds thereof. In performing its duties as Servicer, the Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Mortgage Loans and shall act in the best interests of the Borrower and the Lenders.

(b) The Servicer shall administer the Collateral Proceeds in accordance with the procedures described in Section 2.7 and shall service the Collateral in accordance with Section 7.5.

(c) The Servicer shall hold on behalf of the Borrower and the Lenders, in accordance with their respective interests, all books and records (including, without limitation, computer tapes or disks) that relate to the Mortgage Assets.

(d) The Servicer shall, as soon as practicable following receipt, turn over to the Borrower or the Originator, as appropriate, any cash collections or other cash proceeds received with respect to Property of the Borrower not constituting Mortgage Assets.

(e) The Servicer shall, from time to time at the request of the Administrative Agent, furnish to the Administrative Agent (promptly after any such request) a calculation of the amounts held for the Lenders pursuant to Section 2.7(c).

(f) The Servicer shall perform the duties and obligations of the Servicer set forth in the Collateral Agency Agreement and the other Security Instruments.

11.3. Certain Rights of the Administrative Agent.

At any time following the designation of a Servicer other than the Originator pursuant to Section 11.1 or following an Event of Default:

(a) The Administrative Agent may direct the Obligors that all payments thereunder be made directly to the Administrative Agent or its designee.

(b) At the Administrative Agent’s request and at the Borrower’s expense, the Borrower shall notify each Obligor of the Lien on the Mortgage Assets and direct that payments be made directly to the Administrative Agent or its designee.

(c) At the Administrative Agent’s request and at the Borrower’s expense, the Borrower and the Servicer shall (i) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Mortgage Assets and Collateral Proceeds and Collateral, or that are otherwise necessary or desirable to collect the Mortgage Assets, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent or its designee, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collateral Proceeds in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.

(d) The Borrower authorizes the Administrative Agent to take any and all steps in the Borrower’s name and on behalf of the Borrower that are necessary or desirable, in the determination of the Administrative Agent, to collect amounts due under the Mortgage Assets, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collateral Proceeds and enforcing the Mortgage Assets and the other Collateral.

11.4. Rights and Remedies.

(a) If the Servicer fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Servicer.

(b) With respect to each Mortgage Loan, the Servicer shall follow procedures (including collection procedures) that the Servicer customarily employs and exercises in servicing and administering mortgage loans for its own account and that are in accordance with accepted mortgage servicing practices of prudent lending institutions servicing mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located. The exercise by the Administrative Agent on behalf of the Lenders of their rights under this Agreement shall not release the Servicer from any of their duties or obligations with respect to any Mortgage Loans. Neither the Administrative Agent, nor the Lenders shall have any obligation or liability with respect to any Mortgage Loans, nor shall any of them be obligated to perform the obligations of the Borrower thereunder.

(c) In the event of any conflict between the provisions of this Article XI of this Agreement and Article VI of the Repurchase Agreement, the provisions of this Agreement shall control.

11.5. Indemnities by the Servicer.

Without limiting any other rights that the Administrative Agent, the MERS Agent, any Lender or Managing Agent or any of their respective Affiliates (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Servicer, the Servicer hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (so long as such Special Indemnified Party provides notice to the Servicer within 180 days of the Special Indemnified Party’s actual knowledge of such Special Indemnified Amounts) (excluding, however, (x) Special Indemnified Amounts to the extent resulting from gross negligence (including gross negligence in connection with any direct collection actions by the Administrative Agent as successor servicer hereunder) or willful misconduct on the part of such Special Indemnified Party, (y) recourse for Mortgage Assets that are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (z) any income taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the Borrowings hereunder):

(a) any representation or warranty or statement made or deemed made by the Servicer under or in connection with this Agreement that shall have been incorrect in any material respect when made;

(b) the failure by the Servicer to comply in any material respect with any applicable law, rule or regulation with respect to any Mortgage Asset or the failure of any Mortgage Loan to conform to any such applicable law, rule or regulation;

(c) the failure to have filed, or any delay in filing, financing statements, Mortgages or assignments of Mortgages under the applicable laws of any applicable jurisdiction with respect to any Mortgage Assets and the other Collateral and Collateral Proceeds in respect thereof, whether at the time of any purchase under the Repurchase Agreement or at any subsequent time;

(d) any material failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement;

(e) the commingling of Collateral Proceeds at any time by the Servicer with other funds;

(f) any action or omission by the Servicer, other than a Servicer appointed by the Administrative Agent, reducing or impairing the rights of the Administrative Agent or the Lenders with respect to any Mortgage Asset or the value of any Mortgage Asset;

(g) any Servicer Fees or other reasonable costs and expenses payable to any replacement Servicer, to the extent in excess of the Servicer Fees payable to the Servicer hereunder; or

(h) any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Servicer or its Affiliates in servicing, administering or collecting any Mortgage Asset.

ARTICLE XII

THE MANAGING AGENTS

12.1. Authorization.

Each Lender hereby appoints and authorizes the related Managing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Managing Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement of this Agreement), each Managing Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of its Majority Group Banks (or all the Banks where unanimity is required), and such instructions shall be binding upon all Lenders in its Group; provided, however, that such Managing Agent shall not be required to take any action which exposes such Managing Agent to personal liability or which is contrary to this Agreement or applicable law.

12.2. Reliance by Agent.

Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, neither of the Managing Agents nor any of their respective directors, officers, agents, representatives, employees, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or them (in their capacity as or on behalf of such Managing Agent) under or in connection with this Agreement or the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Managing Agent: (a) may treat the payee of the Notes as the holder thereof; (b) may consult with legal counsel (including counsel for the Borrower), independent certified public accountants and other experts selected by it or any such party and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or to the other Managing Agents and shall not be responsible to any Lender or to the other Managing Agents for any statements, warranties or representations made in or in connection with this

Agreement or the other Transaction Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender or to the other Managing Agents for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the enforceability or perfection or priority of any Collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by such Managing Agent to be genuine and signed or sent by the proper Person or party.

12.3. Agent and Affiliates.

With respect to any Advance made by a Managing Agent, such Managing Agent shall have the same rights and powers under this Agreement as would any Lender and may exercise the same as though it were not a Managing Agent. The Managing Agents and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of the Borrower’s respective Affiliates and any Person who may do business with the Borrower or any such Affiliates or own the Borrower’s securities or those of any such Affiliate, all as if no such Managing Agent were a Managing Agent and without any duty to account therefor to the Lenders. If any Managing Agent is removed as a Managing Agent, such removal will not affect the rights and interests of such Managing Agent as a Lender.

12.4. Notices.

Each Managing Agent shall give each Lender in its Group prompt notice of each written notice received by it from the Borrower pursuant to the terms of this Agreement.

12.5. Lender Decision.

Each Lender (including each Lender that becomes a party hereto by assignment) acknowledges that it has, independently and without reliance on any Managing Agent, any Managing Agent’s Affiliates or any other Lender and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any Managing Agent, any Managing Agent’s Affiliates or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

ARTICLE XIII

THE MERS AGENT

13.1. Authorization.

Each Lender has appointed JPMorgan as the initial MERS Agent as its agent to take such action as agent on its behalf and to exercise such powers under the Electronic Tracking Agreement as are delegated to the MERS Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent may appoint itself or another entity as the MERS Agent either (i) if JPMorgan ceases to be a Lender under this Agreement, or (ii) in any other circumstance upon mutual agreement of the Managing Agents. As to any matters not expressly provided for by the Electronic Tracking Agreement (including, without limitation, enforcement of the Electronic Tracking Agreement), the MERS Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Lenders; provided, however, that the MERS Agent shall not be required to take any action that exposes the MERS Agent to personal liability or that is contrary to the Electronic Tracking Agreement or applicable law.

13.2. Reliance by Agent.

Notwithstanding anything to the contrary in the Electronic Tracking Agreement, neither the MERS Agent nor any of its directors, officers, agents, representatives, employees, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or them (in their capacity as or on behalf of the MERS Agent) under or in connection with the Electronic Tracking Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the MERS Agent: (a) may consult with legal counsel (including counsel for the Borrower), independent certified public accountants and other experts selected by it or the Borrower and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender or the Managing Agent and shall not be responsible to any Lender or the Managing Agent for any statements, warranties or representations made in or in connection with the Electronic Tracking Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Electronic Tracking Agreement on the part of the parties thereto or to inspect the Property (including the books and records) of the Borrower; (d) shall not be responsible to any Lender or the Managing Agent for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Electronic Tracking Agreement or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of the Electronic Tracking Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by the MERS Agent to be genuine and signed or sent by the proper Person or party.

13.3. Agent and Affiliates.

With respect to any Advance made by JPMorgan, JPMorgan shall have the same rights and powers under this Agreement as would any Lender and may exercise the same as though it were not the MERS Agent. JPMorgan and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, the Managing Agents, any of the Borrower’s Affiliates and any Person who may do business with or own securities of the Borrower, the Managing Agents or any such Affiliate, all as if JPMorgan were not the MERS Agent and without any duty to account therefor to the Lenders. If JPMorgan is removed as MERS Agent, such removal will not affect JPMorgan’s rights and interests as a Lender.

13.4. Rights of the MERS Agent.

Each right and remedy expressly provided by the Electronic Tracking Agreement as being available to the MERS Agent shall be exercised by the MERS Agent only at the direction of the Majority Banks.

13.5. Indemnification of MERS Agent.

Each Bank agrees to indemnify the MERS Agent (to the extent not reimbursed by or on behalf of the Borrower), ratably according to the respective principal amounts held by it (or if no Advances are then outstanding, each Bank shall indemnify the MERS Agent ratably according to the amount of its Bank Commitment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the MERS Agent in any way relating to or arising out of the Electronic Tracking Agreement or any action taken or omitted by the MERS Agent under the Electronic Tracking Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the MERS Agent’s fraud, gross negligence or willful misconduct.

ARTICLE XIV

MISCELLANEOUS

14.1. Notices.

Any notice, demand or request required or permitted to be given under or in connection with this Agreement, the Notes or the other Transaction Documents (except as may otherwise be expressly required therein) shall be in writing and shall be mailed by first class or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or personally delivered to an officer of the receiving party. Notices properly provided to an entity in one capacity hereunder shall be deemed to be notice to such entity in all capacities hereunder. With the exception of certain administrative and collateral reports that may be directed to specific departments of the

Administrative Agent, all such communications shall be mailed, sent or delivered to the parties hereto at their respective addresses as follows:

The Borrower:	CH FUNDING, LLC
12357 Riata Trace Parkway
Suite C150
Austin, Texas 78727

with copies of any notices of Event of Default to:
DHI MORTGAGE COMPANY, LTD.
12357 Riata Trace Parkway
Suite C150
Austin, Texas 78727
Telephone: (512) 502-0545
Telecopy: (512) 345-7348

Issuers:	ATLANTIC ASSET SECURITIZATION LLC
c/o Calyon Building
1301 Avenue of the Americas
New York, New York 10019
Facsimile: (212) 459-3258
Attention: Conduit Securitization

With a copy to the Administrative Agent (except in the case of notice from the Administrative Agent).

CHARTA, LLC
c/o CITICORP NORTH AMERICA, INC.,
as OPERATING AGENT
450 Mamaroneck Avenue
Harrison, NY 10528
Attention: Global Securitized Markets
Facsimile: (914) 899-7890
Telephone: (914) 899-7122

FALCON ASSET SECURITIZATION CORPORATION
c/o JPMorgan Chase Bank, N.A.
1 Bank One Plaza
Mail Suite IL1 0079
Chicago, Illinois 60670
Attention: Laura Mahaney
Facsimile: (312) 732-1844
Telephone: (312) 732-4497

LA FAYETTE ASSET SECURITIZATION LLC
c/o Calyon New York Branch
1301 Avenue of the Americas
New York, New York 10019
Facsimile: (212) 459-3258
Attention: Conduit Securitization

With a copy to the Administrative Agent (except in the case of notice from the Administrative Agent).

LIBERTY STREET FUNDING CORP.
One Liberty Plaza, 26th Floor
New York, NY 10006
Telephone: (212) 225-5441
Facsimile: (212) 225-6465

BARTON CAPITAL LLC
c/o AMACAR Group
6525 Morrison Boulevard, Suite 318
Charlotte, NC 28211
Telephone: (212) 278-6373
Facsimile: (212) 278-7320

YC SUSI Trust
c/o Bank of America, National Association,
as Administrative Trustee
214 North Tryon Street
Charlotte, North Carolina 28255
Attention: Michelle Heath
Telephone: (704) 386-7922
Facsimile: (704) 388-0027

Banks:	CALYON NEW YORK BRANCH
Calyon Building
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 261-7810
Facsimile: (212) 459-3258
Attention: Conduit Securitization

BANK OF AMERICA, NA
214 North Tryon Street
Charlotte, North Carolina 28255
Telephone: (704) 386-7922
Facsimile: (704) 388-0027

JPMORGAN CHASE BANK, N.A.
c/o JPMorgan Chase Bank, N.A.
10 South Dearborn Street
Chicago, IL 60670
Telephone: (312) 732-4522
Facsimile: (312) 732-4487

CITIBANK, N.A.
388 Greenwich Street, 19th Floor
New York, NY 10013
Attention: Global Securitized Markets
Telephone: (212) 816-0595
Facsimile: (646) 843-3665

THE BANK OF NOVA SCOTIA
1 Liberty Plaza, 26th Floor
New York, NY 10006
Telephone: (212) 225-5118
Facsimile: (212) 225-5274

SOCIETE GENERALE
1221 Avenue of the Americas
New York, NY 10020
Telephone: (212) 278-6373
Facsimile: (212) 278-7320

LLOYDS TSB BANK PLC
1251 Avenue of the Americas
39th Floor
New York, New York 10017
Telephone No.: (212) 930-5000
Facsimile: (212) 930-5098
Attention: Michelle White

The Administrative Agent:	CALYON NEW YORK BRANCH
Calyon Building
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 261-7810
Telex: 62410
(Answerback: CRED A 62410 UW)
Facsimile: (212) 459-3258
Attention: Conduit Securitization

Managing Agents:	CALYON NEW YORK BRANCH
Calyon Building
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 261-7810
Telex: 62410
(Answerback: CRED A 62410 UW)
Facsimile: (212) 459-3258
Attention: Conduit Securitization

BANK OF AMERICA, N.A.
214 North Tryon Street
Charlotte, North Carolina 28225
Telephone: (704) 386-7922
Facsimile: (704) 388-0027

JPMORGAN CHASE BANK, N.A.
c/o JPMorgan Chase Bank, N.A.
10 South Dearborn Street
Chicago, IL 60670
Telephone: (312) 732-4522
Facsimile: (312) 732-4487

CITIBANK, N.A.
c/o CITICORP NORTH AMERICA, INC.
388 Greenwich Street, 19th Floor
New York, NY 10013
Attention: Global Securitized Markets
Telephone: (212) 816-0595
Facsimile: (646) 843-3665

THE BANK OF NOVA SCOTIA
1 Liberty Plaza, 26th Floor
New York, NY 10006
Telephone: (212) 225-5442
Facsimile: (212) 225-6465
Attention: Cheryl Williams

SOCIETE GENERALE
1221 Avenue of the Americas
New York, NY 10020
Telephone: (212) 278-6373
Facsimile: (212) 278-7320
Attention: Consumer ABS Group

The Originator and Servicer:	DHI MORTGAGE COMPANY, LTD.
12357 Riata Trace Parkway
Suite C150
Austin, Texas 78727
Telephone: (512) 502-0545
Telecopy: (512) 345-7348

D.R. Horton:	D.R. HORTON, INC.
300 Commerce Street
Suite 500
Fort Worth, Texas 76102
Telephone No.: (817) 390-8200
Facsimile: (817) 390-1712
Attention: Bill W. Wheat, Executive Vice President, Chief Financial Officer,
Ted I. Harbour, Vice President,
Assistant Secretary

or at such other addresses or to such officer’s, individual’s or department’s attention as any party may have furnished the other parties in writing. Any communication so addressed and mailed shall be deemed to be given when so mailed, except with respect to notices and requests given pursuant to Sections 2.3 and 3.3. Borrowing Reports and communications related thereto shall not be effective until actually received by the Collateral Agent, the Managing Agents, the Administrative Agent, the Issuers or the Borrower, as the case may be; and any notice so sent by rapid transmission shall be deemed to be given when receipt of such transmission is acknowledged, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by, an authorized officer of the Borrower, the Collateral Agent, the Issuers, the Managing Agents, or the Administrative Agent.

14.2. Amendments, Etc.

No amendment or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless in a writing signed by the Majority Banks,

the applicable Managing Agent (as agent for the Issuer) and the Administrative Agent (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No Bank Commitment of any Bank shall be increased without the consent of the Lenders and the Managing Agent of the applicable Group. Notwithstanding the foregoing, unless an amendment, waiver or consent shall be made in writing and signed by each of the Banks, the Managing Agents and the Administrative Agent, and each of the Rating Agencies shall confirm that any amendment will not result in a downgrade or withdrawal of the ratings assigned to any Commercial Paper Notes, no amendment, waiver or consent shall do any of the following:

(a) amend the definitions of Eligible Mortgage Loan, Collateral Value, Advance Rate, Majority Banks, Majority Group Banks or Annual Extension Date, or

(b) amend, modify or waive any provision of this Agreement in any way that would:

(i) reduce the amount of principal or interest that is payable on account of any Advance or delay any scheduled date for payment thereof or

(ii) impair any rights expressly granted to an assignee or participant under this Agreement or

(c) reduce the fees payable by the Borrower to the Administrative Agent, the Managing Agents or the Lenders or delay the dates on which such fees are payable or

(d) amend or waive the Event of Default set forth in Sections 8.1(g), (h), or (i) relating to the bankruptcy of D.R. Horton, the Originator or the Borrower or

(e) amend clause (a) of the definition of Drawdown Termination Date or

(f) amend this Section 14.2;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Servicer in addition to the other parties required above to take such action, affect the rights or duties of the Servicer under this Agreement. No failure on the part of the Lenders, the Managing Agents or the Administrative Agent to exercise, and no delay in exercising, any right thereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

14.3. Invalidity.

In the event that any one or more of the provisions contained in the Notes, this Agreement or any other Transaction Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of such document.

14.4. Restrictions on Informal Amendments.

No course of dealing or waiver on the part of the Administrative Agent, the Collateral Agent, the Managing Agents, any Lender or any Affected Party, or any of their officers, employees, consultants or agents, or any failure or delay by any such Person with respect to exercising any right, power or privilege under the Notes, this Agreement or any other Transaction Document shall operate as an amendment to the express written terms of the Notes, this Agreement or any other Transaction Document or shall act as a waiver of any right, power or privilege of any such Person.

14.5. Cumulative Rights.

The rights, powers, privileges and remedies of each of the Lenders, the Collateral Agent, each Managing Agent and the Administrative Agent under the Notes, this Agreement, and any other Transaction Document shall be cumulative, and the exercise or partial exercise of any such right, power, privilege or remedy shall not preclude the exercise of any other right or remedy.

14.6. Construction; Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).

14.7. Interest.

Any provisions herein, in the Notes, or in any other Transaction Document, or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, the Lenders shall in no event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that the Lenders shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the Person primarily obligated to pay such Note at the time in question. If any construction of this Agreement, any Note or any other Transaction Document, or any and all other papers, agreements or commitments indicate a different right given to a Lender to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording that this clause shall override and control, it being the intention of the parties that this Agreement, each Note, and all other Transaction Documents or other documents executed or delivered in connection herewith shall in all things comply with applicable law and proper adjustments shall automatically be made accordingly. In the event that any of the Lenders shall ever receive, collect or apply as interest, any sum in excess of the maximum nonusurious rate permitted by applicable law (the “Maximum Rate”), if any, such excess amount shall be applied to the reduction of the unpaid principal balance of the Note held by such Lender, and if such Note is paid in full, any remaining excess shall be paid to the Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, if any, the Borrower and each of the Lenders shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) “spread” the total amount of interest throughout the entire term of the respective Note; provided that if any Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, the respective Lender shall refund to the Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all Advances made by such Lender hereunder at the time in question.

14.8. Right of Offset.

The Borrower hereby grants to each of the Lenders and the Administrative Agent and to any assignee or participant a right of offset, to secure the repayment of the Obligations, upon any and all monies, securities or other Property of the Borrower, and the proceeds therefrom now or hereafter held or received by or in transit to such Person, from or for the account of the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special, time or demand, provisional or final) and credits of the Borrower, and any and all claims of the Borrower against such Person at any time existing. Upon the occurrence of any Event of Default, such Person is hereby authorized at any time and from time to time, without notice to the Borrower, to offset, appropriate, and apply any and all items hereinabove referred to against the Obligations. Notwithstanding anything in this Section 14.8 or elsewhere in this Agreement to the contrary, the Administrative Agent and the Lenders and any assignee or participant shall not have any right to offset, appropriate or apply any accounts of the Borrower that consist of escrowed funds (except and to the extent of any beneficial interest of the Borrower in such escrowed funds) that have been so identified by the Borrower in writing at the time of deposit thereof.

14.9. Successors and Assigns.

(a) This Agreement and the Lenders’ rights and obligations herein (including ownership of each Advance) shall be assignable by the Lenders and their successors and assigns to any Eligible Assignee. Each assignor of an Advance or any interest therein shall notify the Administrative Agent, the related Managing Agent and the Borrower of any such assignment.

(b) Each Bank may assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Advances or interests therein owned by it), provided however, that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

(ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $20,000,000 and (y) all of the assigning Bank’s Bank Commitment,

(iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement, together with a processing and recordation fee of $2,500, and

(iv) concurrently with such assignment, such assignor Bank shall assign to such assignee Bank an equal percentage of its rights and obligations under the related Liquidity Agreement.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder or under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Bank hereunder and thereunder and (y) the assigning Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party thereto).

(c) The Administrative Agent shall maintain at its address referred to in Section 14.1 a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Bank Commitment of, and aggregate outstanding principal of Advances or interests therein owned by, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Managing Agents, the Administrative Agent and the Banks may treat each person whose name is recorded in the Register as a Bank under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Servicer, the Managing Agents, the Administrative Agent or any Bank at any time and from time to time upon prior notice.

(d) Each Lender may sell participations, to one or more banks or other entities that are Eligible Assignees, in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and the Advances or interests therein owned by it); provided, however, that:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Bank Commitment to the Borrower thereunder) shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, and

(iii) concurrently with such participation, the selling Lender if it is a Bank shall sell to such bank or other entity a participation in an equal percentage of its rights and obligations under the related Liquidity Agreement.

The Administrative Agent, the other Lenders, the Managing Agents, the Servicer and the Borrower shall have the right to continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent, each Managing Agent and each Lender.

(f) The parties hereto acknowledge that each of the Issuers hereby grants to the related Managing Agent, as a Program Agent as defined in Section 6.9 of the Collateral Agency Agreement, for the benefit of holders of its Commercial Paper Notes, its liquidity banks, and certain other related creditors, a security interest in its right, title and interest in and to the Advances, the Transaction Documents and the Collateral. Each reference herein or in any of the other Transaction Documents to the Liens in the Collateral granted to the Issuers under the Transaction Documents shall be deemed to include a reference to such security interest of the related Program Agent.

(g) Notwithstanding any other provision of this Section 14.9, any Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement and its related Liquidity Agreement to secure obligations of such Bank to a Federal Reserve Bank, without notice to or consent of the Borrower, the Servicer or the Administrative Agent; provided that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder or under the related Liquidity Agreement, or substitute any such pledgee or grantee for such Bank as a party hereto or such Liquidity Agreement.

14.10. Survival of Termination.

The provisions of Article X and Sections 2.12, 11.4, 11.5, 13.5, 14.14, 14.15, 14.19 and 14.21 shall survive any termination of this Agreement.

14.11. Exhibits.

The exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

14.12. Titles of Articles, Sections and Subsections.

All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

14.13. Counterparts.

This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of each of the parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

14.14. No Proceedings.

The Borrower, the Servicer, the Administrative Agent and each Bank hereby agrees that it will not institute against the Issuers, or join any other Person in instituting against the Issuers, any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law so long as any Commercial Paper Notes issued by either of the Issuers shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding. The foregoing shall not limit the rights of the Borrower, the Servicer, the Administrative Agent, any Managing Agent or any Bank to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any other Person.

14.15. Confidentiality.

The Borrower and the Servicer each hereby agrees that it will maintain and cause its respective employees to maintain the confidentiality of this Agreement, and the other Transaction Documents (and all drafts thereof), and each Lender, each Managing Agent and the Administrative Agent agrees that it will maintain and cause its respective employees to maintain the confidentiality of the Collateral and all other non-public information with respect to the Borrower and the Servicer, and their respective businesses obtained by such party in connection with the structuring, negotiating and execution of the transactions contemplated herein, in each case except (a) as may be required or appropriate in communications with its respective independent public accountants, legal advisors, or with independent financial rating agencies, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over it, (c) as may be required or appropriate in response to any summons; interrogatory; court order; administrative proceedings; civil investigating demands; subpoena or similar legal process or in connection with any litigation, (d) as may be required by or in order to comply with any law, order, regulation or ruling, (e) as may be required or appropriate with disclosures to any and all persons, without limitation of any kind, of information relating to the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the Borrower or the Originator relating to such tax treatment and tax structure, (f) in the case of any Bank, any Issuer, each Managing Agent or the Administrative Agent, to any Liquidity Bank or provider of credit support to either of the Issuers, any dealer or placement agent for either of the Issuer’s commercial paper, and any actual or potential assignee of, or participant in, any of the rights or obligations of such Lender, or (g) in the case of any Issuer, any Managing Agent or the Administrative Agent, to any Person whom any dealer or placement agent for either of the Issuers shall have identified as an actual or potential investor in Commercial Paper Notes; provided that any proposed recipient under clause (f) or (g) shall, as a condition to the receipt of any such information, agree to maintain the confidentiality thereof. The Issuers, Administrative Agent, the Managing Agents and Banks acknowledge that information regarding borrowers in the Mortgage Loan Collateral is confidential under federal and state privacy laws and regulations and agree to observe all such laws and regulations and not to take any action that would place the Originator, Servicer or Borrower in violation thereof.

Notwithstanding any other provision herein or in any other Transaction Document, each party hereto hereby agrees that each party hereto (and each employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents.

14.16. Recourse Against Managers, Officers, Etc.

The Obligations are solely the entity obligations of the Borrower. No recourse for the Obligations shall be had hereunder against any manager, member, director, officer, employee (in its capacity as such, and not as Servicer), trustee, agent or any Person owning, directly or indirectly, any legal or beneficial interest in the Borrower (in its capacity as such owner, and not as Servicer or otherwise as a party to any Transaction Document). This Section 14.16 shall not, however, (a) constitute a waiver, release or impairment of the Obligations, or (b) affect the validity or enforceability of any other Transaction Document to which the Originator, the Servicer, D.R. Horton or any of their Affiliates may be a party.

14.17. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

14.18. Consent to Jurisdiction; Waiver of Immunities.

EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO

JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

14.19. Costs, Expenses and Taxes.

In addition to its obligations under Articles II and X, the Borrower agrees to pay on demand:

(a) (i) all reasonable costs and expenses incurred by the Administrative Agent, the Managing Agents and the Lenders, in connection with the negotiation, preparation, execution and delivery or the administration (including periodic auditing) of this Agreement, the Notes, the other Transaction Documents, and, to the extent related to this Agreement, the Program Documents (including any amendments or modifications of or supplements to the Program Documents entered into in connection herewith), and any amendments, consents or waivers executed in connection therewith, including, without limitation, (A) the fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents or (to the extent related to this Agreement) the Program Documents, and (B) all out-of-pocket expenses (including fees and expenses of independent accountants) incurred in connection with any review of the books and records of the Borrower or the Servicer either prior to the execution and delivery hereof or pursuant to Section 6.8, and (ii) all costs and expenses incurred by the Administrative Agent, the Managing Agents and the Lenders, in connection with the enforcement of, or any breach of, this Agreement, the Notes, the other Transaction Documents and, to the extent related to this Agreement, the Program Documents (including any amendments or modifications of or supplements to the Program Documents entered into in connection herewith), including, without limitation, the fees and expenses of counsel to any of such Persons incurred in connection therewith, including, without limitation, with respect to each Issuer, the cost of rating the Commercial Paper Notes by the Rating Agencies and the reasonable fees and out-of-pocket expenses of counsel to each Issuer; and

(b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Notes, the other Transaction Documents or (to the extent related to this Agreement) the Program Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

14.20. Entire Agreement.

THE NOTES, THIS AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED AS OF EVEN DATE HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO ANY MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

14.21. Excess Funds.

An Issuer shall not be obligated to pay any amount pursuant to this Agreement unless such Issuer has excess cash flow from operations or has received funds with respect to such obligation which may be used to make such payment and which funds or excess cash flow are not required to repay when due its Commercial Paper Note or other short term funding backing its Commercial Paper Notes, and after giving effect to such payment either (i) the Issuer could issue Commercial Paper Notes to refinance all of is outstanding Commercial Paper Notes (assuming such Commercial Paper Notes matured at such time) in accordance with the program documents governing such Issuer’s securitization program, or (ii) all of Issuer’s Commercial Paper Notes are paid in full. Any amount which an Issuer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim, as defined in Section 101(5) of the United States Bankruptcy Code, against such Issuer for any such insufficiency unless and until such Issuer does have excess cash flow or excess funds.

14.22. No Punitive Damages.

Each of the Servicer and the Borrower agrees that no Indemnified Party shall have any liability to them or any of their securityholders or creditors in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ADMINISTRATIVE AGENT, AS A BANK, AND AS A	CALYON NEW YORK BRANCH
MANAGING AGENT:
	By:	/s/ Anthony Brown
	Name:	Anthony Brown
	Title:	Vice President

	By:	/s/ Kostantina Kourmpetis
	Name:	Kostantina Kourmpetis
	Title:	Managing Director

AS ISSUERS:	ATLANTIC ASSET SECURITIZATION LLC

	By:	Calyon New York Branch, as
Attorney-in-Fact

	By:	/s/ Anthony Brown
	Name:	Anthony Brown
	Title:	Vice President

	By:	/s/ Kostantina Kourmpetis
	Name:	Kostantina Kourmpetis
	Title:	Managing Director

LA FAYETTTE ASSET SECURITIZATION LLC

	By:	Calyon New York Branch, as
Attorney-in-Fact

	By:	/s/ Anthony Brown
	Name:	Anthony Brown
	Title:	Vice President

	By:	/s/ Kostantina Kourmpetis
	Name:	Kostantina Kourmpetis
	Title:	Managing Director

(Signature Page One to Second A&R Loan Agreement)

AS A BANK:	LLOYDS TSB BANK PLC,

	By:	/s/ Michelle White
	Name:	Michelle White
	Title:	Assistant Vice President, Structured Finance, W 154

	By:	/s/ Kathy Simmons
	Name:	Kathy Simmons
	Title:	Director, Structured Finance, S034

(Signature PageTwo to Second A&R Loan Agreement)

AS A BANK AND AS A MANAGING AGENT:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Jill T. Lane
	Name:	Jill T. Lane
	Title:	Vice President

AS AN ISSUER:	FALCON ASSET SECURITIZATION COMPANY LLC

	By:	/s/ Jill T. Lane
	Name:	Jill T. Lane
	Title:	Authorized Signatory

(Signature Page Three to Second A&R Loan Agreement)

AS A BANK AND AS A MANAGING AGENT:	BANK OF AMERICA, N.A.

	By:	/s/ Mark Freeman
	Name:	Mark Freeman
	Title:	Principal

AS AN ISSUER:	YC SUSI TRUST

	By:	Bank of America, National Association, as Managing Agent

	By:	/s/ Mark Freeman
	Name:	Mark Freeman
	Title:	Principal

(Signature Page Four to Second A&R Loan Agreement)

AS A BANK:	CITIBANK, N.A.

	By:	/s/ Lain I. Gutierrez
	Name:	Lain I. Gutierrez
	Title:	Vice President

AS A MANAGING AGENT:	CITICORP NORTH AMERICA, INC.

	By:	/s/ Lain I. Gutierrez
	Name:	Lain I. Gutierrez
	Title:	Vice President

AS AN ISSUER:	CHARTA, LLC

	By:	CITICORP NORTH AMERICA, INC.,
Attorney-in-Fact

	By:	/s/ Lain I. Gutierrez
	Name:	Lain I. Gutierrez
	Title:	Vice President

(Signature Page Five to Second A&R Loan Agreement)

AS A BANK AND AS A MANAGING AGENT:	THE BANK OF NOVA SCOTIA

	By:	/s/ Norman Last
	Name:	Norman Last
	Title:	Managing Director

AS AN ISSUER:	LIBERTY STREET FUNDING CORP.

	By:	/s/ Bernard J. Angelo
	Name:	Bernard J. Angelo
	Title:	Vice President

(Signature Page Six to Second A&R Loan Agreement)

AS A BANK AND AS A MANAGING AGENT:	SOCIETE GENERALE

	By:	/s/ James F. Ahern
	Name:	James F. Ahern
	Title:	Managing Director

AS AN ISSUER:	BARTON CAPITAL, LLC.

	By:	/s/ Doris J. Hearn
	Name:	Doris J. Hearn
	Title:	Vice President

(Signature Page Seven to Second A&R Loan Agreement)

BORROWER:	CH FUNDING, LLC

	By:	/s/ Mark C. Winter
	Name:	Mark C. Winter
	Title:	VP

SERVICER	DHI MORTGAGE COMPANY, LTD.

By: DHI MORTGAGE COMPANY GP, INC.,
its general partner

	By:	/s/ Mark C. Winter
	Name:	Mark C. Winter
	Title:	EVP/CFO

(Signature Page Eight to Second A&R Loan Agreement)

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

SCHEDULE I

BANK COMMITMENTS AND PERCENTAGES

Bank	Bank Commitment	Bank Commitment Percentage	Group Bank Percentage
CALYON NEW YORK BRANCH
BANK OF AMERICA, NA
JPMORGAN CHASE BANK
CITICORP NORTH AMERICA, INC
THE BANK OF NOVA SCOTIA
SOCIETE GENERALE
LLOYDS TSB BANK PLC
TOTAL	$1,200,000,000	100%	100%

I-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

SCHEDULE II

APPROVED INVESTORS

Moody’s Investors Service, Equivalent Long-Term Ratings		Applicable Concentration Limit
Long-Term	Short-Term
Aaa through A1	P-1	Not applicable
A2 through Baa1	P-2	Not applicable
Baa2 through Baa3	P-3	Not applicable
Below Baa3	Below P-3	25%
Not Rated by Moody’s	Not Rated	10%

Standard & Poor’s Equivalent Long-Term Ratings
Long-Term	Short-Term
AAA through AA-	A-1+	Not applicable
A+	A-1	Not applicable
A through BBB+	A-2	Not applicable
BBB through BBB-	A-3	Not applicable
Below BBB-	Below A-3	25%
Not Rated by S&P	Not Rated	10%

Fitch’s Equivalent Long-Term Ratings
Long-Term	Short-Term
AAA through AA-	F1+	Not applicable
A+	F1	Not applicable
A through BBB+	F2	Not applicable
BBB through BBB-	F3	Not applicable
Below BBB-	Below F3	25%
Not Rated by Fitch	Not Rated	10%

If rating is split, the lower rating will apply.

If only one agency provides a rating, the rating will apply.

II-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

APPROVED INVESTORS

Investors Name	Fitch	Moody’s	S&P	Concentration Limit
Bank of America	AA-/F1+	Aa2/P-1	AA-/A-1+	NA
Colorado Housing and Finance Authority	NR	NR	NR	10%
Cendant	BBB+/F2	Baa1/P-2	BBB+/A-2	NA
Charter Mortgage	AA-/F1+	Aa2/P-1	AA-/A-1+	NA
CitiGroup Inc.	AA+/F1+	Aa1/P-1	AA-/A-1+	NA
Colorado Housing and Finance Authority	NR	NR	NR	10%
Countrywide	A/F-1	A3/P-2	A/A-1	NA
Deutsche Bank	AA-/F1+	Aa3/P-1	AA-/A-1+	NA
EMC Mortgage	A+/F1+	A1/P-1	A/A-1	NA
Federal National Mortgage Association	AA-/F1+	Aaa/P-1	NR	NA
First Bank of Arizona	NR	NR	NR	10%
First Horizon Home Loans	NR	NR	NR	10%
First Nationwide Mortgage Corp.	NR	NR	NR	10%
First Union Mortgage Corp.	A+/F1+	Aa3/P-1	A+/A-1	NA
Fleet	AA-/F1+	Aa2	NR	NA
GMAC	BB/B	Ba1	BB/B-1	10%
Greenpoint Mortgage	BBB	Baa1	NR	NA
Goldman Sachs Group Inc.	AA-/F1+	Aa3/P-1	A+/A-1	NA
Guaranty Federal	NR	NR	NR	10%
Homeside Lending Inc.	A-/F1	A2/P-2	A-/A-2	NA
IndyMac Bancorp, Inc.	BBB-/F2	NR	BB+/B	25%
JP Morgan Chase	A+/F1	Aa3/P-1	A+/A-1	NA
Leader Mortgage Corp.	NR	NR	NR	10%
Lehman Brothers	A+/F1+	A1/P-1	A+/A-1	NA
Morgan Stanley	AA-/F1+	Aa3/P-1	A+/A-1	NA
National City Mortgage	A+/F1+	A1	A/A-1	NA
New Century Financial Corp.	NR	B1	BB	10%
Novastar	NR	NR	NR	10%
Ohio Savings Financial Corp.	NR	NR	NR	10%
Opteum	NR	NR	NR	10%
Option One	NR	NR	NR	10%
Principal	NR	P-1	A-1+	NA
Resource Bankshare Mortgage	NR	NR	NR	10%
Sebring Capital	NR	NR	NR	10%
SouthStar Funding	NR	NR	NR	10%
Suntrust Bank	AA-/F1+	Aa2/P-1	AA-/A-1+	NA
Wachovia Corp.	AA-/F1+	Aa3/P-1	A+/A-1	NA
Wells Fargo	AA/F1+	Aa1/P-1	AA-/A-1+	NA

II-2

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

SCHEDULE III

UCC SEARCH

No Exceptions.

III-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

SCHEDULE IV

LITIGATION

None.

IV-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated     June [ ]    , 2006

Reference is made to the Second Amended and Restated Loan Agreement dated as of June [ ], 2006 (the “Loan Agreement”), among CH FUNDING, LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, the “Borrower”), as the Borrower, ATLANTIC ASSET SECURITIZATION LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “Atlantic”), as an Issuer, LA FAYETTE ASSET SECURITIZATION LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “La Fayette”), as an Issuer, FALCON ASSET SECURITIZATION COMPANY LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “Falcon”), as an Issuer, BARTON CAPITAL LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “Barton”) as an Issuer, LIBERTY STREET FUNDING CORP., a Delaware corporation (hereinafter, together with its successors and assigns, “Liberty”), as an Issuer, CHARTA, LLC, a Delaware limited liability company (hereinafter together with its successors and assigns, “CHARTA”), as an Issuer, YC SUSI TRUST, a Delaware statutory trust (hereinafter, together with its successors and assigns, “YC”), as an Issuer, CALYON NEW YORK BRANCH (“Calyon New York”), as a Bank, as the Administrative Agent and as a Managing Agent, JPMORGAN CHASE BANK, N.A., a national bank, (together with its successors and assigns, “JPMorgan”), as a Bank and as a Managing Agent, BANK OF AMERICA, N.A. (“Bank of America”), as a Bank and as a Managing Agent, CITIBANK, N.A., a national banking association, (“Citibank”), as a Bank, CITICORP NORTH AMERICA, INC. (“Citicorp”), as a Managing Agent, THE BANK OF NOVA SCOTIA (“Scotia Capital”), as a Bank and as a Managing Agent, SOCIETE GENERALE, (“SG”) as a Bank and as a Managing Agent, LLOYDS TSB BANK PLC, a banking corporation organized under the laws of England (hereinafter, together with its successors and assigns, “Lloyds”), as a Bank, and DHI MORTGAGE COMPANY, LTD., a Texas limited partnership (hereinafter, together with its successors and assigns, “DHI Mortgage”), as Servicer.

                         (the “Assignor”) and                          (the “Assignee”) agree as follows:

1. Purchase and Sale of Interest. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations as a Bank under the Loan Agreement as of the date hereof equal to the Percentage specified on the signature page hereto of all outstanding rights and obligations of all Banks under the Loan Agreement. After giving effect to such sale and assignment, the Assignee’s Bank Commitment and the principal amount of Advances held by the Assignee will be as set forth in Section 2 of the signature page hereto.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

2. Representations and Disclaimers of Assignor. The Assignor

(1) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim;

(2) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto; and

(3) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, the Originator, or the Servicer or the performance or observance by the Borrower, the Originator, or the Servicer of any of its respective obligations under the Loan Agreement or any other instrument or document furnished pursuant thereto.

3. Representations and Agreements of Assignee. The Assignee

(1) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements referred to in Section 6.1 thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(2) agrees that it will, independently and without reliance upon the Administrative Agent or the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement;

(3) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto;

(4) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Bank;

(5) specifies as its address for notices the office set forth beneath its name on the signature pages hereof;

(6) represents that this Assignment and Acceptance has been duly authorized, executed and delivered by such Assignee pursuant to its entity powers and constitutes the legal, valid and binding obligation of such Assignee; and

(7) if the Assignee is organized under the laws of a jurisdiction outside the United States, (a) attaches the forms prescribed by the Internal Revenue Service of the

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty, and (b) agrees to provide the Administrative Agent (to the extent permitted by applicable law) with similar forms for each subsequent tax year of the Assignee in which payments are to be made to the Assignee under the Loan Agreement.

4. Effectiveness of Assignment. (a) Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, counterparts will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified in Section 3 of the signature page hereto (the “Effective Date”).

(1) Upon such acceptance and recording by the Administrative Agent as of the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.

(2) Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement for periods prior to the Effective Date directly between themselves.

5. Obligations of the Assignee, Including Confidentiality. The Assignee agrees to abide by any obligations set forth in the Loan Agreement on the part of the Bank including, without limitation, the obligations as to confidentiality set forth in Section 14.15 of the Loan Agreement.

6. GOVERNING LAW. THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).

[Signatures Follow]

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on the signature page hereto.

Section 1.
Percentage:[2]	%

Section 2.
Assignee’s Bank Commitment:	$

Aggregate principal amount of Advances held by the Assignee:	$

Section 3.
Effective Date:[3]	, 20

[2]	This percentage must be the same percentage as for the Assignee under its Liquidity Agreement.
[3]	This date should be no earlier than the date of acceptance by the Administrative Agent.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Title:	Title:

Address for Notices:

Accepted this              day of                     ,

CALYON NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT B

FORM OF SUBORDINATION AGREEMENT

THIS AMENDED AND RESTATED SUBORDINATION AGREEMENT (this “Subordination Agreement”) is entered into as of June 30, 2006, by D.R. HORTON, INC., a Delaware corporation (“D.R. Horton”), in favor of CH FUNDING, LLC, a Delaware limited liability company, (“Borrower”) and CALYON NEW YORK BRANCH, as administrative agent (the “Administrative Agent”) under the Loan Agreement referred to below.

RECITALS

A. DHI MORTGAGE COMPANY, LTD., a Texas limited partnership (“DHI Mortgage”) (the “Originator”) and Borrower have entered into a Master Repurchase Agreement dated as of July 9, 2002 and an Amended and Restated Addendum to Master Repurchase Agreement dated June 30, 2006 (as amended or restated from time to time, the “Repurchase Agreement”) pursuant to which the Originator may sell to Borrower, and Borrower may acquire from the Originator, certain Mortgage Loans and pursuant to which the Originator may repurchase those Mortgage Loans.

B. Borrower entered into that certain Second Amended and Restated Loan Agreement dated as of June 30, 2006, (as amended or restated from time to time, the “Loan Agreement”) with the Administrative Agent and the Issuers, Banks and Managing Agents party thereto, and DHI Mortgage, as Servicer, (in such capacity, the “Servicer”), pursuant to which, and subject to the terms of which, the Lenders have agreed to make loans to the Borrower secured by Mortgage Loans and other collateral, and DHI Mortgage has agreed to provide certain administration and collection services.

C. It is a condition precedent to the initial purchase under the Repurchase Agreement and the initial loan under the Loan Agreement that the Companies (as defined herein) shall have entered into this Agreement, pursuant to which all existing and future obligations, except for certain excluded obligations, of the Originator to D.R. Horton or to any Affiliate of D.R. Horton or the Originator other than Borrower is subordinated to certain obligations of the Originator under the Repurchase Agreement and of the Servicer under the Loan Agreement.

AGREEMENTS

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Companies hereby covenant and agree with Borrower and the Administrative Agent as follows:

1. Terms defined in the Repurchase Agreement or the Loan Agreement have the same meanings when used in this Subordination Agreement, except that, solely for the purpose of this Subordination Agreement, the term “Affiliate”, when used in connection with D.R. Horton, the Companies or the Originator, shall not include Borrower. As used in this Subordination Agreement:

“Companies” means D.R. Horton and any Affiliate of D.R. Horton (other than the Borrower) to which the Originator owes or may owe in the future any Subordinated Debt.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

“Excluded Obligations” means all indebtedness of the Originator to D.R. Horton or any Affiliate of the Originator, incurred in the ordinary course of the Originator’s business related to (a) the Originator’s payroll and operating expenses, (b) insurance premiums on policies held by the Originator, (c) information technology, (d) human resources, (e) the management fee payable by Originator to D.R. Horton, (f) office rent and utility, maintenance and operating costs related to occupancy, (g) real estate transaction settlement costs paid or advanced by Originator, (h) use of trade names, trade marks, trade dress, patents, copyrights or other intellectual property licensed to Originator and (i) the processing or closing of applications for residential mortgage loans or any mortgage loan brokerage fee payable by the Originator to D.R. Horton or an Affiliate; provided that any indebtedness in clauses (a) through (i) will cease to be an Excluded Obligation ninety days after the origination of such indebtedness unless paid or satisfied by setoff or otherwise.

“Senior Debt” means all obligations for the payment of money which are or may become due and owing by (a) the Originator under the Repurchase Agreement, whether for repurchase prices, fees, expenses (including counsel fees), indemnified amounts or otherwise or (b) the Servicer under the Loan Agreement, whether for the deposit of collections received by it or for fees, expenses (including counsel fees), indemnified amounts or otherwise.

“Subordinated Debt” means all present and future indebtedness for borrowed money, liabilities or obligations of the Originator to D.R. Horton or to any Affiliate of the Originator, the Companies or D.R. Horton, except for Excluded Obligations, whether (i) principal, interest (before or after the beginning of any proceedings under any Debtor Law), premium, court costs, attorneys’ fees, or other costs of collection, (ii) direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, (iii) created directly or acquired by assignment or otherwise, or (iv) whether or not evidenced in writing.

“Senior Liens” means all present and future security interests and liens, if any, directly or indirectly securing any Senior Debt.

“Subordinated Liens” means all present and future security interests and liens, if any, directly or indirectly securing any Subordinated Debt.

2. Until the Facility Termination Date under the Repurchase Agreement and the Drawdown Termination Date under the Loan Agreement have expired and the Senior Debt has been paid in full, all Subordinated Debt and the proceeds of all Subordinated Liens are hereby subordinated to all Senior Debt and the proceeds of all Senior Liens as provided in this Subordination Agreement. For purposes hereof, Senior Debt shall not be deemed paid in full unless it has been paid in full for more than 366 days and such payment is final and indefeasible and not subject to rescission or setting aside for any reason whatsoever.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

(a) Unless a Default or an Event of Default under the Repurchase Agreement or (so long as the Originator is the Servicer) a Servicer Default (each, a “Senior Debt Default”) is continuing, the Companies may receive payments of principal on Subordinated Debt, and interest accruing on Subordinated Debt at a reasonable market rate as agreed upon between the Originator and the Companies.

(b) While a Senior Debt Default is continuing, the Companies may not receive any payment directly or indirectly related to any Subordinated Debt or proceeds of any Subordinated Lien.

3. D.R. Horton agrees that (a) all existing and future obligations, except for Excluded Obligations, of any nature owed or owing by the Originator to any Affiliates of the Originator or D.R. Horton shall also be Subordinated Debt and (b) it will cause each such Affiliate that may provide credit to, or otherwise have obligations, except for Excluded Obligations, owing to it by, the Originator to subordinate its rights of repayment and security therefor to the rights of the Senior Debt holders, and the priorities and rights of the Senior Liens, as herein provided, the same as if each such Affiliate was a party to this Subordination Agreement in like capacity to that of D.R. Horton, and for such purpose each reference to D.R. Horton in this Agreement (other than this paragraph 3) shall be deemed to refer to such Affiliate. Nothing herein shall require D.R. Horton to obtain separate documents from its Affiliates agreeing to subordinate except as may be required for D.R. Horton to perform its obligation to cause its Affiliates to subordinate all existing and future obligations, except Excluded Obligations, upon a Senior Debt Default.

4. To the extent of the subordination provided in paragraph 2 above, if any payment or distribution of assets or securities of the Originator of any kind or character, whether in cash, property or securities, is made or to be made upon any (a) dissolution or winding up of Originator or (b) total or partial liquidation of Originator or (c) reorganization of the Originator, any one of which results in an Event of Default under the Loan Agreement, not timely cured, if applicable, that permits the acceleration or results in the acceleration of the payment of Senior Debt, then the provisions of this paragraph 4 shall apply. Further, this paragraph 4 shall apply whether such dissolution and winding up, liquidation or reorganization is voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings. If an event triggers the application of this paragraph 4, then and in any such event, all principal of and interest then due upon all Senior Debt, whether or not the Senior Debt is then due or matured, shall first be paid in full, or full payment thereof provided for in money or money’s worth, before a Company, or any trustee or receiver acting on its or their behalf, shall be entitled to receive any assets or securities other than (a) shares of stock (“Stock”) of the Originator as reorganized or readjusted or (b) securities (“Subordinated Securities”) of the Originator or any other corporation provided for by a plan of reorganization or readjustment, junior to (or the payment of which is subordinated by a written instrument in form and substance satisfactory to and approved in writing by Borrower and the Administrative Agent, to the payment of), all Senior Debt which may at the time be outstanding or contemplated, in payment of, partial or complete compensation for or otherwise in respect of any of the Subordinated Debt. Upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Originator of any kind or character, whether in cash, properties or securities (other than as

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

aforesaid) which, but for the provisions of this paragraph 4, would then be made to the Companies or any Affiliate of the Companies shall, to the extent of the subordination provided in paragraph 2 above, instead be made by the Originator or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holder or holders of Senior Debt, or their representatives, to the extent necessary to pay all Senior Debt in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

5. If any Company or any Affiliate of the Companies or anyone else acting on its or their behalf shall receive any payment or distribution of assets or securities of the Originator of any kind or character, or for the Originator, whether in cash, property or securities (other than Stock or Subordinated Securities) before all Senior Debt is paid in full or full payment thereof is provided for in money or money’s worth to the satisfaction of Borrower and the Administrative Agent, then and in that event, to the extent of the subordination provided in paragraph 2 above, the recipient of such assets or securities of the Originator so paid or distributed shall pay over and deliver all such payments and distributions forthwith to the receiver, trustee in bankruptcy, liquidating trustee, agent or other person responsible for making payment or distribution of assets or securities of the Originator, who shall then pay or distribute such assets or securities to the holders of the Senior Debt for application to the Senior Debt remaining unpaid, to the extent necessary to pay all Senior Debt in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt. Each Company or anyone else acting in its behalf will not be required to pay over and deliver any sums paid to or for the benefit of such Company to the extent that such payments or distributions were permitted, at the time paid or distributed, under subparagraph 2(a).

6. Each Company hereby, unconditionally and irrevocably, waives and releases any and all rights which it now has or may hereafter acquire to be subrogated to the rights of the holders of the Senior Debt or to receive payments or distributions of assets or securities of the Originator applicable to the Senior Debt and to any of the Senior Liens, either before or after all obligations to the holders of the Senior Debt shall be paid in full, although no such payments or distributions applicable to Senior Debt shall (as between the Originator, its creditors other than holders of the Senior Debt and the Companies) be deemed to be a payment by the Originator to or on account of its obligations to the Companies or any Affiliate of the Companies. The provisions of this paragraph 6 are (and are intended solely) for the purpose of defining the relative rights of the Companies or any Affiliate of the Companies, on the one hand, and the holders of Senior Debt, on the other hand, and nothing contained in this paragraph 6 or elsewhere in this Agreement is intended to impair, or shall impair, as between the Originator and the Companies or any Affiliate of the Companies, the obligations of the Originator to the Companies or any Affiliate of the Companies or to affect (except to the extent specifically provided above in this paragraph 6) the relative rights of the Companies, the Affiliates of the Companies and creditors of the Originator other than the holders of Senior Debt. Nothing herein contained shall prevent the Companies or any Affiliate of the Companies from exercising all remedies otherwise permitted by applicable law, upon default under the Originator’s obligations to the Companies or the Affiliates of the Companies, subject to the rights under this Subordination Agreement of the holders of Senior Debt in respect of assets or securities of the Originator of any kind or character, whether cash, property or securities, received upon the exercise of any such remedy.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

7. Before the time of the occurrence of any Senior Debt Default, the Companies and the Affiliates of the Companies shall have the right to receive and retain payments on Subordinated Debt to the extent provided in paragraph 2 hereof; however, automatically and without any requirement for notice or any other action by Borrower or the Administrative Agent, from and after the occurrence of any Senior Debt Default and until Borrower and the Administrative Agent shall have declared in writing that such Senior Debt Default has been cured or waived or ceased to exist or that the Senior Debt has been fully paid and satisfied, no payment shall be made, directly or indirectly, by the Originator or with any of its funds, or accepted by such Company or any Affiliate of such Company on, against or on account of any of the Subordinated Debt, and no remedies against the Originator or any of its property or interests shall be enforced by or for the account of such Company or any Affiliate of such Company on account of any Subordinated Debt.

8. From and after the date of maturity (however it may occur or be brought about), and until such Senior Debt so matured shall have been fully paid and satisfied, all of such matured Senior Debt shall first be paid in full before any payment or distribution is made by Originator or accepted by the Companies or any Affiliate of the Companies on, against or on account of any Subordinated Debt and before any remedy against either Originator or any of its property or interests may be enforced on account of the Subordinated Debt. Nothing herein requires the payment in full of maturing tranches of Senior Debt as a condition to the payment of Originator’s costs in the ordinary course so long as the maturing tranche of debt will be paid timely and in the ordinary course.

9. The subordination provided for in this Subordination Agreement is unconditional, and no right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Originator or the Companies or any Affiliate of the Companies or by any act or failure to act by any holder of any Senior Debt or Borrower or the Administrative Agent or by any noncompliance by the Originator or the Companies or any Affiliate of the Companies with the terms, provisions and covenants of the Transaction Documents, regardless of any knowledge thereof any such holder might have or be chargeable or charged with. The obligations of the Companies are unconditional irrespective of the validity or enforceability or collectability of the Senior Debt or any other circumstance whatsoever which might constitute a legal or equitable defense of a guarantor or of the Companies hereunder, any and all such defenses being hereby expressly waived by the Companies.

10. Borrower or the Administrative Agent or any other holder of Senior Debt may, at any time without the consent of or notice to the Companies or any other holder of Subordinated Debt, without incurring responsibility to the Companies or such other holder of Subordinated Debt, without impairing or releasing the terms or obligations of this Subordination Agreement, upon or without any terms or conditions and in whole or in part:

(1) change the manner, place or terms of payment or change or extend the time of payment of, renew, increase or alter any Senior Debt and the subordinations herein made and provided for shall apply to the Senior Debt as so changed, extended, increased, renewed or altered in any manner;

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

(2) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure or securing the Senior Debt or any offset against any Senior Debt;

(3) exercise, delay exercising or refrain from exercising any rights against the Originator or others, or otherwise act or refrain from acting;

(4) settle or compromise any Senior Debt.

Notwithstanding any provision hereof to the contrary, or any prior termination hereof, this Agreement and the obligations of the Companies hereunder shall be automatically reinstated if at any time any payment, settlement or compromise of any of the Senior Debt is rescinded, set aside or vacated by a Governmental Authority or required to be returned or repaid to the Originator or any Person on its behalf for any reason whatsoever. No delay on the part of Borrower, the Administrative Agent or any other holder of Senior Debt in exercising any right under this or any other agreement, including the Transaction Documents, or failure to exercise any such right shall operate as a waiver of such right. In no event shall any modification or waiver of the provisions of this Subordination Agreement be effective unless in writing, nor shall any such waiver be applicable except in the specific instance for which it may be given.

Each Company, for itself and all other present and future holders of Subordinated Debt (including, without limitation, Subordinated Debt held or originated by Affiliates of the Originator other than such Company), agrees to execute and deliver to Borrower, the Administrative Agent and to any other holder or holders of Senior Debt requesting it, such further instruments, and to take such other action, as may be necessary or appropriate in the reasonable opinion of Borrower, the Administrative Agent or such other holder or holders of Senior Debt, and upon request of Borrower, the Administrative Agent or such other holder or holders, to fully effectuate the subordinations provided for in this Subordination Agreement and in accordance with its terms.

11. This Subordination Agreement shall bind and benefit the parties hereto and their respective successors, custodians, receivers, trustees and assigns, and the provisions of this Subordination Agreement shall be enforceable by Borrower, the Administrative Agent or directly by the holders of Senior Debt. Borrower (and any assignee of Borrower) may at any time assign any and all of its rights hereunder to any other person or entity holding an interest in the Senior Debt without the consent of any of the Companies, whereupon (i) each reference herein to Borrower shall mean and be a reference to such assignee and (ii) such assignee may enforce this Subordination Agreement to the fullest extent as if it were a named party hereto. Without limiting the generality of the foregoing, each Company acknowledges and consents to the assignment by Borrower, under and in connection with the Loan Agreement, of all of Borrower’s right, title and interest in, to and under this Subordination Agreement to the Administrative Agent for the benefit of the Lenders, and each Company agrees that at all times that the Loan Agreement shall be in effect (i) any claim made by Borrower hereunder shall be deemed made for the benefit of the Administrative Agent and the Lenders and (ii) any payment or remittance to be made hereunder by any Company in respect of any claim being made by or in respect of Borrower or Senior Debt due to Borrower under the Repurchase Agreement shall be paid or remitted to the Administrative Agent for the benefit of the Lenders.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

12. THIS SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO). Neither acceptance nor execution of this Subordination Agreement by Borrower, the Administrative Agent or any holder of Senior Debt shall be necessary to cause this Subordination Agreement to be or remain in full force and effect from and after the date of its execution and delivery by the Companies to Borrower and the Administrative Agent, and each Company’s obligations under this Subordination Agreement are unconditional. This Subordination Agreement may not be revoked or amended except by an instrument in writing executed by each Company, Borrower and the Administrative Agent. Any holder of Senior Debt may at any time and without notice waive in whole or in part any provision of this Subordination Agreement as to all or part of the Senior Debt held by such holder (but may not affect or impair the rights of any other holder of Senior Debt), but no such waiver shall be effective unless expressly stated in a writing signed by such holder.

13. THIS SUBORDINATION AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

14. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS SUBORDINATION AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS SUBORDINATION AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION WITH RESPECT TO THIS SUBORDINATION AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS SUBORDINATION AGREEMENT.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

15. The Administrative Agent agrees and acknowledges that neither the Administrative Agent nor the Lenders that are parties to the Loan Agreement, nor any successors or assigns or their successors or assigns have direct or indirect Recourse to the Companies (other than the Originator or the Borrower) with respect to the Senior Debt. “Recourse”, as used in this paragraph 15, means the right to demand payment of the Senior Debt as a matter of contract law, but does not include any claims that sound in tort.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXECUTED as of the date first stated in this Subordination Agreement.

D.R. HORTON, INC.

By:
Name:
Title:

Acknowledged and agreed to

as of the date first written above:

CH FUNDING, LLC

By:
Name:
Title:

CALYON NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

ASSIGNMENT OF SUBORDINATION AGREEMENT

The undersigned hereby assigns all of its right, title and interest in and to the foregoing Subordination Agreement to Calyon New York Branch, in its capacity as administrative agent (the “Administrative Agent”) for the “Lenders” under and as defined in that certain Loan Agreement dated as of June 30, 2006 by and among D.R. Horton Funding, Inc. (“Borrower”), certain Issuers, certain Banks and Managing Agents, parties thereto, the Administrative Agent and DHI Mortgage, as servicer thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time. D.R. Horton Corporation (“D.R. Horton”), for itself and on behalf of the other Companies, acknowledges such assignment and agrees that the Administrative Agent may further assign, without notice, its right, title and interest in and to the Subordination Agreement without consent of any person or entity. The Administrative Agent, as the assignee of Borrower, shall have the right to enforce the Subordination Agreement and to directly exercise all of Borrower’s rights and remedies under the Subordination Agreement, and D.R. Horton agrees to cooperate fully with the Administrative Agent in the exercise of such rights and remedies thereunder.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

Dated as of the date first written above.

D.R. HORTON, INC.

By:
Name:
Title:

Acknowledged and agreed to

as of the date first written above:

CH FUNDING, LLC

By:
Name:
Title:

CALYON NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT C

FORM OF BORROWING REPORT

TO:	CALYON NEW YORK BRANCH as Administrative Agent under the Loan Agreement referred to below
Attn: Florence Reyes

U.S. BANK NATIONAL ASSOCIATION, as the Collateral Agent for the Lenders under the Loan Agreement referred to below

1.	CH FUNDING, LLC hereby requests the following Borrowing or Collateral Substitution (the “Requested Borrowing”) in the amount and on the Borrowing Date herein specified, pursuant to the Second Amended and Restated Loan Agreement (the “Loan Agreement”) dated as of June [ ], 2006, among CH FUNDING, LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, the “Borrower”), as the Borrower, ATLANTIC ASSET SECURITIZATION LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “Atlantic”), as an Issuer, LA FAYETTE ASSET SECURITIZATION LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “La Fayette”), as an Issuer, FALCON ASSET SECURITIZATION COMPANY LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “Falcon”), as an Issuer, BARTON CAPITAL LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, “Barton”) as an Issuer, LIBERTY STREET FUNDING CORP., a Delaware corporation (hereinafter, together with its successors and assigns, “Liberty”), as an Issuer, CHARTA, LLC, a Delaware limited liability company, (hereinafter together with its successors and assigns, “CHARTA”), as an Issuer, YC SUSI TRUST, a Delaware statutory trust (hereinafter, together with its successors and assigns, “YC”), as an Issuer, CALYON NEW YORK BRANCH (“Calyon New York”), as a Bank, as a Managing Agent and the Administrative Agent and as a Managing Agent, JPMORGAN CHASE BANK, N.A., a national bank (together with its successors and assigns, “JPMorgan”), as a Bank and as a Managing Agent, BANK OF AMERICA, N.A. (“Bank of America”), as a Bank and as a Managing Agent, CITIBANK, N.A., a national banking association, (“Citibank”), as a Bank, CITICORP NORTH AMERICA, INC. (“Citicorp”), as a Managing Agent, THE BANK OF NOVA SCOTIA (“Scotia Capital”), as a Bank and as a Managing Agent, SOCIETE GENERALE, (“SG”) as a Bank and as a Managing Agent, LLOYDS TSB BANK PLC, a banking corporation organized under the laws of England (hereinafter, together with its successors and assigns, “Lloyds”), as a Bank, and DHI MORTGAGE COMPANY, LTD., a Texas limited partnership (hereinafter, together with its successors and assigns, “DHI Mortgage”), as Servicer. Capitalized terms used and not otherwise defined herein have the meanings given thereto in the Loan Agreement.

2.	Type of Request:

☐	Borrowing, as described in Schedule I.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

☐	Collateral Substitution, as described in Schedule I.

3.	The undersigned officer of the Borrower hereby represents and certifies, and the undersigned officer of the Servicer hereby confirms, for the benefit of the Lenders and the Agent that after giving effect to the Requested Borrowing/Substitution as described above, and detailed in the attached Schedule I:

(a) Maximum Facility Amount is	$
(b) Total Principal Debt is	$
(c) Availability is	$
(d) Primary Obligations is	$
(e) Collateral Value is	$

4.	The undersigned officer of the Borrower hereby represents and warrants, and the undersigned officer of the Servicer hereby confirms, for the benefit of the Lenders and the Agent, that:

(1)	The Borrower is entitled to receive the Requested Borrowing under the terms and conditions of the Loan Agreement (and pursuant to the Assignment, if any, executed in connection herewith, the Borrower grants to the Administrative Agent a security interest in the Collateral described in such Assignment);

(2)	(i) if the Requested Borrowing is not a Special Borrowing, all Principal Mortgage Documents required under Section 3.2(b) of the Loan Agreement and that relate to the Mortgage Loans identified on Schedule II to the Assignment, if any, executed in connection herewith have been delivered to the Collateral Agent, and (ii) if the Requested Borrowing is a Special Borrowing, either (A) all such documents that relate to Schedule III to the Assignment shall be delivered to the Collateral Agent within nine (9) Business Days after the date of origination of the related Special Mortgage Loan, as required under Section 2.3(c) of the Loan Agreement, or (B) the Primary Obligations that has been borrowed against such Mortgage Loans shall be repaid in full as and to the extent required under Section 2.3(d) of the Loan Agreement;

(3)	all Mortgage Loans, Principal Mortgage Documents and Other Mortgage Documents in which the Administrative Agent is granted a security interest pursuant to the Assignment, if any, in connection herewith, comply in all respects with the applicable requirements set forth in the Loan Agreement and the Security Agreement;

(4)	at all times relevant to this Agreement, total Collateral Value attributable to the types or categories of Collateral referred to in the definition of Collateral Value has not, and does not now, exceed the limitations established in such definition;

(5)	no Default or Event of Default has occurred or is continuing;

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

(6)	no change or event that constitutes a Material Adverse Effect as to the Borrower has occurred;

(7)	If at any time the total Collateral Value of all Eligible Mortgage Collateral is less than the Primary Obligations, the Borrower either provided additional Eligible Mortgage Collateral with a sufficient Collateral Value or paid Principal Debt in an amount sufficient to correct the deficiency within two Business Days after notice.

5.	The representations and warranties of the Borrower and the Servicer contained in the Loan Agreement and those contained in each other Transaction Document to which the Borrower or the Servicer is a party are true and correct in all material respects on and as of the date hereof. The Borrower also represents and warrants that unless otherwise noted on Schedule I to this Requested Borrowing, the date of origination of each Special Mortgage Loan is the date such Special Mortgage Loan was assigned to the Collateral Agent.

6.	All of the conditions applicable to the Requested Borrowing pursuant to Section 4.1 and Section 4.2 of the Loan Agreement are and will be satisfied immediately before and after giving effect to the Requested Borrowing.

CH FUNDING, LLC,
as the Borrower

Date:	By:
Name:
Title:

DHI MORTGAGE COMPANY, LTD.
as the Servicer

Date:	By: DHI MORTGAGE COMPANY GP, INC., its General Partner

By:
Name:
Title:

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

SCHEDULE I TO FORM OF BORROWING REPORT

Schedule to Borrowing/Substitution Request

I. Change in Borrowings Requested

			Current		Prior Unmatured Borrowings in Place
(1)	Borrowings Maturing
(2)	Borrowing Requested/Serv Fee (annum)
(3)	Borrowing/Substitution Date / Rate
(4)	Int. Period Maturity/Term (days)
					Alt A				Jumbo
			Total	Conforming	All	Pay-Option	2nd Mortgages	Sub Prime	All	Super Only	Uncovered Loans
(5)	Maximum Facility Amount/Sublimits		1,200,000,000.00	1,200,000,000.00	600,000,000.00	120,000,000.00	240,000,000.00	180,000,000.00	300,000,000.00	120,000,000.00	120,000,000.00
II. Prior to Request
(6)	Unpaid Mortgage Loan Balance		—	—	—	—	—	—	—	—	—
(7)	Take Out Commitments		—	—	—	—	—	—	—	—	—
(8)	Lesser of (2) or (3)		—	—	—	—	—	—	—	—	—
(9)	Advance Rate		0%	98%	97%	97%	95%	95%	98%	95%	95%
(10)	Collateral Value (mortgages)		—	—	—	—	—	—	—	—	—
(12)	Dry Loans		—
(11)	Wet Loans		—
(13)	Collateral Value (Cash Collection)		0.00	Total Cash Collateral in Collection Account prior to request
(14)	Total Collateral Value		—	—	Collateral in pool for over 120 days
(15)	Total Borrowings/Principal Debt		—
(16)	Non Special Borrowings	0%	—
(17)	Special Borrowings	0%	—
(18)	Primary Obligations - Total		—

III. Substitutions or Change in Borrowings only (Assignments to be attached)
(19)	Unpaid Mortgage Loan Balance *		—	—	—	—	—	—	—	—	—
(20)	Take Out Commitments *		—	—	—	—	—	—	—	—	—
(21)	Lesser of (2) or (3)		—	—	—	—	—	—	—	—	—
(22)	Advance Rate		0%	98%	97%	97%	95%	95%	98%	95%	95%
(23)	Collateral Value *		—	—	—	—	—	—	—	—	—
(24)	Dry Loans *		—
(25)	Wet Loans *		—
(26)	Collateral Value Cash - Collection *			Amt of Cash Collateral to be (swept) by Collateral Agent
(27)	Assets Transferred Out			Collateral value of loans sold to Investors
(28)	Collateral Value Change **		—
(29)	Net Borrowings/Principal Debt *		—
(30)	Non Special Borrowings *		—
(31)	Special Borrowings *		—
(32)	Primary Obligations *		—

**	- Net change of new non-cash assets less previous non-cash assets being substituted/removed/matured.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

IV. Portfolio After Request
(33)	Unpaid Mortgage Loan Balance			—	—	—	—	—	—	—	—
(34)	Take Out Commitments			—	—	—	—	—	—	—	—
(35)	Lesser of (2) or (3)			—	—	—	—	—	—	—	—
(36)	Advance Rate		0%	98%	97%	97%	95%	95%	98%	95%	95%
(37)	Collateral Value (mortgages)		—	—	—	—	—	—	—	—	—
(38)	Wet Loans		—
(39)	Dry Loans		—
(40)	Collateral Value Cash - Collection		—
(41)	Total Collateral Value		—	Includes cash held in the Collateral Account
(42)	Total Borrowings/Principal Debt		—
(43)	Non Special Borrowings	0%	—
(44)	Special Borrowings	0%	—	< 50% of capacity if last five or 1st five bus.days of mo., otherwise 30% of capacity
(45)	Primary Obligations - Total		—
(46)	Overcollateralized (42) - (45)		—	Must be > $0 for Collateral Agent to sweep/substitute.

V. Sublimit Tests				Alt A			Jumbo
Test	Spec. Borr. 30%	Spec Borr 50%	120 Day	All	Pay-Option	Sub Prime	All	Super Only	Uncovered Loan

Results	OK	OK	OK	OK	OK	OK	OK	OK	OK

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

SCHEDULE I-A

Calyon (37.5%), JPMorgan (12.5%), Scotia (12.5%), BofA (12.5%), Citigroup (12.5%) and Societe General (12.5%)

Borrowing Request
Borrowing Date
Maturity Date
Days in Interest Period
Maximum Facility Amount	$1,200,000,000
Existing Funded CP	—
Expiring CP	—

New Request Total
Expiring CP Rolled	—
New CP Request	—
LA FAYETTE	37.5%
YC SUSI	12.5%
CHARTA	12.5%
BARTON	12.5%
LIBERTY STREET	12.5%
FALCON	12.5%

Proceeds
LA FAYETTE Rolled CP	$—
LA FAYETTE New CP Issued	$—

Total Atlantic	$—

YC SUSI Rolled CP	$—
Atlantic New CP Issued	$—

Total Atlantic	$—

CHARTA Rolled CP	$—
CHARTA New CP Issued	$—

Total Atlantic	$—

BARTON Rolled CP	$—
BARTON New CP Issued	$—

Total Atlantic	$—

LIBERTY STREET Rolled CP	$—
LIBERTY STREET New CP Issued	$—

Total Atlantic	$—

FALCON Rolled CP	$—

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

FALCON New CP Issue	$—
Total Falcon	$—

Total Proceeds	$—

Paydowns
LA FAYETTE	$—
YC SUSI
CHARTA
BARTON
LIBERTY STREET
FALCON	$—
Total Paydown	$—

Principal Debt
LA FAYETTE	$—
YC SUSI
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EXHIBIT D

AMENDED AND RESTATED COLLATERAL AGENCY AGREEMENT

On file with Hunton & Williams LLP

D

Execution Copy

AMENDED AND RESTATED COLLATERAL AGENCY AGREEMENT

By and Among:

CH FUNDING, LLC

As Borrower,

CALYON NEW YORK BRANCH

As Administrative Agent,

and

U.S. BANK NATIONAL ASSOCIATION

As Collateral Agent

Dated as of June 30, 2006

SCHEDULES AND EXHIBITS

Schedule I	Collateral Review Functions - §3.2(e)
Schedule II	Addresses and Notices - §6.1
Schedule III	Approved Investors
Exhibit D-1	Definitions - §1
Exhibit D-2	Security Agreement - §3.1(a)
Exhibit D-3(a)	Collection Account Control Agreement
Exhibit D-3(b)	Reserve Account Control Agreement
Exhibit D-4	Assignment - §3.1(c) and §3.2(a)
Exhibit D-5	Form of Transfer Request
Exhibit D-5A	Form of Shipping Request
Exhibit D-6(a)	Bailee and Security Agreement Letter for Approved Investors- §3.4(b)(i)
Exhibit D-6(b)	Bailee and Security Agreement Letter for Pool Custodian §3.4(b)(i)
Exhibit D-7	Trustee Receipt and Security Agreement for Approved Investors - §3.5
Exhibit D-8	Collateral Agent Daily Report - §3.8(a)
Exhibit D-9	Borrowing Report
Exhibit D-10	UCC Financing Statements - §3.1(d)
Exhibit D-11	Substitution Request - § 3.4(a)
Exhibit D-12	Assignment of Trade
Exhibit D-13	Form of Warehouse Lender’s Release Letter and Authorization
Exhibit D-14	Form of Alt-A Loan Hedge Report
Exhibit D-15	Form of Conforming Loan Hedge Report

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COLLATERAL AGENCY AGREEMENT

Dated as of June 30, 2006

THIS AMENDED AND RESTATED COLLATERAL AGENCY AGREEMENT (the “Agreement”), among CH FUNDING, LLC, a Delaware limited liability company (the “Borrower”), CALYON NEW YORK BRANCH (“Calyon New York”), in its capacity as the administrative agent for the “Lenders” under and as defined in the Loan Agreement referred to below (the “Administrative Agent”), and U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent hereunder (the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower has entered into a Second Amended and Restated Loan Agreement dated as of June 30, 2006 (as the same may be amended, restated, supplemented or modified from time to time, the “Loan Agreement”), among the Borrower, Calyon New York, as the Administrative Agent, the Banks, Managing Agents and Issuers named therein and DHI Mortgage Company, Ltd. (“DHI Mortgage”), in its capacity as servicer thereunder, pursuant to which the Lenders may make secured Advances to the Borrower on a revolving basis;

WHEREAS, the parties now desire to enter into this Agreement to provide for the holding and monitoring of Collateral to be furnished pursuant to the Loan Agreement;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

GENERAL TERMS

Section 1.1 Certain Definitions.

Unless otherwise defined herein or in the Loan Agreement, terms are used herein as defined in Exhibit D-1 hereto.

ARTICLE II

APPOINTMENT OF COLLATERAL AGENT

Section 2.1 Appointment.

(a) The Administrative Agent, on behalf of the holders of the Obligations, hereby appoints U.S. Bank National Association, as “Collateral Agent” under this Agreement and authorizes the Collateral Agent to take such action on the Administrative Agent’s behalf and to exercise such powers and perform such duties as are hereby expressly delegated to the Collateral Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto.

(b) The Collateral Agent hereby accepts such appointment and agrees to hold, maintain, and administer for the exclusive benefit of the holders of the Obligations all Collateral at any time delivered to it by or on behalf of the Borrower as herein provided. The Collateral Agent acknowledges and agrees that it is acting and will act with respect to the Collateral for the exclusive benefit of the holders of the Obligations and shall not be subject with respect to the Collateral in any manner or to any extent to the direction or control of the Borrower except as expressly permitted hereunder. The Collateral Agent (or its designee) on behalf of the holders of the Obligations, agrees to act in accordance with this Agreement and in accordance with any written instructions of the Administrative Agent as provided in this Agreement. Under no circumstances shall the Collateral Agent deliver possession of Collateral to the Borrower except in accordance with the express terms of this Agreement or otherwise upon the written instruction of the Administrative Agent as provided in this Agreement. Upon a request by the Servicer and approval by the Borrower, the Collateral Agent is authorized to permit substitution of Eligible Mortgage Loans unless (A) as reflected in the most recent Borrowing Report, total Collateral Value of Eligible Mortgage Collateral, immediately after giving effect to a requested transfer and any accompanying substitution of Mortgage Collateral, is less than total Primary Obligations or (B) the Collateral Agent shall have received written notice from the Administrative Agent that a Default or Event of Default has occurred.

Section 2.2 Collateral Agency Fees.

The Borrower agrees to pay such fees and expenses of the Collateral Agent as shall be agreed to in writing between the Collateral Agent and the Borrower from time to time.

ARTICLE III

COLLATERAL PROCEDURES

Section 3.1 Collateral.

The Borrower shall execute and deliver to the Administrative Agent:

(a) a Security Agreement in favor of the Administrative Agent for the benefit of the holders of the Obligations in substantially the form of Exhibit D-2 hereto;

(b) an Assignment of Account in favor of the Administrative Agent for the benefit of the holders of the Obligations substantially in the form of Exhibit D-3 hereto;

(c) the Assignments provided for in Section 3.2 hereof in the form of Exhibit D-4 hereto; and

(d) UCC financing statements in the form of Exhibit D-10 hereto.

Section 3.2 Delivery of Collateral to the Collateral Agent.

(a) Periodically, the Borrower may deliver Mortgage Loan Collateral to the Collateral Agent to hold as bailee for the Administrative Agent. The Borrower may also, periodically, transfer to the Collateral Agent Mortgage Loans that are Eligible Mortgage Loans

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against the transfer of funds by the Collateral Agent from the Collection Account. On the date of each such transfer of Mortgage Loans against payment therefor, the Servicer shall, pursuant to a Release Letter substantially in the form attached as Exhibit D-13 hereto, direct the Collateral Agent to transfer from the Collection Account an amount equal to the amount specified in the Release Letter to the account identified in such Release Letter in payment for the related Mortgage Loans; provided, however, that after giving effect to any such transfer of Mortgage Loans and the payment therefor, the total Collateral Value of all Eligible Mortgage Collateral will equal or exceed the Primary Obligations. The Borrower may deliver from time to time such other documents as shall be specified in a notice by the Administrative Agent to the Collateral Agent as documents that are required to be delivered to the Collateral Agent pursuant to this Agreement in order to meet requirements of the Loan Agreements or agreements required by the Loan Agreement. Each delivery shall be made in association with an assignment of a security interest (the “Assignment”) to the Administrative Agent, for the benefit of the holders of the Obligations, in all Mortgage Loans, Take-Out Commitments and related Collateral delivered with or described in such Assignment or any schedules thereto. The Borrower shall use substantially the form illustrated in Exhibit D-4 hereto for each Assignment, or such other form as may be acceptable to, or required by, the Administrative Agent, from time to time.

(b) Each Assignment delivered to the Collateral Agent shall be accompanied by a completed Schedule II and Schedule III, using the forms of such schedules as prescribed in Exhibit D-4 hereto, together with a current Borrowing Report, and with respect to each Mortgage Loan other than a Special Mortgage Loan the following items (collectively, the “Principal Mortgage Documents”):

(i) the original of each Mortgage Note, endorsed by DHI Mortgage in blank (without recourse) and all intervening endorsements thereto;

(ii) an original executed assignment in blank for each Mortgage securing such Mortgage Loan, in recordable form, executed by the Originator, in the case of each Mortgage Loan that is not a MERS Designated Mortgage Loan, or by an authorized signatory of MERS, in the case of each MERS Designated Mortgage Loan;

(iii) a certified copy of the executed Mortgage related to such Mortgage Note; and

(iv) if the Mortgage Loan was not originated in the name of the Originator, a complete chain of assignments of Mortgage from the originator of such Mortgage Loan to the Originator.

(c) The Servicer shall hold in trust for the Administrative Agent for the benefit of the holders of the Obligations, with respect to each Mortgage Loan included in the Collateral:

(i) the original filed Mortgage relating to such Mortgage Loan; provided, however, that until an original Mortgage is received from the public official charged with its filing and recordation, a copy, certified by the closing agent to be a true and correct copy of the filed and recorded original, may be used by the Borrower to satisfy this requirement;

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(ii) other than with respect to a HUD Repossessed Property that is sold to a consumer, a mortgagee’s policy of title insurance (or binding unexpired commitment to issue such insurance if the policy has not yet been delivered to the Servicer) insuring that the original mortgagee and its successors and assigns have a perfected, first-priority Lien created by the Mortgage securing such Mortgage Loan (subject to title exceptions that conform to the related Take-Out Commitment) in a policy amount not less than the principal amount of such Mortgage Loan,

(iii) the original hazard insurance policy, appropriately indicating that all insurance proceeds will be paid to the original mortgagee and its successors and assigns, referred to in Section 6.6(b) of the Loan Agreement which relate to such Mortgage Loan, or other evidence of insurance acceptable to the Administrative Agent,

(iv) the form of current appraisal of the Property described in the Mortgage, prepared by a state licensed appraiser, that complies with all applicable Governmental Requirements, provided, however, that no appraisal shall be required for Mortgage Loans (x) financing HUD repossessed Property that is sold to a consumer, financed with an FHA loan, fully insurable and in accordance with FHA guidelines, but for which an appraisal is not required, or (y) representing so called VA Rate Reduction or FHA streamline refinances, insurable in accordance with VA and FHA guidelines, but for which an appraisal is not required; and

(v) all other original documents, collectively, the “Other Mortgage Documents.”

Upon three Business Days’ prior notice by the Administrative Agent to the Collateral Agent, the Collateral Agent will receive from the Servicer all such items, held in trust. The Collateral Agent shall hold such items as bailee for the Administrative Agent or such other party as may be designated in such notice. Upon instructions from the Administrative Agent, the Collateral Agent shall reject as unsatisfactory any items so delivered that do not conform to the requirements hereof, noting the rejection on the Schedule of Exceptions, whereupon the Mortgage Loan shall not be an Eligible Mortgage Loan.

(d) The Servicer shall provide the Collateral Agent and the Administrative Agent with full access to all Other Mortgage Documents held in trust for the Administrative Agent at all times.

(e) With respect to each Assignment, together with the related electronic transmission, that is received by the Collateral Agent by 11:30 a.m. (eastern time) on a Business Day, the Collateral Agent shall include the Mortgage Loans identified thereon on the Collateral Agent Daily Report to be delivered on such Business Day, even if the Collateral Agent has not completed its review of the related Principal Mortgage Documents. The Collateral Agent shall

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prepare by 1:00 p.m. (eastern time) on such Business Day, the Collateral Agent Daily Report provided for in Section 3.8 hereof, and furnish it to the Administrative Agent and the Borrower. The Collateral Agent shall review the Principal Mortgage Documents delivered with any such Assignment no later than the opening of business of the Collateral Agent on the Business Day following delivery of such Collateral Agent Daily Report. The Collateral Agent’s responsibility to review such Collateral is limited to the review steps described on Schedule I hereto.

(f) The Collateral Agent shall, acting on behalf of the Administrative Agent for the benefit of the holders of the Obligations, and as agent and bailee of, and as custodian for, the Administrative Agent for the benefit of the holders of the Obligations, retain possession and custody of the documents delivered to the Collateral Agent pursuant hereto, which documents shall, subject to Section 4.2(k) and Section 4.4, remain in the state of Minnesota for all purposes (including but not limited to the perfection of the security interest of the Administrative Agent, for the benefit of the holders of the Obligations, in such Collateral) until the Collateral is to be released pursuant to Section 3.4 hereof.

(g) Notwithstanding the foregoing provisions of Section 3.2, Servicer on behalf of Borrower may ship Other Mortgage Documents to Investors under bailment for review by the Investor prior to purchase of a Mortgage Note under a Take-Out Commitment.

Section 3.3 Power of Attorney.

(a) Subject to subsection (b) below, the Borrower hereby irrevocably appoints the Administrative Agent, for the benefit of the holders of the Obligations, its attorney in fact, with full power of substitution, for and on behalf and in the name of the Borrower, to: (i) endorse and deliver to any Person any check, instrument or other paper coming into the Collateral Agent’s, the Administrative Agent’s or any Lender’s possession and representing payment made in respect of any Mortgage Note or Take-Out Commitment Document delivered hereunder or in respect of any other Collateral; (ii) prepare, complete, execute, deliver and record any Assignment to the Collateral Agent, the Administrative Agent or to any other Person of any Mortgage relating to any Mortgage Note delivered hereunder as Mortgage Loan Collateral; (iii) endorse and deliver any Mortgage Note as Mortgage Loan Collateral arising as proceeds thereof, and do every other thing necessary or desirable to effect transfer of all or any part of the Mortgage Loan Collateral to the Administrative Agent, for the benefit of the holders of the Obligations, or to any other Person; (iv) take all necessary and appropriate action with respect to all Obligations and the Mortgage Loan Collateral to be delivered to the Collateral Agent or the Administrative Agent or held by the Borrower in trust for the Administrative Agent for the benefit of the holders of the Obligations; (v) commence, prosecute, settle, discontinue, defend, or otherwise dispose of any claim relating to any Take-Out Commitment or any other part of the Mortgage Loan Collateral; and (vi) sign the Borrower’s name wherever appropriate to effect the performance of this Agreement.

(b) This Section 3.3 shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s powers, as the Borrower’s attorney-in-fact, to collect, sell, and deliver any of the Mortgage Loan Collateral and all other documents relating thereto. The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a

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particular instrument, is an authorized officer or agent of the Administrative Agent. The power of attorney conferred by this Section 3.3 shall become effective upon the occurrence, and remain effective during the continuance, of a Default or an Event of Default and is granted for a valuable consideration and is coupled with an interest and irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or any Bank Commitment is outstanding. All Persons dealing with the Administrative Agent, any officer thereof, or any substitute attorney, acting pursuant hereto shall be fully protected in treating the powers and authorities conferred by this Section 3.3 as existing and continuing in full force and effect until advised by the Administrative Agent that the Obligations have been fully and finally paid and satisfied and all Bank Commitments have been terminated.

(c) Under the power of substitution, Administrative Agent may authorize Collateral Agent to act under this power of attorney.

Section 3.4 Redemption of Mortgage Collateral.

(a) Generally. So long as no Default or Event of Default is continuing, the Servicer (on behalf of the Borrower) may obtain releases of the Administrative Agent’s security interest in all or any part of the Collateral (including releases from the Collection Account) at any time, and from time to time, (i) to the extent that total Collateral Value of all Eligible Mortgage Collateral (immediately after giving effect to the requested release) equals or exceeds the Primary Obligations, as shown on the most recent Borrowing Report, or (ii) that either (A) the Borrower has made a principal payment on account of the Primary Obligations in an amount, or (B) the Borrower will deliver to the Collateral Agent (and the Collateral Agent has received) as bailee for the Administrative Agent substitute Eligible Mortgage Collateral with a Collateral Value, such that after giving effect to such payment or delivery, the total Collateral Value of all Eligible Mortgage Collateral will equal or exceed the Primary Obligations. Each request for a partial release of Collateral shall be addressed to the Collateral Agent and the Administrative Agent and shall be in either (x) the form illustrated in Exhibit D-5 hereto (the “Transfer Request”) or (y) the form illustrated in Exhibit D-11 (the “Substitution Request”), in either case, with the appropriate schedules attached thereto.

(b) Redemption Pursuant to Sale. So long as no Default or Event of Default is continuing, any one of the following may occur: (x) the Borrower, or the Servicer acting for the Borrower, from time to time may sell or pool Mortgage Loans either to an Approved Investor pursuant to a Take-Out Commitment or to the Originator under the Repurchase Agreement; (y) the Borrower may provide Mortgage Loans to the Originator for sale to an Approved Investor pursuant to a Take-Out Commitment, provided that payment is directed to the Collection Account and the security interest in the Mortgage Loan will not be released and the Borrower will not be deemed to have sold the Mortgage Loans to the Originator until the Purchase Price is received in the Collection Account; and (z) the Borrower, or the Servicer acting for the Borrower, may request the Administrative Agent to permit the Borrower to sell Mortgage Loans, or to pool Mortgage Loans, under such other circumstances as may be described in the request. Upon the receipt by the Collateral Agent of a Shipping Request preliminary to a transaction permitted by this Section 3.4, identifying Collateral to be delivered to an Approved Investor or through the Originator, and so long as no Default or Event of Default shall be in existence:

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(i) The Collateral Agent shall deliver to the Approved Investor, or its loan servicing provider or custodian, under the Collateral Agent’s “Bailee and Security Agreement Letter,” substantially in the form of Exhibit D-6(a), or D-6(b) hereto or such other form as may be approved by the Administrative Agent as appropriate, the items of Mortgage Loan Collateral being sold which are held by the Collateral Agent as bailee for the Administrative Agent pursuant to Section 3.2 hereof, with the release of the security interest in favor of the Administrative Agent for the benefit of the holders of the Obligations in such items being conditioned upon timely payment to the Collection Account of the amount described in Section 3.4(b)(iii);

(ii) The Servicer shall, as agent for the Administrative Agent, deliver to such Approved Investor, or such Approved Investor’s loan servicing provider or custodian, under a letter agreement or other arrangement approved by the Administrative Agent the items held by the Servicer pursuant to Section 3.2(c) that are related to the Mortgage Loan Collateral to be transferred on the condition that such Approved Investor or its loan servicing provider or custodian shall hold or control such Other Mortgage Documents as bailee for the Administrative Agent for the benefit of the holders of the Obligations until the Approved Investor has paid the full purchase price for such Mortgage Loan Collateral to the Collection Account pursuant to the terms of the related Take-Out Commitment;

(iii) Within forty-five (45) days or an Extended Time Period, if applicable, after the delivery by the Collateral Agent to such Approved Investor or its loan servicing provider or custodian of the items of Mortgage Loan Collateral described in Section 3.4(b) or (ii), the Borrower shall make a payment, or shall cause a payment to be made, to the Collection Account, for distribution to the Administrative Agent for the account of the Lenders in an amount at least equal to the full purchase price for such Mortgage Loan Collateral or shall substitute Eligible Mortgage Collateral as permitted by this Section 3.4; and

(iv) With respect to each Shipping Request that is received by the Collateral Agent by 11:30 a.m. (eastern time) on a Business Day, the Collateral Agent shall use due diligence and best efforts to review such Shipping Request and prepare the Mortgage Loan files identified in each Shipping Request, for shipment prior to the close of business on the day the Shipping Request is received by the Collateral Agent, and, in any event shall review such Shipping Request and prepare the Mortgage Loan files identified in such Shipping Request no later than 24 hours after such Shipping Request is received by the Collateral Agent.

(c) Transfers. So long as no Default or Event of Default is continuing, subject to Section 3.4(a) and (b), the Borrower or Servicer on behalf of the Borrower shall, at any time, be permitted to cause the Collateral Agent to reflect the transfer of Mortgage Loans to any Permitted Transferees (as defined below) by means of its daily electronic transmissions to the Collateral Agent, together with delivery of a Transfer Request delivered to the Collateral Agent, on or before 11:30 a.m. (eastern time), identifying each Mortgage Loan being transferred. The

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Collateral Agent’s sole responsibility with respect to any such transfers shall be to correctly reflect such transfers on its computer system and books and records and to indicate, on its Collateral Agent’s Daily Report to be delivered on such Business Day, that such transfers have been effected. “Permitted Transferees” means the Originator, in connection with any sale and transfer thereto effected pursuant to the terms of the Repurchase Agreement and any Approved Investor approved by the Administrative Agent as a Permitted Transferee. However, requested transfers will not be made if (A) as reflected in the most recent Borrowing Report, total Primary Obligations will equal or exceed the total Collateral Value of Eligible Mortgage Collateral immediately after giving effect to a requested transfer and any accompanying substitution of Mortgage Collateral, or (B) the Collateral Agent shall have received written notice from the Administrative Agent that a Default or Event of Default has occurred.

(d) Continuation of Lien. Unless released in writing by the Administrative Agent as herein provided, the security interest in favor of the Administrative Agent for the benefit of the holders of the Obligations, in all Mortgage Loan Collateral transmitted pursuant to Section 3.4(b) shall continue in effect until such time as the Administrative Agent shall have received payment in full of the amount described in Section 3.4(b)(iii).

(e) Application of Proceeds; No Duty. Neither the Administrative Agent, nor the Collateral Agent, nor any Lender shall be under any duty at any time to credit the Borrower for any amounts due from any Approved Investor in respect of any purchase of any Mortgage Collateral contemplated under Section 3.4(b) above, until the Administrative Agent has actually received such amount in the form of immediately available funds, for deposit to the Collection Account. Neither the Administrative Agent, nor the Collateral Agent, nor any Lender shall be under any duty at any time to collect any amounts or otherwise enforce any obligations due from any Approved Investor in respect of any such purchase.

(f) Mandatory Redemption of Mortgage Collateral. Notwithstanding any provision hereof to the contrary, if at any time a Collateral Deficiency exists, the Borrower shall, immediately upon receipt of notice (which may be by telephone, promptly confirmed in writing) from the Administrative Agent or the Collateral Agent, make a deposit to the Collection Account or pledge, assign and deliver additional or substitute Eligible Mortgage Collateral to the Administrative Agent for the benefit of the holders of the Obligations, so that, immediately after giving effect to such payment or pledge and assignment, total Collateral Value of Eligible Mortgage Collateral shall be equal to or greater than the Primary Obligations.

(g) Representation in Connection with Releases, Sales and Transfers. The Borrower represents and warrants that each request for any release or transfer pursuant to Section 3.4(a) or Section 3.4(b) shall automatically constitute a representation and warranty to the Lenders, the Administrative Agent, and the Collateral Agent to the effect that immediately before and after giving effect to such release or Transfer Request, the Collateral Value of Eligible Mortgage Collateral shall exceed the Primary Obligations. In connection with any request for a release or a Transfer Request, the Collateral Agent may assume, in the absence of written notice to the contrary received from the Administrative Agent, that immediately before and after giving effect to such release of Collateral or Transfer Request, no Default or Event of Default exists.

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(h) Limitation on Releases. Notwithstanding any provision to the contrary, the Collateral Agent shall not release any Collateral unless (i) payment of what purports to be the purchase price by the Approved Investor has been made in immediately available funds to the Collection Account; or (ii) immediately before and after giving effect thereto, the total Collateral Value of Eligible Mortgage Collateral (including any Eligible Mortgage Loans substituted for those Eligible Mortgage Loans being released) shall exceed aggregate Primary Obligations, as reflected in the most recent Borrowing Report.

Section 3.5 Correction of Mortgage Notes and other Principal Mortgage Documents.

(a) The Servicer may from time to time request, in writing in the form of Exhibit D-7 hereto, that the Collateral Agent deliver a Mortgage Note that constitutes Mortgage Loan Collateral so that such Mortgage Note may be replaced by a corrected Mortgage Note. Upon receipt by the Collateral Agent of such a request from the Servicer, and so long as the Collateral Agent has not received written notice that a Default or Event of Default shall be in existence, the Collateral Agent shall deliver to the Servicer, under the “Trust Receipt and Security Agreement Letter,” substantially in the form of Exhibit D-7, hereto, or such other form as may be approved by the Administrative Agent, the Mortgage Note to be corrected, such delivery to be conditioned upon the receipt by the Collateral Agent within fourteen (14) calendar days of a corrected Mortgage Note; provided, that:

(i) at no time shall Mortgage Notes having an aggregate Collateral Value in excess of 3.5% of the Maximum Facility Amount (the Collateral Value assigned to each such Mortgage Notes shall be determined utilizing as the principal amount of such Mortgage Note the lesser of the uncorrected face value of such Mortgage Note and the correct face value of such Mortgage Note known to the Borrower or the Servicer) be so delivered for replacement with corrected Mortgage Notes hereunder;

(ii) until such time as a corrected Mortgage Note shall have been delivered to the Collateral Agent, the Collateral Value attributed to each Mortgage Note delivered to the Servicer to be corrected in accordance with this Section 3.5 shall be the lesser of the uncorrected face value of such Mortgage Note and the corrected face value of such Mortgage Note known to the Borrower and communicated by the Borrower to the Collateral Agent; and

(iii) notwithstanding the preceding clause (ii), unless the corrected Mortgage Note is endorsed in blank (without recourse) and re-delivered to the Collateral Agent within 14 calendar days of the delivery by the Collateral Agent of the Mortgage Note to be corrected, the Collateral Value attributed to both the Mortgage Note to be delivered and the corrected Mortgage Note shall be zero beginning on the 15th calendar day; provided, however, that the Collateral Value attributable to the corrected Mortgage Note will be reinstated promptly upon the subsequent delivery thereof to the Collateral Agent.

(b) If the Collateral Agent notifies the Servicer that a Document Defect in a Principal Mortgage Document (other than a Mortgage Note) needs to be corrected, then the

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Servicer shall correct such Document Defect and deliver the corrected Principal Mortgage Document to the Collateral Agent within 14 days. Unless the corrected Principal Mortgage Document is delivered to the Collateral Agent within 14 days of such notice, the Collateral Value attributed to the related Mortgage Loan shall be zero beginning on the 15th calendar day; provided, however, that the Collateral Value attributable to such Mortgage Loan will be reinstated promptly upon the subsequent delivery of the corrected Principal Mortgage Document to the Collateral Agent unless such Mortgage Loan has been shipped to an Approved Investor.

Section 3.6 [RESERVED].

Section 3.7 Special Borrowings.

(a) Pursuant to the Loan Agreement, the Borrower may from time to time request that certain Borrowings be funded after delivery to the Collateral Agent of the related Assignment, but prior to the delivery to the Collateral Agent of the corresponding Principal Mortgage Documents (individually a “Special Borrowing”; collectively “Special Borrowings”). The Borrower and the Administrative Agent acknowledge that Advances in respect of Special Borrowings are subject to various terms and conditions of the Loan Agreement, including those set forth in Section 2.3(c) to the Loan Agreement.

(b) Delivery of Principal Mortgage Documents. Within nine (9) Business Days after the date of origination (and inclusion of the related Special Mortgage Loans within the computation of Collateral Value as reported on the Collateral Agent Daily Report) to the Collateral Agent, the Borrower shall deliver to the Collateral Agent all of the Principal Mortgage Documents pertaining to such Special Mortgage Loans, or make a mandatory prepayment so that after giving effect thereto, the Collateral Value of Eligible Mortgage Collateral (excluding such Special Mortgage Loans) shall equal or exceed the Primary Obligations.

Section 3.8 Collateral Reporting.

(a) At the commencement of each Business Day, and in no event later than 1:00 p.m. (eastern time), the Collateral Agent shall furnish to the Borrower, Servicer and each Managing Agent by e-mail transmission (a hard copy of which shall not subsequently be mailed, sent or delivered to any such party, unless so requested by such party) a duly completed report (including a copy of the executed signature page) in the form of Exhibit D-8 hereto, (the “Collateral Agent Daily Report”) specifying and certifying the then total Collateral Value of the Eligible Mortgage Collateral and other information, all as more fully provided for therein and as set forth on Schedule I hereto, noting any applicable Exceptions on Schedule I thereto. The Collateral Agent may rely on the following information.

(i) All information supplied by the Borrower to the Collateral Agent in any Assignment, or related electronic transmission, received by the Collateral Agent, including but not limited to the acquisition price paid for any Mortgage Loan, the unpaid principal balance of any Mortgage Loan as of its closing and funding date and the purchase price under any Loan Specific Take-Out Commitment, whether the Mortgage Loan is a Conforming Loan, a Jumbo Loan or an Alt-A Loan, a Subprime Loan, a Second Lien Loan, a Pay Option ARM and

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a Negatively Amortizing Mortgage or Pay Option ARM, together with information on any Hedge Report and the weighted average purchase price (expressed as a percentage of par) that Approved Investors are obligated to pay, pursuant to Hedges, for all Eligible Mortgage Loans, as shown on the most recent Hedge Report (and any adjustments made by the Collateral Agent, for the purposes of calculating the related Collateral Value, with respect to Mortgage Loans that subsequently were covered by Loan Specific Take-Out Commitments); provided, that, in determining the weighted average purchase price for making any adjustments as referenced above, the Collateral Agent shall, with respect to Alt-A Loans, use the value that is the “Portfolio Total” with respect to the column “Market” under “Alt-A Portfolio Profile” in the Alt-A Loan Hedge Report and, with respect to Conforming Loans, use the value that is the “Total” with respect to the column “Value” under “Portfolio Hedge Position - Market Value Analysis” in the Conforming Loan Hedge Report.

(ii) The information supplied by the Borrower to the Collateral Agent, whether written or in any other form acceptable to the Collateral Agent, with respect to a determination as to whether amounts received in the Collection Account represent the purchase price paid for a specific Mortgage Loan and, consequently, whether the Collateral Value of such Mortgage Loan should be removed from such calculation.

(b) Two Business Days prior to the date on which the Maximum Facility Amount has changed, the Administrative Agent shall notify the Collateral Agent, the Servicer and the Borrower (by facsimile) of the Maximum Facility Amount under the Loan Agreement. For purposes of paragraph 4 of the Collateral Agent Daily Report, the Collateral Agent shall assume that the Maximum Facility Amount is $1,200,000,000 unless it receives written notice to the contrary from the Administrative Agent.

Section 3.9 Further Obligations of the Collateral Agent.

The Collateral Agent shall promptly notify the Administrative Agent if the Collateral Agent receives written notice (i) that any Lien (other than for the Administrative Agent for the benefit of the holders of the Obligations) has been placed, or attempted to be placed, on any Collateral for the Obligations or that the Administrative Agent’s security interest shall have been challenged or (ii) that any Approved Investor has rejected any Collateral that is related to a Mortgage Loan that has been delivered to the Collateral Agent as Collateral for the Obligations.

Section 3.10 Segregation of Collateral.

The Collateral Agent shall keep and maintain the Collateral on its documents, books and records separate and apart from its other Property and from any Property securing any liabilities of the Borrower to any other Person. Without limitation of the foregoing, the Collateral Agent shall keep and maintain the Collateral on its documents, books and records separate and apart from any collateral provided by the Borrower in favor of any other lender providing financing to the Borrower. This provision does not require physical separation of the Principal Mortgage Documents or Other Mortgage Documents from collateral held for other loans, but each Mortgage Loan must be maintained in a separate file folder from the documents related to any other mortgage loan.

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Section 3.11 Delivery of Required Documents to the Administrative Agent.

Upon written request of the Administrative Agent, after the occurrence of and during the continuation of an Event of Default under the Loan Agreement, the Collateral Agent shall deliver within two (2) Business Days (or in contemplation of removing the Collateral Agent as collateral agent hereunder, the Collateral Agent shall deliver within five (5) Business Days,) to the Administrative Agent or its designee any or all documents and other items of Collateral which are then in the possession or control of the Collateral Agent. The Administrative Agent shall provide the Borrower with a copy of any such notice delivered to the Collateral Agent. All special handling and delivery costs shall be paid by the Borrower. The Administrative Agent shall hold the interest of the Issuers in the Collateral as agent of the respective Program Agent and subject to the security interest granted by the Issuers to their respective Program Agents.

Section 3.12 Take-Out Commitment and Hedge Reporting.

(a) Each Assignment delivered to the Collateral Agent shall indicate the Approved Investor with respect to the Loan Specific Take-Out Commitment and an indication of the price associated with the Loan Specific Take-Out Commitment. Notwithstanding the foregoing, if any Conforming Loan or Alt-A Loan is a Hedged Loan and not a Specific Covered Loan, the Assignment shall so indicate. In addition, if a Mortgage Loan is an Uncovered Mortgage Loan, the Assignment shall so indicate.

(b) The Servicer shall prepare duly completed Alt-A Loan Hedge Report and Conforming Loan Hedge Report in the forms of Exhibit D-14 and Exhibit D-15, respectively on the close of business on the last Business Day of each week and shall provide such reports to the Borrower and the Collateral Agent no later than 10:00 a.m. (eastern time) on the following Business Day. To the extent that any Alt-A Loan Hedge Report or Conforming Loan Hedge Report reflects a weighted average purchase price (expressed as a percentage of par) less than 100% of par, (A) the Servicer shall, with effect from such date and on an ongoing basis, prepare and provide to the Borrower and the Collateral Agent such report(s) on the close of business on each Business Day, and (B) the Collateral Agent shall accordingly adjust the Collateral Value of the Mortgage Loans identified in such report.

(c) Upon request of the Administrative Agent, Managing Agent or any Group Bank at any time, the Servicer shall furnish to the Administrative Agent and the applicable Managing Agent or the applicable Group Bank (x) copies of the most recent Alt-A Loan Hedge Report and Conforming Loan Hedge Report and (y) a list of Loan Specific Take-Out Commitments, together with copies of any such Loan Specific Take-Out Commitments to the extent not previously delivered to the Administrative Agent. Upon request, the Borrower shall provide the Administrative Agent and the Managing Agents with up-to-date copies of the Take-Out Commitment Master Agreements for each Approved Investor.

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ARTICLE IV

THE COLLATERAL AGENT

Section 4.1 Instructions to the Collateral Agent.

As to any matter not expressly provided for by this Agreement, the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Administrative Agent acting on behalf of the holders of the Obligations; provided, however, that the Collateral Agent shall not be required to take any action which may expose the Collateral Agent to any liability that such Collateral Agent determines to be unreasonable in light of the circumstances or which is contrary to this Agreement or any Governmental Requirement.

Section 4.2 Reliance by the Collateral Agent; Responsibility of the Collateral Agent.

(a) The Collateral Agent shall perform its duties hereunder in accordance with the standards followed by the Collateral Agent in dealing with similar property for its own account. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, neither the Collateral Agent nor any of its respective directors, officers, agents, representatives, employees, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or them (in their capacity as or on behalf of the Collateral Agent) under or in connection with this Agreement or the other Transaction Documents, except for its or their own gross negligence or willful misconduct, for which the Collateral Agent shall be liable. In no event shall the Collateral Agent, its directors, officers, agents or employees be liable, directly or indirectly, for any special, indirect, punitive or consequential damages.

(b) All Collateral at any time delivered to the Collateral Agent hereunder shall be held by the Collateral Agent in a fire resistant vault, drawer or other suitable depositary maintained and controlled solely by the Collateral Agent, conspicuously marked to show the interest therein of the Collateral Agent as bailee for the Administrative Agent on behalf of the holders of the Obligations. The Collateral Agent shall have responsibility only for documents which have been actually delivered to the Collateral Agent in connection herewith and which have not been released to the Administrative Agent, the Borrower, the Servicer a transferee or their respective agent or designee in accordance with this Agreement. In the event that a Mortgage Note has been delivered to the Collateral Agent and, subsequently, the Collateral Agent cannot locate such Mortgage Note, then the Collateral Agent shall prepare and execute a lost note affidavit with appropriate indemnification and shall deliver such lost note affidavit to the party that otherwise would have been entitled to delivery of the related Mortgage Note in accordance with this Agreement at the time such Mortgage Note would have been delivered.

(c) Under no circumstances shall the Collateral Agent be obligated to verify the authenticity of any signature on any of the documents received or examined by it in connection with this Agreement or the authority or capacity of any person to execute or issue any such document nor shall the Collateral Agent be responsible for the value, form, substance, validity, perfection (other than by taking and continuing possession of the Collateral), priority,

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effectiveness or enforceability of any of such documents nor shall the Collateral Agent be under a duty to inspect, review or examine the documents to determine whether they are appropriate for the represented purpose or that they have been actually recorded or that they are other than what they purport to be on their face.

(d) The Collateral Agent may accept but shall not be responsible for examining, determining the meaning or effect of, or notifying or advising the Borrower or the Administrative Agent in any way concerning, any item or document in any file regarding a Mortgage Loan that is not one of the items or documents listed in Section 3.2(b). The Borrower shall be solely responsible for providing to the Collateral Agent each and every document listed in Section 3.2(b) and for completing or correcting any omission, or incomplete or inconsistent document.

(e) With respect to the calculations in connection with Collateral Agent Daily Reports, the Collateral Agent shall be entitled to rely upon the information contained in any Assignment. The Collateral Agent shall be responsible to confirm that (except for Special Mortgage Loans) all Principal Mortgage Documents relating to each Mortgage Loan the value of which is included in a Collateral Agent Daily Report are then held or deemed held by the Collateral Agent exclusively for the benefit of the holders of the Obligations under the terms of this Agreement (i.e., is not held by the Collateral Agent for the benefit of any other Person), and (ii) in the case of Special Mortgage Loans, to monitor and report the amount of such Special Mortgage Loans and the portion thereof for which the related Principal Mortgage Documents have been delivered to the Collateral Agent within the time period permitted under Section 3.7. Except as otherwise provided in this Agreement, the Collateral Agent shall have no duty to investigate or conduct any due diligence with respect to such information.

(f) With respect to the determination of whether a Mortgage Loan constitutes an Eligible Mortgage Loan, the Collateral Agent may assume that (i) such Mortgage Loan meets the requirements of clauses (a(i)), (a(iii)), (b), (c), (f), (g), (h), (i(i-iii)), (j), (k), (l), (m), (n), (o) and (p) and subclauses (i) and (ii) of clause (i) of the definition of Eligible Mortgage Loan, (ii) such Mortgage Loan is not delinquent for thirty (30) days or more unless the Collateral Agent has knowledge based upon specific written notice from the Borrower or the Administrative Agent, (iii) subject to Sections 3.9(i), 3.10 and 4.2(e), such Mortgage Loan is subject to a perfected Lien in favor of the Administrative Agent for the benefit of the holders of the Obligations, and (except for Second-Lien Loans) is not subject to any other Lien, (iv) such Mortgage Loan is a closed and funded Mortgage Loan, (v) each of such Mortgage Loan and the related Mortgage Note is a legal, valid and binding obligation of the Obligor thereof, (vi) the beneficial interest of each Mortgage Loan has been acquired from the Originator on a servicing retained basis and (vii) such Mortgage Loan has not previously been sold to an Approved Investor and repurchased by Borrower. Notwithstanding anything contained in this Section 4.2(f) to the contrary, the Collateral Agent shall be responsible to confirm that it has possession, or is deemed to have possession in accordance with the immediately preceding sentence, of all documentation relating to Collateral reported on a Collateral Agent’s Daily Report, except as permitted under Section 3.7 of the Loan Agreement.

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(g) The Collateral Agent is an agent and bailee only and is not intended to be, nor shall it be construed to be a trustee or fiduciary under this Agreement of or for either or both of the Borrower or the Administrative Agent.

(h) The Collateral Agent shall retain possession and custody of the Principal Mortgage Documents received from the Borrower and pertaining to each Mortgage Loan file as agent and bailee of, and as custodian for, the Administrative Agent for all purposes (including but not limited to the perfection of the security interest of the Administrative Agent for the benefit of the holders of the Obligations) until the Collateral is released pursuant to Section 3.4 or Section 3.5 hereof.

(i) Without limitation of the generality of the foregoing, the Collateral Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by the Collateral Agent or the Borrower and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) except as provided in this Agreement, makes no warranty or representation to the Administrative Agent or the holders of any Obligations and shall not be responsible to the Administrative Agent or the holders of any Obligations for any statements, warranties or representations made in or in connection with this Agreement or the other Transaction Documents; (iii) except as provided in ARTICLE III and this Section 4.2, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to the Administrative Agent or the holders of any Obligations for the due execution, legality, validity, enforceability of this Agreement or any other instrument or document furnished pursuant hereto as it relates to any party other than the Collateral Agent, or for the genuineness, effectiveness, sufficiency, value, perfection or priority of any Collateral; (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed in good faith by the Collateral Agent, to be genuine and signed or sent by the proper Person; (vi) shall be entitled to rely on the terms of this Agreement and shall be under no obligation to review the terms of the other Transaction Documents, and in the event of any conflict between this Agreement and the Transaction Documents, the terms of this Agreement shall control with respect to the rights and obligations of the Collateral Agent; and (vii) in the event of any amendment, revision, restatement, waiver or other change to the Transaction Documents which could have the effect of increasing the level of effort or changing the scope of work of the Collateral Agent under this Agreement and which was not consented to in writing by the Collateral Agent, shall not be given effect so as to modify in quantity or otherwise the obligations of the Collateral Agent under this Agreement; (as an example only of the foregoing, and to avoid doubt in interpretation of this subsection (vii), an increase in the aggregate commitments of the Lenders of the Loan Agreement shall not, unless the Collateral Agent receives two weeks’ advance notice of any such amendment, revision, restatement, waiver or other change to the Transaction Documents, require the Collateral Agent to review Mortgage Loan Collateral that would relate to such increased commitment).

(j) The Collateral Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact (which agents or attorneys-in-fact shall be accorded the

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same rights and obligations applicable to the Collateral Agent) and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall be responsible for the actions of any agent or attorneys-in-fact selected by it to the extent it would have been liable had it taken such action itself; provided, however, that nothing contained herein shall affect in any manner or any extent the rights of the Borrower or the Administrative Agent against such agents or attorneys-in-fact.

(k) Merger of Collateral Agent. Any entity into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any entity succeeding to the business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 4.3 Agents and Affiliates.

The Collateral Agent and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, the Originator, any of the Originator’s Affiliates and any Person who may do business with or own securities of the Borrower or any such Affiliate, all as if the Collateral Agent were not the Collateral Agent and without any duty to account therefor to the Administrative Agent or the holders of any Obligations.

Section 4.4 Successor Collateral Agent.

The Collateral Agent may resign at any time by giving written notice thereof to the Borrower and the Administrative Agent. The Collateral Agent may be removed at any time with or without cause by the Administrative Agent on behalf of the holders of the Obligations. Upon request of the Borrower, so long as no Default or Event of Default exists, the Collateral Agent shall be removed by the Administrative Agent, provided that the Borrower shall pay immediately upon demand all costs and expenses incurred by any Lender, the Administrative Agent or the Collateral Agent in connection therewith. Upon any such resignation or removal, the Administrative Agent, at the direction of the Majority Banks, shall have the right to appoint a successor Collateral Agent. Any successor Collateral Agent appointed by the Administrative Agent, provided that no Default or Event of Default exists, shall be satisfactory to the Borrower at the time of appointment. In the case of a retirement or resignation, if no successor Collateral Agent shall have been so appointed by the Administrative Agent (and approved by the Borrower, if applicable), and shall have accepted such appointment, within 60 days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent shall deliver all Mortgage Loan Collateral in its possession to the Administrative Agent and the Collateral Agent shall be discharged from its duties and obligations under this Agreement. After a notice of retirement or resignation has been given by the Collateral Agent and until a successor Collateral Agent shall have been appointed, the Administrative Agent shall pay all reasonable fees and out of pocket expenses owed to the Collateral Agent by the Borrower pursuant to any written agreement between the Collateral Agent and the Borrower, provided, however, that the Borrower agrees to reimburse the Administrative Agent for all such payments. No such resignation or removal shall be effective until the earlier of (1) the date on which a successor

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Collateral Agent shall have been appointed, and accepted such appointment, in accordance with this Section 4.4 or (2) the day upon which a period of 60 days has passed after notice of such resignation or removal. Upon the acceptance of any appointment of the Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement. The retiring or removed Collateral Agent shall take all steps reasonably necessary to provide for an orderly transfer of the Collateral and all related documentation to the successor Collateral Agent. After any retiring Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Article IV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Collateral Agent under this Agreement.

Section 4.5 Right of Inspection.

The Collateral Agent shall permit any officer, employee or agent of the Borrower, the Servicer or the Administrative Agent which can be accompanied by any officer, employee or agent of any Managing Agent and which may so request to visit and inspect the premises on which the custodial duties of the Collateral Agent hereunder are performed, examine the books and records of the Collateral Agent which pertain to such custodial duties, take copies and extracts therefrom, and discuss the performance of such custodial duties with the officers, accountants and auditors of the Collateral Agent that are responsible therefor, at such time, after notice to the Collateral Agent, as may be mutually acceptable to the Collateral Agent and such Borrower, Servicer or Administrative Agent (but in no event later than two weeks after such party’s original requested date).

Section 4.6 Accounting in Certain Circumstances.

Subject to the provisions of Section 4.2 hereof, in the event that the Collateral Agent, acting in its capacity as custodian for the Administrative Agent, shall receive any money in respect of Mortgage Loan Collateral, whether pursuant to Section 3.3 hereof or Section 5 of the Security Agreement, or otherwise, the Collateral Agent shall provide an accounting therefor to the Administrative Agent and the Borrower by the end of the Business Day following receipt thereof, such accounting to include the amount received, the item(s) of Mortgage Loan Collateral in respect of which such amount was received, and, if applicable, the Take-Out Commitment(s) pursuant to which such amount was received and shall promptly (but in no event later than the next Business Day) deposit such amounts into the Collection Account and prior to such deposit to be held as Collateral under the Security Instruments in its favor as provided in Section 3.1; provided, however, that all expenses of the Collateral Agent reasonably allocable to such accounting shall be added to the Obligations as expenses of the Collateral Agent. All such funds received after 4:00 p.m. (eastern time) shall be considered to have been received on the succeeding Business Day. The Collateral Agent shall provide such other information in such detail and at such time or times as the Borrower or the Administrative Agent may reasonably request.

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ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnities by the Borrower.

(a) General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Borrower hereby agrees to indemnify the Collateral Agent, its successors, transferees, participants and assigns and all affiliates, officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to this Agreement or the Loan Agreement or the exercise or performance of any of its or their powers or duties hereunder or thereunder, or in respect of any Mortgage Loans or Take-Out Commitment, or related in any way to their possession of, or dealings with, the Collateral, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party.

(b) Contribution. If for any reason the indemnification provided above in this Section 5.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices.

Any notice, demand or request required or permitted to be given under or in connection with this Agreement, the Notes or the other Transaction Documents (except as may otherwise be expressly required therein) shall be in writing and shall be mailed by first class or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or personally delivered to an officer of the receiving party. With the exception of certain administrative and collateral reports that may be directed to specific departments of the Administrative Agent, all such communications shall be mailed, sent or delivered to the parties hereto at their respective addresses as set forth in Schedule II hereto, or at such other addresses or to such officer’s, individual’s or department’s attention as any party may have furnished the other parties in writing. Any communication so addressed and mailed shall be deemed to be given when so mailed, except with respect to notices and requests given pursuant to Sections 2.3 and 3.3 of the Loan Agreement. Communications

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related thereto shall not be effective until actually received by the Collateral Agent, the Administrative Agent, the Issuers, the Managing Agents or the Borrower, as the case may be; and any notice so sent by rapid transmission shall be deemed to be given when receipt of such transmission is acknowledged, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by, an authorized officer of the Collateral Agent, the Administrative Agent or the Borrower, as the case may be.

Section 6.2 Amendments, Etc.

This Agreement may not be amended, supplemented or modified without the written consent of the Borrower, the Collateral Agent and the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower the Collateral Agent, the Administrative Agent and all holders of the Obligations.

Section 6.3 Invalidity.

In the event that any one or more of the provisions contained in this Agreement or any other Transaction Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of such document.

Section 6.4 Survival of Agreements.

All covenants and agreements herein shall survive until payment in full of the Obligations and termination of the Bank Commitments under the Loan Agreement.

Section 6.5 Cumulative Rights.

The rights, powers, privileges and remedies of the Collateral Agent and the Administrative Agent under this Agreement, and any other Transaction Document shall be cumulative, and the exercise or partial exercise of any such right, power, privilege or remedy shall not preclude the exercise of any other right or remedy. The exercise of any right, power, privilege or remedy of the Collateral Agent or the Administrative Agent under this Agreement or any Transaction Document, shall not exhaust any such right, power, privilege or remedy of the Collateral Agent or the Administrative Agent.

Section 6.6 Construction; Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).

Section 6.7 Successors and Assigns.

This Agreement is binding upon and inures to the parties to this Agreement and their respective successors and permitted assigns and shall remain in full force and effect until such

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time, after the Drawdown Termination Date, as all Obligations shall have been paid in full and all other obligations to be performed hereunder shall have been performed. The Borrower’s obligations in respect of indemnification and payment provisions shall be continuing and shall survive any termination of this Agreement, subject to any applicable statute of limitations. The Collateral Agent may not assign its rights or obligations hereunder, except pursuant to Section 4.2(k) or Section 4.4.

Section 6.8 The Collateral Agent Representations and Warranties.

The Collateral Agent represents and warrants that it: (a) is a national banking association; (b) has the power and authority to own its properties and assets and to transact the business in which it is engaged; and (c) has the power and requisite authority to execute, deliver and perform this Agreement, and is duly authorized to, and has taken all action necessary to authorize it to, execute, deliver and perform this Agreement and the Security Instruments.

Section 6.9 Rights of the Program Agents.

The parties hereto acknowledge that the Issuers have granted to the their respective Program Agent, for the benefit of the holders of certain obligations of the Issuers, from time to time, a security interest in the Issuers’ respective right, title and interest in and to the Advances, the Transaction Documents and the Collateral. Each reference herein or in any of the other Transaction Documents to the Liens in the Collateral granted to Administrative Agent with respect to the interest of the Issuers under the Transaction Documents shall be deemed to include a reference to such security interest of the respective Program Agent. The Program Agents shall each be deemed to be a holder of Obligations. Pursuant to Section 14.22 of the Loan Agreement, the Program Agents appoint the Collateral Agent as their agent for the purpose of perfecting the Program Agents’ respective security interest in the Collateral, and the Collateral Agent accepts such appointment.

Section 6.10 Counterparts.

This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of each of the parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

Section 6.11 No Proceedings.

The Collateral Agent hereby agrees that it will not institute against the Issuer, or join any other Person in instituting against the Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest Commercial Paper Note issued by the Issuer is paid.

Section 6.12 Electronic Counterparts.

Any form or report contemplated by this Agreement may be furnished to the Collateral Agent electronically and may be formatted in a manner convenient for electronic transmission so long as the required information is provided in an equally useable form to the format, if any, provided in this Agreement.

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Section 6.13 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 6.14 Consent to Jurisdiction; Waiver of Immunities.

EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

CH FUNDING, LLC,
as Borrower

By:	/s/ Mark C. Winter
Name:	Mark C. Winter
Title:	VP

CALYON NEW YORK BRANCH, as Administrative Agent

By:	/s/ Anthony Brown
Name:	Anthony Brown
Title:	Vice President

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Edwin D. Jenkins
Name:	Edwin D. Jenkins
Title:	Senior Vice President

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SCHEDULE I

COLLATERAL REVIEW FUNCTIONS

In each Collateral Agent Daily Report, the Collateral Agent shall certify, with respect to each Mortgage Loan listed in the schedule attached thereto, the following, noting any applicable Exceptions on the schedule thereto:

(a) all documents required to be delivered to it pursuant to Sections 3.2(b)(i) through (iii) of the Collateral Agency Agreement are in Collateral Agent’s possession.

(b) each Assignment delivered by the Borrower pursuant to Section 3.2(b) bears an original signature of an authorized officer of the Borrower or an Originator, based on the current list of such officers supplied by the Borrower or such Originator, and appears to be duly completed (including all Schedules thereto).

(c) each Mortgage Note and Mortgage bears an original signature or signatures which appear to be those of the person or persons named as the maker and Mortgagor (trustor) or, in the case of a certified copy of the Mortgage, such copy bears what appears to be a reproduction of such signature or signatures.

(d) except for the endorsement in blank of the Mortgage Note by DHI Mortgage and/or the Borrower, and any intervening endorsements, neither the Mortgage Note nor the Mortgage contain any irregular writings which appear on their face to affect the validity of any such endorsement or to restrict the enforceability of the document on which they appear.

(e) based only on the Collateral Agent’s examination of the documents listed in Section 3.2(b)(i) through (iii) of the Collateral Agency Agreement, the information set forth with respect to each Mortgage Loan on Schedule I to the related Assignment accurately reflects the following (within the tolerances, if any, shown in parentheses):

(i)	Mortgage Loan number,

(ii)	the original loan amount,

(iii)	the original interest rate,

(iv)	the name of the borrower(s), and

(v)	the property address.

(f) each assignment of mortgage has been assigned as described in Section 3.2(b)(ii) of the Collateral Agency Agreement, provided that the Collateral Agent shall have no obligation to confirm that the assignments are in recordable form. If intervening assignments are included in the file, each such intervening assignment bears the signature of the mortgagee and/or the assignor (and any other necessary party) that appears to be an original or, if photocopies, that such copies bear a reproduction of such signature or signatures.

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(g) the Mortgage Note is endorsed in blank and such endorsement bears an original signature of an authorized officer of the Borrower, DHI Mortgage, based on the current list of such officers supplied by the Borrower or DHI Mortgage.

(h) no Mortgage Note (i) bears evidence that it has been delivered to another Person on behalf of or to an Approved Investor for more than 45 days or Extended Time Period, if applicable; (ii) has been rejected by the Collateral Agent acting on instructions from the Administrative Agent pursuant to Section 3.2(c) of the Collateral Agency Agreement; or (iii) has an original principal balance in excess of $1,500,000.

(i) no Mortgage Loan bears evidence (on its face or reverse side) that it is subject to any Lien in favor of any Person other than the Administrative Agent, for the benefit of the holders of the Obligations.

(j) except as shown on the attached list of Exceptions, no Mortgage Loan has been included in the Collateral Agent Daily Report for more than 120 days, and if any Mortgage Loan is shown on the schedule of Exceptions as having been reported for more than 120 days, the schedule of Exceptions also shows whether it has been reported more than 180 days.

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SCHEDULE II

ADDRESSES AND NOTICES

Borrower:	CH FUNDING, LLC
12357 Riata Trace Parkway
Suite C150
Austin, Texas 78727
Telephone: (512) 502-0545
Telecopy: (512) 345-7348
Attention:

with copies of any notices of Event of Default to:

DHI MORTGAGE COMPANY, LTD.
12357 Riata Trace Parkway
Suite C150
Austin, Texas 78727
Telephone: (512) 502-0545
Telecopy: (512) 345-7348

Administrative Agent:	CALYON NEW YORK BRANCH
Calyon Building
1301 Avenue of the Americas
New York, New York 10019
Telephone No.: (212) 261-7810
Telex No.: 62410
(Answerback: CRED A 62410 UW)
Facsimile No.: (212) 459-3258
Attention: Structured Finance

Collateral Agent:	U.S. BANK NATIONAL ASSOCIATION
Mortgage Banking Services Division
BC-MN-H03B
800 Nicollet Mall
Minneapolis, MN 55402-7020
Telephone: (612) 303-3582
Telecopy: (612) 303-2253

II-1

SCHEDULE III

APPROVED INVESTORS

Investors Name	Fitch	Moody’s	S&P	Concentration Limit
Bank of America	AA-/F1+	Aa2/P-1	AA-/A-1+	NA
Colorado Housing and Finance Authority	NR	NR	NR	10%
Cendant	BBB+/F2	Baa1/P-2	BBB+/A-2	NA
Charter Mortgage	AA-/F1+	Aa2/P-1	AA-/A-1+	NA
CitiGroup Inc.	AA+/F1+	Aa1/P-1	AA-/A-1+	NA
Colorado Housing and Finance Authority	NR	NR	NR	10%
Countrywide	A/F-1	A3/P-2	A/A-1	NA
Deutsche Bank	AA-/F1+	Aa3/P-1	AA-/A-1+	NA
EMC Mortgage	A+/F1+	A1/P-1	A/A-1	NA
Federal National Mortgage Association	AA-/F1+	Aaa/P-1	NR	NA
First Bank of Arizona	NR	NR	NR	10%
First Horizon Home Loans	NR	NR	NR	10%
First Nationwide Mortgage Corp.	NR	NR	NR	10%
First Union Mortgage Corp.	A+/F1+	Aa3/P-1	A+/A-1	NA
Fleet	AA-/F1+	Aa2	NR	NA
GMAC	BB/B	Ba1	BB/B-1	10%
Greenpoint Mortgage	BBB	Baa1	NR	NA
Goldman Sachs Group Inc.	AA-/F1+	Aa3/P-1	A+/A-1	NA
Guaranty Federal	NR	NR	NR	10%
Homeside Lending Inc.	A-/F1	A2/P-2	A-/A-2	NA
IndyMac Bancorp, Inc.	BBB-/F2	NR	BB+/B	25%
JP Morgan Chase	A+/F1	Aa3/P-1	A+/A-1	NA
Leader Mortgage Corp.	NR	NR	NR	10%
Lehman Brothers	A+/F1+	A1/P-1	A+/A-1	NA
Morgan Stanley	AA-/F1+	Aa3/P-1	A+/A-1	NA
National City Mortgage	A+/F1+	A1	A/A-1	NA
New Century Financial Corp.	NR	B1	BB	10%
Novastar	NR	NR	NR	10%
Ohio Savings Financial Corp.	NR	NR	NR	10%
Opteum	NR	NR	NR	10%
Option One	NR	NR	NR	10%
Principal	NR	P-1	A-1+	NA
Resource Bankshare Mortgage	NR	NR	NR	10%
Sebring Capital	NR	NR	NR	10%
SouthStar Funding	NR	NR	NR	10%
Suntrust Bank	AA-/F1+	Aa2/P-1	AA-/A-1+	NA
Wachovia Corp.	AA-/F1+	Aa3/P-1	A+/A-1	NA
Wells Fargo	AA/F1+	Aa1/P-1	AA-/A-1+	NA

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DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Administrative Agent” means Calyon New York, in its capacity as administrative agent for the Lenders, or any successor administrative agent.

“Administrative Agent Report” is defined in Section 3.9.

“Advance” means with respect to any Lender any amount disbursed by the Lenders to the Borrower, whether such amount constitutes an original disbursement of funds to the Borrower under the Loan Agreement or a continuation of an amount outstanding.

“Advance Rate” means (i) with respect to a Conforming Loan or a Jumbo Loan, ninety-eight percent (98%), (ii) with respect to an Alt-A Loan, with a FICO Score of 660 or higher ninety-seven percent (97%) or, if a FICO Score Trigger Event has occurred and is continuing, then ninety-five percent (95%) (it being understood that the Collateral Agent will adjust the Advance Rate with respect to such Mortgage Loan within one Business Day of notice of the FICO Score Trigger Event), (iii) with respect to an Alt-A Loan with a FICO Score of between 620 and 659, inclusive, ninety-five percent (95%), (iv) with respect to a Second-Lien Loan or a Super Jumbo Loan, ninety-five percent (95%), (v) with respect to a Subprime Loan, ninety-five percent (95%) and (vii) with respect to an Uncovered Mortgage Loan, ninety-five percent (95%).

“Affected Party” means each Lender, each Managing Agent, the Administrative Agent, any bank party to a Liquidity Agreement, any party providing credit enhancement or liquidity to any Issuer, and any permitted assignee or participant of any such bank, and any holding company of an Affected Party.

“Affiliate” of any Person means (a) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, or (b) any other Person who is a director, officer or employee (i) of such Person, or (ii) of any Person described in the preceding clause (a). For purposes of this definition, the term “control” (and the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession or ownership, directly or indirectly, of the power either (x) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, or (y) vote 10% or more of the securities having ordinary power in the election of directors of such Person.

“Agreement” means this Amended and Restated Collateral Agency Agreement, as amended, restated, modified or supplemented from time to time.

“Alt-A Loan” means a Mortgage Loan (other than a Conforming Loan or a Jumbo Loan) that (1) does not conform to the conventional underwriting standards of Fannie Mae, Freddie Mac or Ginnie Mae but that is underwritten by an Approved Investor (other than Fannie Mae, Freddie Mac or Ginnie Mae), within guidelines generally acceptable to industry norms for “Alt-A” loans, (2) has a demonstrated secondary market and is readily securitizable, and (3) has an original principal balance less than $1,000,000.

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“Annual Extension Date” shall mean (i) June 29, 2007 and (ii) thereafter, if consented to by the Lenders, the Managing Agents and the Administrative Agent pursuant to Section 2.1(b) of the Loan Agreement, the date that is specified by the Lenders, the Managing Agents and the Administrative Agent in the applicable consent, which date shall not be more than 364 days following the then effective Annual Extension Date; provided, however, that any extension of the Annual Extension Date shall not extend the Drawdown Termination Date.

“Approved Investor” means, with respect to a Loan Specific Take-Out Commitment or a Hedge:

(a) Fannie Mae, Freddie Mac or Ginnie Mae, or

(b) any Person with short-term ratings of at least A-1, P-1, and F1 from S&P, Moody’s and Fitch, respectively, or long-term unsecured debt ratings (or in the case of a bank without such ratings that is the principal subsidiary of a bank holding company, the rating of the bank holding company) of at least AA, Aa2, and AA from S&P, Moody’s and Fitch, respectively, or

(c) all other Persons as may be approved by the Managing Agents, which approvals may be subject to certain concentration limits;

provided that (i) except for an Approved Investor defined above in section (c), if an Approved Investor has a short-term rating or a long-term unsecured debt rating at the time such Person becomes an “Approved Investor” and such Person’s short-term ratings or long-term unsecured debt ratings are subsequently downgraded or withdrawn, such Person shall cease to be an “Approved Investor”; provided, further, that with respect to any Take-Out Commitments issued by such Person prior to the date of such downgrade or withdrawal, such Person shall cease to be an “Approved Investor” 60 days following prior written notice from any Managing Agent to Borrower of such downgrade or withdrawal; and (ii) if an Approved Investor does not have a short-term rating or a long-term unsecured debt rating, such Person shall cease to be an “Approved Investor” upon prior written notice from any Managing Agent if such Managing Agent has good faith concerns about the future performance of such Person; provided, further, that with respect to any Take-Out Commitments issued by such Person prior to such notice, such Person shall cease to be an “Approved Investor” 60 days following such notice; provided, further, that the Collateral Agent may assume that the Approved Investors are listed on the Schedule II hereto most recently distributed to the Collateral Agent by the Administrative Agent.

As of the date of this Agreement, Schedule II hereto sets forth the Approved Investors pursuant to the preceding clause (c) (and any applicable concentration limits). Schedule III shall be updated from time to time as Approved Investors are added or deleted or concentration limits are changed pursuant to the preceding clauses (b) and (c); provided, further, that the Collateral Agent may assume that the Approved Investors are listed on the Schedule III hereto most recently distributed to the Collateral Agent by the Administrative Agent.

“Assignment” is defined in Section 3.2(a).

“Bailee and Security Agreement Letter” is defined in Section 3.4(b)(i).

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“Bank” means each of Calyon New York, JPMorgan, Bank of America, Citibank, Scotia Capital, SG, Lloyds and each respective Eligible Assignee that shall become a party to this Agreement pursuant to an Assignment and Acceptance.

“Bank Commitment” means the obligations of the Banks to make Advances to the Borrower pursuant to the Loan Agreement.

“Bankruptcy Event” means Bankruptcy Event as described in the Loan Agreement.

“Borrower” has the meaning specified in the preamble of this Agreement.

“Borrowing” means Advances by the Lenders under the Loan Agreement.

“Borrowing Report” means a request, in the form of Exhibit C to the Loan Agreement for a Borrowing pursuant to Article II of the Loan Agreement and in the form of Exhibit D-9 to this Agreement.

“Business Day” means (a) a day on which (i) commercial banks in New York City, New York, are not authorized or required to be closed and (ii) commercial banks in the State in which the Collateral Agent has its principal office are not authorized or required to be closed, and (b) if this definition of “Business Day” is utilized in connection with a Eurodollar Advance, a day on which dealings in United States dollars are carried out in the London interbank market.

“CH Funding, LLC” has the meaning set forth in the preamble of this Agreement, and its successors and assigns.

“Calyon New York” has the meaning set forth in the preamble of this Agreement, and its successors and assigns.

“Closing Protection Rights” means any rights of the Originator or the Borrower to or under (i) a letter issued by a title insurance company to the Originator assuming liability for certain acts or failure to act on behalf of a named closing escrow agent, approved attorney or similar Person in connection with the closing of a Mortgage Loan transaction, (ii) a bond, insurance or trust fund established to protect a mortgage lender against a loss or damage resulting from certain acts or failure to act of a closing escrow agent, approved attorney, title insurance company or similar Person, or (iii) any other right or claim that the Originator or the Borrower may have against any Person for any loss or damage resulting from such Person’s acts or failure to act in connection with the closing of a Mortgage Loan and the delivery of the related Mortgage Loan Collateral to the Collateral Agent, the Originator or to the Borrower.

“Collateral” means Property that is subject to a Lien for the benefit of the holders of the Obligations.

“Collateral Agency Agreement” means this Agreement.

“Collateral Agent” has the meaning set forth in the preamble of this Agreement.

“Collateral Agent Daily Report” is defined in Section 3.8(a) of this Agreement.

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“Collateral Value” means

(A) with respect to the Collection Account, the balance of collected funds therein that is not subject to any Lien in favor of any Person other than the Lien in favor of the Administrative Agent for the benefit of the holders of the Obligations; and

(B) with respect to each Eligible Mortgage Loan and at all times, an amount equal to the Advance Rate for such Mortgage Loan times the least of:

(1) the original principal amount of such Eligible Mortgage Loan;

(2) with respect to which there is a Loan Specific Take-Out Commitment, the price of that Loan Specific Take-Out Commitment, including, if applicable, any related servicing release premium;

(3) (I) in the case of an Alt-A Loan with respect to which there is a Hedge, a ratable amount determined by multiplying (a) the weighted average purchase price (expressed as a percentage of par) that Approved Investors are obligated to pay, pursuant to Hedges, for Alt-A Loans, as shown on the most recent Alt-A Loan Hedge Report, times (b) the outstanding principal amount of such Eligible Mortgage Loan, and (II) in the case of a Conforming Loan with respect to which there is a Hedge, a ratable amount determined by multiplying (a) the weighted average purchase price (expressed as a percentage of par) that Approved Investors are obligated to pay, pursuant to Hedges, for Conforming Loans, as shown on the most recent Conforming Loan Hedge Report, times (b) the outstanding principal amount of such Eligible Mortgage Loan;

(4) while a Default or Event of Default is continuing, the Market Value of such Eligible Mortgage Loan, as determined in accordance with clause (a) or (b) in the definition of Market Value; and

(5) with respect to any Uncovered Mortgage Loan at any time unless a Default or Event of Default is continuing, the Market Value of such Eligible Mortgage Loan as determined in accordance with clause (c) of the definition of Market Value;

provided, however, that

(a) at any time, the portion of total Collateral Value that may be attributable to Jumbo Loans shall not exceed twenty-five percent (25%) of the Maximum Facility Amount;

(b) at any time, the portion of total Collateral Value that may be attributable to Super Jumbo Loans shall not exceed ten percent (10%) of the Maximum Facility Amount, which percentage represents 40% of the 25% set forth in clause (a) above, provided that any such Super Jumbo Loan with a Loan-to-Value of more than 80% shall have a Collateral Value of zero;

(c) (i) at any time, the portion of total Collateral Value that may be attributable to Alt-A Loans shall not exceed fifty percent (50%) of the Maximum Facility Amount; provided that (A) if an Obligor on any Alt-A Loan shall have a FICO Score of less than 620, such Alt-A Loan shall have a Collateral Value of zero; (B) if an Alt-A Loan shall have a Loan-to-Value

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Ratio of more than 95%, such Alt-A Loan shall have a Collateral Value of zero; and (C) if an Alt-A Loan has a Combined Loan-to-Value Ratio of more than 100%, such Alt-A Loan shall have a Collateral Value of zero; (ii) at any time, the portion of total Collateral Value that may be attributable to Negatively Amortizing Mortgage Loans or Pay Option ARMs shall not exceed ten percent (10%) of the Maximum Facility Amount, which percentage represents 20% of the 50% set forth in sub-clause (i) above.

(d) at any time, the portion of total Collateral Value that may be attributable to Subprime Loans shall not exceed fifteen (15%) of the Maximum Facility Amount; provided that (i) if an Obligor on any Subprime Loan shall have a FICO Score of less than 600, such Subprime Loan shall have a Collateral Value of zero, and (ii) if a Subprime Loan shall have a Loan-to-Value Ratio of more than 90%, such Subprime Loan shall have a Collateral Value of zero;

(e) at any time, the portion of total Collateral Value that may be attributable to Mortgage Loans for which the Mortgage Notes have been withdrawn for correction pursuant to Section 3.4 shall not exceed 3.5% of the Maximum Facility Amount it being understood that if corrected documents are not delivered within 14 days, then the Collateral Value of such Mortgage Loan shall be zero; provided, however, that the Collateral Value attributable to such Mortgage Loan will be reinstated promptly upon the subsequent delivery of the corrected document to the Collateral Agent unless such Mortgage Loan has been shipped to an Approved Investor.

(f) at any time, the portion of the total Collateral Value that may be attributable to any single Approved Investor listed on Schedule III pursuant to one or more Take-Out Commitments shall not exceed the concentration limit for such Approved Investor as set forth on Schedule III;

(g) at any time, (i) the portion of total Collateral Value that may be attributable to Mortgage Loans that have been Eligible Mortgage Loans owned by the Borrower for more than 120 days shall not exceed ten percent (10%) of the Maximum Facility Amount (except for Subprime Loans, which, if owned by the Borrower for more than 120 days, shall have a Collateral Value of zero) and (ii) the portion of total Collateral Value that may be attributable to Mortgage Loans that have been Eligible Mortgage Loans owned by the Borrower for more than 180 days shall have a Collateral Value of zero (except for Subprime Loans, which, if owned by the Borrower for more than 120 days, shall have a Collateral Value of zero);

(h) a Mortgage Loan that ceases to be an Eligible Mortgage Loan shall have a Collateral Value of zero;

(i) at any time, (i) except the first five and last five Business Days of any month, the portion of total Collateral Value that may be attributable to Special Mortgage Loans with respect to which the related Principal Mortgage Documents have not been delivered to the Collateral Agent shall not exceed thirty percent (30%) of the Maximum Facility Amount, and (ii) during the first five and last five Business Days of any month, the portion of total Collateral Value that may be attributable to Special Mortgage Loans with respect to which the related Principal Mortgage Documents have not been delivered to the Collateral Agent shall not exceed fifty percent (50%) of the Maximum Facility Amount, it being understood that if the Principal

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Mortgage Documents are not delivered within nine (9) Business Days after the date of origination of the Special Mortgage Loan, then the Collateral Value of such Special Mortgage Loan shall be zero until such Principal Mortgage Documents are so delivered;

(j) at any time, a Mortgage Loan with respect to which the related obligor is 60 days or more past due, shall have a Collateral Value of zero;

(k) at any time, the portion of total Collateral Value that may be attributable to Second-Lien Loans shall not exceed twenty percent (20%) of the Maximum Facility Amount; provided that any Second-Lien Loan with a Combined Loan-to-Value Ratio of more than 100% shall have a Collateral Value of zero;

(l) at any time, the portion of total Collateral Value that may be attributable to Uncovered Mortgage Loans shall not exceed ten percent (10%) of the Maximum Facility Amount; provided that any Uncovered Mortgage Loan shall have a Collateral Value of zero unless it (i) is a Second-Lien Loan, (ii) is a Subprime Loan, (iii) is a Pay Option ARM, or (iv) is a Mortgage Loan with respect to which the Administrative Agent may agree in writing (with a copy to each Managing Agent) is not subject to significant interest rate volatility (it being understood that Second-Lien Loans, Subprime Loans and Pay Option ARMs are also subject to concentration limits as set forth in this definition in clauses (k), (d) and (c), respectively);

(m) at any time, (i) the portion of total Collateral Value that may be attributable to Mortgage Loans the documents for which have been retained by Approved Investors for an Extended Time Period of delivery of such documents shall not exceed twenty-five percent (25%) of the Maximum Facility Amount, and (ii) the portion of total Collateral Value that may be attributable to Mortgage Loans the documents for which have been retained by Approved Investors for an Extended Time Period equal to or in excess of ninety-one (91) days (but not to exceed 119 days) of delivery of such documents shall not exceed ten percent (10%) of the Maximum Facility Amount, which percentage represents 40% of the 25% set forth in clause (i) above; provided, that, at any time, the portion of total Collateral Value that may be attributable to Mortgage Loans the documents for which have been retained by Approved Investors for a period equal to or in excess of one hundred and twenty (120) days of delivery of such documents shall be zero; and

(n) at any time, the portion of Collateral Value that may be attributable to Conforming Loans with original terms to maturity in excess of 30 years shall not exceed ten percent (10%) of the Maximum Facility Amount. ; and

(o) at any time, the Collateral Value of the following shall be zero:

(i) an Alt-A Loan that is (A) not a Pay Option ARM, (B) not a Second-Lien Loan and (C) is an Uncovered Mortgage Loan;

(ii) a Conforming Loan that is neither a Specific Covered Loan nor a Hedged Loan;

(iii) a Jumbo Loan that is not a Specific Covered Loan;

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(iv) a Second-Lien Loan that is neither a Specific Covered Loan, nor an Uncovered Mortgage Loan; and

(v) a Subprime Loan that is neither a Specific Covered Loan, nor an Uncovered Mortgage Loan.

“Collection Account” means the account established by the Borrower with the Collateral Agent or another Eligible Institution acceptable to the Administrative Agent pursuant to Section 2.7(b) of the Loan Agreement and designated therein as the “Collection Account.”

“Commercial Paper Notes” means short-term promissory notes issued or to be issued by the Issuers to fund or maintain their Advances or investments in other financial assets.

“Conforming Loan” means (i) a Mortgage Loan that complies with all applicable requirements for purchase under a Fannie Mae, Freddie Mac or similar Governmental Authority standard form of conventional mortgage loan purchase contract, then in effect, or (ii) an FHA Loan or a VA Loan.

“Control Agreement” means the Collection Account Control Agreement and the Reserve Account Control Agreement, substantially in the form attached hereto as Exhibit D-3(a) and Exhibit D-3(b) respectively as amended, modified or supplemented.

“Default” means any condition or event that, with the giving of notice or lapse of time or both and unless cured or waived, would constitute an Event of Default.

“Delinquent Mortgage Loan” means a Mortgage Asset under which the Obligor is 30 or more days in payment default or has taken any action, or suffered any event of the type described in Section 8.1(g), (h) or (i) of the Loan Agreement or is in foreclosure.

“DHI Mortgage” means DHI Mortgage Company, Ltd., a Texas limited partnership.

“Document Defect” means, with respect to a Principal Mortgage Document, an error on the face of the document, including, without limitation, a missing date, a missing signature, a missing legal description, an origination amount that does not match the amount shown on reports and on the other Principal Mortgage Documents or, with respect to a Principal Mortgage Document other than a Mortgage Note, such Principal Mortgage Document is missing.

“D.R. Horton” means D.R. Horton, Inc., a Delaware corporation, and its successors and assigns.

“Drawdown Termination Date” means the earliest to occur of (a) June 27, 2009, (b) the date on which the Maximum Facility Amount is terminated by the Borrower pursuant to Section 2.1(d) of the Loan Agreement, (c) the date, on or after the occurrence of an Event of Default, determined pursuant to Section 8.2 of the Loan Agreement and (d) the Annual Extension Date.

“Eligible Assignee” means (i) Calyon New York or any of its Affiliates, or JPMorgan or any of its Affiliates, or Bank of America or any of its Affiliates, or Citibank or any of its Affiliates, or Scotia Capital or any of its Affiliates, or SG or any of its affiliates or Lloyds or any

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of its Affiliates, (ii) any Person managed by Calyon New York or any of its Affiliates, or JPMorgan or any of its Affiliates, or Bank of America or any of its Affiliates, or Citicorp or any of its Affiliates, or Scotia Capital or any of its Affiliates, or SG or any of its Affiliates or Lloyds or any of its Affiliates, respectively, or (iii) any financial or other institution that is acceptable to the related Managing Agent.

“Eligible Mortgage Collateral” means Eligible Mortgage Loans and the Collection Account.

“Eligible Mortgage Loan” means a Mortgage Loan:

(a) that (i) is a closed and funded Mortgage Loan, (ii) has a maximum term to maturity of 30 years (or with respect to a Conforming Loan, a maximum term of 50 years) and the proceeds of which were used either to finance a portion of the purchase price of a property encumbered by the related Mortgage or to refinance a loan secured by such property, and (iii) is secured by a perfected Lien on residential real property consisting of land and a one-to-four family dwelling thereon which is completed and ready for owner occupancy, including townhouses and condominiums, which Lien is first priority except with respect to a Second-Lien Loan;

(b) that is a Conforming Loan, a Jumbo Loan, a Subprime Loan, a Second-Lien Loan or an Alt-A Loan;

(c) in which the Administrative Agent has been granted and continues to hold a perfected (other than actual delivery of the Mortgage Note to the Collateral Agent for Special Borrowings), first-priority, security interest for the benefit of the holders of the Obligations;

(d) for which the Mortgage Note is payable to or endorsed (without recourse) in blank and each of such Mortgage Loan and the related Mortgage Note is a legal, valid and binding obligation of the Obligor thereof;

(e) for which, other than in respect of Special Mortgage Loans, the Principal Mortgage Documents have been received by the Collateral Agent and are in form and substance acceptable to the Collateral Agent; provided that Principal Mortgage Documents with Document Defects may be corrected by the Servicer pursuant to Section 3.5 hereof;

(f) with respect to which no more than 45 days or an Extended Time Period, if applicable, has lapsed since the date on which any documentation was shipped to the related Approved Investor;

(g) that, upon pledge thereof under this Agreement and application of any related Advance to pay off any prior lienholder as required by the Collateral Agency Agreement and hereunder, together with the related Mortgage Loan Collateral, is owned beneficially by the Borrower free and clear of any Lien of any other Person other than the Administrative Agent for the benefit of the holders of the Obligations;

(h) that, together with the related Mortgage Loan Collateral, does not contravene any Governmental Requirements applicable thereto (including, without limitation,

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the Real Estate Settlement Procedures Act of 1974, as amended, and all laws, rules and regulations relating to usury, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy and other applicable federal and state consumer protection laws) and with respect to which no party to the related Mortgage Loan Collateral is in violation of any Governmental Requirements (or procedure prescribed thereby) if such violation would impair the collectability of such Mortgage Loan or the saleability of such Mortgage Loan under the applicable Take-Out Commitment;

(i) that: (i) is not a Delinquent Mortgage Loan at the time it is transferred to the Borrower pursuant to the Repurchase Agreement; (ii) has not previously been sold to an Approved Investor and repurchased by Borrower; (iii) is not a Mortgage Loan with respect to which the Principal Mortgage Documents relating to such Mortgage Loan were not delivered to the Collateral Agent within the time periods provided in Section 2.3(c) of the Loan Agreement; provided, however, that upon delivery of such Principal Mortgage Documents to the Collateral Agent, such Mortgage Loans may subsequently qualify as Eligible Mortgage Loans to support Borrowings subsequent to such delivery; (iv) has not been rejected by the Collateral Agent under Section 3.2(c) of the Collateral Agency Agreement; or (v) has an original principal balance not in excess of $1,500,000.00;

(j) that if the Mortgage Loan Collateral has been withdrawn for correction Section 3.5 of the Collateral Agency Agreement such Mortgage Loan Collateral has been returned to the Collateral Agent within 14 calendar days after withdrawal as required by Section 3.5 of the Collateral Agency Agreement;

(k) that is denominated and payable in U.S. dollars in the United States and the Obligor of which is a natural person who is a U.S. citizen or resident alien or a corporation or other legal entity organized under the laws of the United States or any State thereof or the District of Columbia;

(l) that is not subject to any right of rescission, setoff, counterclaim or other dispute whatsoever;

(m) that was acquired by the Borrower from the Originator within 60 days after its Mortgage Origination Date;

(n) that is covered by the types and amounts of insurance required by Section 6.6(b) of the Loan Agreement;

(o) with respect to which all representations and warranties made by the related Originator in the Repurchase Agreement are true and correct in all material respects and with respect to which all loan level covenants made in the Repurchase Agreement have been complied with;

(p) that is subjected to the following “Quality Control” measures by personnel of the Originator before the Mortgage Note is funded by the Originator:

(i) for those Mortgage Loans not originated by the Originator, is underwritten by the Originator prior to funding thereof and after performance of all

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underwriting procedures, is submitted to the Originator for closing where it is reviewed for thoroughness and compliance (including truth-in-lending, good faith estimates and other disclosures) and a verbal verification of employment and in-file credit report are obtained; and

(ii) with respect to which, all Mortgage Loan Collateral is prepared by the Originator and submitted to the closing agent at the time of funding the related Mortgage Loans.

“Event of Default” means an Event of Default as defined in Section 8.1 of the Loan Agreement.

“Exceptions” means exceptions to the specifications and certifications made by the Collateral Agent on the Collateral Agent Daily Report as set forth on Schedule I hereto.

“Extended Time Period” means, with respect to items of Mortgage Loan Collateral delivered by the Collateral Agent to Approved Investors more than forty-five (45) days and up to ninety (90) days, subject to a further extension up to one hundred and nineteen (119) days from the date of shipment to the Approved Investor within which period the related Mortgage Loans must be returned or sales proceeds remitted in full to the Collateral Agent.

“Fannie Mae” means the government sponsored enterprise formerly known as the Federal National Mortgage Association, or any successor thereto.

“FHA” means the Federal Housing Administration, or any successor thereto.

“FHA Loan” means a Mortgage Loan, the ultimate payment of which is partially or completely insured by the FHA or with respect to which there is a current, binding and enforceable commitment for such insurance issued by the FHA.

“FICO Score” means, with respect to the Obligor under a particular Mortgage Loan, a credit rating established by Fair Isaac Corporation or a comparable provider of credit ratings.

“FICO Score Trigger Event” means that (i) the Pool Weighted FICO Score Average has been reported, in a Servicer Monthly Report, as less than 690, (ii) a period of seven Business Days has elapsed from the date of receipt of such report by the Administrative Agent and (iii) the Servicer has not provided to the Administrative Agent a revised Pool Weighted FICO Score Average that exceeds 690.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.

“Governmental Authority” means any nation or government, any agency, department, state or other political subdivision thereof, or any instrumentality thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Governmental Authority shall include, without limitation, each of Freddie Mac, Fannie Mae, FHA, HUD, VA and Ginnie Mae.

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“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other requirement (including, without limitation, any of the foregoing that relate to energy regulations and occupational, safety and health standards or controls and any hazardous materials laws) of any Governmental Authority that has jurisdiction over the Originator, the Servicer, the Collateral Agent or the Borrower or any of their respective Properties.

“Hedge” means, with respect to Conforming Loans and Alt-A Loans for which the Originator does not have Loan Specific Take-Out Commitments, either (A) a current, valid, binding, enforceable, written commitment, including, without limitation, a forward purchase commitment, issued by an Approved Investor, to purchase Mortgage Loans from the Originator from time to time at a specified price (or a specified spread to an agreed-upon index), which commitment is not subject to any term or condition (i) that is not customary in commitments of like nature or (ii) that, in the reasonably anticipated course of events, cannot be fully complied with prior to the expiration thereof, in which a perfected security interest has been granted to the Administrative Agent, or (B) a hedge of the market value risk of such Mortgage Loan pursuant to a forward sale of mortgage-backed securities or a sale of Eurodollar futures contracts, with an Approved Investor, in which a perfected security interest has been granted to the Administrative Agent.

“Hedge Report” means either (a) an Alt-A Loan Hedge Report with respect to any Alt-A Loans included in the Eligible Mortgage Collateral with respect to which there are Hedges, which report is prepared by the Servicer pursuant to Section 3.6 of the Loan Agreement and shows, as of the close of business on the previous Business Day, all Hedges relating to Alt-A Loans, and certain information with respect to such Hedges including information as the Administrative Agent or any of the Managing Agents may request, in the form of Exhibit D-14 hereto or (b) a Conforming Loan Hedge Report with respect to any Conforming Loans included in the Eligible Mortgage Collateral with respect to which there are Hedges, which report is prepared by the Servicer pursuant to Section 3.6 of the Loan Agreement and shows, as of the close of business on the previous Business Day, all Hedges relating to Conforming Loans, and certain information with respect to such Hedges including information as the Administrative Agent or any of the Managing Agents may request, in the form of Exhibit D-15 hereto.

“Hedged Loan” means a Mortgage Loan that is covered by a Hedge.

“HUD” means the Department of Housing and Urban Development, or any successor thereto.

“Indemnified Amounts” is defined in Section.

“Indemnified Party” is defined in Section 5.1.

“Issuer” means each of Atlantic Asset Securitization LLC (“Atlantic), La Fayette Asset Securitization LLC (“La Fayette”), Falcon Asset Securitization Company LLC (“Falcon”), Barton Capital LLC (“Barton”), YC SUSI Trust (“YC”), CHARTA, LLC (“CHARTA”), Liberty Street Funding Corp. (“Liberty”) and their respective successors and assigns.

D1-11

“Issuer Facility Amount” means (a) with respect to Atlantic and La Fayette, on an aggregate basis, $450,000,000, (b) with respect to Falcon, $150,000,000, (c) with respect to Barton, $150,000,000, (d) with respect to YC, $150,000,000, (e) with respect to CHARTA, $150,000,000 and (f) with respect to Liberty, $150,000,000. Any reduction (or termination) of the Maximum Facility Amount pursuant to the terms of this Agreement shall reduce ratably (or terminate) the Issuer Facility Amount of each Issuer.

“Jumbo Loan” means a Mortgage Loan (other than a Conforming Loan) that (1) is underwritten by an Approved Investor and (2) differs from a Conforming Loan solely by reason of the size of the original principal amount of such Mortgage Loan, which size is announced by Fannie Mae or Freddie Mac from time to time; provided that a Jumbo Loan with an original principal balance over $1,000,000 will be a Super Jumbo Loan, and a Mortgage Loan with an original principal balance over $1,500,000 shall have a Collateral Value of zero.

“Lenders” means, collectively, the Issuers and the Banks.

“LIBOR” means the London Interbank Offered Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory, consensual or otherwise), or other security arrangement of any kind (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the uniform commercial code or comparable law of any jurisdiction in respect of any of the foregoing).

“Lloyds” means Lloyds TSB Bank plc, a banking corporation organized under the laws of England.

“Loan Agreement” is defined in the preamble to this Agreement.

“Loan Specific Take-Out Commitment” means, with respect to Mortgage Loans that are included in the Eligible Mortgage Collateral, a current, valid, binding, enforceable, written commitment, issued by an Approved Investor, to purchase loans with characteristics of such Mortgage Loans from the Originator from time to time at a specified price (or a specified spread to an agreed-upon index) and in amounts, and upon terms, satisfactory to the Administrative Agent, which commitment is not subject to any term or condition (i) that is not customary in commitments of like nature or (ii) that, in the reasonably anticipated course of events, cannot be fully complied with prior to the expiration thereof, in which a perfected and first-priority security interest has been granted by the Borrower to the Administrative Agent.

“Loan-to-Value Ratio” means, with respect to any Mortgage Loan, the fraction, expressed as a percentage found by dividing the original principal balance of a Mortgage Loan by the value of the related property, such value being measured by (i) the appraised value of such property at such time, if the Mortgage Loan is a refinance of an existing lien or (ii) the lower of the sales price of the related property at the time of origination of the Mortgage Loan or the appraised value of such property at such time, if the Mortgage Loan is a purchase money loan.

D1-12

“Majority Banks” means, at any time, Banks, including Banks that have become party to the Loan Agreement pursuant to an Assignment and Acceptance, having outstanding Advances equal to more than 60% of the aggregate outstanding Advances held by Banks or, if no Advance is then outstanding from any Bank, Banks having more than 60% of the Bank Commitments.

“Managing Agent” means, with respect to Atlantic or La Fayette, Calyon or any successor managing agent designated by such party, with respect to Falcon, JPMorgan or any successor Managing Agent designated by such party, with respect to Barton, SG or any successor managing agent designated by such party; with respect to YC, Bank of America or any successor managing agent designated by such party; with respect to CHARTA, Citicorp North America, Inc. or any successor managing agent designated by such party; with respect to Liberty, Scotia Capital or any successor managing agent designated by such party.

“Market Value” means at the time determined, for any

(a) Mortgage Loan (other than a Non-Conforming Loan), the market value of such Mortgage Loan based upon the then most recent posted net yield for 30-day mandatory future delivery furnished by Fannie Mae and published and distributed by Telerate Mortgage Services, or, if such posted net yield is not available from Telerate Mortgage Services, such posted net yield obtained by the Administrative Agent from Fannie Mae,

(b) Non-Conforming Loan, or any other Mortgage Loan while the posted rate is not available from Fannie Mae, the value determined by the Administrative Agent in good faith, it being understood that to calculate such value, the Administrative Agent shall use reasonable efforts to obtain three market quotations from institutions in the business of buying mortgage loans and independent of the Borrower and the Administrative Agent, and the Administrative Agent shall calculate the value as the average of such quotations actually obtained, or

(c) Uncovered Mortgage Loan, (i) if no Default or Event of Default is continuing, the value determined by the Servicer in good faith, which determination shall be updated on a monthly basis, the fair market value for which shall be derived from the specific daily market price files distributed by the various investors to which guidelines and standards the loan has been underwritten or (ii) if a Default or Event of Default is continuing, the Market Value determined in accordance with clause (b) of this definition.

“Maximum Facility Amount” means $1,200,000,000, as such amount may be reduced pursuant to Section 2.1(c) of the Loan Agreement.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation.

“MERS Designated Mortgage Loan” means a Mortgage Loan registered to or by the related Originator on the MERS electronic mortgage registration system.

“Mortgage” means a mortgage or deed of trust or other security instrument creating a Lien on real property, on a standard form as approved by Fannie Mae, Freddie Mac or Ginnie

D1-13

Mae or such other form as the Originator determines is satisfactory for any Approved Investor unless otherwise directed by the Administrative Agent and communicated to the Collateral Agent.

“Mortgage Loan” means a loan evidenced by a Mortgage Note and secured by a Mortgage, the beneficial interest of which has been acquired by the Borrower from the Originator by purchase pursuant to the Repurchase Agreement (with the record owner thereof being DHI Mortgage Company Ltd. or, in the case of a MERS Designated Mortgage Loan, MERS as nominee for its successors and assigns).

“Mortgage Loan Collateral” means all Mortgage Notes and related Principal Mortgage Documents, Other Mortgage Documents and other Collateral.

“Mortgage Note” means a promissory note, on a standard form approved by Fannie Mae, Freddie Mac or Ginnie Mae or such other form as the Originator determines is satisfactory for any Approved Investor unless otherwise directed by the Administrative Agent and communicated to the Collateral Agent.

“Mortgage Origination Date” means, with respect to each Mortgage Loan, the date (transmitted by the Servicer to the Collateral Agent) that is the earlier of (1) the date of the Mortgage Note or (2) the date such Mortgage Loan was funded and disbursed to or at the direction of the Obligor.

“Negatively Amortizing Mortgage Loan or Pay Option ARM” means an Alt-A Loan that allows for deficit interest to be capitalized in an amount not exceeding 115% of the original principal balance thereof.

“Non-Conforming Loan” means a Subprime Loan, a Jumbo Loan, an Alt-A Loan or a Second-Lien Loan.

“Obligations” means any and all present and future indebtedness, obligations, and liabilities of the Borrower to any of the Lenders, the Collateral Agent, each Affected Party, the Managing Agents, each Indemnified Party and the Administrative Agent, and all renewals, rearrangements and extensions thereof, or any part thereof, arising pursuant to the Loan Agreement or any other Transaction Document, and all interest accrued thereon, and attorneys’ fees and other costs incurred in the drafting, negotiation, enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.

“Obligor” means (i) with respect to each Mortgage Note included in the Collateral, the obligor on such Mortgage Note and (ii) with respect to any other agreement included in the Collateral, any person from whom the Originator or the Borrower is entitled to performance.

“Originator” means DHI Mortgage Company, Ltd. and its successors and assigns.

“Other Mortgage Documents” is defined in Section 3.2(c).

D1-14

“Pay Option ARM” means an Alt-A Loan that (a) a minimum monthly payment amount, which may or may not fully amortize the original principal balance, is offered in conjunction with additional payment options, (b) the interest rate is calculated on a monthly basis, by adding 30-day LIBOR, or other such index as should be commercially reasonable, to a margin determined first at closing, and subsequently adjusted at regular intervals in order to ensure deficit interest is capitalized in an amount not exceeding 115% of the original principal balance thereof.

“Permitted Transferees” is defined in Section 3.4(c).

“Person” means any individual, corporation (including a business trust), limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any other form of entity.

“Primary Obligations” means, at the time determined, the sum of Principal Debt plus accrued and unpaid interest thereon through the end of the then current Interest Period, plus accrued and unpaid fees owed by the Borrower under the Loan Agreement, which amount will be reported to the Collateral Agent and the Administrative Agent by the Servicer in the Borrowing Report.

“Principal Mortgage Documents” is defined in Section 3.2(b).

“Program Agent” means with respect to any Issuer, the agent appointed as collateral agent for such Issuer’s program.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Repurchase Agreement” means the Master Repurchase Agreement dated as of July 9, 2002 and the Amended and Restated Addendum to the Master Repurchase Agreement, dated as of the date of this Agreement between the Originator, as seller, and the Borrower, as purchaser, as each may be amended, modified or restated from time to time.

“Second-Lien Loan” means a Mortgage Loan that is secured by particular property with respect to which at least one other higher-priority Mortgage Loan exists secured by the same property.

“Security Agreement” means the Amended and Restated Security Agreement dated as of even date herewith, among the Borrower, the Collateral Agent and the Administrative Agent in the form attached hereto as Exhibit D-2, as amended, modified or supplemented.

“Security Instruments” means (a) this Agreement, (b) the Security Agreement, (c) the Control Agreements, and (d) such other executed documents as are or may be necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first, prior and continuing security interest in and to the Collateral and any and all other agreements or instruments now or hereafter executed and delivered by or on behalf of the Borrower in connection with, or as security for the payment or performance of, all or any of the Obligations, as amended, modified or supplemented.

D1-15

“Servicer” means at any time the Person then authorized pursuant to Section 11.1 of the Loan Agreement to administer and collect Mortgage Loans on behalf of the Lenders. The initial Servicer shall be DHI Mortgage.

“Shipping Request” means the shipping request presented by the Borrower or the Servicer to the Collateral Agent substantially in the form attached as Exhibit D-5A (as amended, modified or supplemented from time to time as agreed to by the Administrative Agent, the Managing Agents, the Borrower and the Collateral Agent).

“Special Borrowing” is defined in Section 3.7.

“Special Mortgage Loans” means the Mortgage Loans pursuant to an Assignment in which the Borrower shall grant to the Administrative Agent for the benefit of the holders of the Obligations, from the Borrowing Date of each Special Borrowing, a perfected, first-priority security interest in the Mortgage Loans identified in Schedule III to said Assignment.

“Specific Covered Loan” means a Mortgage Loan that matches all requirements for purchase under the requirements of a Loan Specific Take-Out Commitment.

“Subordination Agreement” means the agreement, substantially in the form attached as Exhibit B to the Loan Agreement, executed by D.R. Horton and certain of its Affiliates, if applicable, in favor of the Borrower and the Administrative Agent for the benefit of the holders of the Obligations.

“Subprime Loan” means a Mortgage Loan (other than a Conforming Loan, a Jumbo Loan, or Alt-A Loan) that (1) is underwritten by an Approved Investor and (2) differs from a Conforming Loan because of the credit quality of the Obligor, and is originated by the Originator or by a correspondent of the Originator using the established underwriting guidelines for subprime loans of the Originator, which are the same underwriting guidelines that the Originator uses to originate subprime loans for sales into the secondary mortgage market.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person, or one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Super Jumbo Loan” means a Jumbo Loan having an original principal balance greater than $1,000,000 and no greater than $1,500,000.

“Take-Out Commitment” means (A) a Hedge, or (B) a Loan Specific Take-Out Commitment.

“Take-Out Commitment Documents” means (1) with respect to any Mortgage Loan with respect to which there is a Hedge, an executed original Hedge; and (2) with respect to any Mortgage Loan with respect to which there is a Loan-Specific Take-Out Commitment, copies of all Loan Specific Take-Out Commitment documentation, including the Take-Out Commitment Master Agreement.

D1-16

“Take-Out Commitment Master Agreement” means with respect to which there is a Loan-Specific Take-Out Commitment, the master flow sale agreement, investor bulk sales agreement, or similar agreement setting forth the basic terms of sales to the related Approved Investor.

“Transaction Document” means any of this Agreement, the Loan Agreement, the Notes, the Security Instruments, the Repurchase Agreement, the Managing Agent Fee Letter, the Administrative Agent Fee Letter, the Subordination Agreement, the Control Agreements and any and all other agreements or instruments now or hereafter executed and delivered by or on behalf of the Borrower in connection with, or as security for the payment or performance of any or all of the Obligations, as any of such documents may be renewed, amended, restated or supplemented from time to time.

“Transfer Request” is defined in Section 3.4(a).

“Trust Receipt and Security Agreement Letter” is defined in Section 3.5.

“UCC” means the Uniform Commercial Code as adopted in the applicable state, as the same may hereafter be amended.

“Uncovered Mortgage Loan” means a Mortgage Loan that is not a Hedged Loan or Specific Covered Loan.

“VA” means the Department of Veterans Affairs, or any successor thereto.

“VA Loan” means a Mortgage Loan, the payment of which is partially or completely guaranteed by the VA under the Servicemen’s Readjustment Act of 1944, as amended, or Chapter 37 of Title 38 of the United States Code or with respect to which there is a current binding and enforceable commitment for such a guaranty issued by the VA.

D1-17

EXHIBITS TO AMENDED AND RESTATED COLLATERAL AGENCY AGREEMENT

D-1 through D-15

On file with Hunton & Williams LLP

D-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT E

FORM OF PROMISSORY NOTE

$	June 30, 2006

FOR VALUE RECEIVED, on the Drawdown Termination Date (as defined in the Loan Agreement referred to below), CH Funding, LLC, a Delaware limited liability company (“Maker”), promises to pay to the order of [Name of Lender] (“Payee”) at the offices of [Name of Managing Agent], as Managing Agent for Payee (“Agent”) at [Address of Managing Agent], the principal sum of $             or, if less, the aggregate unpaid principal amount of Advances made by the Payee to the Maker pursuant to the terms of the Loan Agreement referred to below, together with interest, as provided below.

This note is one of the “Notes” described in the Second Amended and Restated Loan Agreement dated as of June 30, 2006, as from time to time supplemented, amended, restated or extended (the “Loan Agreement”), among Maker, Payee, the Administrative Agent and certain Issuers, Banks and Managing Agents parties thereto. Terms defined in the Loan Agreement have the same meanings when used in this Note. The Loan Agreement contains provisions that affect this Note relating to, among other things, interest rate options, calculation of interest, voluntary and mandatory prepayments, acceleration of maturity, exercise of rights, payment of attorneys’ fees, court costs, and other costs of collection, certain waivers by Maker and others, and security for the payment of this Note.

The unpaid principal balance of Advances under this Note bears interest at the interest rates set forth in the Loan Agreement. So long as an Event of Default exists, the unpaid principal and accrued interest shall bear interest at the Default Rate, until paid.

Each Advance owing to the Payee by the Maker pursuant to the Loan Agreement, and all payments made on account of principal thereof, shall be recorded by the Payee and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof, other than Section 5-1041 of the New York General Obligations Law, which shall apply hereto).

Maker:

CH Funding, LLC

By:
Name:
Title:

E-2-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

ADVANCES AND PAYMENTS OF PRINCIPAL DEBT

Date	Amount of Advance	Amount of Principal Debt Paid or Prepaid	Unpaid Principal Debt Balance	Notation Made By

E-2-2

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT F

FORM OF SERVICER MONTHLY REPORT

[Date]

Calyon New York Branch,

as Administrative Agent under the Loan

Agreement referred to below

Calyon Building

1301 Avenue of the Americas

New York, New York 10019

Attention: Conduit Securitization

Re: Second Amended and Restated Loan Agreement dated as of June 30, 2006, among CH FUNDING, LLC (the “Borrower”), ATLANTIC ASSET SECURITIZATION CORP., as an Issuer, LA FAYETTE ASSET SECURITIZATION, as an Issuer, FALCON ASSET SECURITIZATION COMPANY LLC, as an Issuer, BARTON CAPITAL LLC, as an Issuer, LIBERTY STREET FUNDING CORP., as an Issuer, CHARTA, LLC, as an Issuer, YC SUSI TRUST, as an Issuer, CALYON NEW YORK BRANCH, as a Bank, as a Managing Agent and the Administrative Agent, JPMORGAN CHASE BANK, N.A., as a Bank and as a Managing Agent, BANK OF AMERICA, N.A., as a Bank and as a Managing Agent, CITIBANK, N.A., as a Bank, CITICORP NORTH AMERICA, INC. as a Managing Agent, THE BANK OF NOVA SCOTIA, as a Bank and as a Managing Agent, SOCIETE GENERALE, as a Bank and as a Managing Agent, LLOYDS TSB BANK PLC, as a Bank, and DHI MORTGAGE COMPANY, LTD., as the Servicer (“DHI Mortgage”) (such agreement, as from time to time supplemented, amended, restated or extended, the “Loan Agreement”).

Pursuant to Section 3.7 of the Loan Agreement (terms not otherwise defined herein being used as defined in the Loan Agreement), the Servicer hereby confirms that as of the date hereof:

1. The Delinquency Ratio does not exceed 2%. Computations of the Delinquency Ratio are attached on Schedule I hereto.

2. (A) Set forth on Schedule I is (i) delinquency of Mortgage Loans owned by DHI Mortgage as a whole and (ii) delinquency of Mortgage Loans owned by the Borrower that are financed by the Lenders and constitute Collateral under the Loan Agreement and (B) and other information set forth on Schedule I is true and correct.

3. No Default, Event of Default, Servicer Default or Advance Cessation Trigger exists.

4. The Originator’s Tangible Net Worth is $                    , which is not less than $100,000,000.

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

5. The Excess Spread is                     %, which is not less than 0.5% or is between 0.5% and 0.0% and the Required Reserve Account Amount is met. “Required Reserve Account Amount” means (i) 0.5% of the Maximum Facility Amount, on any date that the Excess Spread is equal to or greater than 0.5%, (ii) 0.75%, on any date that the Excess Spread is less than 0.5% but greater than or equal to 0.25%, (iii) 1.0%, on any date that the Excess Spread is less than 0.25%. Computations of the Excess Spread are attached on Schedule I hereto.

6. The amount of funds in the Reserve Account is $            , and this amount is not below the Required Reserve Account Amount.

7. The Collateral Value is equal to or exceeds the Primary Obligations.

8. D.R. Horton is rated              by S&P,              by Moody’s,              by Fitch, and thus, has all of the Required Ratings.

9. D.R. Horton owns, directly or indirectly, all of the outstanding equity ownership interests of the Borrower.

10. The Servicer’s Adjusted Liabilities equal approximately $            , which is not over 12 times its Adjusted Net Worth.

11. As of the end of the calendar month, the Tangible Net Worth of the Servicer was $            , which is greater than $100,000,000.

12. The Pool Weighted FICO Score Average is             , which is greater than 690.

Very truly yours,

DHI MORTGAGE COMPANY, LTD., as Servicer

By:	DHI Mortgage Company GP, Inc.,
its General Partner

By:
Name:
Title:

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

SCHEDULE I TO EXHIBIT F

DHI Mortgage

Warehouse Facility

Please input blue highlighted cells

MAXIMUM FACILITY AMOUNT

Collateral Report

Reporting period ending:

[1]	Borrower Delinquency Ratio:

[2]	Borrower Sixty Day Delinquency Ratio:

[3]	DHI Mortgage Delinquency Ratio:

[4]	CH Funding, LLC. (SPV) Mortgage Loan Delinquency Data:
		[A] Total	[B] 31-60 DPD	[C] 61-70 DPD	[D] 71-90 DPD	[E] 91+ DPD	[F] Foreclosure	[G] Bankruptcy

[I]	# of loans

[ii]	Principal amount of Mortgage Loans

[iii]	% of Total Principal Amount of Mortgage Loans	100%

[5]	DHI Mortgage Company Loan Delinquency Data:
		[A] Total	[B] 31-60 DPD	[C] 61-70 DPD	[D] 71-90 DPD	[E] 91+ DPD	[F] Foreclosure	[G] Bankruptcy

[I]	# of loans

[ii]	Principal amount of Mortgage Loans

[iii]	% of Total Principal Amount of Mortgage Loans	100%

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

[6]	Excess Spread
Portfolio Yield
	Conduit Spread	0.600%
Euro Dollar Rate

[7]	Reserve Amount
Required Reserve Amount

[8]	DHI Mortgage Company Tangible Net Worth
Maximum Leverage: Adjusted Liabilities divided by Adjusted Net Worth

[9]	Total Collateral Value as of the end of reporting period:
Total unpaid Advances as of the end of reporting period:
Total unpaid accrued interest (from Admin Agent Report)
Servicing Fee
Total Primary Obligations
Compliance Status

[10]	D.R. Horton Information:
S&P Rating
Moody’s Rating
Fitch Rating
D.R. Horton owns, directly or indirectly, all of the outstanding equity ownership interest of the Borrower? Enter Yes or No

[11]	Pool Weighted FICO Score Average
Required Pool Weighted FICO Score Average
Compliance Status

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT G-1

[Reserved]

G-1-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT G-2

[Reserved]

G-1-2

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT H-1

DHI MORTGAGE COMPANY, LTD.

QUARTERLY OFFICER’S CERTIFICATE

FOR THE PERIOD FROM                      TO                     ,

Calyon New York Branch

    as Administrative Agent under the Loan

    Agreement referred to below

Calyon Building

1301 Avenue of the Americas

New York, New York 10019

Attention: Conduit Securitization

Re: Loan Agreement

This Certificate is delivered pursuant to Section 6.1(e) of the Second Amended and Restated Loan Agreement dated as of June 30, 2006, as amended to date (the “Loan Agreement”) among CH FUNDING, LLC (the “Borrower”), ATLANTIC ASSET SECURITIZATION CORP., as an Issuer, LA FAYETTE ASSET SECURITIZATION, as an Issuer, FALCON ASSET SECURITIZATION COMPANY LLC, as an Issuer, BARTON CAPITAL LLC, as an Issuer, LIBERTY STREET FUNDING CORP., as an Issuer, CHARTA, LLC, as an Issuer, YC SUSI TRUST, as an Issuer, CALYON NEW YORK BRANCH, as a Bank, as a Managing Agent and the Administrative Agent, JPMORGAN CHASE BANK, N.A., as a Bank and as a Managing Agent, BANK OF AMERICA, N.A., as a Bank and as a Managing Agent, CITIBANK, N.A., as a Bank, CITICORP NORTH AMERICA, INC. as a Managing Agent, THE BANK OF NOVA SCOTIA, as a Bank and as a Managing Agent, SOCIETE GENERALE, as a Bank and as a Managing Agent, LLOYDS TSB BANK PLC, as a Bank, and DHI MORTGAGE COMPANY, LTD. as Originator and Servicer. Capitalized terms used and not otherwise defined herein have the meanings given thereto in the Loan Agreement.

I hereby certify to the Administrative Agent and the Lenders as follows:

1. I am, and at all times mentioned herein have been, the duly elected, qualified and acting [president] [chief financial officer] of the Servicer.

2. I have individually reviewed the provisions of the Loan Agreement, and a review of the activities of the Servicer during the fiscal quarter ending as of                             ,         (the “Subject Period”) has been made under my supervision with a view toward determining whether, during the Subject Period, the Servicer has kept, observed, performed and fulfilled its obligations under the Loan Agreement.

3. To the best of my knowledge, and based upon the review referred to in paragraph 2, above, the representations and warranties of the Servicer in Article V of the Loan Agreement are true and correct in all material respects on the date hereof as though made on and as of the date hereof, and no Default, Event of Default, Servicer Default or Event of Termination has occurred and is continuing or is imminent.

H-1-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

4. To the best of my knowledge, and based upon the review referred to in paragraph 2, no Advance Cessation Trigger has occurred or is imminent meaning in particular:

(a) based on D.R. Horton’s most recent annual or quarterly report on Form 10-K or Form 10-Q or, if applicable, Form 8-K, filed with the Securities and Exchange Commission, D.R. Horton:

(i) has a Leverage Ratio of                     , which is less than or equal to 0.6:1,

(ii) has a Tangible Net Worth of $        , which is equal to at least the sum of (i) $3,718,000,000, plus (ii) fifty percent (50%) of annual net profits (with no deduction for any annual net loss) for each fiscal year ending after September 30, 2005, plus (iii) fifty percent (50%) of the aggregate increase in shareholders’ equity of D.R. Horton after the date hereof by reason of the issuance of capital stock of D.R. Horton (including upon conversion of Indebtedness into such capital stock but excluding (x) stock issued in connection with an employee stock ownership plan, an employee stock option plan, or an employee stock purchase plan, and (y) any portion of such increase in shareholders’ equity attributable to goodwill recognized in connection with an acquisition), or

(iii) has an EBITDA/Interest Incurred Ratio of                     , which is greater than or equal to 2.50:1; or

(b) D.R. Horton has the Required Ratings and has not experienced a Bankruptcy Event.

5. As of the end of each Fiscal Quarter, the consolidated income of the Servicer, calculated in accordance with GAAP, for the two consecutive Fiscal Quarters then ended was $                     and $                    , which is greater than or equal to $1.00.

EXECUTED and delivered this          day of                             ,         .

[President][Chief Financial Officer] of
DHI MORTGAGE COMPANY, LTD.

H-1-2

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT H-2

CH FUNDING, LLC

QUARTERLY OFFICER’S CERTIFICATE

FOR THE PERIOD FROM                     ,          TO                             ,

Calyon New York Branch

    as Administrative Agent under the Loan

    Agreement referred to below

Calyon Building

1301 Avenue of the Americas

New York, New York 10019

Attention: Conduit Securitization

Re: Loan Agreement

This Certificate is delivered pursuant to Section 6.1(e) of the Second Amended and Restated Loan Agreement dated as of June 30, 2006, as amended to date (the “Loan Agreement”) among CH FUNDING, LLC (the “Borrower”), ATLANTIC ASSET SECURITIZATION CORP., as an Issuer, FALCON ASSET SECURITIZATION COMPANY LLC, as an Issuer, BARTON CAPITAL LLC, as an Issuer, LIBERTY STREET FUNDING CORP., as an Issuer, CHARTA LLC, as an Issuer, YC SUSI TRUST, as an Issuer, CALYON NEW YORK BRANCH, as a Bank, as a Managing Agent and the Administrative Agent, JPMORGAN CHASE BANK, N.A., as a Bank and as a Managing Agent, BANK OF AMERICA, N.A., as a Bank and as a Managing Agent, CITIBANK, N.A., as a Bank, CITICORP NORTH AMERICA, INC. as a Managing Agent, THE BANK OF NOVA SCOTIA, as a Bank and as a Managing Agent, SOCIETE GENERALE, as a Bank and as a Managing Agent, LLOYDS TSB BANK PLC, as a Bank, and DHI MORTGAGE COMPANY, LTD. as Originator and Servicer. Capitalized terms used and not otherwise defined herein have the meanings given thereto in the Loan Agreement.

I hereby certify to the Agents and the Lenders as follows:

1. I am, and at all times mentioned herein have been, the duly elected, qualified and acting [president] [chief financial officer] of the Borrower.

2. I have individually reviewed the provisions of the Loan Agreement, and a review of the activities of the Borrower during the fiscal quarter ending as of                     ,              (the “Subject Period”) has been made under my supervision with a view toward determining whether, during the Subject Period, the Borrower has kept, observed, performed and fulfilled its obligations under the Loan Agreement.

3. To the best of my knowledge, and based upon the review referred to in paragraph 2, above, the representations and warranties of the Borrower in Article V of the Loan Agreement are true and correct in all material respects on the date hereof as though made on and as of the date hereof, and no Default or Event of Default has occurred and is continuing or is imminent.

H-2-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXECUTED and delivered this              day of                             , 20    .

By:
Name:
Title:

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[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT I-1

Opinion of Counsel

To Borrower, Originator and D.R. Horton

On Entity Matters

See Tab 14

I-1-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT I-2

Opinion of Counsel

To Borrower and Originator

On Security Interest Matters

See Tab 16

I-2-1

[DHI Mortgage Exhibits to Second Amended and Restated Loan Agreement]

EXHIBIT J

Opinion of Counsel

To Originator

On Bankruptcy Matters

See Tab 16

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